                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-66984

                              [ORTHALLIANCE LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     OrthAlliance, Inc. and Orthodontic Centers of America, Inc. have entered into a merger agreement which provides that, subject to approval by OrthAlliance's stockholders and other conditions, a wholly-owned subsidiary of OCA would merge into OrthAlliance, and OrthAlliance would become a wholly-owned subsidiary of OCA. Stockholders of OrthAlliance would receive shares of OCA common stock in exchange for their shares of OrthAlliance Class A and Class B common stock, except for holders of OrthAlliance Class B common stock who properly exercise their appraisal rights under Delaware law, with cash to be paid instead of any fractional shares of OCA common stock.

     We cannot complete the merger without the approval of the stockholders of OrthAlliance. OrthAlliance has scheduled a special meeting of its stockholders to vote on the merger agreement. In order for the merger agreement to be approved, a majority of the outstanding shares of OrthAlliance Class A and Class B common stock, voting together as a single class, that are eligible to vote must be voted in favor of the merger agreement. The date, time and place of the special meeting is as follows:

                                NOVEMBER 7, 2001
                            9:00 A.M. (PACIFIC TIME)
                            TORRANCE MARRIOTT HOTEL
                                3635 FASHION WAY
                           TORRANCE, CALIFORNIA 90503

     The attached Proxy Statement/Prospectus provides you with detailed information about the proposed merger and the companies involved. We encourage you to read it carefully. You can also obtain information about OCA and OrthAlliance from documents each has filed with the Securities and Exchange Commission.

     Your vote is very important, regardless of how many shares you own. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote your proxy by completing and mailing the enclosed proxy card to us. If your proxy is properly given and not revoked without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If you attend the special meeting of stockholders, you may vote your shares in person if you wish, even though you previously voted your proxy.

     The Board of Directors of OrthAlliance recommends that stockholders of OrthAlliance vote "FOR" approval of the merger agreement.

                                            Very truly yours,

                                            /s/ W. DENNIS SUMMERS

                                            W. Dennis Summers
                                            Chairman of the Board and
                                            Interim President and Chief
                                            Executive Officer

                              [ORTHALLIANCE LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 7, 2001

To the Stockholders of OrthAlliance, Inc.:

     This serves as notice to you that a special meeting of stockholders of OrthAlliance, Inc. will be held on November 7, 2001 at 9:00 a.m., Pacific Time, at Torrance Marriott Hotel, 3635 Fashion Way, Torrance, California 90503, for the purpose of considering and voting upon the following:

     - Approval and adoption of the Agreement and Plan of Merger, dated as of May 16, 2001, by and among Orthodontic Centers of America, Inc., OCA Acquisition Corporation and OrthAlliance, Inc., which provides for the merger of OCA Acquisition Corporation, a wholly-owned subsidiary of Orthodontic Centers of America, with and into OrthAlliance, with OrthAlliance thereby becoming a wholly-owned subsidiary of Orthodontic Centers of America.

     Only holders of record of OrthAlliance Class A and Class B common stock at the close of business on September 26, 2001 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

     If the merger agreement is approved and the merger is completed, each share of OrthAlliance Class A and Class B common stock, other than shares of Class B common stock held by OrthAlliance stockholders who properly exercise their appraisal rights under Delaware law, will be converted into a fixed number of shares of OCA common stock as provided in the merger agreement, with cash to be paid in lieu of any remaining fractional share interest of OCA common stock.

     Please vote your proxy promptly by marking, signing, dating and returning the enclosed proxy card, whether or not you plan to attend the special meeting. All OrthAlliance stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please promptly vote your proxy by completing the enclosed proxy card and mailing it in the enclosed return envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. You may revoke your proxy at any time before it is exercised, by written request to OrthAlliance or by voting a proxy at a later date. Please review the Proxy Statement/Prospectus attached to this notice for more complete information regarding the proposed merger and the special meeting.

                                            By Order of the Board of Directors

                                            /s/ Paul H. Hayase
                                            Paul H. Hayase
                                            Senior Vice President,
                                            General Counsel and Secretary

Torrance, California
October 10, 2001

      THE BOARD OF DIRECTORS OF ORTHALLIANCE RECOMMENDS THAT STOCKHOLDERS
          OF ORTHALLIANCE VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                PROXY STATEMENT
                                 AND PROSPECTUS

[ORTHODONTIC CENTERS LOGO]                                   [ORTHALLIANCE LOGO]

PROSPECTUS                                                       PROXY STATEMENT

                             ---------------------

     This Proxy Statement/Prospectus provides you with detailed information about a proposed merger among Orthodontic Centers of America, Inc., its wholly-owned subsidiary, OCA Acquisition Corporation, and OrthAlliance, Inc., as well as information about these companies. If the merger is completed, OCA Acquisition Corporation will merge into OrthAlliance, OrthAlliance will become a wholly-owned subsidiary of OCA, and OrthAlliance stockholders, other than holders of OrthAlliance Class B common stock who properly exercise their appraisal rights under Delaware law, will be issued shares of OCA common stock in exchange for their shares of OrthAlliance Class A and Class B common stock, with cash to be paid instead of any fractional shares of OCA common stock. We encourage you to carefully read and consider this Proxy Statement/Prospectus in its entirety.

     You can obtain additional information about OCA and OrthAlliance from documents that each has filed with the Securities and Exchange Commission. For information on how to obtain copies of these documents, you should refer to the section of this document entitled "WHERE YOU CAN FIND MORE INFORMATION," which begins on page 93.


     OCA common stock is listed on the New York Stock Exchange under the symbol "OCA." OrthAlliance Class A common stock is quoted on the Nasdaq Stock Market National Market System under the symbol "ORAL." On October 5, 2001, the closing price per share of OCA common stock reported on the New York Stock Exchange was $25.63, and the closing price per share of OrthAlliance Class A common stock quoted on the Nasdaq Stock Market National Market System was $2.55.


     You should carefully consider the risk factors described in Item 7 of OCA's Annual Report on Form 10-K for the year ended December 31, 2000.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF OCA COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


        The date of this Proxy Statement/Prospectus is October 5, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     4
SUMMARY.....................................................     6
SELECTED HISTORICAL FINANCIAL DATA AND UNAUDITED PRO FORMA
  CONDENSED CONSOLIDATED FINANCIAL INFORMATION..............    15
ORTHALLIANCE SPECIAL MEETING................................    24
  General...................................................    24
  Proxies...................................................    24
  Solicitation of Proxies...................................    25
  Record Date and Voting Rights.............................    25
  Recommendation of OrthAlliance's Board of Directors.......    25
  Appraisal Rights..........................................    26
THE MERGER..................................................    29
  Description of the Merger.................................    29
  Exchange Ratio............................................    29
  Appraisal Rights..........................................    30
  Outstanding Options and Warrants..........................    31
  Background of the Merger..................................    31
  OrthAlliance's Reasons for the Merger; Recommendation of
     OrthAlliance's Board of Directors......................    37
  OCA's Reasons for the Merger..............................    40
  Fairness Opinion of OrthAlliance's Financial Advisor......    41
  Fairness Opinion of OCA's Financial Advisor...............    45
  Accounting Treatment......................................    53
  Certain Federal Income Tax Consequences...................    53
  Interests of Certain Persons in the Merger................    54
  Comparison of Rights of Stockholders......................    55
  Restrictions on Resales by Affiliates.....................    55
THE MERGER AGREEMENT........................................    57
  Exchange of Certificates..................................    57
  Conditions to the Merger..................................    58
  Termination of the Merger Agreement.......................    58
  Break-Up Fees.............................................    59
  Conduct of Business Prior to the Merger and Other
     Covenants..............................................    61
  No Other Transactions Involving OrthAlliance..............    63
  Indemnification...........................................    65
  Amendment of the Merger Agreement.........................    65
  Waiver....................................................    65
  Expenses..................................................    65
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................    66
  Orthodontic Centers of America............................    66
  OrthAlliance..............................................    67
ORTHODONTIC CENTERS OF AMERICA..............................    68
  Overview..................................................    68
  OCA's Business............................................    68
  OCA's Operating Strategy..................................    68
  OCA's Growth Strategy.....................................    68
  OCA's Affiliated Orthodontic Practices....................    69
  OCA Acquisition Corporation...............................    70

                                                              PAGE
                                                              ----
ORTHALLIANCE................................................    71
  Overview..................................................    71
  OrthAlliance's Operating Strategy.........................    71
  OrthAlliance's Growth Strategy............................    72
  Payment Plan and Case Fees................................    73
  Agreements with OrthAlliance Allied Practices and Allied
     Practitioners..........................................    73
  OrthAlliance Management's Discussion and Analysis of
     Financial Condition and Results of Operations..........    76
MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER..............    89
  Board of Directors........................................    89
  Management................................................    89
COMPARISON OF RIGHTS OF STOCKHOLDERS........................    90
  Voting Rights; Action by Written Consent..................    90
  Classes of Common Stock; Stockholder Conversion Rights....    90
  Stockholder Nominations and Proposals.....................    91
  Board of Directors........................................    91
  Change of Control.........................................    91
  Removal of Directors......................................    92
  Authorized Capital Stock..................................    92
  Amendment of Certificate of Incorporation and Bylaws......    92
WHERE YOU CAN FIND MORE INFORMATION.........................    93
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................    95
LEGAL MATTERS...............................................    95
EXPERTS.....................................................    96

ORTHALLIANCE, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL
  STATEMENTS................................................   F-1

ANNEX A -- AGREEMENT AND PLAN OF MERGER.....................   A-1
ANNEX B -- PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL
  CORPORATION LAW RELATING TO APPRAISAL RIGHTS..............   B-1
ANNEX C -- FAIRNESS OPINION OF U.S. BANCORP PIPER JAFFRAY...   C-1
ANNEX D -- FAIRNESS OPINION OF BANC OF AMERICA SECURITIES
  LLC.......................................................   D-1

                             ---------------------

     THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OTHER THAN SHARES OF OCA COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER.

                             QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:   WHAT DO I NEED TO DO NOW?

A: Whether or not you plan to attend the special meeting of OrthAlliance stockholders, please vote your proxy promptly by indicating on the enclosed proxy card how you want to vote, and by signing and mailing the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting of stockholders. If your proxy is properly given and not revoked without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement.

     You are invited to the special meeting of OrthAlliance stockholders to vote your shares in person. If you do vote your proxy, you can take it back at any time until OrthAlliance stockholders vote at the special meeting of stockholders, and vote another proxy or attend the special meeting and vote in person.

     Regardless of whether you plan to attend the special meeting in person, we encourage you to vote your proxy promptly. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

     THE BOARD OF DIRECTORS OF ORTHALLIANCE RECOMMENDS THAT STOCKHOLDERS OF ORTHALLIANCE VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions to your broker on how to vote by following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted.

Q:   WHAT IS THE PURPOSE OF THIS PROXY STATEMENT/PROSPECTUS?

A: This document serves as OrthAlliance's proxy statement and as OCA's prospectus. As a proxy statement, this document is being provided to OrthAlliance stockholders because OrthAlliance's Board of Directors is soliciting the proxies of OrthAlliance stockholders to vote to approve the merger agreement. As a prospectus, this document is being provided to OrthAlliance stockholders by OCA because OCA is offering OrthAlliance stockholders shares of OCA common stock in exchange for their shares of OrthAlliance Class A and Class B common stock if the merger is completed.

Q:   IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by references to documents separately filed by OCA and OrthAlliance with the Securities and Exchange Commission. This means that OCA and OrthAlliance may satisfy their disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 93 for a list of documents that OCA and OrthAlliance have incorporated by reference into this Proxy Statement/Prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:   WHAT IF I CHOOSE NOT TO READ THE DOCUMENTS INCORPORATED BY REFERENCE?

A: Information contained in a document that is incorporated into this Proxy Statement/Prospectus by reference is part of this Proxy Statement/Prospectus, unless it is superseded by information contained directly in this Proxy Statement/Prospectus or in documents filed by OrthAlliance or OCA with the SEC after the date of this Proxy Statement/Prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

Q:   SHOULD I SEND IN MY ORTHALLIANCE STOCK CERTIFICATES NOW?

A: No. After the merger is completed, OrthAlliance stockholders will receive written instructions on how to exchange their shares of OrthAlliance Class A and Class B common stock for shares of OCA common stock.

Q:   WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE MERGER?

A:   If you have more questions about the merger, you should contact:

        OrthAlliance, Inc.
        21535 Hawthorne Boulevard, Suite 200
        Torrance, California 90503
        Attention: Paul H. Hayase
        Phone Number: (310) 792-1300

                                    SUMMARY

     This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which it refers you in order to understand fully the merger and to obtain a more complete description of the companies and the legal terms of the merger. For information on how to obtain copies of documents referred to in this document, you should read the section of this document entitled "WHERE YOU CAN FIND MORE INFORMATION." Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.


THE COMPANIES (PAGES 68, 70 AND 71)


ORTHODONTIC CENTERS OF AMERICA, INC.
3850 N. Causeway Boulevard, Suite 1040
Metairie, Louisiana 70002
(504) 834-4392

     OCA is incorporated in Delaware. Founded in 1985, OCA is the leading provider of integrated business services to orthodontic practices. As of June 30, 2001, OCA was affiliated with over 400 orthodontists who were treating over 379,000 patients in over 600 orthodontic centers throughout the United States and in Japan, Mexico and Spain.

OCA ACQUISITION CORPORATION
3850 N. Causeway Boulevard, Suite 1040
Metairie, Louisiana 70002
(504) 834-4392

     OCA Acquisition Corporation is incorporated in Delaware and is a wholly-owned subsidiary of OCA. It was formed on May 15, 2001 solely for the purpose of entering into the merger agreement and being merged into OrthAlliance according to the terms of the merger agreement.

ORTHALLIANCE, INC.
21535 Hawthorne Boulevard, Suite 200
Torrance, California 90503
(310) 792-1300

     OrthAlliance is incorporated in Delaware. OrthAlliance is a leading provider of practice management and consulting services to orthodontic and pediatric dentistry practices in the United States. As of June 30, 2001, OrthAlliance was affiliated with 226 orthodontists and pediatric dentists practicing in 397 centers throughout the United States.

THE MERGER (PAGE 29)

     OCA, OCA Acquisition Corporation and OrthAlliance entered into a merger agreement whereby OCA Acquisition Corporation, a wholly-owned subsidiary of OCA, will merge into OrthAlliance, with OrthAlliance becoming a wholly-owned subsidiary of OCA, subject to approval by OrthAlliance stockholders and other conditions. The merger agreement is attached to this Proxy Statement/Prospectus as Annex A. You should read it carefully.

WHAT ORTHALLIANCE STOCKHOLDERS WILL RECEIVE IN THE MERGER (PAGE 29)

     If the merger is completed, OrthAlliance stockholders will receive a fixed number of shares of OCA common stock for each share of OrthAlliance Class A and Class B common stock they own (which is referred to as the "exchange ratio"), except for holders of OrthAlliance Class B common stock who properly exercise their appraisal rights under Delaware law. The amount of the exchange ratio will depend upon how many of 184 designated orthodontists and pediatric dentists, who are owners/employees of professional entities that are parties to OrthAlliance service, management service or consulting agreements, enter into, along with their professional entity, amendments to their respective employment agreements and service, management service or consulting agreements prior to completion of the merger, as provided in the merger agreement, and the percentage of OrthAlliance's service fees during the 12 months ended March 31, 2001 represented by those orthodontists and pediatric dentists. The following chart describes the exchange ratio in the merger:

                                    ORTHALLIANCE AFFILIATED PRACTITIONERS EXECUTING AMENDMENTS
                                   ------------------------------------------------------------
                                                              PERCENTAGE OF ORTHALLIANCE ANNUAL
EXCHANGE RATIO                           NUMBER                   SERVICE FEES REPRESENTED
--------------                     ------------------         ---------------------------------
0.09214..........................  56 or less           or    Less than 31.00%
0.10135..........................  At least 57 to 75    and   At least 31.00%-40.99%
0.11056..........................  At least 76 to 93    and   At least 41.00%-50.99%
0.12899..........................  At least 94 to 112   and   At least 51.00%-60.99%
0.16585..........................  113 or more          and   61.00% or more


     As of October 5, 2001, 72 of these designated orthodontists and pediatric dentists, along with their respective professional entity, have signed amendments to their respective employment agreements and OrthAlliance service, management service or consulting agreements, representing about 35.98% of OrthAlliance's service fees during the 12 months ended March 31, 2001. Based upon those amounts, OrthAlliance stockholders would receive 0.10135 shares of OCA common stock for each share of OrthAlliance Class A and Class B common stock in the merger. These amounts, however, may change prior to completion of the merger.


     OCA will not issue any fractional shares of OCA common stock. Instead, an OrthAlliance stockholder will receive cash equal to the product of (1) the average of the last reported sale prices per share of OCA common stock as reported on the New York Stock Exchange for the three trading days immediately preceding the date on which the merger is completed, times (2) the fraction of a share of OCA common stock to which the stockholder otherwise would be entitled.

     If the merger is completed, each outstanding and unexercised option or warrant to purchase shares of OrthAlliance Class A or Class B common stock will no longer represent a right to acquire shares of OrthAlliance Class A or Class B common stock and will be automatically converted into a right to acquire shares of OCA common stock. The number of shares underlying each new option, as well as the exercise price, will be adjusted by the amount of the exchange ratio.

OCA'S STOCK PRICE WILL FLUCTUATE (PAGE 66)

     OCA expects the market price of its common stock to fluctuate due to market factors beyond its control before and following the merger. Because the exchange ratio, once determined, is fixed and the market price of OCA common stock may fluctuate, the value of the shares of OCA common stock that OrthAlliance stockholders will receive in the merger may increase or decrease prior to completion of the merger. OCA cannot assure you that the market price of OCA common stock will not decrease before or after completion of the merger.

SPECIAL MEETING (PAGE 24)

     A special meeting of the stockholders of OrthAlliance will be held on November 7, 2001 at the following time and place:

                                November 7, 2001
                            9:00 a.m. (Pacific Time)
                            Torrance Marriott Hotel
                                3635 Fashion Way
                           Torrance, California 90503

     At the special meeting, stockholders of OrthAlliance will be asked to approve the merger agreement among OCA, OCA Acquisition Corporation and OrthAlliance.

ORTHALLIANCE'S BOARD OF DIRECTORS RECOMMENDS THAT ORTHALLIANCE
STOCKHOLDERS APPROVE THE MERGER AGREEMENT (PAGE 25)

     The Board of Directors of OrthAlliance believes that the proposed merger among OCA, OCA Acquisition Corporation and OrthAlliance is in the best interests of OrthAlliance stockholders, and recommends that OrthAlliance stockholders vote "FOR" the proposal to approve the merger agreement. This belief is based on a number of factors described in this document, including the receipt of a fairness opinion from OrthAlliance's financial advisor.

VOTE REQUIRED TO COMPLETE THE MERGER (PAGE 25)

     In order for the merger to be approved, a majority of the outstanding shares of OrthAlliance Class A and Class B common stock, voting together as a single class, that are entitled to vote at the special meeting must be voted in favor of the merger agreement.

     The following chart describes the OrthAlliance stockholder vote required to approve the merger agreement:

Number of shares of OrthAlliance Class A and Class B common
  stock outstanding on September 26, 2001...................  12,249,127
Number of votes necessary to approve the merger agreement...   6,124,564
Percentage of outstanding shares of OrthAlliance Class A and
  Class B common stock necessary to approve the merger
  agreement.................................................       50.01%
Number of votes that executive officers and directors of
  OrthAlliance can cast as of September 26, 2001............     330,393
Percentage of votes that executive officers and directors of
  OrthAlliance can cast as of September 26, 2001............        2.70%

RECORD DATE; VOTING POWER (PAGE 25)

     You can vote at the special meeting of OrthAlliance stockholders if you owned OrthAlliance Class A and Class B common stock as of the close of business on September 26, 2001, the record date set by OrthAlliance's Board of Directors. Each share of OrthAlliance Class A and Class B common stock is entitled to one vote.

     On September 26, 2001, there were 12,249,127 shares of OrthAlliance Class A and Class B common stock outstanding and entitled to vote on the merger agreement.

BACKGROUND OF THE MERGER (PAGE 31)

     In 1999, OrthAlliance began to explore various strategic alternatives to enhance stockholder value, including a sale of the company to OCA or a financial investor. During 2000, OrthAlliance engaged U.S. Bancorp Piper Jaffray to advise it in connection with these strategic alternatives and appointed special committees of OrthAlliance's Board of Directors to evaluate these alternatives and consider various acquisition proposals. U.S. Bancorp Piper Jaffray contacted a number of financial investors about their interest in acquiring OrthAlliance, and OrthAlliance engaged in discussions with several financial investors and OCA about a potential transaction. In October 2000, OrthAlliance was contacted by a potential financial buyer about the possibility of engaging in a "going private" transaction involving OrthAlliance's affiliated practitioners. OrthAlliance continued to negotiate with this potential financial buyer until it indicated on May 8, 2001 that it was no longer interested in pursuing a transaction with OrthAlliance. In April 2001, OCA contacted OrthAlliance to explore a potential merger of the two companies. During April and May 2001, representatives of OCA and OrthAlliance had several discussions and meetings about a potential merger and negotiated the terms of a merger agreement.

     On May 16, 2001, OCA's Board of Directors and OrthAlliance's special committee and Board of Directors each met in separate special meetings to consider the proposed merger between OrthAlliance and OCA and the terms of the proposed merger agreement. OCA's Board of Directors and OrthAlliance's special committee and Board of Directors received presentations from their respective financial advisors, legal counsel, accountants and management regarding the merger. Following these presentations and discussion among the members of the respective boards of directors and OrthAlliance's special committee, the merger agreement was separately approved by OCA's Board of Directors and by OrthAlliance's special committee and Board of Directors on May 16, 2001.

WHY OCA AND ORTHALLIANCE ARE SEEKING TO MERGE (PAGES 37 AND 40)

     The merger will combine the strengths of OCA and OrthAlliance. With OrthAlliance becoming a wholly-owned subsidiary of OCA, the companies should be able to achieve superior financial performances compared to each company operating independently. One reason for this is that the combined companies are expected to increase revenue growth by adding over 200 orthodontists and pediatric dentists to OCA's existing base of over 400 affiliated orthodontists. The combined companies should also provide an increase in operating margin because OCA would be able to leverage its computer and operating systems and other resources over a larger base of affiliated practitioners.

BOARD OF DIRECTORS AND MANAGEMENT OF OCA FOLLOWING THE MERGER (PAGE 89)

     If the merger is completed, one of the directors of OrthAlliance will be appointed by OCA's Board of Directors to serve as a director of OCA. That director will be selected by the Boards of Directors of OCA and OrthAlliance. Following the merger, Bartholomew F. Palmisano, Sr., currently the Chairman of the Board, President and Chief Executive Officer of OCA, would continue to serve in those positions.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 53)

     The merger has been structured as a tax-free reorganization for U.S. federal income tax purposes. Accordingly, OrthAlliance stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their OrthAlliance Class A and Class B common stock for OCA common stock in the merger, except for OrthAlliance stockholders who receive cash instead of fractional shares of OCA common stock or OrthAlliance Class B stockholders who exercise their appraisal rights under Delaware law. OCA and OrthAlliance, as well as current OCA stockholders, will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. Determining the actual tax consequences of the merger to you can be complicated, and will depend on your specific situation and many variables not within our control. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the merger's tax consequences.

ACCOUNTING TREATMENT (PAGE 53)

     We expect that the merger will be treated as a purchase transaction under generally accepted accounting principles for accounting and financial reporting purposes.

ORTHALLIANCE'S FINANCIAL ADVISOR SAID THAT THE PROPOSED MERGER
CONSIDERATION WAS FAIR TO ORTHALLIANCE STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW (PAGE 41)

     U.S. Bancorp Piper Jaffray rendered an opinion to a special committee of the Board of Directors of OrthAlliance that, as of the date of the opinion, the merger consideration proposed to be received by the stockholders of OrthAlliance was fair from a financial point of view to the stockholders of OrthAlliance. This opinion is attached as Annex C to this document. You should read it carefully.

INTERESTS OF ORTHALLIANCE DIRECTORS AND MANAGEMENT IN THE MERGER (PAGE 54)

     Directors and executive officers of OrthAlliance will be issued shares of OCA common stock in the merger on the same basis as other stockholders of OrthAlliance. The following chart shows the number of shares of OCA common stock that may be issued to directors and executive officers of OrthAlliance in the merger:

Shares of OrthAlliance Class A and Class B common stock,
  including stock options exercisable within 60 days,
  beneficially owned by OrthAlliance executive officers and
  directors on September 26, 2001...........................   1,099,292
Maximum number of shares of OCA common stock that may be
  received in the merger by OrthAlliance officers and
  directors, based upon this beneficial ownership and the
  maximum exchange ratio....................................     182,317

     W. Dennis Summers, the Chairman of the Board and Interim President and Chief Executive Officer of OrthAlliance, is a participant in OrthAlliance's stay bonus and severance plan whereby, if Mr. Summers' employment is terminated for any reason within 12 months following the completion of the merger, he would receive payment of $200,000. In addition, Mr. Summers is to receive a stay bonus equal to $33,333 at the earlier of three months following the completion of the merger or termination of his employment by OrthAlliance for any reason other than for cause following the completion of the merger. Various other non-executive officers and employees of OrthAlliance are also participants in this stay bonus and severance plan.

     Various other officers of OrthAlliance, including Paul H. Hayase, Senior Vice President, General Counsel and Secretary of OrthAlliance, Stephen M. Toon, Senior Vice President and Chief Development Officer of OrthAlliance, and James
C. Wilson, Senior Vice President and Chief Financial Officer of OrthAlliance, are parties to severance or employment agreements with OrthAlliance under which they may be entitled to severance payments and benefits upon termination of their employment following a change in control of OrthAlliance. We anticipate that the merger would be a change in control for purposes of these agreements.


     Dr. Randall K. Bennett, Dr. Larry D. Dormois, Dr. Raymond G. W. Kubisch and Dr. Stephen G. Tracey, each of whom is a director of OrthAlliance and an orthodontist or pediatric dentist affiliated with OrthAlliance, are eligible to receive various financial incentives that OCA is offering to OrthAlliance affiliated orthodontists and pediatric dentists who amend their employment agreement and service or consulting agreement with OrthAlliance as provided in the merger agreement, or who enter into OCA's form of business services agreement effective as of the merger. These incentives, which consist of varying amounts of OCA common stock, are conditioned on, among other things, the completion of the merger. As of October 5, 2001, three of these directors have signed amendments to their employment agreement and service or consulting agreement, and are eligible to be granted shares of OCA common stock if the merger is completed.


ORTHALLIANCE CLASS B STOCKHOLDERS HAVE APPRAISAL RIGHTS (PAGE 26)

     Holders of OrthAlliance Class B common stock have the right to exercise appraisal rights and to receive payment in cash for the fair value of their shares of OrthAlliance Class B common stock as determined by the Delaware Chancery Court. Holders of Class B common stock have appraisal rights under Delaware law because these shares are neither publicly traded nor held of record by more than 2,000 holders. The fair value of shares of OrthAlliance Class B common stock as determined by the Delaware Chancery Court may be more or less than, or the same as, the value of the OCA common stock to be received by holders of OrthAlliance Class A common stock and OrthAlliance Class B common stock who do not exercise appraisal rights. To exercise appraisal rights, holders of OrthAlliance Class B common stock must follow precisely certain procedures, or the appraisal rights may be lost. These procedures are described in this Proxy Statement/Prospectus and the relevant provisions of Delaware law, and include the requirement that the stockholders file certain notices with OrthAlliance and refrain from voting their shares in favor of the merger. If they exercise their appraisal rights, their shares of OrthAlliance Class B common stock will not be exchanged for shares of OCA common stock in the merger, and their only right will be to receive the appraised fair value of their shares of OrthAlliance Class B common stock in cash. A copy of the Delaware statute describing these appraisal rights and the procedures for exercising them is attached as Annex B to this Proxy Statement/Prospectus. OrthAlliance Class B stockholders who perfect their appraisal rights and receive cash in exchange for their shares of OrthAlliance Class B common stock may recognize gain or loss for U.S. federal income tax purposes.

     OrthAlliance Class A stockholders do not have the right under Delaware law to exercise appraisal rights because OrthAlliance Class A common stock is publicly traded on the Nasdaq Stock Market National Market System.

WE MUST MEET SEVERAL CONDITIONS TO COMPLETE THE MERGER (PAGE 58)

     The completion of the merger depends on a number of conditions being met, including the following:

     - Stockholders of OrthAlliance approving the merger agreement;

     - The New York Stock Exchange listing the shares of OCA common stock to be issued to OrthAlliance stockholders;

     - Receipt of all required approvals and the expiration of any regulatory waiting periods;

     - The absence of any governmental order blocking completion of the merger or of any proceedings by a government body trying to block it;

     - Receipt of opinions of legal counsel to OCA and OrthAlliance that the merger will be treated for U.S. federal income tax purposes as a tax-free reorganization under the Internal Revenue Code;

     - The absence of any material adverse effect on OCA and OrthAlliance in general; and


     - At least 56 of 184 designated OrthAlliance affiliated professionals, and a number of those OrthAlliance affiliated professionals representing at least 30% of OrthAlliance's annual service fees, amending their respective employment agreement and OrthAlliance service, management service or consulting agreement on terms specified in the merger agreement. As of October 5, 2001, 72 of these designated orthodontists and pediatric dentists, along with their respective professional entity, have signed amendments to their respective employment agreements and OrthAlliance service, management service or consulting agreements, representing 35.98% of OrthAlliance's service fees during the 12 months ended March 31, 2001, which exceed the minimum amounts required under this condition. These amounts, however, may change prior to completion of the merger.


     In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although the party is entitled not to complete the merger. We cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible), or that the merger will be completed.

WE MAY TERMINATE THE MERGER AGREEMENT (PAGE 58)

     OrthAlliance and OCA can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of OrthAlliance have already voted to approve it.

     OCA can terminate the merger agreement if the Board of Directors of OrthAlliance recommends, accepts or enters into an agreement or letter of intent relating to an acquisition proposal other than the one described in this document, or withdraws or modifies its recommendation of the merger agreement as described in this document.

     OrthAlliance can terminate the merger agreement if its Board of Directors elects to terminate the merger agreement solely to concurrently enter into an agreement relating to an acquisition proposal that the Board determines in good faith is more favorable than the one described in this document, after determining in good faith that the failure to do so would violate the Board's fiduciary duties and giving notice to OCA.

     Moreover, either OCA or OrthAlliance can terminate the merger agreement in the following circumstances:

     - If the merger isn't completed by November 30, 2001;

     - If the stockholders of OrthAlliance do not approve the merger agreement;

     - If the other party violates, in a significant way, any of its representations, warranties, covenants or obligations contained in the merger agreement; and

     - If the other party does not satisfy its conditions required to complete the merger, and these conditions have become incapable of being fulfilled or cured and have not been waived.

     Generally, a party can only terminate the merger agreement in one of these situations if that party is not in violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting termination.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 66)


     Shares of OCA common stock are listed on the New York Stock Exchange under the symbol "OCA." On May 16, 2001, the last full trading day prior to the public announcement of the merger, OCA common stock closed at $29.50 per share. On October 5, 2001, OCA common stock closed at $25.63 per share. Of course, the market price of OCA common stock is expected to fluctuate prior to and after completion of the merger, while the exchange ratio, once determined, is fixed. You should obtain current stock price quotations for OCA common stock.



     Shares of OrthAlliance Class A common stock are quoted on the Nasdaq Stock Market National Market System under the symbol "ORAL." On May 16, 2001, the last full trading day prior to the public announcement of the merger, OrthAlliance Class A common stock closed at $3.24 per share. On October 5, 2001, OrthAlliance Class A common stock closed at $2.55 per share. Of course, the market price of OrthAlliance Class A common stock is expected to fluctuate prior to completion of the merger, while the exchange ratio, once determined, is fixed. You should obtain current stock price quotations for OrthAlliance Class A common stock. Shares of OrthAlliance Class B common stock are not publicly traded.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 95)

     This document, and other documents to which you are referred in this document, contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined companies after the merger. Forward-looking statements generally refer to a future period and/or include any of the words "believes," "expects," "anticipates," "should," "would," "could," "will," "estimates," "plans" or "intends" or similar expressions. Many possible events or factors could affect each of our future financial results and performance and that of the combined company after the merger and could cause those results or performance to differ materially from those expressed in forward-looking statements. These possible events or factors include the following:

     - Problems or delays in bringing us together, either before or after the merger is completed;

     - Legal and regulatory risks and uncertainties;

     - Economic, political and competitive forces affecting our businesses, markets, constituencies or securities; and

     - Inaccuracies in our analyses of these risks and forces, and lack of success of strategies developed to deal with them.

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table shows information, for the periods indicated, about OCA's and OrthAlliance's historical net income per share, dividends per share and book value per share. The table also provides similar information that reflects the merger of OCA and OrthAlliance (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we have assumed the use of the purchase method of accounting. In addition, the table provides "pro forma equivalent" information for OrthAlliance, which was obtained by multiplying the OCA and OrthAlliance pro forma amounts by assumed exchange ratios of 0.09214 and 0.16585 (the minimum and maximum amounts of the exchange ratio). It is intended to reflect the fact that OrthAlliance stockholders will be receiving less than one share of OCA common stock for each share of OrthAlliance common stock exchanged in the merger.

BOOK VALUE PER SHARE:

                                                               DECEMBER 31,      JUNE 30,
                                                                   2000            2001
                                                               ------------      --------
OCA historical..............................................      $5.76           $6.36
OrthAlliance historical.....................................       5.73            5.82
OCA and OrthAlliance pro forma (1) .........................       6.31            6.94
OrthAlliance pro forma equivalent (assuming minimum exchange
  ratio) (2) ...............................................       0.58            0.64
OrthAlliance pro forma equivalent (assuming maximum exchange
  ratio) (3) ...............................................       1.05            1.15

NET INCOME (LOSS) PER SHARE:

                                                                               SIX MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,      JUNE 30,
                                                                  2000            2001
                                                              ------------     ----------
Basic:
  OCA historical............................................     $(0.05)(4)      $0.59
  OrthAlliance historical...................................       0.74           0.26
  OCA and OrthAlliance pro forma (1) .......................       1.05(5)        0.61
  OrthAlliance pro forma equivalent (assuming minimum
     exchange
     ratio) (2) ............................................       0.09           0.06
  OrthAlliance pro forma equivalent (assuming maximum
     exchange
     ratio) (3) ............................................       0.17           0.10
Diluted:
  OCA historical............................................     $(0.06)(4)      $0.57
  OrthAlliance historical...................................       0.74           0.26
  OCA and OrthAlliance pro forma (1) .......................       1.02(5)        0.60
  OrthAlliance pro forma equivalent (assuming minimum
     exchange
     ratio) (2) ............................................       0.09           0.06
  OrthAlliance pro forma equivalent (assuming maximum
     exchange
     ratio) (3) ............................................       0.17           0.10

CASH DIVIDENDS PER SHARE:

                                                                             SIX MONTHS
                                                               YEAR ENDED      ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  2000          2001
                                                              ------------   ----------
OCA historical..............................................       --            --
OrthAlliance historical.....................................       --            --
OCA and OrthAlliance pro forma (1) .........................       --            --
OrthAlliance pro forma equivalent (assuming minimum exchange
  ratio) (2) ...............................................       --            --
OrthAlliance pro forma equivalent (assuming maximum exchange
  ratio) (3) ...............................................       --            --

---------------
(1) Presented as if the merger of OrthAlliance into OCA had been effective throughout the periods presented.
(2) Calculated by multiplying the OCA and OrthAlliance pro forma amount by an assumed exchange ratio of 0.09214 (the minimum amount of the exchange ratio).
(3) Calculated by multiplying the OCA and OrthAlliance pro forma amount by an assumed exchange ratio of 0.16585 (the maximum amount of the exchange ratio).
(4) Includes the cumulative effect of a change in accounting principle, net of income tax benefit, of $1.02 per share. OCA's basic net income per share before the cumulative effect of a change in accounting principle was $0.99 for the year ended December 31, 2000. OCA's diluted net income per share before the cumulative effect of a change in accounting principle was $0.96 for the year ended December 31, 2000.
(5) Excludes the cumulative effect of a change in accounting principle.

                     SELECTED HISTORICAL FINANCIAL DATA AND
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following tables show summarized unaudited historical consolidated financial data for OCA and for OrthAlliance and also show similar pro forma information reflecting the merger among OCA, OCA Acquisition Corporation and OrthAlliance. The pro forma information reflects the purchase method of accounting for the merger.

     The unaudited pro forma consolidated balance sheet at June 30, 2001 assumes that the merger was completed on June 30, 2001. The unaudited pro forma statements of income for the six months ended June 30, 2001 and the year ended December 31, 2000 assumes that the merger was completed on January 1, 2000. The purchase price allocation used in these unaudited pro forma financial statements is based upon preliminary estimates, which are subject to change as additional information is obtained.

     The items in the following two paragraphs have not been factored into these pro forma financial statements but could have a material impact on the actual financial position and operating results of OCA after the merger.

     We expect to incur merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined companies with financial benefits such as reduced operating expenses and the opportunity to earn more revenue.

     In connection with the proposed merger with OrthAlliance, OCA has implemented six programs under which it may offer shares of its common stock to orthodontists and pediatric dentists who are owners and employees of professional entities that are parties to service, management service or consulting agreements with OrthAlliance and its subsidiaries. Participation in each of these programs would be conditioned upon amendment of the orthodontists' or pediatric dentists' employment agreements and OrthAlliance service, management service or consulting agreements or execution of new business services agreements with OCA prior to the merger, execution of a participation agreement and completion of the proposed merger with OrthAlliance, among other things.

     Because these items have not been factored into the pro forma financial statements, the pro forma information, while helpful in illustrating the financial attributes of the combined companies under one set of assumptions, does not attempt to predict or suggest future results. Also, the information provided for the six month period ended June 30, 2001 does not necessarily indicate what the results will be for all of 2001.


     The pro forma adjustments in the pro forma financial statements assume an exchange ratio of 0.10135 shares of OCA common stock for each share of OrthAlliance Class A and Class B common stock and a price per share of OCA common stock of $30. This assumed exchange ratio was determined based on the number of OrthAlliance affiliated practitioners who, along with their respective professional entity, have signed amendments to their respective employment agreements and OrthAlliance service, management service or consulting agreements as of October 5, 2001, and the percentage of OrthAlliance's service fees during the 12 months ended March 31, 2001 represented by these OrthAlliance affiliated practitioners. The actual exchange ratio will depend upon how many of 184 designated orthodontists and pediatric dentists who are owners/employees of professional entities that are parties to OrthAlliance service, management service or consulting agreements, enter into, along with their professional entity, amendments to their respective employment agreements and service, management service or consulting agreements prior to completion of the merger, as provided in the merger agreement, and the percentage of OrthAlliance's service fees during the twelve months ended March 31, 2001 represented by those orthodontists and pediatric dentists.


     Assuming the minimum exchange ratio provided in the merger agreement, which is 0.09214, the purchase price, the adjustment to reflect goodwill from the merger and shareholders' equity would be $34.30 million, $23.24 million and $352.63 million, respectively, in the pro forma balance sheet at June 30, 2001; the number of shares used to compute earnings per share would increase by 1.13 million shares and earnings per share would be the same as the amount presented in the pro forma condensed consolidated statement of income for the year ended December 31, 2000; and the number of shares used to compute earnings per share would increase by 1.13 million shares and earnings per share would be the same as the amount presented in the pro forma condensed consolidated statement of income for the six months ended June 30, 2001.

     Assuming the maximum exchange ratio provided in the merger agreement, which is 0.16585, the purchase price, the adjustment to reflect goodwill from the merger and shareholders' equity would be $61.74 million, $50.69 million and $380.08 million, respectively, in the pro forma condensed consolidated balance sheet at June 30, 2001; the number of shares used to compute earnings per share would increase by 2.03 million shares and earnings per share would decrease by $0.01 from the amount presented in the pro forma condensed consolidated statement of income for the year ended December 31, 2000; and the number of shares used to compute earnings per share would have increased by 2.03 million shares and earnings per share would be the same as the amount presented in the pro forma condensed consolidated statement of income for the six months ended June 30, 2001.

     OCA believes that the assumptions used in preparing the unaudited pro forma consolidated financial statements provide a reasonable basis for presenting all of the significant effects of the merger other than any synergies anticipated by OCA and nonrecurring charges directly attributable to the merger and that will result from combining operations, and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of income.

     The information in the following tables is based on the historical financial information of OCA and OrthAlliance that has been presented in their prior filings with the Securities and Exchange Commission, and which have been incorporated by reference into this Proxy Statement/Prospectus. All of the summary financial information provided in the following tables should be read in connection with this historical financial information. For information on how to obtain OCA's and/or OrthAlliance's historical financial information presented in their prior filings, you should refer to the section of this document captioned "WHERE YOU CAN FIND MORE INFORMATION." The financial information as of and for the interim periods ended June 30, 2001 and 2000 has not been audited and in the respective opinions of management reflects all adjustments, consisting only of normal recurring adjustments necessary to a fair presentation of such data.

                      ORTHODONTIC CENTERS OF AMERICA, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                                   FOR THE SIX MONTHS
                                                       FOR THE YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                                             ---------------------------------------------------   -------------------
                                              1996       1997       1998       1999       2000       2000       2001
                                             -------   --------   --------   --------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                       (UNAUDITED)
STATEMENT OF INCOME DATA:
Fee revenue................................  $71,273   $117,326   $171,298   $226,290   $268,836   $125,124   $159,712
                                             -------   --------   --------   --------   --------   --------   --------
Direct expenses:
  Employee costs...........................   19,895     33,429     46,878     61,224     78,051     36,617     45,652
  Orthodontic supplies.....................    5,428      8,789     13,287     17,136     21,274      9,781     12,693
  Rent.....................................    6,114     10,299     14,128     18,624     23,973     11,195     13,888
  Marketing and advertising................    6,644      9,855     15,491     16,874     22,001     10,171     12,698
                                             -------   --------   --------   --------   --------   --------   --------
Total direct expenses......................   38,081     62,372     89,784    113,858    145,299     67,764     84,931
General and administrative.................    8,703     13,356     18,104     23,270     28,360     13,432     17,412
Depreciation and amortization..............    2,814      5,640      9,124     12,238     15,175      7,210      9,014
                                             -------   --------   --------   --------   --------   --------   --------
Operating profit...........................   21,675     35,958     54,286     76,924     80,002     36,718     48,355
Interest (expense) income, net.............    1,935      1,143        280     (2,204)    (3,731)    (1,765)    (2,248)
Non-controlling interest in subsidiary.....       --         --         --         --         --         --        (79)
                                             -------   --------   --------   --------   --------   --------   --------
Income before income taxes.................   23,610     37,101     54,566     74,720     76,271     34,953     46,028
Provision for income taxes.................    9,208     14,469     20,753     28,206     28,549     13,142     17,374
                                             -------   --------   --------   --------   --------   --------   --------
Income before cumulative effect of changes
  in accounting principles.................   14,402     22,632     33,813     46,514     47,722     21,811     28,654
Cumulative effect of changes in accounting
  principles, net of income tax benefit
  (1)(2)...................................       --         --         --       (678)   (50,576)   (50,576)        --
                                             -------   --------   --------   --------   --------   --------   --------
        Net income (loss)..................  $14,402   $ 22,632   $ 33,813   $ 45,836   $ (2,854)  $(28,765)  $ 28,654
                                             =======   ========   ========   ========   ========   ========   ========
Net income per share before cumulative
  effect of changes in accounting
  principles (3)...........................  $  0.33   $   0.50   $   0.70   $   0.96   $   0.96   $   0.45   $   0.59
Cumulative effect of changes in accounting
  principles, net of income tax benefit,
  per share (1)(2).........................       --         --         --       (.02)     (1.02)     (1.05)        --
                                             -------   --------   --------   --------   --------   --------   --------
Net income (loss) per share (3)............  $  0.33   $   0.50   $   0.70   $   0.94   $  (0.06)  $  (0.60)  $   0.59
                                             =======   ========   ========   ========   ========   ========   ========
Weighted average shares outstanding (3)....   43,708     45,414     48,502     48,643     49,845     49,238     50,083
Pro forma net income for change in
  accounting principle adopted effective
  January 1, 2000 (2)(4)...................  $ 8,288   $ 12,013   $ 22,276   $ 32,326        N/A        N/A        N/A
Pro forma net income per share for change
  in accounting principle adopted effective
  January 1, 2000 (2)(4)...................  $  0.19   $   0.26   $   0.46   $   0.66        N/A        N/A        N/A

                                                             AS OF DECEMBER 31,                      AS OF JUNE 30,
                                             ---------------------------------------------------   -------------------
                                              1996       1997       1998       1999       2000       2000       2001
                                             -------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
OPERATING DATA:
Number of orthodontic centers (5)..........      247        360        469        537        592        566        611
Comparable orthodontic center fee revenue
  growth (6)...............................     22.2%      20.0%      19.2%      20.1%      22.6%(7)     22.4%     23.0%
Total case starts..........................   44,910     70,611     95,377    126,307    160,639     38,004     46,840

                                                             AS OF DECEMBER 31,                      AS OF JUNE 30,
                                            ----------------------------------------------------   -------------------
                                              1996       1997       1998       1999       2000       2000       2001
                                            --------   --------   --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................  $ 11,827   $  9,865   $  1,601   $  5,822   $  4,690   $  7,725   $  7,322
Working capital...........................    40,219     68,243     59,634    102,276     39,573     37,291     55,731
Total assets (8)..........................   142,460    224,805    292,472    362,816    367,947    324,519    395,110
Total debt................................     3,397     10,393     31,332     58,793     61,001     58,615     61,347
Total equity..............................   114,887    190,740    231,159    278,527    287,196    252,215    318,336

---------------
"N/A"  Not applicable for the period indicated.
(1) This amount represents a cumulative effect of a change in accounting principle effective January 1, 1999 related to Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities."
(2) This amount represents a cumulative effect of a change in accounting principle effective January 1, 2000 related to revenue recognition and Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101").
(3) These amounts represent the dilutive effect of the exercise of common equivalent shares (stock options) outstanding during the year.
(4) Pro forma amounts were calculated assuming OCA's change in revenue recognition effective January 1, 2000 pursuant to SAB 101 had been in effect for all periods presented.
(5) These amounts are presented as of the end of the period.
(6) These amounts represent the growth in fee revenue in the indicated period relative to the comparable prior-year period by orthodontic centers that were affiliated with OCA throughout each of the two periods being compared. There were 53 of these comparable orthodontic centers in 1995, 75 in 1996, 130 in 1997, 227 in 1998, 332 in 1999, 469 in 2000, 468 in the six months ended June 30, 2000 and 527 in the six months ended June 30, 2001. The amount of that growth has been significantly affected by the number of newly-opened orthodontic centers included in the computation, because newly-opened orthodontic centers have experienced significant growth during their first 26 months of operations. The average term of a patient contract is about 26 months. OCA's affiliated orthodontic centers have typically reached maturity as patients are added during the first 26 months of operations.
(7) This amount represents the growth in fee revenue in 2000 for orthodontic centers open throughout 1999 and 2000, compared to pro forma fee revenue for these centers in 1999, calculated as if OCA's change in accounting principle pursuant to SAB 101 effective January 1, 2000 had been in effect throughout 1999 and 2000.
(8) To conform to the balance sheet presentation as of December 31, 2000, amounts reported as of December 31, 1996, 1997, 1998 and 1999 as patient prepayments (previously reported as a liability) have been reclassified as a reduction of service fees receivable.

                               ORTHALLIANCE, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                            FOR THE SIX MONTHS
                                     FOR THE YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                                 ----------------------------------------   -------------------
                                  1997       1998       1999     2000 (1)   2000 (1)   2001 (1)
                                 -------   --------   --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                (UNAUDITED)
INCOME STATEMENT DATA:
Net revenues...................  $18,081   $ 74,387   $ 95,703   $142,014   $ 66,201   $ 76,789
Costs and expenses
  Salaries and benefits........    5,771     22,880     28,423     42,461     18,468     24,277
  Orthodontic supplies.........    1,684      7,436      9,438     13,903      6,180      7,597
  Rent.........................    1,751      6,327      8,252     11,761      5,559      6,146
                                 -------   --------   --------   --------   --------   --------
          Total direct
            expenses...........    9,206     36,643     46,113     68,125     30,207     38,020
General and administrative.....    5,403     21,456     26,686     43,410     20,571     25,791
Depreciation and
  amortization.................      245      2,426      3,983      6,737      3,142      3,809
Other..........................    3,392         --         --         --         --         --
                                 -------   --------   --------   --------   --------   --------
          Total operating
            expenses...........   18,246     60,525     76,782    118,272     53,920     67,620
                                 -------   --------   --------   --------   --------   --------
Operating (loss) income........     (165)    13,862     18,921     23,742     12,281      9,169
Interest expense...............       --       (555)    (2,450)    (7,371)    (3,246)    (3,908)
Interest income................      270        351        416        675        348        375
                                 -------   --------   --------   --------   --------   --------
Income before income taxes.....      105     13,658     16,887     17,046      9,383      5,636
Provision for income taxes.....      841      6,123      7,304      7,511      4,120      2,446
                                 -------   --------   --------   --------   --------   --------
          Net (loss) income....  $  (736)  $  7,535   $  9,583   $  9,535   $  5,263   $  3,190
                                 =======   ========   ========   ========   ========   ========
Net (loss) income per share
  (2):
  Basic and diluted............  $ (0.18)  $   0.58   $   0.72   $   0.74   $   0.41   $   0.26
                                 =======   ========   ========   ========   ========   ========

                                            AS OF DECEMBER 31,                AS OF JUNE 30,
                                 ----------------------------------------   -------------------
                                  1997       1998       1999     2000 (1)   2000 (1)   2001 (1)
                                 -------   --------   --------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
                                                                                (UNAUDITED)
SUPPLEMENTAL OPERATING DATA:
Cumulative annual patient
  revenues at affiliation, net
  (3)..........................  $71,226   $109,987   $145,995   $190,807   $183,391   $192,166
Cumulative allied
  practitioners................       99        137        177        225        218        226
Cumulative number of offices...      178        245        318        394        381        397
Cumulative states
  represented..................       18         29         32         32         32         32

                                            AS OF DECEMBER 31,                AS OF JUNE 30,
                                 ----------------------------------------   -------------------
                                  1997       1998       1999     2000 (1)   2000 (1)   2001 (1)
                                 -------   --------   --------   --------   --------   --------
                                                         (IN THOUSANDS)
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working capital................  $13,329   $ 13,235   $ 21,530   $ 11,525   $ 13,205   $ 15,474
Total assets...................   44,363     88,580    135,259    184,906    177,110    179,672
Total long-term debt (including
  current portion).............       --     15,500     49,644     83,010     80,182     75,892
Stockholders' equity...........   34,028     59,256     67,812     74,060     71,740     77,389

---------------
(1) See Note 3 of Notes to OrthAlliance's Consolidated Financial Statements included elsewhere in this Proxy Statement/ Prospectus for a description of the New Image acquisition in March 2000.
(2) See Note 16 of Notes to OrthAlliance's Consolidated Financial Statements included elsewhere in this Proxy Statement/ Prospectus for an explanation of shares used in computing net income per share.
(3) Excludes internal same-store growth.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2001
                                  (UNAUDITED)

                                                      HISTORICAL
                                                -----------------------
                                                  OCA      ORTHALLIANCE   ADJUSTMENTS      PRO FORMA
                                                --------   ------------   -----------      ---------
                                                                   (IN THOUSANDS)
ASSETS:
Current assets
  Cash and cash equivalents...................  $  7,322     $  6,581      $     --        $ 13,903
  Patient receivables.........................        --       17,947       (17,947)(1)          --
  Unbilled patient receivables................        --        3,869        (3,869)(1)          --
  Service fees receivable.....................    44,125           --         8,488(1)       44,125
                                                                             (8,488)(2)
  Advances to orthodontic entities............     8,873       13,934        (3,145)(2)      19,662
  Deferred income taxes.......................     1,439          135         8,232(3)        9,806
  Supplies inventory..........................     7,361           --            --           7,361
  Prepaid expenses and other assets...........     3,508          472          (325)(4)       3,655
                                                --------     --------      --------        --------
          Total current assets................    72,628       42,938       (17,054)         98,512
Property, equipment and improvements, net.....    81,646        7,761        (1,100)(5)      88,307
Notes receivable..............................        --        5,789            --           5,789
Advances to orthodontic entities, less current
  portion.....................................    10,513           --            --          10,513
Deferred income taxes.........................    24,026          697       (12,213)(3)      12,510
Management agreements.........................   202,777      121,656       (25,013)(6)     299,420
Goodwill......................................        --           --        26,676(7)       26,676
Other assets..................................     3,520          831          (831)(8)       3,520
                                                --------     --------      --------        --------
          Total other assets..................   322,482      136,734       (12,481)        446,735
                                                --------     --------      --------        --------
          Total assets........................  $395,110     $179,672      $(29,535)       $545,247
                                                ========     ========      ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
  Accounts payable............................  $  2,497     $  3,051      $     --        $  5,548
  Accrued salaries and other accrued
     liabilities..............................     5,428        4,171         4,975(9)       14,574
  Patient prepayments.........................        --       13,328       (13,328)(1)          --
  Service fee prepayments.....................        --           --        19,837(2)       19,837
  Deferred revenue............................     1,876           --            --           1,876
  Deferred income tax liabilities.............        --           22           (22)(9)          --
  Income taxes payable........................     2,253           54            --           2,307
  Amounts payable to orthodontic entities.....     3,294        4,427            --           7,721
  Current portion of long-term debt and notes
     payable..................................     1,549        2,411            --           3,960
                                                --------     --------      --------        --------
          Total current liabilities...........    16,897       27,464        11,462          55,823
Long-term debt and notes payable, less current
  portion.....................................    59,798       73,481            --         133,279
Deferred income taxes.........................        --        1,338        (1,338)(3)          --
Non-controlling interest in subsidiary........        79           --            --              79
Shareholders' equity
  Common stock................................       489           13           (13)(10)        501
                                                                                 12(11)
  Additional paid-in capital..................   170,976       65,851       (65,851)(10)    208,694
                                                                             37,718(11)
  Retained earnings...........................   150,232       18,182       (18,182)(10)    150,232
  Treasury stock..............................        --       (6,657)        6,657(10)          --
  Accumulated other comprehensive income......      (127)          --            --            (127)
  Due from key employees for stock purchase
     program..................................    (1,490)          --            --          (1,490)
  Capital contributions receivable from
     shareholders.............................    (1,744)          --            --          (1,744)
                                                --------     --------      --------        --------
          Total shareholders' equity..........   318,336       77,389       (39,659)        356,066
                                                --------     --------      --------        --------
          Total liabilities and shareholders'
            equity............................  $395,110     $179,672      $(29,535)       $545,247
                                                ========     ========      ========        ========

---------------

 (1) Reflects the reclassification of OrthAlliance patient receivables, unbilled patient receivables and patient prepayments to service fees receivables to conform with OCA's financial statement presentation.

 (2) Reflects the adjustment of OrthAlliance service fees receivable, notes receivable and advances due from orthodontists and/or pediatric dentists and service fee prepayments to conform to OCA's revenue recognition policy.

 (3) Reflects the deferred tax effects that would result upon the merger due to differences between the book and tax basis of OrthAlliance's assets and liabilities.

 (4) Reflects the adjustment of prepaid expenses and other assets related to insurance policies and other prepayments that are not expected to be maintained after the merger.

 (5) Reflects adjustment to write-off property, equipment and leasehold improvements that will have no value to OCA.

 (6) Reflects the adjustment of service, management service and consulting agreements to estimated fair value at the completion of the merger. This estimate of fair value is preliminary and could change substantially after OCA performs a more complete evaluation of the service, management service and consulting agreements. This adjustment does not reflect the value of stock to be issued to OrthAlliance orthodontists and pediatric dentists in exchange for amending existing employment and service, management service or consulting agreements or signing new OCA business services agreements prior to the merger under various incentive programs that may be offered to those orthodontists and pediatric dentists, which when determined will increase the value of the service, management service and consulting agreements.

 (7) Reflects the excess of purchase price over the fair value of the net assets acquired.

     The excess of purchase price over tangible assets acquired is computed as follows:

     Total consideration paid computed as total shares of
       OrthAlliance Class A and Class B common stock outstanding
       of 12.25 million at June 30, 2001 times the assumed
       exchange ratio of 0.10135 or 1.24 million shares of OCA
       common stock at $30.39 per share..........................  $ 37,730
     OrthAlliance's net book value at June 30, 2001..............  $ 77,389

     Pro forma adjustments posted (numbers in parentheses below refer to other footnotes to this pro forma balance sheet):

         (2) Adjust receivables to conform to OCA's revenue
          recognition policy.....................................  $(31,470)
         (3) Record deferred tax effects of merger...............    (2,621)
         (4) Decrease prepaid expenses not expected to be
          maintained.............................................      (325)
         (5) Record adjustment for PP&E with no value............    (1,100)
         (6) Service, management service and consulting agreement
          adjustment.............................................   (25,013)
         (8) Write-off of unamortized debt costs.................      (831)
         (9) Accrual of merger costs.............................    (4,975)
                                                                   --------
     Pro forma net book value as of June 30, 2001................  $ 11,054
                                                                   --------
     Pro forma goodwill recorded.................................  $ 26,676
                                                                   ========

 (8) Reflects the write-off of unamortized deferred debt issuance costs related to a line of credit which is to be refinanced at or near completion of the merger.

 (9) Represents accrual of estimated merger costs such as $2.5 million for payments under employment agreements, $2.3 million for financial advisory and legal fees and expenses and $125,000 for a lease termination payment.

(10) Reflects elimination of the shareholders' equity accounts of OrthAlliance.

(11) Reflects shares of OCA common stock issued in exchange for all outstanding shares of OrthAlliance Class A and Class B common stock. This adjustment does not reflect the value of OCA common stock to be issued to OrthAlliance orthodontists and pediatric dentists in exchange for amending existing employment and service, management service or consulting agreements or signing new OCA business services agreements prior to the merger under various incentive programs that may be offered to those orthodontists and pediatric dentists.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                  (UNAUDITED)

                                                      HISTORICAL
                                                -----------------------
                                                  OCA      ORTHALLIANCE   ADJUSTMENTS     PRO FORMA
                                                --------   ------------   -----------     ---------
                                                                  (IN THOUSANDS)
Fee revenue...................................  $159,712     $76,789       $ (2,366)(1)   $234,135
                                                --------     -------       --------       --------
Direct expenses:
  Employee costs..............................    45,652      24,277             --         69,929
  Advertising and marketing...................    12,698          --            665(2)      13,363
  Rent........................................    13,888       6,146             --         20,034
  Orthodontic supplies........................    12,693       7,597             --         20,290
                                                --------     -------       --------       --------
Total direct expenses.........................    84,931      38,020            665        123,616
  General and administrative..................    17,412      25,791           (665)(2)     42,538
  Depreciation and amortization...............     9,014       3,809            (79)(3)     12,244
                                                                               (500)(4)
                                                --------     -------       --------       --------
Operating income..............................    48,355       9,169         (1,787)        55,737
Interest (expense) income, net................    (2,248)     (3,533)            --         (5,781)
Non-controlling interest in subsidiary........       (79)         --             --            (79)
                                                --------     -------       --------       --------
Income before income taxes....................    46,028       5,636         (1,787)        49,877
Provision for income taxes....................    17,374       2,446           (675)(5)     19,145
                                                --------     -------       --------       --------
          Net income..........................  $ 28,654     $ 3,190       $ (1,112)      $ 30,732
                                                ========     =======       ========       ========
Outstanding shares............................    48,813      12,249        (12,249)(6)     48,813
Common stock equivalents......................     1,270           1             (1)(6)      1,270
Transaction shares issued.....................        --          --          1,242(7)       1,242
                                                --------     -------       --------       --------
Total outstanding common stock and common
  stock equivalents...........................    50,083      12,250        (11,008)(6)     51,325
                                                ========     =======       ========       ========
Net income per share -- diluted...............  $   0.57     $  0.26                      $   0.60
                                                ========     =======                      ========

---------------
(1) Reflects the adjustment of OrthAlliance's fee revenue to conform to OCA's revenue recognition policy.

(2) Reflects reclassification of OrthAlliance's advertising and marketing expenses from general and administrative to conform to OCA's financial statement presentation.

(3) Reflects change in depreciation expense related to property, equipment and leasehold improvements that will have no value to OCA.

(4) Reflects change in amortization expense due to the revaluation of service, management service and consulting agreements. This adjustment does not reflect the value of OCA common stock to be issued to OrthAlliance orthodontists and pediatric dentists in exchange for amending existing employment and service, management service or consulting agreements or signing new OCA business services agreements prior to the merger under various incentive programs that may be offered to those orthodontists and pediatric dentists.

(5) Reflects the income tax effect of pro forma adjustments at OCA's historical effective income tax rate, as adjusted for tax effects related to the merger.

(6)Reflects elimination of the shareholders' equity accounts of OrthAlliance.

(7) Reflects shares of OCA common stock to be issued to OrthAlliance stockholders in the merger.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 2000
                                  (UNAUDITED)

                                                     HISTORICAL
                                              -------------------------
                                                OCA        ORTHALLIANCE   ADJUSTMENTS     PRO FORMA
                                              --------     ------------   -----------     ---------
                                                                 (IN THOUSANDS)
Fee revenue.................................  $268,836       $142,014       $(9,377)(1)   $401,473
                                              --------       --------       -------       --------
Direct expenses:
  Employee costs............................    78,051         42,461            --        120,512
  Advertising and marketing.................    22,001             --         5,007(2)      27,008
  Rent......................................    23,973         11,761            --         35,734
  Orthodontic supplies......................    21,274         13,903            --         35,177
                                              --------       --------       -------       --------
Total direct expenses.......................   145,299         68,125         5,007        218,431
  General and administrative................    28,360         43,410        (5,007)(2)     66,763
  Depreciation and amortization.............    15,175          6,737          (157)(3)     20,665
                                                                             (1,090)(4)
                                              --------       --------       -------       --------
Operating income............................    80,002         23,742        (8,130)        95,614
Interest (expense) income, net..............    (3,731)        (6,696)           --        (10,427)
                                              --------       --------       -------       --------
Income before income taxes..................    76,271         17,046        (8,130)        85,187
Provision for income taxes..................    28,549          7,511        (3,069)(5)     32,991
                                              --------       --------       -------       --------
          Net income........................  $ 47,722       $  9,535       $(5,061)      $ 52,196
                                              ========       ========       =======       ========
Outstanding shares..........................    48,412(6)      12,858       (12,858)(7)     48,412
Common stock equivalents....................     1,433             48           (48)         1,433
Transaction shares issued...................        --             --         1,242(8)       1,242
                                              --------       --------       -------       --------
Total outstanding common stock and common
  stock equivalents.........................    49,845         12,906       (11,664)(7)     51,087
                                              ========       ========       =======       ========
Net income per share -- diluted.............  $   0.96(6)    $   0.74                     $   1.02
                                              ========       ========                     ========

---------------

(1) Reflects the adjustments of OrthAlliance's fee revenue to conform to OCA's revenue recognition policy.

(2) Reflects reclassification of OrthAlliance's advertising and marketing expenses from general and administrative to conform to OCA's financial statement presentation.

(3) Reflects change in depreciation expense related to property, equipment and leasehold improvements that will have no value to OCA.

(4) Reflects change in amortization expense due to the revaluation of service, management service and consulting agreements. This adjustment does not reflect the value of OCA common stock to be issued to OrthAlliance orthodontists and pediatric dentists in exchange for amending existing employment and service, management service or consulting agreements or signing new OCA business services agreements prior to the merger under various incentive programs that may be offered to those orthodontists and pediatric dentists.

(5) Reflects the income tax effect of pro forma adjustments at OCA's historical effective income tax rate, as adjusted for tax effects related to the merger.

(6)Reflects OCA's income before the cumulative effect of a change in accounting principle pursuant to SAB 101 effective January 1, 2000.

(7)Reflects elimination of the shareholders' equity accounts of OrthAlliance.

(8) Reflects shares of OCA common stock to be issued to OrthAlliance stockholders in the merger.

                          ORTHALLIANCE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is first being mailed on or about October 10, 2001 to all persons who were OrthAlliance stockholders on September 26, 2001.

     Along with this Proxy Statement/Prospectus, OrthAlliance stockholders are being provided with a Notice of Special Meeting and a form of proxy card that is solicited by OrthAlliance's Board of Directors for use at the special meeting of OrthAlliance stockholders and at any adjournments or postponements of that meeting.

     At the special meeting, OrthAlliance stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 16, 2001, among OrthAlliance, OCA and OCA's wholly-owned subsidiary, OCA Acquisition Corporation. The merger agreement provides for the merger of OCA Acquisition Corporation into OrthAlliance, with OrthAlliance thereby becoming a wholly-owned subsidiary of OCA.

     The special meeting of OrthAlliance stockholders will be held at the following time and place:

                                November 7, 2001
                            9:00 a.m. (Pacific Time)
                            Torrance Marriott Hotel
                                3635 Fashion Way
                           Torrance, California 90503

     OCA stockholders are not voting on the merger agreement.

PROXIES

     We encourage you to promptly vote your proxy by completing, signing, dating and returning the enclosed proxy card solicited by OrthAlliance's Board of Directors, even if you plan to attend the special meeting.

     You may revoke any proxy given in connection with this solicitation by:

     - Delivering to OrthAlliance's corporate Secretary a written notice revoking the proxy prior to the taking of the vote at the OrthAlliance special meeting;

     - Delivering a duly executed proxy relating to the same shares bearing a later date; or

     - Attending the meeting and voting in person (although, attendance at the OrthAlliance special meeting without voting at the meeting will not in and of itself constitute a revocation of a proxy).

     You should address all written notices of revocation and other communications with respect to the revocation of proxies to the following:

                               OrthAlliance, Inc.
                      21535 Hawthorne Boulevard, Suite 200
                           Torrance, California 90503
                      Attention: Paul H. Hayase, Secretary

     For a notice of revocation or later proxy to be valid, however, OrthAlliance must actually receive it prior to the vote of OrthAlliance stockholders at the special meeting. OrthAlliance will vote all shares of OrthAlliance common stock represented by valid proxies received through this solicitation and not revoked before they are exercised. If no specification is made, OrthAlliance will vote the proxies in favor of approval of the merger agreement.

     OrthAlliance is currently unaware of any other matters that may be presented for action at the OrthAlliance special meeting. If other matters do properly come before the special meeting, then shares of

OrthAlliance Class A and Class B common stock represented by proxies will be voted (or not voted) by the persons named in the proxies in their discretion.

SOLICITATION OF PROXIES

     In addition to the solicitation of proxies by mail, OrthAlliance will request banks, brokers and other record holders of OrthAlliance Class A and Class B common stock to send proxy cards and proxy material to the beneficial owners of OrthAlliance common stock and obtain their voting instructions, if necessary. OrthAlliance will reimburse these record holders for their reasonable expenses in so doing. OrthAlliance has also made arrangements with Morrow & Co., Inc. to assist them in soliciting proxies from banks, brokers and nominees, and has agreed to pay Morrow & Co., Inc. $7,500 plus expenses for their services. If necessary, OrthAlliance may also use several of its regular employees, who will not be specially compensated, to solicit proxies from OrthAlliance stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     OrthAlliance's Board of Directors has fixed September 26, 2001 as the record date for the determination of OrthAlliance stockholders entitled to receive notice of and to vote at OrthAlliance's special meeting of stockholders. Accordingly, only OrthAlliance stockholders of record at the close of business on September 26, 2001 will be entitled to notice of and to vote at the special meeting. At the close of business on OrthAlliance's record date, there were 12,249,127 shares of OrthAlliance Class A and Class B common stock entitled to vote together as a single group at the special meeting, held by approximately 132 holders of record, and the directors and executive officers of OrthAlliance beneficially owned about 2.70% of the outstanding shares of OrthAlliance Class A and Class B common stock.

     The presence, in person or by proxy, of stockholders holding a majority of the voting power of all outstanding shares of OrthAlliance Class A and Class B common stock entitled to vote will constitute a quorum for the special meeting. Each share of OrthAlliance Class A and Class B common stock outstanding on the record date entitles the holder of the share to one vote as to the approval of the merger agreement or any other proposal that may properly come before the special meeting.

     For purposes of determining the presence or absence of a quorum for the transaction of business, OrthAlliance will count shares of OrthAlliance Class A and Class B common stock present in person at the special meeting but not voting, and for which OrthAlliance has received proxies but with respect to which holders of such shares have abstained, as present at the special meeting. Abstentions are counted as present at the special meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called "broker non-votes") will be counted as present at the special meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any proposal as to which instructions on how to vote were not provided.

     Under OrthAlliance's bylaws and the Delaware General Corporation Law, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of OrthAlliance Class A and Class B common stock, voting together as a single class, that are entitled to vote at the special meeting. Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of OrthAlliance Class A and Class B common stock, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, OrthAlliance's Board of Directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

RECOMMENDATION OF ORTHALLIANCE'S BOARD OF DIRECTORS

     OrthAlliance's Board of Directors has approved the merger agreement. OrthAlliance's Board of Directors believes that the merger is in the best interests of OrthAlliance and its stockholders and recommends that OrthAlliance stockholders vote "FOR" approval and adoption of the merger agreement. The conclusion of OrthAlliance's Board of Directors with respect to the merger is based on a number of factors, including the receipt of a fairness opinion from OrthAlliance's financial advisor. See "THE
MERGER -- OrthAlliance's Reasons for the Merger; Recommendation of OrthAlliance's Board of Directors."

APPRAISAL RIGHTS

     When the merger is completed, holders of OrthAlliance Class B common stock who do not vote in favor of the adoption of the merger agreement and who comply with the procedures prescribed in Section 262 of the Delaware General Corporation Law will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash, together with a judicially determined fair rate of interest. Appraisal rights are available to holders of OrthAlliance Class B common stock under the Delaware General Corporation Law because OrthAlliance Class B common stock is neither publicly traded nor held of record by more than 2,000 holders. HOLDERS OF ORTHALLIANCE CLASS A COMMON STOCK ARE NOT ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER BECAUSE SHARES OF ORTHALLIANCE CLASS A COMMON STOCK ARE QUOTED FOR PUBLIC TRADING ON THE NASDAQ STOCK MARKET NATIONAL MARKET SYSTEM.

     Appraisal rights allow the stockholder to receive cash in the amount of the fair value of the shares as appraised by the Delaware Court of Chancery in lieu of consideration the stockholder would otherwise receive in the merger. A person having a beneficial interest in shares of OrthAlliance Class B common stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law. Any holder of OrthAlliance Class B common stock who wishes to exercise such appraisal rights, or who wishes to preserve his or her right to do so, should review Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex B to this Proxy Statement/Prospectus, and the following discussion carefully. Because of the complexity of Section 262 and the need to comply strictly with various technical requirements, you should read Annex B in its entirety.

     The availability of appraisal rights is conditioned upon full compliance with procedures set forth in Section 262 of Delaware General Corporation Law. Failure to comply timely and properly with the procedures specified in that section will result in the complete loss of appraisal rights. Accordingly, any OrthAlliance Class B stockholder who wishes to receive the value of his or her OrthAlliance Class B common stock in cash should consult with his or her own legal counsel.

     PROCEDURE FOR THE EXERCISE OF ORTHALLIANCE CLASS B STOCKHOLDERS APPRAISAL RIGHTS. At least 20 days prior to the special meeting at which the merger agreement is submitted to OrthAlliance stockholders for approval, OrthAlliance must notify each holder of Class B common stock that appraisal rights are available under Section 262 of the Delaware General Corporation Law and include in such notice a copy of Section 262. THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES SUCH NOTICE, AND THE APPLICABLE STATUTORY PROVISIONS ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX B.

     In order to be eligible to exercise appraisal rights, an OrthAlliance Class B stockholder must:

     - Deliver to OrthAlliance a written demand for appraisal of the stockholder's shares prior to the vote on the merger agreement; and

     - Not vote such shares of OrthAlliance Class B common stock in favor of the merger agreement.

     A vote against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of
Section 262. The written demand must reasonably inform OrthAlliance of the identity of the stockholder and that the stockholder intends to demand appraisal of the fair value of the shares of OrthAlliance Class B common stock that he or she holds. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of OrthAlliance stockholders will constitute a waiver of appraisal rights.

     If the merger is completed, within 10 days after the effective date of the merger, OrthAlliance, as the surviving corporation of the proposed merger with OCA Acquisition Corporation, must notify each dissenting holder of OrthAlliance Class B common stock who satisfied the statutory requirements for appraisal rights of the date of the completion of the merger.

     JUDICIAL APPRAISAL OF ORTHALLIANCE CLASS B COMMON STOCK. Within 120 days after the completion of the merger, OrthAlliance or any OrthAlliance Class B stockholder who has complied with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder's shares of OrthAlliance Class B common stock. OrthAlliance is under no obligation to file such a petition and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of OrthAlliance Class B common stock to initiate all necessary action to perfect their appraisal rights in respect of their shares of OrthAlliance Class B common stock within the time period prescribed in Section 262.

     Within 120 days after the effective date of the merger, any OrthAlliance Class B stockholder who has complied with the requirements for the exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from OrthAlliance a statement setting forth the aggregate number of shares of OrthAlliance Class B common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of stockholders of such shares. OrthAlliance must mail such statement within 10 days after receipt of a written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     If a holder of OrthAlliance Class B common stock timely files a petition for appraisal and a copy of the petition is served upon OrthAlliance, OrthAlliance will be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of Class B common stock who have demanded payments for their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on such a petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights under Section 262. The Delaware Court of Chancery may require the holders of OrthAlliance Class B common stock who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation on the certificate of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

     After determining the holders of OrthAlliance Class B common stock entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of OrthAlliance Class B common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. Holders of OrthAlliance Class B common stock considering seeking appraisal should be aware that the fair value of their shares of OrthAlliance Class B common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of OrthAlliance Class B common stock. They should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be the exclusive remedy of a stockholder seeking appraisal. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of OrthAlliance Class B common stock have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all shares entitled to be appraised.

     Any holder of OrthAlliance Class B common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of OrthAlliance Class B common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of OrthAlliance Class B common stock (except dividends or other distributions payable to holders of record of OrthAlliance Class B common stock as of a record date prior to the completion of the merger).

     If any stockholder who demands appraisal of his or her shares of OrthAlliance Class B common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the shares of OrthAlliance Class B common stock of such stockholder will be deemed to have been converted at completion of the merger into the right to receive the appropriate number of shares of OCA common stock. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the completion of the merger, or if the stockholder delivers to OrthAlliance a written withdrawal of the holder's demand for appraisal and an acceptance of the merger, except that any such stockholder's attempt to withdraw made more than 60 days after the completion of the merger will require the written approval of OrthAlliance and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval.

                                   THE MERGER

     The discussion in this Proxy Statement/Prospectus of the merger of OCA Acquisition Corporation, a wholly-owned subsidiary of OCA, into OrthAlliance, with OrthAlliance thereby becoming a wholly-owned subsidiary of OCA, does not purport to be complete and is qualified by reference to the full text of the merger agreement and the other annexes attached to, and incorporated by reference into, this Proxy Statement/Prospectus.

DESCRIPTION OF THE MERGER

     Upon completion of the merger, OCA Acquisition Corporation, a wholly-owned subsidiary of OCA, will merge into OrthAlliance, the separate corporate existence of OCA Acquisition Corporation will cease, and OrthAlliance will be the surviving corporation and continue to exist as a Delaware corporation and a wholly-owned subsidiary of OCA. Subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, the merger will become effective upon the filing of articles of merger in the offices of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. See "THE MERGER AGREEMENT -- Conditions to the Merger."

     At the effective time of the merger, OrthAlliance stockholders, other than holders of OrthAlliance Class B common stock who perfect appraisal rights under Delaware law, will have no further rights as OrthAlliance stockholders, other than to receive the consideration to be issued to them in the merger. After the effective time, there will be no transfers on OrthAlliance's stock transfer books of shares of OrthAlliance common stock. If, after the effective time of the merger, stock certificates representing shares of OrthAlliance common stock are presented for transfer to the exchange agent for the merger, they will be canceled and exchanged for certificates representing shares of OCA common stock as provided in the merger agreement.

     The merger will have the effects set forth in Section 251 of the Delaware General Corporation Law.

     Upon completion of the merger, OCA Acquisition Corporation's articles of incorporation and bylaws as in effect upon completion of the merger will be those of OrthAlliance, as the surviving corporation.

EXCHANGE RATIO

     At the effective time of the merger, automatically by virtue of the merger and without any action on the part of any party or stockholder, each share of OrthAlliance Class A and Class B common stock outstanding immediately prior to the effective time will become and be converted into the right to receive a fixed number of shares of OCA common stock. The amount of the exchange ratio will depend upon how many of 184 designated orthodontists and pediatric dentists who are owners/employees of professional entities that are parties to OrthAlliance service, management service or consulting agreements, enter into, along with their professional entity, amendments to their respective employment agreements and service, management service or consulting agreements prior to the merger, as provided in the merger agreement and the percentage of OrthAlliance's service fees during the 12 months ended March 31, 2001 represented by those orthodontists and pediatric dentists. The following chart describes the number of shares of OCA common stock to be exchanged for each share of Class A and Class B common stock:

                                    ORTHALLIANCE AFFILIATED PRACTITIONERS EXECUTING AMENDMENTS
                                   ------------------------------------------------------------
                                                              PERCENTAGE OF ORTHALLIANCE ANNUAL
EXCHANGE RATIO                           NUMBER                   SERVICE FEES REPRESENTED
--------------                     ------------------         ---------------------------------
0.09214..........................  56 or less           or    Less than 31.00%
0.10135..........................  At least 57 to 75    and   At least 31.00%-40.99%
0.11056..........................  At least 76 to 93    and   At least 41.00%-50.99%
0.12899..........................  At least 94 to 112   and   At least 51.00%-60.99%
0.16585..........................  113 or more          and   61.00% or more


     As of October 5, 2001, 72 of these designated orthodontists and pediatric dentists, along with their respective professional entity, have signed amendments to their respective employment agreements and

OrthAlliance service, management service or consulting agreements, representing 35.98% of OrthAlliance's service fees during the 12 months ended March 31, 2001. Based upon those amounts, OrthAlliance stockholders would receive 0.10135 shares of OCA common stock for each share of OrthAlliance Class A and Class B common stock in the merger. These amounts, however, may change prior to completion of the merger.

     In the amendment to their respective employment agreement, the OrthAlliance affiliated orthodontist or pediatric dentist, and his or her professional entity, would agree to include OrthAlliance as a third party beneficiary and continue the orthodontist's or pediatric dentist's employment as an orthodontist or pediatric dentist, as applicable, for a period of at least three years following the merger. In the amendment to his or her respective OrthAlliance service, management service or consulting agreement, the OrthAlliance affiliated orthodontist or pediatric dentist, and his or her professional entity, would agree to use OCA's proprietary computer software and business systems in connection with the business functions of his or her practice, maintain the current status of the advertisement or non-advertisement, as the case may be, of his or her practice to the general public, unless OCA otherwise agrees, and continue the orthodontist's or pediatric dentist's employment as an orthodontist or pediatric dentist, as applicable, for a period of at least three years following the merger.

     The exchange ratio will not be adjusted to reflect any change in the price of OCA common stock. OCA expects the market price of its common stock to fluctuate due to market factors beyond its control between the date of this Proxy Statement/Prospectus and the date on which the merger is completed and thereafter. Since the exchange ratio, once determined, is fixed and the market price of OCA common stock is expected to fluctuate and may decrease, the implied market value of OCA common stock that OrthAlliance stockholders will receive in the merger may increase or decrease prior to completion of the merger. For further information concerning the historical market prices of OCA common stock and OrthAlliance Class A common stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS." OCA cannot assure you that the market price of OCA common stock will not decrease before or after the merger.

     If, prior to the merger, shares of OCA common stock are changed into a different number or class of shares due to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend is declared on the shares of OCA common stock with a record date prior to the merger, the exchange ratio will be adjusted accordingly.

     Shares of OrthAlliance Class B common stock with respect to which appraisal rights have been properly demanded in accordance with Section 262 of the Delaware General Corporation Law or held directly or indirectly by OCA or OrthAlliance or any of their respective subsidiaries will not be converted into OCA common stock automatically at the effective time of the merger. At the effective time, all shares of OrthAlliance common stock held directly or indirectly by OCA or OrthAlliance or any of their respective subsidiaries will be canceled and will cease to exist, and no OCA common stock or other consideration will be delivered in exchange for such shares. Also at the effective time, all shares of OCA common stock held by OrthAlliance or its subsidiaries will become treasury stock and all other shares of OCA common stock outstanding as of the effective time will remain outstanding.

APPRAISAL RIGHTS

     Shares of OrthAlliance Class B common stock as to which appraisal rights have been properly demanded under Delaware law will not be converted into the right to receive, or be exchangeable for, OCA common stock. Instead, the holders of these shares will be entitled to cash payment of the appraisal value of the shares in accordance with Section 262 of the Delaware General Corporate Law. However, if any holder of these shares subsequently delivers a written withdrawal of their demand for appraisal rights, or if any holder fails to establish his or her entitlement to appraisal rights, the holder will forfeit his or her appraisal rights and his or her shares of OrthAlliance Class B common stock will be deemed to have been converted into the right to receive, and to have become exchangeable for, the consideration due under the merger agreement. See "ORTHALLIANCE SPECIAL MEETING -- Appraisal Rights."

OUTSTANDING OPTIONS AND WARRANTS

     At the effective time of the merger, each unexpired option or warrant granted by OrthAlliance to purchase shares of OrthAlliance Class A or Class B common stock which is outstanding and unexercised immediately prior to the effective time will cease to represent a right to acquire shares of OrthAlliance Class A or Class B common stock and will automatically be assumed by OCA and converted into an option or warrant, as applicable, to purchase a number of shares of OCA common stock at an exercise price determined as follows:

     - The number of shares of OCA common stock to be subject to an option or warrant as converted will equal the product of the number of shares of OrthAlliance Class A or Class B common stock subject to the option or warrant times the exchange ratio, with any fractional shares of OCA common stock rounded down to the nearest whole share; and

     - The exercise price per share of OCA common stock under an option or warrant as converted will equal the exercise price per share of OrthAlliance Class A or Class B common stock subject to the option or warrant divided by the exchange ratio, with the exercise price rounded up to the nearest cent.

     At the effective time of the merger agreement, the other terms of each OrthAlliance option or warrant will continue to apply in accordance with its terms, the applicable stock option plan and applicable law, except that references to OrthAlliance and its subsidiaries will mean OCA and its subsidiaries.

BACKGROUND OF THE MERGER

     In 1999, OrthAlliance began a review of its business and corporate strategy in light of the declining market price of OrthAlliance Class A common stock.

     In September 1999, representatives of OrthAlliance and OCA engaged in preliminary discussions about the possibility of pursuing a strategic merger or acquisition. OCA indicated that it was not interested in pursuing such a transaction at that time.

     On March 9, 2000, OrthAlliance engaged U.S. Bancorp Piper Jaffray to advise OrthAlliance with respect to strategic and financial alternatives to enhance stockholder value and created a special committee of OrthAlliance's Board of Directors to explore proposals for the combination, sale or restructuring of OrthAlliance. This special committee consisted of three directors of OrthAlliance, W. Dennis Summers, G. Harry Durity and Craig McKnight. During Spring 2000, OrthAlliance's Board of Directors and the special committee received presentations from management and U.S. Bancorp Piper Jaffray as to various matters, including an overview of several strategic alternatives. U.S. Bancorp Piper Jaffray then began a process of soliciting indications of interest from parties who might be interested in buying, or making an equity investment in, OrthAlliance. U.S. Bancorp Piper Jaffray and OrthAlliance prepared a confidential offering memorandum describing OrthAlliance and between March 2000 and October 2000, U.S. Bancorp Piper Jaffray contacted approximately 73 potential financial buyers, 37 of whom signed a confidentiality agreement and received the confidential memorandum. The one potential strategic buyer identified by U.S. Bancorp Piper Jaffray was OCA, who at that time did not express an interest in OrthAlliance.

     Four potential financial buyers submitted preliminary non-binding indications of interest during Summer 2000, three of whom conducted a due diligence review of OrthAlliance and received presentations from OrthAlliance management. OrthAlliance also received an additional inquiry from another party proposing a $15 million to $20 million private equity transaction. In late August 2000, one of the potential financial buyers submitted a non-binding offer to acquire OrthAlliance and the party that submitted the private equity inquiry submitted a revised offer. The special committee's attempts to improve either offer in the succeeding weeks were unsuccessful, and both potential investors soon informed OrthAlliance that they were no longer interested in a transaction with OrthAlliance, even at lower transaction values. Effective October 16, 2000, OrthAlliance's Board of Directors disbanded the special committee, because it determined that none of the potential investors was interested in proceeding and that there were no remaining expressions of interest for OrthAlliance to pursue. On October 16, 2000, the closing price of OrthAlliance's Class A common stock was $4.1875 per share.

     In early November, another potential financial buyer contacted U.S. Bancorp Piper Jaffray to express an interest in participating in a "going private" transaction and over the next several months engaged in discussions with U.S. Bancorp Piper Jaffray and OrthAlliance's management. In mid-December 2000, this potential financial buyer provided a preliminary term sheet to OrthAlliance.

     To avoid potential conflicts of interest that could have arisen from the evaluation of the potential financial buyer's proposal for the acquisition of OrthAlliance or other proposals submitted by, or with the participation of, members of OrthAlliance's Board of Directors, management and/or affiliated orthodontists and pediatric dentists, on January 2, 2001, OrthAlliance's Board of Directors formed a new special committee to evaluate all anticipated proposals for the combination, sale or restructuring of OrthAlliance. The special committee was authorized to consider the terms of any such proposals, to negotiate definitive agreements with respect to such proposals and to report to OrthAlliance's Board of Directors the special committee's recommendations and conclusions with respect to any proposals. In making its determinations, the special committee was authorized to establish such procedures, review such information, and engage such financial advisors and legal counsel as it deemed appropriate. OrthAlliance's Board selected Messrs. Durity and McKnight as the members of the special committee. Messrs. Durity and McKnight were members of OrthAlliance's Board of Directors and were not employed by OrthAlliance or any of OrthAlliance's affiliated practices.

     In early January 2001, Bartholomew F. Palmisano, Sr., the Chief Executive Officer of OCA, engaged in preliminary discussions with W. Dennis Summers, the Interim Chief Executive Officer of OrthAlliance, regarding the possibility of the parties pursuing a strategic merger. The parties entered into a confidentiality agreement to facilitate the exchange of due diligence materials. On January 5, 2001, Mr. Summers, other representatives of OrthAlliance and two of OrthAlliance's affiliated practitioners met with Mr. Palmisano in Metairie, Louisiana to engage in further preliminary discussions. The parties did not elect to pursue a transaction at that time.

     The potential financial buyer conducted due diligence at OrthAlliance's main business office in mid-January 2001 and indicated that it was interested in continuing to proceed with a transaction.

     On January 24, 2001, OrthAlliance issued a press release stating that its Board of Directors had adopted resolutions creating a special committee to explore strategic alternatives to increase stockholder value and that the special committee was authorized to hire an investment banker and other advisors to assist the special committee in performing its duties.

     On January 31, 2001, OrthAlliance's Board of Directors reconstituted the special committee due to time conflicts in the business schedule of Mr. Durity, replacing Mr. Durity with Robert W. Miller, a newly-appointed member of OrthAlliance's Board. Mr. Miller was not employed by OrthAlliance or any of OrthAlliance's affiliated practices.

     On February 9, 2001, the special committee met with U.S. Bancorp Piper Jaffray to discuss the firm's relationship with OrthAlliance, its prior efforts to arrange a strategic transaction for OrthAlliance and its view of OrthAlliance's long-term prospects. U.S. Bancorp Piper Jaffray informed the special committee that it was currently in discussions with several potential bidders, including the potential financial buyer that expressed an interest in pursuing a "going private" transaction. The special committee also met with members of OrthAlliance's management to discuss OrthAlliance's financial condition and future prospects, the status of pending litigation and certain notices received by OrthAlliance from affiliated practitioners threatening to terminate their service, management service and consulting agreements with OrthAlliance.

     On February 16, 2001, the special committee again met with U.S. Bancorp Piper Jaffray and formally engaged U.S. Bancorp Piper Jaffray to serve as its financial advisor. At the meeting, the special committee then reviewed with its advisors a draft merger agreement it had received from the potential financial buyer proposing to acquire OrthAlliance for $4.25 cash per share of OrthAlliance common stock. Members of the special committee expressed concern over several provisions in the draft merger agreement, particularly a "break-up" fee of $5 million if the transaction was not completed by August 1, 2001 and several conditions to complete the merger that were not within the control of OrthAlliance, such as the following conditions:

     - OrthAlliance affiliated practitioners representing at least 75% of OrthAlliance's annual revenue for fiscal year 2000 must have agreed to extend their employment agreements with OrthAlliance's affiliated practices until September 30, 2004;

     - OrthAlliance affiliated practitioners must have agreed to co-invest in cash or OrthAlliance common stock approximately $19 million in a parent company of OrthAlliance's successor; and

     - OrthAlliance's revolving credit facility must have remained in place on substantially the same terms following the financial buyer's acquisition of OrthAlliance.

The special committee negotiated with the potential financial buyer and attempted to revise the draft merger agreement to exclude or revise these conditions and to reduce or restructure the break-up fee.

     From February 16 to February 22, 2001, U.S. Bancorp Piper Jaffray reviewed certain financial and other information concerning OrthAlliance, met with certain members of OrthAlliance's management and met by telephone with the potential financial buyer to discuss its proposal. During the same period, the special committee met by telephone with the potential financial buyer to negotiate the terms of the draft merger agreement.

     On February 22, 2001, Mr. Miller, on behalf of the special committee, and representatives of the potential financial buyer met in Atlanta, Georgia, to negotiate the terms of the draft merger agreement. During the meeting, the potential financial buyer was unwilling to increase the cash price per share to be paid to OrthAlliance's stockholders and indicated that its initial $4.25 cash offer would be subject to downward adjustment based on its continuing due diligence review of OrthAlliance. The potential financial buyer also expressed hesitation in acquiring OrthAlliance unless the acquisition was structured as an acquisition led by OrthAlliance affiliated practitioners. At the conclusion of the meeting, the potential financial buyer informed the special committee that it was suspending further negotiations until it discussed with certain OrthAlliance affiliated practitioners their degree of support for the potential financial buyer's acquisition proposal. Those discussions ensued during March 2001.

     On March 30, 2001, the special committee received a term sheet containing a revised proposal from the potential financial buyer and from certain of OrthAlliance's affiliated practitioners, including the following members of OrthAlliance's Board: Dr. Randall K. Bennett, Dr. Douglas D. Durbin, Dr. Raymond
G. W. Kubisch, Dr. Stephen G. Tracey and Dr. Larry D. Dormois. Since the merger agreement was approved by OrthAlliance's Board of Directors, Dr. Durbin has resigned from the Board. The revised proposal set forth terms substantially similar to the terms contained in the draft merger agreement previously presented to the special committee, although the potential financial buyer now proposed a formula-based price tied to the average market price per share of OrthAlliance's Class A common stock prior to execution of a definitive agreement, rather than a fixed cash price per share. The formula-based price yielded a price per share of OrthAlliance common stock of $2.79 to OrthAlliance's stockholders as of the date of the revised proposal.

     Between April 6, 2001 and April 24, 2001, the parties and their representatives engaged in negotiations regarding the terms of the revised proposal as set forth in a revised draft of the merger agreement. During these negotiations, the potential financial buyer stated that it would be necessary for it to maintain a relationship with OrthAlliance's senior lenders following the potential financial buyer's acquisition of OrthAlliance. The special committee informed the potential financial buyer that OrthAlliance's senior lenders would likely require a reduction in their commitments to OrthAlliance under OrthAlliance's revolving credit facility and/or some form of additional equity investment or reduction of indebtedness prior to consenting to any acquisition of OrthAlliance by the potential financial buyer.

     In early April 2001, Mr. Summers was contacted by Mr. Palmisano, OCA's Chief Executive Officer. Mr. Palmisano indicated that OCA might be interested in acquiring OrthAlliance. On April 10, 2001,

Mr. Summers informed the special committee, through its legal counsel, of his discussions with Mr. Palmisano. The special committee subsequently directed Mr. Summers to continue discussions with Mr. Palmisano. During April 2001, OCA and its advisors reviewed due diligence materials provided to them by OrthAlliance.

     On April 24, 2001, the special committee was informed that negotiations between the potential financial buyer and First Union National Bank, the agent under OrthAlliance's revolving credit facility, over the terms of a consent by OrthAlliance's senior lenders to the potential financial buyer's acquisition of OrthAlliance had been suspended by First Union. Between April 24, 2001 and May 4, 2001, the special committee and its advisors attempted to recommence negotiations between First Union and the potential financial buyer and to arrange a meeting between First Union and the potential financial buyer.

     On April 26, 2001, Mr. Summers informed the special committee that he had arranged a meeting with OCA to discuss a potential transaction with OCA, and that OCA was retaining Banc of America Securities LLC to act as its financial advisor in connection with the potential transaction. On April 27, 2001, Mr. Summers and the special committee's legal counsel met with Mr. Palmisano and OCA's legal counsel, and discussed possible transaction structures, including a stock-for-stock merger of the two companies.

     On May 2, 2001, the special committee received a draft merger agreement from OCA's legal counsel. The special committee and its representatives reviewed the terms of the draft merger agreement and determined to schedule a meeting with OCA to further discuss OCA's proposal. Pursuant to the terms of a confidentiality agreement entered into between OrthAlliance and the potential financial buyer, the special committee informed the potential financial buyer that OrthAlliance had received an indication of interest from another bidder.

     On May 4, 2001, Mr. Miller, on behalf of the special committee, and Mr. Palmisano, on behalf of OCA, along with their respective legal counsel and financial advisors, met in Atlanta, Georgia. Mr. McKnight attended the meeting by telephone. During the meeting, the parties discussed the terms of the draft merger agreement, including a proposed condition to OCA's obligation to complete the merger based on the execution by a minimum number of OrthAlliance's affiliated practitioners of certain amendments to their existing employment agreements and service, management service and consulting agreements with OrthAlliance.

     On May 7, 2001, Mr. Miller spoke by telephone with the potential financial buyer to discuss its progress in meetings with First Union and whether First Union was willing to recommend to OrthAlliance's other senior lenders that they approve the potential financial buyer's acquisition of OrthAlliance. The potential financial buyer indicated that First Union would be in a position to consent to the execution of a binding agreement between OrthAlliance and the potential financial buyer on an expedited basis but that it would take between two to three weeks before all of OrthAlliance's senior lenders would be in a position to approve the consummation of the acquisition. The potential financial buyer indicated that First Union and the other senior lenders were still in the process of assessing the new credit relationship that would be established if the potential financial buyer were to acquire OrthAlliance. Mr. Miller informed the potential financial buyer that he was not opposed to entering into a definitive agreement with a limited financing contingency necessitated by the senior lenders' inability to deliver a final approval for the transaction in a timely manner, but that the acquisition price per share originally proposed by the potential financial buyer would need to be increased to account for the addition of such a limited financing contingency. In response, the potential financial buyer proposed a two-tier offer price of either $2.95 per share contingent upon 70% of OrthAlliance's affiliated practitioners extending their employment agreements through September 30, 2004 or $2.55 per share contingent upon 60% of OrthAlliance's affiliated practitioners similarly extending their employment agreements. The potential financial buyer further stated that its offer would expire at noon on May 8, 2001.

     At a meeting of the special committee on May 7, 2001, the special committee was informed that OrthAlliance's management had received a preliminary proposal from a second potential financial buyer with respect to the acquisition of OrthAlliance through an employee stock ownership plan. The special
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committee determined that in light of the advanced stages of its negotiations with the initial potential financial buyer and OCA and the complexities of a transaction involving an employee stock ownership plan, it was not in a position to initiate discussions with a new bidder at such time. The special committee, however, instructed U.S. Bancorp Piper Jaffray to communicate to the potential bidder that the special committee would consider its proposal along with other proposals currently being considered by the special committee.

     On May 8, 2001, the special committee received a letter from the initial potential financial buyer sent prior to its noon deadline stating that the potential financial buyer was rescinding its offer and was no longer interested in acquiring OrthAlliance. The potential financial buyer stated that pursuing a transaction with OrthAlliance was not viable for the potential financial buyer given the position of OrthAlliance's senior lenders and the terms proposed by the special committee with regard to a limited financing contingency.

     Later on May 8, 2001, Mr. Palmisano contacted Messrs. Miller and McKnight and communicated to the special committee a revised proposal for OCA's acquisition of OrthAlliance, including the use of a tiered exchange ratio and changes to the condition to OCA's obligation to complete the merger based upon the amount of OrthAlliance's affiliated practitioners who amended the terms of their employment agreements and service, management service and consulting agreements with OrthAlliance.

     At a meeting of the special committee on May 8, 2001, the special committee and its advisors reviewed OCA's revised proposal and determined that in light of the rescission of the potential financial buyer's proposal earlier in the day and the substantial improvement in the terms of OCA's proposal, Mr. Miller would continue his discussions with Mr. Palmisano.

     Between May 8, 2001 and May 11, 2001, representatives of OCA, OrthAlliance and the special committee continued to negotiate the terms of a merger agreement between OCA and OrthAlliance.

     On May 9, 2001 and May 14, 2001, OCA's Board of Directors met by telephone with OCA's management and its advisors to discuss the terms of a potential merger with OrthAlliance, the results of OCA's due diligence review of OrthAlliance and Banc of America Securities' preliminary views of the proposed financial terms of the merger. OCA's Board of Directors discussed the merits of a transaction with OrthAlliance as well as specific terms of the proposed merger agreement. OCA's Board authorized Mr. Palmisano to continue negotiations with OrthAlliance.

     From February 2001 until May 12, 2001, the special committee periodically updated OrthAlliance's full Board of Directors as to the general status of its negotiations with the potential financial buyer and OCA.

     On May 12, 2001, OrthAlliance's Board of Directors, together with advisors to OrthAlliance and the special committee, met in Atlanta, Georgia, to consider a revised draft of the merger agreement. OrthAlliance's legal counsel reviewed with OrthAlliance's directors their fiduciary duties in connection with their consideration of the proposed merger. The special committee's legal counsel reviewed the principal terms of the draft merger agreement. U.S. Bancorp Piper Jaffray presented a preliminary analysis of the financial terms of the merger and the results of its due diligence review of OCA. OrthAlliance's directors questioned U.S. Bancorp Piper Jaffray regarding certain aspects of its valuation methodologies and analyses and extensively discussed the advantages and disadvantages of the proposed merger with OCA. At the conclusion of the meeting, OrthAlliance's Board instructed the special committee and its advisors to continue negotiations with OCA.

     From May 13, 2001 to May 16, 2001, the parties continued to negotiate specific terms and conditions of the merger agreement, including provisions that related to determination of the exchange ratios.

     On May 16, 2001, OCA's Board of Directors met in a special meeting held by telephone to consider the proposed merger with OrthAlliance and the terms of the proposed merger agreement. OCA's Board received presentations from its advisors regarding the merger, the terms of the proposed merger agreement and the directors' fiduciary duties. Banc of America Securities presented a financial analysis, outlined in

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

materials distributed to OCA's directors, of the exchange ratio in the merger and delivered its oral opinion, which opinion was subsequently confirmed by delivery of its written opinion dated May 16, 2001, to OCA's Board of Directors that as of such date, and based on and subject to the assumptions, limitations and considerations stated therein, the exchange ratio in the merger was fair from a financial point of view to OCA. Following these presentations and discussions among the members of OCA's Board, the definitive merger agreement was approved by OCA's Board of Directors.

     Also on May 16, 2001, the special committee, together with its advisors, held a meeting by telephone to discuss the proposed merger with OCA. A copy of the final version of the merger agreement, a fairness opinion from U.S. Bancorp Piper Jaffray and related analyses and other materials had been delivered to the special committee prior to the meeting. The special committee discussed with its advisors the terms of the proposed final version of the merger agreement. U.S. Bancorp Piper Jaffray then presented a financial analysis, outlined in materials distributed to the special committee, of OCA's offer and delivered an opinion addressed to the special committee that the merger consideration proposed to be received by the stockholders of OrthAlliance was fair to the holders of OrthAlliance common stock from a financial point of view. Following the delivery of such opinion, the special committee unanimously determined that:

     - The merger, the merger agreement and the transactions contemplated were advisable, fair to and in the best interests of OrthAlliance and its stockholders; and

     - The special committee recommend to OrthAlliance's Board of Directors that it approve, accept and declare advisable the merger, the merger agreement and the transactions contemplated thereby and recommend to OrthAlliance's stockholders that they approve the merger and the merger agreement.

     Following this meeting of the special committee, OrthAlliance's Board of Directors, together with its advisors and the special committee's legal counsel, held a meeting by telephone to consider the recommendation of the special committee and to consider the proposed merger with OCA. A final version of the merger agreement, the fairness opinion from U.S. Bancorp Piper Jaffray to the special committee and related analyses and other materials had been delivered to the directors prior to the meeting. OrthAlliance's legal counsel reviewed with the directors the fiduciary duties of the directors and discussed the terms of the proposed final version of the merger agreement. U.S. Bancorp Piper Jaffray then presented a financial analysis, outlined in materials distributed to OrthAlliance's Board, of OCA's offer and reviewed its opinion to the special committee that the merger consideration proposed to be received by the stockholders of OrthAlliance was fair to the holders of OrthAlliance common stock from a financial point of view. OrthAlliance's Board extensively discussed the advantages and disadvantages of entering into a merger agreement with OCA. In light of the potential conflicts of interests involving the directors who are practitioners affiliated with OrthAlliance and who might receive incentives, along with other OrthAlliance affiliated practitioners, to amend their employment agreements and service, management service or consulting agreements, the directors held two votes. In the first vote, the directors of OrthAlliance who were not practitioners affiliated with OrthAlliance determined that:

     - The merger, the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of OrthAlliance and its stockholders;

     - OrthAlliance's Board recommend to OrthAlliance's stockholders that they approve the merger and the merger agreement; and

     - OrthAlliance's management was authorized to finalize the appropriate documents and execute a definitive merger agreement.

In the second vote, OrthAlliance's full Board of Directors, with one dissent, adopted these same resolutions.

     Final negotiations with respect to the merger agreement and related schedules continued through the evening of May 16, 2001 and the merger agreement was executed later that evening. A press release announcing the merger agreement was issued on May 17, 2001.

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

ORTHALLIANCE'S REASONS FOR THE MERGER; RECOMMENDATION OF ORTHALLIANCE'S BOARD OF DIRECTORS

     OrthAlliance's Board of Directors considered and approved the merger agreement at a special meeting of the Board held on May 16, 2001. In reaching its decision to approve the merger and the merger agreement, OrthAlliance's Board of Directors considered the following factors:

     BUSINESS, FINANCIAL CONDITION AND PROSPECTS. In evaluating the terms of the proposed merger and the merger agreement, OrthAlliance's Board of Directors considered, among other things, information with respect to the financial condition, results of operation, business and prospects of OrthAlliance. The directors particularly considered the future prospects of OrthAlliance, including the following factors:

     - Growth Prospects. The Board believed that OrthAlliance's historically low stock price and its restricted ability to incur additional indebtedness had prevented and would continue to prevent OrthAlliance, as an independent company, from realizing its business strategy of expanding its network of affiliated orthodontic and pediatric dental practices. Specifically, although OrthAlliance regularly had met analysts' earnings estimates, the closing price of OrthAlliance's Class A common stock on May 16, 2001, the date of the special meeting of OrthAlliance's Board to consider the merger, was $3.24 per share, a decrease of 73.0% from OrthAlliance's initial public offering price of $12.00 per share on August 26, 1997. This low valuation made it difficult for OrthAlliance to utilize its common stock in connection with acquisitions. In addition, OrthAlliance's revolving credit facility restricted the amount of new indebtedness OrthAlliance could incur to fund acquisitions, and OrthAlliance was approaching limitations on its leverage ratio and its fixed charge coverage ratio included in its revolving credit facility, which might also restrict OrthAlliance's ability to affiliate with additional practices. OrthAlliance's Board had also been informed by OrthAlliance's management that cash from operations might not be sufficient to fund OrthAlliance's growth and that OrthAlliance had reduced the number of new affiliations with orthodontists and pediatric dentists in order to conserve capital resources. OrthAlliance's Board further believed that the market price for OrthAlliance Class A common stock could decline further as a result of anticipated decreases in acquisition activity and an associated decrease in revenue growth attributable to acquisitions. OrthAlliance's Board therefore believed that OrthAlliance was unlikely to be able to fund, except at a minimum level, the expansion of its network of affiliated practices through either issuances of equity, the incurrence of additional debt or through cash from operations.

     - Deteriorating Relationship with Certain Affiliated
       Practitioners. Because many of OrthAlliance's affiliated practitioners received shares of OrthAlliance common stock and options to purchase OrthAlliance common stock in consideration of their affiliation with OrthAlliance, OrthAlliance's Board of Directors believed that the significant decline in the price of OrthAlliance's Class A common stock adversely affected OrthAlliance's relationship with these affiliated practitioners. In the Board's opinion, the discontent with the market price of OrthAlliance Class A common stock led several affiliated practitioners to complain about OrthAlliance's provision of services to such affiliated practices and led certain of these practitioners to send notices of default to OrthAlliance, or institute litigation against OrthAlliance, alleging that OrthAlliance has failed to provide certain services to the practitioners' affiliated practices.

     - Potential Loss of Revenue. OrthAlliance's Board believed that, without a significant restructuring of OrthAlliance, a potentially significant portion of OrthAlliance's future service fee revenues were at risk of being lost beginning in August 2002. Approximately 33.0% of OrthAlliance's 2000 net revenue was generated by affiliated practices with affiliated practitioners whose initial employment term expires in August 2002 and whose employment agreements may be terminated upon one-year's prior written notice. In light of the level of dissatisfaction with OrthAlliance by certain of its affiliated practitioners, OrthAlliance's Board believed there was some risk that some affiliated practitioners would exercise their right to terminate their employment agreements with

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

       OrthAlliance in August 2001, which might reduce OrthAlliance's future revenues and decrease the market price of OrthAlliance's Class A common stock.

     ALTERNATIVE TRANSACTIONS. OrthAlliance's Board considered the opportunities and alternatives available to OrthAlliance if the merger were not to be undertaken, including the possibilities of continuing to operate OrthAlliance as an independent entity, a sale of OrthAlliance through a merger with a company other than OCA and, in respect of each alternative, the timing and likelihood of actually accomplishing these alternatives. OrthAlliance's Board concluded that the merger with OCA was the most viable alternative for addressing the Board's concerns and is more feasible than the alternatives. In light of the extensive process undertaken by OrthAlliance and U.S. Bancorp Piper Jaffray to locate a financial or strategic partner, other than OCA, OrthAlliance's Board concluded it was unlikely that another bidder would make a definitive proposal to effect a business combination with OrthAlliance which would result in a transaction that would provide greater value to OrthAlliance's stockholders. The Board also believed that absent the merger with OCA or a similar transaction or significant restructuring of OrthAlliance, OrthAlliance could possibly follow the experience of other orthodontic practice management companies that have exited the industry because of discontent within their practice network.

     OPPORTUNITY TO PARTICIPATE IN COMBINED COMPANY. The overriding reason for the merger is that OrthAlliance's Board believes the proposed combination of OrthAlliance and OCA should generate substantially more value for stockholders than OrthAlliance could generate on its own or in connection with any other reasonably possible transaction. The Board considered the fact that the merger would enable OrthAlliance's stockholders to continue to participate in the growth of the combined business conducted by OCA and OrthAlliance following the merger and to benefit from the potential appreciation in value of shares of OCA common stock, based on the expected revenue growth for OCA that would be generated by its acquisition of OrthAlliance.

     POTENTIAL PREMIUM. OrthAlliance's Board considered the value of the exchange ratio provided for in the merger agreement relative to the current and historical market price of OrthAlliance Class A common stock. Specifically, based on the minimum exchange ratio of 0.09214, and a closing price of OCA common stock price of $29.50 per share as of May 16, 2001, the value to be received by OrthAlliance stockholders in the merger represents approximately a 2.23% discount and a 9.16% premium over the average closing price of OrthAlliance Class A common stock for the 30 and 90 days, respectively, prior to the announcement of the merger. Based on the maximum exchange ratio of 0.16585, and a closing price of OCA common stock of $29.50 per share as of May 16, 2001, the value to be received by OrthAlliance stockholders in the merger represents approximately a 75.97% and 96.47% premium over the average closing price of OrthAlliance Class A common stock for the 30 and 90 days, respectively, prior to the announcement of the merger.

     LIQUIDITY OF OCA STOCK. OrthAlliance's Board gave consideration to the fact that OCA's common stock is a highly liquid currency, which will provide OrthAlliance's stockholders with an increased ability to sell their stock in an orderly manner without affecting the stock price. Between April 15, 2001 and May 15, 2001, the 30 day period ending the day before the execution of the merger agreement, OrthAlliance's average daily trading volume was 61,691 shares per day, compared to 484,355 shares per day for OCA common stock for the same time period.

     FAIRNESS OPINION. OrthAlliance's Board considered the opinion of the special committee's financial advisor, U.S. Bancorp Piper Jaffray, to the effect that the merger consideration proposed to be received by the stockholders of OrthAlliance was fair to OrthAlliance's stockholders from a financial point of view.

     SPECIAL COMMITTEE RECOMMENDATION. OrthAlliance's Board also considered the special committee's recommendation that the Board approve the merger agreement. In determining to make that recommendation, the special committee also considered the factors described in this section.

     FIXED EXCHANGE RATIO. OrthAlliance's Board considered that a fixed exchange ratio was more favorable under all of the circumstances than an adjustable exchange ratio, despite the fact that the market price of OCA's common stock could decrease. Because the exchange ratio, once determined, is

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

fixed, the aggregate number of shares of OCA common stock to be issued in the merger will also be fixed. Therefore, as OCA's common stock price fluctuates, so does the value to be received by OrthAlliance stockholders for their shares of OrthAlliance common stock. The market value of OCA common stock would also be subject to the fluctuations of the stock market following the merger.

     TERMINATION PROVISIONS. OrthAlliance's Board considered as favorable the provisions of the merger agreement which permit the Board to respond to an unsolicited proposal with respect to an alternative business combination and to terminate the merger agreement and approve a superior proposal that the Board determines in accordance with its fiduciary duties is in the best interest of OrthAlliance's stockholders.

     LIKELIHOOD OF CLOSING. OrthAlliance's Board considered as favorable the likelihood that the merger would be completed, given OCA's experience, reputation and financial resources.

     TAX CONSEQUENCES. OrthAlliance's Board considered as favorable the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

     POTENTIAL NEGATIVE FACTORS. OrthAlliance's Board of Directors also considered and balanced against the potential benefits of the merger, a number of potentially negative factors, including, the following:

     - The risk that the merger would not be completed, particularly as a result of the inability to satisfy the condition that a minimum amount of OrthAlliance's affiliated practitioners amend their employment agreements and OrthAlliance service, management service or consulting agreements. See "THE MERGER AGREEMENT -- Conditions to the Merger."

     - The potential effect of the public announcement of the merger agreement on OrthAlliance's operating revenues and operating results and OrthAlliance's ability to attract and retain key management and other personnel.

     - The possibility that the market value of OCA's common stock might decrease, causing less aggregate value to be paid to OrthAlliance stockholders.

     - The fact that OrthAlliance's stockholders will not receive the full benefit of any future growth in the value of their equity that OrthAlliance may have achieved as an independent company, and the potential disadvantage to OrthAlliance stockholders if OrthAlliance and OCA do not perform well as a combined company.

     - The possibility that some of the provisions of the merger agreement, including the non-solicitation and termination fee payment provisions, might have the effect of discouraging other persons potentially interested in merging with or acquiring OrthAlliance from pursuing such an opportunity. See "THE MERGER AGREEMENT -- No Other Transactions Involving OrthAlliance."

     - The possibility that certain members of OrthAlliance's management and Board of Directors may be deemed to have interests in the merger that are different from or in addition to their interests as OrthAlliance stockholders generally. See "-- Interests of Certain Persons in the Merger."

     This discussion of the factors considered by OrthAlliance's Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by OrthAlliance's Board. In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, OrthAlliance's Board of Directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. Rather, OrthAlliance's Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with and questioning of OrthAlliance management and its legal, financial and accounting advisors. In considering the factors described above, individual members of OrthAlliance's Board of Directors may have given different weight to different factors. OrthAlliance's Board of Directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

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

     BASED ON A THOROUGH EVALUATION OF THESE FACTORS, ORTHALLIANCE'S BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF ORTHALLIANCE STOCKHOLDERS. ORTHALLIANCE'S BOARD OF DIRECTORS RECOMMENDS THAT ORTHALLIANCE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OCA'S REASONS FOR THE MERGER

     OCA's Board of Directors believes that the addition of OrthAlliance's affiliated orthodontists and pediatric dentists will complement OCA's existing base of over 400 affiliated orthodontists, and enhance OCA's position as the leading provider of integrated business services to orthodontic practices. OCA's Board of Directors also believes that the merger will provide the opportunity for enhanced revenue growth and increased operating margin, and enable OCA to leverage its computer and operating systems and other resources over a larger base of affiliated practitioners.

     OCA's Board of Directors deliberated and approved the merger agreement at a special meeting held on May 16, 2001. In reaching its determination to approve and adopt the merger agreement, OCA's Board of Directors consulted with OCA's management and financial, accounting and legal advisors, and considered a number of factors. The following is a discussion of information and factors considered by OCA's Board of Directors in reaching this determination. This discussion is not intended to be exhaustive, but includes the material factors considered by OCA's Board of Directors. In the course of its deliberations with respect to the merger, OCA's Board of Directors discussed the anticipated impact of the merger on OCA and OCA's stockholders. In reaching its determination to approve and recommend the merger agreement, OCA's Board of Directors did not assign any relative or specific weights to the factors considered in reaching such determination, and individual members of OCA's Board of Directors may have given differing weights to different factors.

     The following includes the material factors that were considered by OCA's Board of Directors:

     - Its review, based in part on presentations by OCA's management, and legal, accounting and financial advisors, of:

       - The business, operations, technology, dividends, financial condition and earnings of OrthAlliance on an historical and a prospective basis and of the combined company on a pro forma basis,

       - The historical stock price performance of OrthAlliance Class A common stock, and

       - The potential impact on the market value of OCA common stock following the merger;

     - The opinion of Banc of America Securities LLC that, as of the date of the opinion and based upon and subject to the assumptions, limitations and considerations stated in that opinion, the exchange ratio in the merger was fair from a financial point of view to OCA (see "-- Fairness Opinion of OCA's Financial Advisor");

     - The perceived quality of OrthAlliance's affiliated orthodontists and pediatric dentists;

     - The terms of the merger agreement, including the amount and form of consideration to be received by OrthAlliance stockholders in the merger, and the expectation that the merger will be a tax-free transaction to OCA, its stockholders, OrthAlliance and its stockholders;

     - The likelihood that a reasonable amount of OrthAlliance affiliated orthodontists and pediatric dentists would be willing to extend their commitment to practice in affiliation with OCA and its subsidiaries, and the amount and type of incentives that might be needed to encourage those extensions;

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

     - The potential effect of the merger, and announcement of the merger agreement, on OCA's relationships with its affiliated orthodontists, and OCA's ability to service a significantly larger number of affiliated practitioners; and

     - The anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined companies from the merger, and the likelihood that these would be achieved following the merger.

FAIRNESS OPINION OF ORTHALLIANCE'S FINANCIAL ADVISOR

     U.S. Bancorp Piper Jaffray was engaged to act as the exclusive financial advisor in connection with the merger based on U.S. Bancorp Piper Jaffray's long-standing relationship with OrthAlliance and its reputation, expertise and experience in similar transactions. On May 16, 2001, U.S. Bancorp Piper Jaffray rendered to the special committee its oral opinion to the effect that, as of such date and based upon and subject to certain matters stated in the opinion, the merger consideration proposed to be received by the stockholders of OrthAlliance was fair, from a financial point of view, to the holders of OrthAlliance common stock. U.S. Bancorp Piper Jaffray subsequently confirmed its oral opinion by delivering a written opinion, dated as of May 16, 2001, to the OrthAlliance special committee.

     The full text of the U.S. Bancorp Piper Jaffray written opinion is attached as Annex C to this Proxy Statement/Prospectus. U.S. Bancorp Piper Jaffray's opinion is addressed to the OrthAlliance special committee and does not constitute a recommendation to any stockholder as to how such stockholder should vote at OrthAlliance's special meeting of stockholders. U.S. Bancorp Piper Jaffray's opinion addresses only the fairness, from a financial point of view, of the proposed merger consideration to the holders of OrthAlliance common stock, and U.S. Bancorp Piper Jaffray expresses no opinion as to the merits of the underlying decision by OrthAlliance to engage in the merger. The summary of U.S. Bancorp Piper Jaffray's opinion in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion. You should read the U.S. Bancorp Piper Jaffray opinion carefully and in its entirety.

     In connection with its opinion, U.S. Bancorp Piper Jaffray reviewed certain publicly available financial and other information concerning OrthAlliance and OCA and certain internal analyses and other information furnished to, or discussed with, U.S. Bancorp Piper Jaffray by OrthAlliance and OCA. In addition, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy of OrthAlliance management's concerns that OrthAlliance had limited growth prospects as a stand-alone company, that OrthAlliance's relationships with certain affiliated practices were deteriorating due to the decline in the stock price of OrthAlliance Class A common stock and that there was a potential loss of revenue in connection with the termination of employment agreements of affiliated practitioners in August 2002. U.S. Bancorp Piper Jaffray also engaged in discussions with members of the senior management of OrthAlliance and OCA regarding the business and prospects of their respective companies and the joint prospects of a combined company. In addition, U.S. Bancorp Piper Jaffray:

     - Reviewed the reported prices and trading activity for OrthAlliance Class A common stock and OCA common stock;

     - Compared certain financial and stock market information for OrthAlliance and OCA with similar information for certain other companies whose securities are publicly traded;

     - Reviewed the financial terms of certain recent business combinations that U.S. Bancorp Piper Jaffray deemed comparable in whole or in part;

     - Reviewed the terms of the merger agreement and certain related documents; and

     - Performed such other studies and analyses and considered such other factors as U.S. Bancorp Piper Jaffray deemed appropriate.

     U.S. Bancorp Piper Jaffray did not assume responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning

OrthAlliance, OCA or the combined company, including, but not limited to, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, U.S. Bancorp Piper Jaffray assumed and relied upon the accuracy and completeness of all such information and has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of OrthAlliance or OCA.

     With respect to the financial forecasts and projections made available to U.S. Bancorp Piper Jaffray and used in its analyses, including, but not limited to, the analyses and forecasts of certain synergies expected by OrthAlliance and OCA to be achieved as a result of the merger, U.S. Bancorp Piper Jaffray has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of OrthAlliance or OCA, as the case may be, as to the matters covered. In rendering its opinion, U.S. Bancorp Piper Jaffray expresses no view as to the reasonableness of such forecasts and projections, including the synergies, or the assumptions on which they are based. U.S. Bancorp Piper Jaffray's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, May 16, 2001.

     For purposes of rendering its opinion, U.S. Bancorp Piper Jaffray assumed, in all respects material to its analysis, that:

     - The representations and warranties of OrthAlliance, OCA and OCA Acquisition Corporation contained in the merger agreement are true and correct;

     - OrthAlliance, OCA and OCA Acquisition Corporation will each perform all of the covenants and agreements to be performed by it under the merger agreement; and

     - All conditions to the obligations of each of OrthAlliance, OCA and OCA Acquisition Corporation to complete the merger will be satisfied without waiver of any of these conditions.

U.S. Bancorp Piper Jaffray also assumed that all material governmental, regulatory or other approvals or consents required in connection with the completion of the merger will be obtained and that in connection with obtaining these approvals or consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either OrthAlliance or OCA is a party or is subject, or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on OrthAlliance or OCA or materially reduce the contemplated benefits of the merger to OrthAlliance. U.S. Bancorp Piper Jaffray is expressing no opinion as to the price at which OrthAlliance Class A common stock or OCA common stock will trade at any time. U.S. Bancorp Piper Jaffray assumed that the terms were the most beneficial terms from OrthAlliance's perspective that could, under the circumstances, be negotiated among the parties and expressed no opinion as to whether any alternative transaction might be more favorable to OrthAlliance.

     The following is a summary of the material analyses and factors considered by U.S. Bancorp Piper Jaffray in connection with its opinion to the OrthAlliance special committee dated as of May 16, 2001:

     ANALYSIS OF SELECTED PUBLIC COMPANIES. U.S. Bancorp Piper Jaffray compared certain financial and stock market information for OrthAlliance with similar information for the following selected publicly held companies:

     - American Dental Partners, Inc.;

     - Birner Dental Management Services, Inc.;

     - Castle Dental Centers, Inc.;

     - InterDent, Inc.;

     - Monarch Dental Corporation; and

     - OCA.

U.S. Bancorp Piper Jaffray calculated enterprise value, which U.S. Bancorp Piper Jaffray defined as equity market value plus debt, less cash and equivalents, relative to each company's latest 12 months revenue and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. U.S. Bancorp Piper Jaffray also calculated share price relative to each company's estimated calendar year 2001 and 2002 earnings per share (commonly referred to as EPS) estimates. All multiples were based on closing stock prices on May 15, 2001. EPS estimates for the selected companies were based on estimates as reported by the Institutional Brokers Estimate System (commonly referred to as IBES) and Advest, Inc., and EPS estimates for OrthAlliance were based on the internal estimates of the management of OrthAlliance. This analysis noted that EPS estimates for 2002 were available for only two of the six companies in this analysis. U.S. Bancorp Piper Jaffray then compared the multiples for the selected companies to the multiples for OrthAlliance assuming OrthAlliance common stock prices of $2.59 and $4.66 in the merger. This analysis indicated multiples of selected valuation data as follows:

                                                         SELECTED MULTIPLES
                                            ---------------------------------------------
                                            ORTHALLIANCE         SELECTED COMPANIES
                                            -------------   -----------------------------
                                            $2.59   $4.66   MEDIAN   MEAN    HIGH    LOW
                                            -----   -----   ------   -----   -----   ----
Enterprise Value to:
  Latest 12 Months Revenue................  0.7x    0.9x     0.6x     1.3x    5.0x   0.3x
  Latest 12 Months EBITDA.................  3.4x    4.2x     4.8x     6.5x   14.2x   3.2x
2001 Price/Earnings Ratio.................  2.9x    5.2x    11.7x    12.0x   23.4x   0.9x
2002 Price/Earnings.......................  2.5x    4.5x    14.1x    14.1x   19.1x   9.3x

     ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS. U.S. Bancorp Piper Jaffray reviewed multiples of revenue and earnings paid in the following two merger and acquisition transactions, with the acquiror being listed before the target: TA Associates, Inc./Physicians' Specialty Corp. and Vestar Capital Partners/ Sheridan Healthcare, Inc. For these selected merger and acquisition transactions, this analysis indicated multiples of enterprise value to the latest 12 months net revenue of 1.0x to 1.6x; multiples of enterprise value to the latest 12 months EBITDA of 6.0x to 9.1x; multiples of enterprise value to the latest 12 months operating income of 7.9x to 11.7x; and multiples of enterprise value to the latest 12 months net income of 9.6x to 17.4x. This analysis noted that there have been no acquisitions of publicly-traded practice management companies since November 1999.

     PREMIUM PAID ANALYSIS. U.S. Bancorp Piper Jaffray reviewed the range of premiums paid in 11 change-of-control transactions of healthcare services companies with transaction values greater than $50 million completed from January 1, 1999 to May 15, 2001. These transactions indicated a range of premiums based on the target company's stock price one-month prior to announcement of the transaction of (7.6)% to 83.3%, with a mean of 44.8% and a median of 58.1%, and a one-week prior premium of 2.0% to 85.3%, with a mean of 37.8% and a median of 34.3%. The premium paid in the merger based on a per share price of $2.59 of OrthAlliance Class A common stock one-month prior, and one-week prior, to public announcement of the merger were 16.1% and (13.7)%, respectively. The premium paid in the merger based on a per share price of $4.66 for OrthAlliance Class A common stock for the one-month, and one-week, prior to public announcement of the merger was 109.0% and 55.3%, respectively.

     DISCOUNTED CASH FLOW ANALYSIS. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for OrthAlliance to estimate the present value of the stand-alone, unleveraged, after-tax free cash flows that OrthAlliance could generate through December 31, 2005 based on estimates provided by the management of OrthAlliance. The stand-alone discounted cash flow analysis was determined by adding the present value at March 31, 2001 of the projected free cash flows generated by OrthAlliance over the period from April 1, 2001 through December 31, 2005, the present value of OrthAlliance's estimated terminal value in 2005 and OrthAlliance's cash at March 31, 2001, and subtracting OrthAlliance's total debt on March 31, 2001. The analysis assumed that 70% of practitioner revenue is renewed in future periods. The range of estimated terminal values for OrthAlliance was calculated by applying terminal value multiples ranging from 3.0x to 6.0x to the projected 2005 EBITDA of OrthAlliance. The cash flows and terminal values were discounted to present value using discount rates ranging from 23.0% to 27.0% to reflect the uncertainty of contract renewals for OrthAlliance affiliated orthodontists and pediatric dentists.

This analysis yielded an implied equity reference range for OrthAlliance common stock of $0.06 to $5.56 per share, as compared to the closing price per share of OrthAlliance Class A common stock on May 15, 2001 of $3.20.

     CONTRIBUTION ANALYSIS. U.S. Bancorp Piper Jaffray analyzed the relative contribution of OrthAlliance to the estimated revenues, EBITDA and net income of the combined company in calendar years 2001, 2002 and 2003 based on estimates provided by the management of OrthAlliance and, with respect to OCA, estimates of U.S. Bancorp Piper Jaffray. Assuming that all services fees are paid under OrthAlliance's existing contracts and that no contracts are renewed upon expiration, this analysis indicated the following:

     - For calendar year 2001, OrthAlliance would have contributed approximately 32.7% of the revenues, 22.2% of the EBITDA and 15.3% of the net income of the pro forma combined company;

     - In calendar year 2002, OrthAlliance would have contributed approximately 28.4% of the revenues, 18.9% of the EBITDA and 12.6% of the net income of the pro forma combined company; and

     - In calendar year 2003, OrthAlliance would have contributed approximately 20.5% of the revenues, 14.0% of the EBITDA and 7.2% of the net income of the pro forma combined company.

Based on the minimum amount of the exchange ratio, current holders of OrthAlliance common stock would own approximately 2.2% of the equity of the pro forma combined company upon completion of the merger. Based on the maximum amount of the exchange ratio, current holders of OrthAlliance common stock would own approximately 3.9% of the equity of the pro forma combined company upon completion of the merger.

     The summary set forth above does not purport to be a complete description of the opinion of U.S. Bancorp Piper Jaffray to the OrthAlliance special committee or the financial analyses performed and factors considered by U.S. Bancorp Piper Jaffray in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. U.S. Bancorp Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion.

     In performing its analyses, U.S. Bancorp Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of OrthAlliance and OCA. No company, transaction or business used in such analyses as a comparison is identical to OrthAlliance, the pro forma combined company or the proposed merger, nor is an evaluation of the results of such analyses entirely mathematical. Rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     U.S. Bancorp Piper Jaffray's opinion and financial analyses were only one of many factors considered by OrthAlliance's special committee and Board in their evaluation of the proposed merger and should not be viewed as determinative of the views of OrthAlliance's management with respect to the proposed merger consideration or the merger.

     U.S. Bancorp Piper Jaffray is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. OrthAlliance selected U.S. Bancorp Piper Jaffray to serve as its exclusive financial advisor based on U.S. Bancorp Piper Jaffray's long-standing relationship with OrthAlliance and its reputation, expertise and experience in similar transactions. U.S. Bancorp Piper Jaffray has in the past provided financial services to OrthAlliance, including participation as a lender in OrthAlliance's revolving credit facility, for which U.S. Bancorp Piper Jaffray has received customary compensation. U.S. Bancorp Piper Jaffray maintains a market in OrthAlliance Class A common stock and regularly publishes research reports regarding the health care industry and publicly owned companies in the health care industry. In the ordinary course of business, U.S. Bancorp Piper Jaffray may actively trade or hold the securities and other instruments and obligations of OrthAlliance or OCA for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

     Pursuant to a letter agreement, dated February 16, 2001, between OrthAlliance and U.S. Bancorp Piper Jaffray, OrthAlliance agreed to pay U.S. Bancorp Piper Jaffray $350,000 for rendering its opinion, which amount will be credited against a transaction fee equal to 1.25% of the transaction value payable upon completion of the merger. In addition, OrthAlliance has agreed to reimburse U.S. Bancorp Piper Jaffray for its reasonable out-of-pocket expenses, not to exceed $50,000 without the prior written consent of OrthAlliance, including reasonable fees and disbursements of counsel, and to indemnify U.S. Bancorp Piper Jaffray and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

FAIRNESS OPINION OF OCA'S FINANCIAL ADVISOR

     In April 2001, OCA retained Banc of America Securities LLC to act as its financial advisor in connection with the merger. Banc of America Securities is a nationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. OCA selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience and expertise in transactions similar to the merger, its reputation in the investment community and its historical investment banking relationship with OCA.

     On May 16, 2001, Banc of America Securities delivered its oral opinion, which opinion was subsequently confirmed by delivery of its written opinion dated May 16, 2001, to OCA's Board of Directors that, as of such date, and based on and subject to the assumptions, limitations and considerations stated therein, the exchange ratio in the merger was fair from a financial point of view to OCA.

     The full text of the Banc of America Securities opinion to OCA's Board of Directors is attached as Annex D. You should read this opinion carefully and in its entirety in connection with this Proxy Statement/Prospectus. However, also included is the following summary of the Banc of America Securities opinion, which is qualified in its entirety by reference to the full text of the opinion.

     The Banc of America Securities opinion is addressed to the OCA Board of Directors. It does not constitute a recommendation or advice of any kind to OrthAlliance stockholders in connection with the merger. The opinion addresses only the financial fairness of the exchange ratio to OCA. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of OCA's Board of Directors to proceed with or effect the merger or any other aspect of the merger. The opinion does not address the prices at which OCA common stock or OrthAlliance common stock will trade following the announcement or consummation of the merger. In furnishing its opinion, Banc of America Securities did not admit that it is an "expert" as that term is used in the Securities Act of 1933, nor did Banc of America Securities admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to that effect are included in Banc of America Securities' opinion.

     For purposes of the opinion, Banc of America Securities:

     - Reviewed certain publicly available financial statements and other business and financial information of OrthAlliance and OCA;

     - Reviewed certain internal financial statements and other financial and operating data concerning OrthAlliance and OCA that were prepared by the respective managements of OrthAlliance and OCA;

     - Analyzed certain financial forecasts prepared by the respective managements of OrthAlliance and OCA;

     - Reviewed and discussed with the respective managements of OCA and OrthAlliance information relating to certain potential strategic, financial and operational benefits anticipated to result from the merger prepared by the respective managements of OCA and OrthAlliance;

     - Discussed the past and current operations, financial condition and prospects of OCA with senior executives of OCA, and the past and current operations, financial condition and prospects of OrthAlliance with senior executives of OrthAlliance;

     - Reviewed certain pro forma information, prepared by the management of OCA, reflecting the potential impact of the merger on OCA's earnings per share, cash flow, consolidated capitalization and financial ratios;

     - Reviewed the reported prices and trading activity for OrthAlliance Class A common stock and OCA common stock;

     - Compared the financial performance of OrthAlliance and OCA and the prices and trading activity of OrthAlliance Class A common stock and OCA common stock with that of certain other publicly traded companies it deemed generally relevant;

     - Compared certain financial terms of the merger to corresponding financial terms, to the extent publicly available, of certain other business combination transactions it deemed generally relevant;

     - Reviewed a draft of the merger agreement, dated May 16, 2001, and certain related documents; and

     - Performed such other analyses and considered such other factors as it deemed appropriate.

     In connection with Banc of America Securities' review of the exchange ratio in the merger, with the consent of OCA's Board of Directors, Banc of America
Securities:

     - Did not assume any responsibility for independent verification of any of the information provided to or reviewed by it for the purpose of its opinion and relied on such information being complete and accurate in all material respects;

     - Was advised, and assumed, with respect to the financial forecasts referred to above, including information relating to certain strategic, financial and operational benefits anticipated from the merger, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of OrthAlliance and OCA as to the future financial performance of OrthAlliance and OCA, respectively;

     - Did not make any independent valuation or appraisal of the assets or liabilities of OCA, nor was it furnished with any such appraisals;

     - Assumed that the merger will be treated as a tax-free reorganization for federal income tax purposes and that the merger will be accounted for as a purchase for financial accounting purposes;

     - Was not asked to, nor did it, offer any opinion as to the material terms of the merger agreement or any related documents or the obligations thereunder, or the form of the merger, and assumed that each of OCA and OrthAlliance will comply with all material covenants and obligations in the merger agreement and that the merger will be validly consummated without waiver, modification or amendment of any material term, condition or agreement in the merger agreement;

     - Did not participate in negotiations with respect to the terms of the merger agreement, assumed that such terms are the most beneficial terms from OCA's perspective that could under the circumstances be negotiated among the parties and expressed no opinion as to whether any alternative transaction might be more favorable to OCA; and

     - Assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft dated May 16, 2001.

     The Banc of America Securities opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Accordingly, although developments after May 16, 2001 may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion, which speaks only as of the date of the opinion.

     The following is a brief summary of the material financial analyses performed by Banc of America Securities and reviewed with OCA's Board of Directors in connection with providing Banc of America Securities' opinion to OCA's Board. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to understand fully the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. The following information, to the extent based on market data, is as of May 15, 2001, and does not necessarily indicate current or future market conditions.

     Banc of America Securities performed an analysis of the latest 12 month trading range, an analysis of selected comparable public companies, an analysis of precedent transactions, an analysis of selected premiums paid and an analysis of discounted cash flow for OrthAlliance as described below. Based on these valuation methodologies, and taking into account both the variations in the exchange ratio based on the number of OrthAlliance's affiliated orthodontists, pediatric dentists and professional corporations that amend their employment agreements and service, management service or consulting agreements, as contemplated by the merger agreement, and the potential adverse effect on OrthAlliance's future operating results of less than all of the OrthAlliance orthodontists, pediatric dentists and professional corporations amending their agreements, Banc of America Securities derived the following aggregate implied per share equity reference range for OrthAlliance Class A and Class B common stock, as compared to the merger consideration based on the closing price of OCA common stock on May 15, 2001:

                          AGGREGATE IMPLIED PER SHARE
                             EQUITY REFERENCE RANGE

                                 $4.52 to $7.79

                                                          MERGER CONSIDERATION BASED ON
                                                       CLOSING STOCK PRICES ON MAY 15, 2001
                                                    ------------------------------------------
                                                                     IMPLIED CONSIDERATION PER
SIGNING RATIO                                       EXCHANGE RATIO      ORTHALLIANCE SHARE
-------------                                       --------------   -------------------------
Less than 31.00%..................................     0.09214                 $2.59
31.00%-40.99%.....................................     0.10135                 $2.85
41.00%-50.99%.....................................     0.11056                 $3.11
51.00%-60.99%.....................................     0.12899                 $3.62
61% or more.......................................     0.16585                 $4.66

     LATEST TWELVE-MONTH TRADING RANGE ANALYSIS. Banc of America Securities reviewed the share trading range of OrthAlliance Class A common stock to provide a perspective on current public market value based on OrthAlliance's trading performance for the latest twelve-month trading period. Banc of America Securities reviewed the number of shares of OrthAlliance Class A common stock traded at specified prices during the twelve-month period prior to May 15, 2001, as set forth below:

PRICE RANGE                                       PERCENT OF SHARES TRADED
-----------                                       ------------------------
$1.63-$2.75.....................................            23.8%
$2.75-$3.88.....................................            48.9%
$3.88-$5.00.....................................             4.1%
$5.00-$6.13.....................................            11.7%
$6.13-$7.28.....................................            11.4%

     SELECTED COMPARABLE PUBLIC COMPANIES ANALYSIS. Based on public and other available information, Banc of America Securities calculated the multiples of the aggregate value of OrthAlliance, which Banc of America Securities defined as equity value plus debt, less cash and cash equivalents, to OrthAlliance's revenues, earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA) and earnings before interest and taxes (commonly referred to as EBIT) for the latest 12 months. Banc of America Securities also calculated the ratios of equity value to book value and the multiples of share price to earnings per share (commonly referred to as EPS), for both the latest 12 months and those estimated for calendar year 2001. Banc of America Securities then compared those results to the results of similar calculations made with respect to the following companies that Banc of America Securities deemed to be comparable to OrthAlliance:

     - American Dental Partners, Inc.;

     - InterDent, Inc.;

     - Pediatrix Medical Group, Inc.;

     - Hanger Orthopedic Group, Inc.;

     - US Oncology, Inc.;

     - Ameripath, Inc.;

     - Radiologix, Inc.; and

     - Monarch Dental Corporation.

     Each company was selected because it had an active public trading market for its equity securities, was a physician practice management company and Banc of America Securities believed the company had operating characteristics similar to those of OrthAlliance. The comparable company analysis compared OrthAlliance to the comparable companies on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry. Estimated financial data for the selected companies were based on publicly available research analysts' consensus estimates, where available, and for OrthAlliance were based on internal estimates of OrthAlliance management.

     The following table sets forth multiples indicated by this analysis:

                                                              SELECTED
                                                             COMPANIES
                                                          ----------------
                                                          MEDIAN   AVERAGE   ORTHALLIANCE
                                                          ------   -------   ------------
Aggregate Value to:
  Latest 12 Months Revenue..............................   0.9x      1.1x        0.8x
  Latest 12 Months EBITDA...............................   6.7x      7.1x        4.2x
  Latest 12 Months EBIT.................................  11.7x     11.9x        5.8x
Equity Value to Book Value..............................   1.0x      1.1x        0.5x
Stock Price to:
  Latest 12 Months EPS..................................  20.0x     20.2x        6.1x
  Estimated Calendar Year 2001 EPS......................  16.4x     15.2x        7.5x

     Banc of America Securities then applied a range of selected multiples for the selected companies to corresponding data of OrthAlliance, which yielded implied share prices for OrthAlliance as follows:

                                                                               IMPLIED
                                                                             ORTHALLIANCE
                                                            MULTIPLE RANGE   SHARE PRICE
                                                            --------------   ------------
Aggregate Value to:
  Latest 12 Months Revenue................................      0.8x- 1.0x   $3.52-$ 5.92
  Latest 12 Months EBITDA.................................      5.0x- 7.0x   $4.91-$ 9.31
  Latest 12 Months EBIT...................................      7.0x-10.0x   $5.19-$10.02
Stock Price to:
  Latest 12 Months EPS....................................      9.0x-13.0x   $4.91-$ 7.10
  Estimated Calendar Year 2001 EPS........................     11.0x-15.0x   $4.82-$ 6.57

     No company used in the comparable company analysis is identical to OrthAlliance. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of OrthAlliance and other factors that could affect the public trading value of the companies to which OrthAlliance is being compared.

     PRECEDENT TRANSACTIONS ANALYSIS. Banc of America Securities reviewed the consideration offered in the following eight transactions:

          DATE                         ACQUIROR                             TARGET
-------------------------  ---------------------------------   ---------------------------------
  February 15, 2001......  Pediatrix Medical Group, Inc.       Magella Healthcare Corp.
  November 30, 1999......  OrthAlliance                        New Image Orthodontic Group, Inc.
  June 15, 1999..........  TA Associates, Inc.                 Physicians Specialty Corp.
  April 5, 1999..........  Hanger Orthopedic Group             Novacare Orthotics & Prosthetics
  March 25, 1999.........  Vestar Capital Partners             Sheridan Healthcare, Inc.
  December 14, 1998......  American Oncology Resources, Inc.   Physician Reliance Network, Inc.
  October 16, 1998.......  Gentle Dental Service Corp.         Dental Care Alliance
  July 28, 1998..........  TA Associates/GTCR                  CompDent Corp.

     The selected transactions were chosen because the target companies were companies that, for purposes of this analysis, Banc of America Securities considered generally comparable to OrthAlliance. All multiples were based on publicly available information at the time of announcement of the relevant transaction.

                                                                  SELECTED
                                                                TRANSACTIONS
                                                              ----------------
                                                              MEDIAN   AVERAGE
                                                              ------   -------
Aggregate Value to:
  Latest 12 Months Revenue..................................   1.5x      1.7x
  Latest 12 Months EBITDA...................................   9.5x     10.0x
  Latest 12 Months EBIT.....................................  13.5x     13.4x

     Banc of America Securities then applied a range of selected multiples for the selected companies to corresponding data of OrthAlliance, which yielded implied share prices for OrthAlliance as follows:

                                                                              IMPLIED
                                                                            ORTHALLIANCE
                                                           MULTIPLE RANGE   SHARE PRICE
                                                           --------------   ------------
Aggregate Value to:
  Latest 12 Months Revenue...............................    1.0x- 1.5x     $5.92-$11.92
  Latest 12 Months EBITDA................................    6.0x- 9.0x     $7.11-$13.71
  Latest 12 Months EBIT..................................    8.0x-12.0x     $6.80-$13.24

     No transaction used in the precedent transaction analysis is identical to the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of OrthAlliance and other factors that could affect the transactions to which the merger is being compared.

     SELECTED PREMIUMS PAID ANALYSIS. Banc of America Securities analyzed the premiums paid in 3,396 domestic, all-stock acquisitions announced since 1997, as reported by Thomson Financial Data, and the premiums paid in the selected comparable transactions listed above. Banc of America Securities calculated the premiums offered relative to the stock prices of the acquired companies one day and one month prior to the announcement of the transactions. The following table sets forth the median and mean of the premiums paid in these transactions:

                                                           PREMIUMS TO CLOSING PRICE
                                                      -----------------------------------
                                                       ONE DAY PRIOR     ONE MONTH PRIOR
                                                      ----------------   ----------------
                                                      MEDIAN   AVERAGE   MEDIAN   AVERAGE
                                                      ------   -------   ------   -------
All Announced Domestic Stock Transactions
  Since 1997 (3,396)................................   30.1%    23.1%     33.1%    22.9%
Selected Comparable Transactions....................   11.2%    15.5%     22.7%    21.8%

     Banc of America Securities then applied a range of selected premiums for the selected transactions to corresponding data of OrthAlliance, which yielded implied share prices for OrthAlliance as follows:

                                                                       IMPLIED ORTHALLIANCE
                                                       PREMIUM RANGE       SHARE PRICE
                                                       -------------   --------------------
Stock Price One Day Prior............................   20.0%-35.0%        $3.84-$4.16
Stock Price One Month Prior..........................   20.0%-30.0%        $2.70-$3.04

     DISCOUNTED CASH FLOW ANALYSIS. Banc of America Securities performed discounted cash flow analyses by using financial cash flow projections of OrthAlliance for the fiscal year 2001 through fiscal year 2005 prepared by the respective management of OCA and OrthAlliance assuming a (i) 60% and (ii) 30% level of OrthAlliance affiliated practitioners electing to amend their respective employment agreements and OrthAlliance service, management service or consulting agreements as provided in the merger agreement. In conducting these analyses, Banc of America Securities assumed that OrthAlliance would perform in accordance with these projections. Banc of America Securities first estimated the terminal value of the projected cash flows by applying multiples to OrthAlliance's projected 2005 EBITDA, which multiples ranged from 6.0x to 7.0x. Banc of America Securities then calculated the present values of the projected cash flows and the terminal values using discount rates ranging from 13.0% to 17.0%. The 60% signage rate analysis yielded implied share prices of $3.71 to $5.34, while the 30% signage rate analysis yielded implied share prices of $1.41 to $3.50.

     PRO FORMA ANALYSES. In addition, Banc of America Securities performed an analysis of relative contribution and an analysis of accretion/dilution for the combined company as described below.

     - Contribution Analysis. Banc of America Securities used the projections of the respective managements of OrthAlliance and OCA to review the estimated contribution of each company to the revenue, EBITDA, EBIT and net income for each of the last 12 months, estimated calendar year 2001 and projected calendar year 2002 assuming a (i) 60% and (ii) 30% level of OrthAlliance affiliated practitioners elected to amend their respective employment agreements and OrthAlliance service, management service or consulting agreements as provided in the merger agreement. These analyses did not take into account any potential synergies following completion of the merger. These analyses indicated that OrthAlliance would contribute the following percentages of the items listed below for the combined company:

                                                               ORTHALLIANCE CONTRIBUTION
                                                              ---------------------------
                                                              30% LEVEL OF   60% LEVEL OF
                                                               AMENDMENTS     AMENDMENTS
                                                              ------------   ------------
Revenue
  Latest 12 Months..........................................   33.9%          33.9%
  Estimated 2001............................................   30.8%          30.8%
  Projected 2002............................................   25.2%          26.2%
EBITDA
  Latest 12 Months..........................................   20.8%          20.8%
  Estimated 2001............................................   16.8%          16.8%
  Projected 2002............................................   13.2%          13.8%
EBIT
  Latest 12 Months..........................................   18.6%          18.6%
  Estimated 2001............................................   14.1%          14.1%
  Projected 2002............................................   10.6%          11.3%
Net Income
  Latest 12 Months..........................................   11.5%          11.5%
  Estimated 2001............................................    8.1%           8.1%
  Projected 2002............................................    5.6%           6.3%

     Banc of America Securities then compared these percentages to the pro forma share ownership of OrthAlliance's stockholders in the combined company implied by the transaction, based on OrthAlliance's and OCA's closing stock prices on May 15, 2001. Banc of America Securities noted that on a pro forma basis, the implied ownership of OrthAlliance stockholders in the combined company on a fully diluted basis was 4.4%, assuming a 60% level of amendments, and 2.5%, assuming a 30% level of amendments.

     - Accretion/Dilution Analysis. Using financial forecasts based on the projections of the management of OrthAlliance and the projections of the management of OCA, and assuming pre-tax operating synergies as estimated by management of OCA, Banc of America Securities reviewed the pro forma effects of the merger, assuming first a 60% level of amendments and then a 30% level of amendments. Banc of America Securities compared the estimated EPS on a stand-alone basis for OCA to the estimated EPS of the combined company for projected calendar years 2002 through 2005. These analyses indicated that the proposed merger would be accretive to OCA's estimated EPS in calendar years 2002 through 2005. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     OTHER FACTORS. In the course of preparing its opinion, Banc of America Securities also reviewed and considered other information and data, including:

     - Research analysts' reports for OCA common stock and OrthAlliance Class A common stock;

     - The historical price performance of OCA common stock and OrthAlliance Class A common stock; and

     - The relative price performance and trading characteristics of OCA common stock and OrthAlliance Class A common stock and the relationship between movements in OCA common stock, movements in OrthAlliance Class A common stock and movements in selected stock indices.

     As noted above, the foregoing discussion is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to OCA's Board of Directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of OCA or OrthAlliance.

     In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OCA and OrthAlliance. The analyses performed by Banc of America Securities involve the application of complex methodologies and educated judgment and are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the exchange ratio to be paid by OCA in the merger and were provided to OCA's Board of Directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future, and these estimates are inherently subject to uncertainty.

     As described above, Banc of America Securities' opinion and presentation to OCA's Board of Directors were only one of the many factors taken into consideration by OCA's Board of Directors in evaluating the proposed merger, and should not be viewed as determinative of the views of OCA's Board or management with respect to the merger or the exchange ratio provided for in the merger.

     Under an engagement letter dated April 25, 2001, OCA agreed to pay Banc of America Securities a fee of $500,000, which was payable upon delivery of the fairness opinion and will be credited against a fee equal to the greater of $1,200,000 or 1.0% of the value of the merger payable upon completion of the merger. OCA's Board of Directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the merger. The engagement letter calls for OCA to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of Banc of America Securities' counsel, up to $50,000, and OCA has agreed to indemnify Banc of America Securities and related persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, Banc of America Securities or its affiliates actively trade the debt and equity securities of OCA and OrthAlliance for their own account and for the accounts of customers. Accordingly, Banc of America Securities or its affiliates may at any time hold a long or short position in those securities. Banc of America Securities and its affiliates have, in the past, performed various financial advisory and financing services for OCA, including acting as documentation agent under OCA's revolving credit facility, and received fees for rendering such services.

ACCOUNTING TREATMENT

     OCA intends to account for the merger as a purchase transaction under generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to OrthAlliance stockholders who hold shares of OrthAlliance Class A and Class B common stock as a capital asset. The summary is based on the Internal Revenue Code, applicable Treasury regulations, and administrative rulings and court decisions in effect as of the date of this Proxy Statement/Prospectus, all of which are subject to change at any time, possibly with retroactive effect.

     This summary is not a complete description of all of the consequences of the merger. In particular, this summary does not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law, such as:

     - Non-U.S. persons;

     - Financial institutions;

     - Dealers in securities;

     - Insurance companies;

     - Tax-exempt entities;

     - Holders of shares of OrthAlliance Class B common stock who exercise their appraisal rights;

     - Holders who acquired shares of OrthAlliance Class A and Class B common stock upon the exercise of an employee stock option or right or otherwise as compensation; and

     - Holders who hold shares of OrthAlliance Class A and Class B common stock as part of a hedge, straddle or conversion transaction.

In addition, no information is provided in this summary with respect to the tax consequences of the merger under applicable foreign, state or local laws.

     OCA has received an opinion of Waller Lansden Dortch & Davis, PLLC, and OrthAlliance has received an opinion of Munger, Tolles & Olson LLP, that, as of the respective dates of the opinions, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that OCA and OrthAlliance will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of each of OCA and OrthAlliance to complete the merger that their respective tax counsel confirm its opinion as of the closing date. These opinions do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position. OCA and OrthAlliance do not intend to obtain a ruling from the IRS on the tax consequences of the merger.

     The opinions of the parties' respective tax counsel regarding the merger have relied, and the opinions regarding the merger as of the closing date will each rely, on (1) representations and covenants made by OCA and OrthAlliance, including those contained in certificates of officers of OCA and OrthAlliance, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinions of the parties' respective tax counsel have assumed, and the tax counsel's ability to provide the opinions at the closing of the merger will depend on, the absence of changes in existing facts or in law between the date of this Proxy Statement/ Prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, the parties' respective tax counsel may not be able to provide one or more of the required opinions to be delivered at the closing of the merger and/or the tax consequences of the merger could differ from those described in the opinions that tax counsel have delivered.

     OCA and OrthAlliance expect that, for U.S. federal income tax purposes:

     - The merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

     - No gain or loss will be recognized by OCA or OrthAlliance as a result of the merger;

     - No gain or loss will be recognized by OrthAlliance stockholders on the exchange of all of their respective shares of OrthAlliance Class A and Class B common stock solely for shares of OCA common stock in the merger, except with respect to cash received in lieu of a fractional share of OCA common stock; and

     - The aggregate tax basis of the OCA common stock received by OrthAlliance stockholders in exchange for all of their respective shares of OrthAlliance Class A and Class B common stock will be the same as the aggregate tax basis of shares of OrthAlliance Class A and Class B common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share of OCA common stock for which cash is received.

     Generally, cash received by an OrthAlliance stockholder in lieu of a fractional share of OCA common stock will be treated as received in redemption of that fractional share interest, and the OrthAlliance stockholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of OrthAlliance Class A or Class B common stock allocable to that fractional share of OCA common stock. This gain or loss should be a long-term capital gain or loss if the holding period for the share of OrthAlliance Class A or Class B common stock is greater than one year at the effective time of the merger. The holding period of a share of OCA common stock received in the merger, including a fractional share interest deemed received and redeemed as described in this paragraph above, will include the holder's holding period in OrthAlliance Class A and Class B common stock surrendered in exchange for OCA common stock.

     This discussion of material U.S. federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, ORTHALLIANCE STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF POTENTIAL CHANGES TO APPLICABLE TAX LAW.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of OrthAlliance's management and Board of Directors may be deemed to have interests in the merger that are in addition to their interests as OrthAlliance stockholders generally. OrthAlliance's Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

     W. Dennis Summers, the Chairman of the Board and Interim President and Chief Executive Officer of OrthAlliance, is a participant in OrthAlliance's stay bonus and severance plan, whereby, if Mr. Summers' employment is terminated for any reason within 12 months following completion of the merger, he will receive payment of $200,000. In addition, Mr. Summers would receive a stay bonus equal to $33,333 at the earlier of three months following the completion of the merger or termination of his employment by OrthAlliance for any reason other than for cause following the completion of the merger. Various other non-executive officers and employees of OrthAlliance are also participants in this bonus and severance plan.

     Various officers of OrthAlliance, including Paul H. Hayase, Senior Vice President, General Counsel and Secretary of OrthAlliance, Stephen M. Toon, Senior Vice President and Chief Development Officer of OrthAlliance, and James
C. Wilson, Senior Vice President and Chief Financial Officer of OrthAlliance, are parties to severance or employment agreements with OrthAlliance under which they may be entitled to severance payments and benefits upon termination of their employment following a change in control of OrthAlliance. We anticipate that the merger would be a change in control for purposes of these agreements.


     Dr. Randall K. Bennett, Dr. Larry D. Dormois, Dr. Raymond G. W. Kubisch and Dr. Stephen G. Tracey, each of whom is a director of OrthAlliance and an orthodontist or pediatric dentist affiliated with OrthAlliance, are eligible to receive various financial incentives that OCA is offering to OrthAlliance affiliated orthodontists and pediatric dentists who amend their employment agreement and service, management service or consulting agreement with OrthAlliance as provided in the merger agreement, or who enter into OCA's form of business services agreement effective as of the merger. These incentives, which consist of varying amounts of OCA common stock, are conditioned on, among other things, the completion of the merger. As of October 5, 2001, three of these directors have signed amendments to their employment agreement and service, management service or consulting agreement, and are eligible to be granted shares of OCA common stock if the merger is completed.


     Directors and executive officers of OrthAlliance will receive shares of OCA common stock in the merger on the same basis as other OrthAlliance stockholders. The following chart shows the number of shares of OCA common stock that may be issued to directors and executive officers of OrthAlliance in the merger:

Shares of OrthAlliance Class A and Class B common stock,
  including stock options exercisable within 60 days,
  beneficially owned by OrthAlliance executive officers and
  directors as of September 26, 2001........................  1,099,292
Shares of OCA common stock that may be received in the
  merger by OrthAlliance executive officers and directors
  (based on such beneficial ownership and the maximum
  exchange ratio)...........................................    182,317

     Members of OrthAlliance's Board of Directors have certain interests under the merger agreement regarding indemnification and continuation of liability insurance coverage following the merger. See "THE MERGER
AGREEMENT -- Indemnification."

COMPARISON OF RIGHTS OF STOCKHOLDERS

     At the effective time of the merger, OrthAlliance stockholders will automatically become OCA stockholders (except for those holders of OrthAlliance Class B common stock who properly exercise appraisal rights under Delaware law). OCA is a Delaware corporation governed by provisions of the Delaware General Corporation Law and OCA's restated certificate of incorporation and bylaws. OrthAlliance is a Delaware corporation governed by provisions of the Delaware General Corporation Law and OrthAlliance's amended and restated certificate of incorporation and bylaws. See "COMPARISON OF RIGHTS OF STOCKHOLDERS."

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of OCA common stock issuable to OrthAlliance stockholders upon completion of the merger have been registered under the Securities Act of 1933. These shares may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of OrthAlliance, as that term is defined in SEC rules under the Securities Act. An "affiliate" of a company generally includes its directors and executive officers and holders of a significant amount of the company's voting stock.

     Shares of OCA common stock received by those OrthAlliance stockholders who are deemed to be "affiliates" of OrthAlliance, as that term is defined in SEC rules under the Securities Act, at the time of the OrthAlliance special meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act. Under Rule 145, during the one-year period following completion of the merger, affiliates of OrthAlliance may resell shares of OCA common stock received by them in the merger subject to limitations on the number of shares that may be sold during any three-month period and the manner in which the shares may be sold, including the use of a broker and non-solicitation of a buyer.

                              THE MERGER AGREEMENT

     The following summary of certain terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement, which is incorporated into this document by reference and, with the exception of exhibits and schedules to the merger agreement, is attached as Annex A to this Proxy Statement/Prospectus.

EXCHANGE OF CERTIFICATES

     OCA will deposit with EquiServe, as the exchange agent for the merger, certificates representing the shares of OCA common stock and cash to be paid in lieu of fractional shares of OCA common stock to which a holder of certificates formerly representing shares of OrthAlliance Class A and Class B common stock would otherwise be entitled based on the exchange ratio.

     Promptly after the completion of the merger, the exchange agent will mail to each holder of record of a certificate formerly representing shares of OrthAlliance Class A or Class B common stock a form letter of transmittal for use in exchanging such stockholder's OrthAlliance certificates for shares of OCA common stock and/or cash due under the merger agreement. Upon surrender of an OrthAlliance certificate for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of an OrthAlliance certificate will be entitled to receive the number of whole shares of OCA common stock and cash for any fractional shares to which such holder has become entitled in accordance with the merger agreement. OCA will pay to each OrthAlliance stockholder who would otherwise be entitled to a fractional share of OCA common stock, after taking into account all OrthAlliance certificates delivered by the stockholder, an amount in cash to be paid in lieu of fractional shares, without interest, determined by multiplying such fraction by the average of the last sale prices of OCA common stock as reported on the New York Stock Exchange for the three trading days immediately preceding the merger. OrthAlliance certificates so surrendered will immediately be canceled. No interest will be paid or accrued on any cash to be paid upon such surrender, whether in lieu of fractional shares of OCA common stock or with respect to unpaid dividends or distributions thereon.

     ORTHALLIANCE STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     Any part of the OCA common stock certificates and cash deposited with the exchange agent that remains unclaimed by OrthAlliance stockholders for 12 months after the merger will be paid to OCA. After that time, OrthAlliance stockholders may look only to OCA for payment of the shares of OCA common stock, cash in lieu of fractional shares of OCA common stock and any unpaid dividends and distributions on OCA common stock deliverable in respect of each share of OrthAlliance common stock held by the stockholder, in each case, without interest. OCA, OrthAlliance, the exchange agent and any other person will not be liable to any former OrthAlliance stockholder for any amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any OrthAlliance certificate is not surrendered prior to the end of the applicable period under any applicable escheat or similar law, or immediately prior to the date on which any shares of OCA common stock, any cash in lieu of fractional shares of OCA common stock or any dividends or distributions with respect to the certificates would escheat to or become the property of any governmental authority, then the shares of OCA common stock, cash and dividends or distributions with respect to the OrthAlliance certificates will, to the extent permitted by applicable law, become the property of OCA.

     If any certificate formerly representing OrthAlliance common stock is lost, stolen or destroyed, OCA can require the holder to give an affidavit of that fact and to post a bond in an amount that OCA or the exchange agent may direct as indemnity against any claim that may be made with respect to this OrthAlliance certificate. Upon making such affidavit and/or posting such bond, the exchange agent will issue the shares of OCA common stock and/or cash due under the merger agreement.

     No dividends or other distributions with respect to OCA common stock declared after the merger and payable to OCA stockholders of record will be paid to the holder of any unsurrendered OrthAlliance certificate until the holder of the certificate surrenders the OrthAlliance certificate. After the proper surrender of an OrthAlliance certificate, the record holder of the certificate will receive any such dividends or other distributions, without any interest, which the holder would have received if he or she had exchanged his OrthAlliance certificate immediately after the merger.

CONDITIONS TO THE MERGER

     The obligations of OrthAlliance and OCA to complete the merger are subject to the satisfaction, or waiver, where legally allowed, at or prior to the effective time of the merger, of a number of conditions, which are set forth in the merger agreement. These conditions include:

     - Approval of the merger agreement by OrthAlliance stockholders;

     - The New York Stock Exchange listing the shares of OCA common stock to be issued to OrthAlliance stockholders as consideration under the merger agreement;

     - Any waiting period, and any extension, applicable to the completion of the merger under the Hart-Scott-Rodino Act having expired or being terminated;

     - The absence of any legal prohibition to completion of the merger;

     - Absence of an event or change that has a material adverse effect on either OCA or OrthAlliance;

     - The accuracy of the parties' representations and warranties and performance of the parties' obligations under the merger agreement; and

     - Receipt of the required tax opinions.


     OCA's obligation to complete the merger is also conditioned upon at least 56 of 184 designated orthodontists and pediatric dentists who are owners/employees of professional entities that are parties to service or consulting agreements with OrthAlliance, and a number of those orthodontists and pediatric dentists representing at least 30% of OrthAlliance's service fees during the 12 months ended March 31, 2001, executing, along with their professional entity, amendments to their respective employment agreement and service, management service or consulting agreement, as provided in the merger agreement. As of October 5, 2001, 72 of these designated orthodontists and pediatric dentists, along with their respective professional entity, have signed amendments to their respective employment agreements and OrthAlliance service, management service or consulting agreements, representing 35.98% of OrthAlliance's service fees during the 12 months ended March 31, 2001, which exceed the minimum amounts required under this condition. These amounts, however, may change prior to completion of the merger.


     We cannot guarantee that the conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT

     BY MUTUAL AGREEMENT. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger by OrthAlliance stockholders, as set forth in the merger agreement, including by mutual consent of OCA and OrthAlliance.

     BY EITHER PARTY. In addition, the merger agreement may be terminated by either party if:

     - The merger is not completed by November 30, 2001;

     - OrthAlliance's stockholders fail to approve the merger agreement;

     - The other party materially breaches its representations or covenants set forth in the merger agreement and fails to cure that breach within the prescribed time limit; or

     - The other party does not satisfy its conditions required to complete the merger, and these conditions have become incapable of being fulfilled or cured and have not been waived.

     BY OCA.  OCA may terminate the merger agreement if:

     - OrthAlliance's Board of Directors fails to recommend in this Proxy Statement/Prospectus that OrthAlliance's stockholders approve the merger agreement;

     - OrthAlliance's Board of Directors withdraws, modifies in a way adverse to OCA or discloses its intention to withdraw its approval or recommendation of the merger agreement;

     - OrthAlliance's Board of Directors approves or recommends, or publicly proposes to approve or recommend, any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, other than the merger described in this Proxy Statement/Prospectus;

     - OrthAlliance's Board of Directors recommends a superior acquisition proposal and withdraws or modifies its approval or recommendation of the merger agreement, or terminates the merger agreement solely to concurrently enter into a merger agreement, acquisition agreement, option agreement or letter of intent with respect to the superior acquisition proposal, after determining in good faith that the failure to do so would violate the Board's fiduciary duties and giving notice to OCA. The superior acquisition proposal must be a bona fide, written tender offer, exchange offer, merger proposal or other proposal or offer to acquire all or substantially all of the capital stock or assets of OrthAlliance, which OrthAlliance's Board of Directors determines, in good faith, is more favorable to OrthAlliance and its stockholders than the merger described in this Proxy Statement/ Prospectus, with any required financing being fully committed and reasonably capable of being obtained, and is reasonably capable of being completed without undue delay; or

     - OrthAlliance accepts or enters into an agreement or letter of intent with respect to any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, other than the merger described in this Proxy Statement/Prospectus.

     BY ORTHALLIANCE. OrthAlliance may terminate the merger agreement if its Board of Directors elects to terminate the merger agreement solely to concurrently enter into a merger agreement, acquisition agreement, option agreement or letter of intent with respect to the superior acquisition proposal, after determining in good faith that the failure to do so would violate the Board's fiduciary duties and giving notice to OCA. The superior acquisition proposal must be a bona fide, written tender offer, exchange offer, merger proposal or other proposal or offer to acquire all or substantially all of the capital stock or assets of OrthAlliance, which OrthAlliance's Board of Directors determines, in good faith, is more favorable to OrthAlliance and its stockholders than the merger described in this Proxy Statement/Prospectus, with any required financing being fully committed and reasonably capable of being obtained, and is reasonably capable of being completed without undue delay.

     EFFECTS OF TERMINATION. If the merger agreement is terminated, it will become void and have no effect, except with respect to the parties' obligations regarding confidential information, expenses and certain break-up fees payable upon termination of the merger agreement in some circumstances, as set forth in the merger agreement. Termination of the merger agreement also will not relieve or release a breaching party from liability or damages for its breach of the merger agreement.

BREAK-UP FEES

     BREAK-UP FEE TO OCA UPON TERMINATION FOR CERTAIN EVENTS. If the merger agreement is terminated because:

     - OrthAlliance's Board of Directors fails to recommend in this Proxy Statement/Prospectus that OrthAlliance's stockholders approve the merger agreement;

     - OrthAlliance's Board of Directors withdraws, modifies in a way adverse to OCA or discloses its intention to withdraw its approval or recommendation of the merger agreement;

     - OrthAlliance's Board of Directors approves or recommends, or publicly proposes to approve or recommend, any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, other than the merger described in this Proxy Statement/Prospectus;

     - OrthAlliance's Board of Directors recommends a superior acquisition proposal and withdraws or modifies its approval or recommendation of the merger agreement, or terminates the merger agreement solely to concurrently enter into a merger agreement, acquisition agreement, option agreement or letter of intent with respect to the superior acquisition proposal, after determining in good faith that the failure to do so would violate the Board's fiduciary duties and giving notice to OCA. The superior acquisition proposal must be a bona fide, written tender offer, exchange offer, merger proposal or other proposal or offer to acquire all or substantially all of the capital stock or assets of OrthAlliance, which OrthAlliance's Board of Directors determines, in good faith, is more favorable to OrthAlliance and its stockholders than the merger described in this Proxy Statement/ Prospectus, with any required financing being fully committed and reasonably capable of being obtained, and is reasonably capable of being completed without undue delay;

     - OrthAlliance accepts or enters into an agreement or letter of intent with respect to any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, other than the merger described in this Proxy Statement/Prospectus; or

     - The merger is not completed by November 30, 2001 or OrthAlliance's stockholders fail to approve the merger agreement, and, at any time after May 16, 2001 and before termination of the merger agreement, any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, other than the merger described in this Proxy Statement/Prospectus, is publicly announced or otherwise communicated to OrthAlliance's stockholders and is not publicly withdrawn or rescinded, and OrthAlliance or its subsidiary enters into a definitive agreement with respect to the acquisition proposal within 12 months after termination of the merger agreement;

then OrthAlliance is to pay $4,000,000 in cash to OCA and reimburse OCA for all of its reasonable out-of-pocket costs and expenses incurred in connection with the merger agreement, this Proxy Statement/ Prospectus, other documents or actions contemplated or related to the merger agreement and any related financing in an aggregate amount not to exceed $500,000.

     BREAK-UP FEE TO ORTHALLIANCE UPON TERMINATION BY OCA FOR NON-SATISFACTION OF CONDITION TO CLOSING. If OCA terminates the merger agreement solely as a result of non-satisfaction of the condition that at least 56 of 184 designated orthodontists and pediatric dentists who are owners/employees of professional entities that are parties to service, management service or consulting agreements with OrthAlliance, and a number of those orthodontists and pediatric dentists representing at least 30% of OrthAlliance's service fees during the 12 months ended March 31, 2001, execute, along with their professional entity, amendments to their respective employment agreement and OrthAlliance service, management service or consulting agreement prior to the merger, as provided in the merger agreement, then:

     - OCA will pay $1,000,000 in cash to OrthAlliance; and

     - For a period of two years following the date of termination, OCA will not directly or indirectly solicit or induce any orthodontist, pediatric dentist or professional entity that was a party to, or an owner and employer of a professional entity that was a party to, a service, management service or consulting agreement with OrthAlliance or its subsidiaries as of May 16, 2001, to terminate their employment agreement or their service, management service or consulting agreement with OrthAlliance.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

     In the merger agreement, OrthAlliance and OCA agreed that, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of the other party, each will carry on their respective businesses in the ordinary course, consistent with past practice. OrthAlliance and OCA also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the merger agreement.

     OrthAlliance has agreed to refrain from:

     - Declaring, setting aside or paying any dividends on, or making any other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by a subsidiary of OrthAlliance to OrthAlliance or another subsidiary of OrthAlliance;

     - Repurchasing, redeeming or otherwise acquiring any shares of its capital stock or any of its subsidiaries, or any securities convertible into or exercisable for any shares of its capital stock or any of its subsidiaries, except according to option plans existing on the date of the merger agreement;

     - Splitting, combining or reclassifying any shares of its capital stock, or issuing or authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     - Issuing or authorizing its capital stock other than the issuance of OrthAlliance Class A common stock upon the exercise, conversion or fulfillment of options issued or existing under OrthAlliance's option plans, warrants or OrthAlliance Class B common stock, all to the extent outstanding and in existence on May 16, 2001 and in accordance with their terms on May 16, 2001;

     - Issuing any options or other securities convertible into or exchangeable for its capital stock;

     - Amending its certificate of incorporation or bylaws;

     - Making any capital expenditures other than those which are made in the ordinary course of business consistent with past practice or are necessary to maintain existing assets in good repair;

     - Entering into any new line of business;

     - Acquiring or agreeing to acquire any business or division thereof, or otherwise acquiring any assets other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice;

     - Changing its methods of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred to by OrthAlliance's independent auditors;

     - Adopting, amending, terminating or accelerating the payment, right to payment or vesting of any employee benefit plan or compensation, severance, bonus or similar arrangement, except as required by applicable law, the Internal Revenue Code or under any OrthAlliance benefit plan to which OrthAlliance or a subsidiary of OrthAlliance is a party prior to May 16, 2001;

     - Entering into, amending or terminating any employment, severance, consulting, change in control or similar agreement, arrangement or contract with any current or former directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice or as required by applicable law, increasing the compensation or fringe benefits of any director, officer, consultant or employee or pay any benefit not required by benefit plans or agreements as in effect on May 16, 2001, nor granting, modifying or awarding stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares, except that OrthAlliance may employ a chief executive officer who is reasonably satisfactory to OCA, with compensation, benefits, severance and other terms of employment that are commercially reasonable and otherwise comparable to that of a chief executive officer of a comparable company and approved in advance in writing by OCA;

     - Taking or permitting to be taken any action which would disqualify the merger as a reorganization under Section 368(a) of the Internal Revenue Code;

     - Disposing of any of its material assets other than in the ordinary course of business, consistent with past practice;

     - Incurring any indebtedness in the aggregate amount of greater than $100,000 other than in the ordinary course of business consistent with past practice, except that OrthAlliance may, after using reasonable best efforts to fund the following payments through its available cash flow, incur additional indebtedness of up to $5,000,000 with respect to the payment of professional fees, interest and taxes due and payable in the ordinary course of business, consistent with past practice, and, with the prior written consent of OCA, the affiliation of new orthodontic or pediatric dental practices;

     - Agreeing to the settlement of any material claim or litigation, other than claims and litigation that are disclosed in OrthAlliance's Annual Report on Form 10-K for the year ended December 31, 2000;

     - Entering into any agreement that restrains, limits or impedes, in any material respects, OrthAlliance's ability to compete with or conduct any business or line of business, including geographic limitations;

     - Planning, announcing, implementing or effecting any reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of employees of OrthAlliance or its subsidiaries, other than routine employee terminations in the ordinary course of business;

     - Making, changing or revoking any material tax election or making any material agreement or settlement regarding taxes with any taxing authority;

     - Entering into, renewing, amending or terminating any material contract, including any service or consulting agreement, or waiving, releasing or assigning any material rights or claims, except in the ordinary course of business and consistent with past practice or as contemplated by the merger agreement;

     - Paying any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities reflected or reserved against in, or contemplated by, OrthAlliance's 2000 financial statements or incurred in the ordinary course of business consistent with past practice;

     - Violating or failing to perform in any material respect any material obligation or duty imposed upon it by applicable law; and

     - Authorizing, recommending, proposing, announcing its intention or agreeing to do any of these actions.

     In addition, OrthAlliance agreed to:

     - Use commercially reasonable efforts to maintain insurance on its tangible assets and its businesses in amounts and against risks and losses that are commercially reasonable and consistent with past practice;

     - Use its reasonable best efforts to collect outstanding receivables for service fees, consulting fees, expense reimbursements, advances, loans or other amounts owed to OrthAlliance or its subsidiaries by orthodontists, pediatric dentists or professional entities affiliated with OrthAlliance, and not to generate, create or allow any of these receivables other than in the ordinary course of business consistent with past practice or in an aggregate amount that exceeds a specified amount; and

     - Use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with orthodontists, pediatric dentists, dentists, professional entities, customers, suppliers, licensors, lessors, third party payors and others having business dealings with OrthAlliance to the end that its goodwill and ongoing business will be unimpaired at the completion of the merger.

     OCA has agreed to refrain from:

     - Declaring, setting aside or paying any dividends on, or making any other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by a subsidiary of OCA to OCA or another subsidiary of OCA;

     - Splitting, combining or reclassifying any shares of its capital stock, or issuing or authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     - Amending its certificate of incorporation;

     - Taking or permitting to be taken any action which would disqualify the merger as a reorganization under Section 368 of the Internal Revenue Code; and

     - Authorizing, recommending, proposing, announcing its intention or agreeing to do any of these actions.

     OCA also agreed to repay in full all amounts owed under OrthAlliance's revolving credit facility at the effective time of the merger, and to terminate the lenders' commitments, unless the lenders otherwise agree and provide any required consent to the merger. In addition, OCA agreed to cause the shares of OCA common stock to be issued in the merger to be approved for listing on the New York Stock Exchange.

     OrthAlliance agreed to cause each director, executive officer and other person who is an "affiliate" of OrthAlliance for purposes of Rule 145 under the Securities Act, to deliver to OCA a written agreement intended to ensure compliance with the Securities Act. OrthAlliance also agreed to call and hold a special meeting of its stockholders and, through its Board of Directors, to recommend the merger agreement for approval to its stockholders.

     The merger agreement also contains certain other agreements relating to the conduct of the parties prior to the merger, including those requiring each party to:

     - Apply for and obtain all consents and approvals required to complete the merger;

     - Afford to the other party and its representatives access during normal business hours to information about its business, properties and personnel as the other party may reasonably request;

     - Take all actions required to comply with any legal requirements to complete the merger; and

     - Promptly prepare and use reasonable efforts to obtain amendments to the employment agreements and OrthAlliance service and consulting agreements of orthodontists, pediatric dentists and professional entities that are parties to those agreements or are owners/employees of professional entities that are parties to those agreements, as provided in the merger agreement.

NO OTHER TRANSACTIONS INVOLVING ORTHALLIANCE

     OrthAlliance has agreed to "non-solicitation" provisions prohibiting it from seeking an alternative transaction. Under these non-solicitation provisions, OrthAlliance agreed that it and its subsidiaries, officers, directors, employees, attorneys, investment bankers and other representatives will not directly or indirectly:

     - Encourage, solicit, initiate, facilitate, entertain or accept any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, other than the merger described in this Proxy Statement/Prospectus;

     - Enter into any agreement with respect to any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, other than the merger described in this Proxy Statement/ Prospectus;

     - Enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to complete the merger;

     - Propose or make any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, to any person other than OCA and OCA Acquisition Corporation;

     - Participate in discussions or negotiations with, or furnish or disclose any information to, any person, other than OCA and OCA Acquisition Corporation, in connection with or with respect to any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, other than the merger described in this Proxy Statement/Prospectus; or

     - Authorize or permit any subsidiary, officer, director, employee, attorney, investment banker or other representative of OrthAlliance to take any of these actions.

     OrthAlliance also agreed that it will notify OCA within 24 hours after receiving any request for information or tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, or any inquiry, proposal, discussions or negotiations with respect to any such acquisition proposal, and promptly provide OCA with the terms and conditions of the proposal, copies of any written materials received in connection with the proposal and the identity of the person making the proposal. OrthAlliance must keep OCA fully informed of the status and details of any such acquisition proposal and promptly provide to OCA any non-public information concerning OrthAlliance provided to any other person in connection with any such acquisition proposal which was not previously provided to OCA.

     OrthAlliance further agreed that its Board of Directors will not withdraw, or modify in a manner adverse to OCA or OCA Acquisition Corporation, the Board's approval and recommendation of the merger agreement. OrthAlliance further agreed that its Board of Directors will not approve or recommend any tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, other than the merger described in this Proxy Statement/Prospectus.

     However, in response to an unsolicited, bona fide, written tender offer, exchange offer, merger proposal or other proposal or offer to acquire 15% or more of the equity interest in, or all or substantially all of the assets of, OrthAlliance or its subsidiaries, OrthAlliance may, after giving notice to OCA, take one or more of the following actions if OrthAlliance's Board of Directors determines in good faith that failure to take the action or actions would violate the Board's fiduciary duties:

     - Participate or engage in discussions or negotiations with the person making the acquisition proposal;

     - Provide information to the person making the acquisition proposal, based on a confidentiality agreement with terms that are no more favorable to that person than the terms of the confidentiality agreement between OrthAlliance and OCA; and

     - Authorize and permit its officers, directors, employees, attorneys, investment bankers and other representatives to take these actions.

     In addition, OrthAlliance's Board of Directors may recommend a superior acquisition proposal and withdraw or modify its approval or recommendation of the merger agreement, or terminate the merger agreement solely to concurrently enter into a merger agreement, acquisition agreement, option agreement or letter of intent with respect to the superior acquisition proposal, if the Board determines in good faith that the failure to do so would violate the Board's fiduciary duties and gives notice to OCA. The superior acquisition proposal must be a bona fide, written tender offer, exchange offer, merger proposal or other proposal or offer to acquire all or substantially all of the capital stock or assets of OrthAlliance, which OrthAlliance's Board of Directors determines, in good faith, is more favorable to OrthAlliance and its stockholders than the merger described in this Proxy Statement/Prospectus, with any required financing being fully committed and reasonably capable of being obtained, and is reasonably capable of being completed without undue delay.

     OrthAlliance may also take or disclose to its stockholders a position contemplated under the SEC's tender offer rules or make any disclosure to its stockholders if OrthAlliance's Board of Directors determines in good faith that the failure to do so would violate the Board's fiduciary duties.

INDEMNIFICATION

     OCA agreed to provide indemnification of the directors and officers of OrthAlliance as provided by OrthAlliance in its certificate of incorporation for six years after the merger and to provide, for six years after the merger, directors' and officers' liability insurance for the directors and officers of OrthAlliance at an annual premium not to exceed 200% of the amount expended by OrthAlliance as of May 16, 2001.

AMENDMENT OF THE MERGER AGREEMENT

     The merger agreement may be amended only by a written instrument signed on behalf of each of OrthAlliance, OCA and OCA Acquisition Corporation at any time prior to the effective time of the merger, and before or after OrthAlliance stockholders approve the merger agreement.

WAIVER

     At any time prior to the effective time of the merger, OCA and OrthAlliance may extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

EXPENSES

     OCA and OrthAlliance will each bear all expenses incurred by it in connection with the merger agreement and the merger.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

ORTHODONTIC CENTERS OF AMERICA


     OCA common stock is listed on the New York Stock Exchange under the symbol "OCA." As of September 26, 2001, OCA common stock was held of record by approximately 303 persons. The following table sets forth the high and low sale prices for OCA common stock as reported on the New York Stock Exchange for the periods indicated:



                                                               STOCK PRICES
                                                              ---------------
                                                               HIGH     LOW
                                                               ----     ---
2001
  First Quarter.............................................  $31.31   $18.50
  Second Quarter............................................   32.98    16.80
  Third Quarter.............................................   32.25    21.65
  Fourth Quarter (through October 5, 2001)..................   27.25    24.58
2000
  First Quarter.............................................  $20.25   $11.06
  Second Quarter............................................   27.44    15.63
  Third Quarter.............................................   35.31    21.94
  Fourth Quarter............................................   34.94    23.44
1999
  First Quarter.............................................  $20.13   $12.50
  Second Quarter............................................   17.25    10.81
  Third Quarter.............................................   18.94    13.25
  Fourth Quarter............................................   18.00    11.00


     OCA has never declared or paid cash dividends on its common stock. OCA expects that any future earnings will be retained for the growth and development of its business. Accordingly, OCA does not anticipate that it will declare or pay any cash dividends on its common stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon OCA's future earnings, results of operations, financial position and capital requirements, among other factors. In addition, OCA's revolving credit facility does not permit it to pay cash dividends.

ORTHALLIANCE

     OrthAlliance Class A common stock is quoted on the Nasdaq Stock Market National Market System under the symbol "ORAL." Shares of OrthAlliance Class B common stock are not publicly traded. As of September 26, 2001, OrthAlliance Class A common stock was held of record by approximately 132 persons. The following table sets forth the high and low sale prices for OrthAlliance Class A common stock as quoted on the Nasdaq Stock Market National Market System, for the periods indicated:


                                                               STOCK PRICES
                                                              --------------
                                                               HIGH     LOW
                                                               ----     ---
2001
  First Quarter.............................................  $ 3.44   $1.75
  Second Quarter............................................    3.67    1.63
  Third Quarter.............................................    3.90    2.16
  Fourth Quarter (through October 5, 2001)..................    2.81    2.38
2000
  First Quarter.............................................  $ 8.25   $5.00
  Second Quarter............................................    7.00    5.50
  Third Quarter.............................................    7.28    5.44
  Fourth Quarter............................................    6.00    2.13
1999
  First Quarter.............................................  $11.88   $7.00
  Second Quarter............................................    8.13    7.00
  Third Quarter.............................................    7.44    6.06
  Fourth Quarter............................................    9.31    6.06


     Except for the payment in August 1997 of $13.8 million to OrthAlliance's initial 55 allied practices, which was recorded as a cash dividend, OrthAlliance has never declared and paid any dividends on either its Class A or Class B common stock.

                         ORTHODONTIC CENTERS OF AMERICA

OVERVIEW

     OCA is the leading provider of integrated business services to orthodontists. Since 1985, OCA has executed a retail-oriented approach to developing orthodontic practices, which it believes has resulted in significant increases in productivity and profitability for its affiliated orthodontists. As of June 30, 2001, OCA was affiliated with over 400 orthodontists practicing in over 600 orthodontic centers located throughout the United States and parts of Japan, Mexico, Spain and Puerto Rico. During 2000, OCA's affiliated orthodontists initiated treatment of about 161,000 patients, representing initial new patient contract balances of $494.1 million for 2000. As of June 30, 2001, OCA's affiliated orthodontists were treating a total of over 379,000 patients.

OCA'S BUSINESS

     OCA provides its affiliated orthodontists with business, operational and marketing expertise that enables them to realize significantly greater productivity, practice revenue and patient volume, while maintaining high quality orthodontic care. OCA's services include:

     - Developing and implementing aggressive marketing plans for its affiliated orthodontists, using television, radio and print advertising and internal marketing programs to increase patient volume;

     - Implementing its proprietary operating systems and innovative office designs to increase productivity;

     - Integrating its proprietary, user-friendly management information systems to provide timely information and to enhance operational and accounting controls; and

     - Combining its proprietary online ordering system and its bulk purchasing power to reduce supply costs.

OCA'S OPERATING STRATEGY

     OCA believes that it adds value to its affiliated orthodontists' practices by providing superior and innovative services that are designed to enhance productivity and increase profitability. Key elements of OCA's operating strategy include:

     - Emphasizing high quality patient care;

     - Stimulating demand for orthodontic services through marketing and advertising;

     - Increasing market penetration with competitive patient fees and convenient payment plans;

     - Achieving operating efficiencies through proprietary operating systems and innovative office designs; and

     - Providing superior service through management information systems.

OCA'S GROWTH STRATEGY

     OCA's growth strategy focuses on enabling its affiliated orthodontists to grow their practices and enhance their productivity, and on affiliating with additional orthodontists in the United States and abroad. Key elements of OCA's growth strategy include:

     - Enhancing the productivity and increasing the profitability of existing centers through increased patient treatment intervals, the use of general dentists as assistants, internal marketing and other programs;

     - Affiliating with additional orthodontists and orthodontic centers;

     - Establishing brand identity for the "Orthodontic Centers of America" network of affiliated orthodontists, 1-800-4BRACES toll-free telephone number and www.4braces.com Internet website;

     - Continuing to expand in Japan, Mexico, Spain and other international markets; and

     - Capitalizing on complementary products and services, such as teeth whitening and non-braces treatment for adults.

OCA'S AFFILIATED ORTHODONTIC PRACTICES

     OCA believes that its retail-oriented approach to developing orthodontic practices has resulted in significant increases in productivity and profitability for its affiliated orthodontists. OCA's affiliated orthodontists have experienced significantly greater operating results than traditional orthodontists, including significantly greater patient volume, productivity and patient revenue, as reflected in the following table:

                                                         OCA AFFILIATED        TRADITIONAL
                                                        ORTHODONTISTS (1)   ORTHODONTISTS (2)
                                                        -----------------   -----------------
                                                         (AVERAGE AMOUNTS PER ORTHODONTIST)
Annual advertising expenditures.......................       $66,439             $4,400
Treatment fees per patient:
  Down payment per patient (3)........................       $     0             $  976
  Total fees per patient (3)(4).......................       $ 3,270             $3,904
New case starts per year (5)..........................           538                200
Patients treated per operating day (5)................            78                 45
Patient fees per operating day (5)....................       $ 6,000             $3,000

---------------
(1) Information for OCA affiliated orthodontists is for 2000.
(2) Information for traditional orthodontists is for 1998, and is derived from the 1999 Journal of Clinical Orthodontists Orthodontic Practice Study, a biennial study of the U.S. orthodontic industry. Information for 1999 and 2000 has not been published.
(3) For traditional orthodontists, this amount represents a weighted average.
(4) For OCA affiliated orthodontists, this amount represents the standard fee for a term of treatment that averages 26 months.
(5) For OCA affiliated orthodontists, this amount is based upon orthodontists who had been affiliated with OCA for at least 12 months as of January 1, 2000.

     OCA develops and implements marketing and advertising plans for its affiliated orthodontists, using television, radio and print advertising and internal marketing promotions. During 2000, OCA spent an average of $66,439 per affiliated orthodontist on direct marketing costs and advertising. In contrast, traditional orthodontists, who rely primarily on referrals from dentists and patients, spent an average of $4,400 on marketing and advertising in 1998.

     OCA believes that its marketing and advertising strategy has allowed its affiliated orthodontists to generate significantly greater patient volume than traditional orthodontists. Each of OCA's affiliated orthodontists who had been affiliated with OCA and its subsidiaries for at least one year generated an average of 538 new case starts during 2000, as compared to the 1998 national average of 200 new case starts per orthodontist. During 2000, OCA's affiliated orthodontists generated a total of about 161,000 new case starts, representing initial new patient contract balances of $494.1 million for 2000, an increase of 33.9% from $369.1 million for 1999.

     OCA's operating systems and office designs, along with the efficient use of an average of five orthodontic assistants per orthodontic center, have enabled OCA's affiliated orthodontists to treat more patients per day as compared to traditional orthodontists. OCA's innovative office designs permit an affiliated orthodontist to treat patients without moving from room to room. OCA's proprietary patient scheduling system groups appointments by the type of procedure and dedicates certain days exclusively to new patients. During 2000, OCA's affiliated orthodontists who practiced in orthodontic centers open throughout 1999 and 2000 treated an average of 78 patients per operating day, as compared to an average of 45 patients per operating day treated during 1998 by orthodontists in the United States generally.

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

     Orthodontists who had been affiliated with OCA for at least three years earned pre-tax practice income of about $420,000 during 2000, which was 40.0% higher than the average pre-tax practice income of $300,000 reported in the 1999 Journal of Clinical Orthodontists Orthodontic Practice Study as earned by orthodontists in the United States during 1998.

     The following table provides information about the growth in the number of OCA's affiliated orthodontic centers during the periods shown:

                                                      YEAR ENDED DECEMBER 31,             SIX
                                                  --------------------------------   MONTHS ENDED
                                                  1996   1997   1998   1999   2000   JUNE 30, 2001
                                                  ----   ----   ----   ----   ----   -------------
Number of centers at beginning of period........  145    247    360    469    537         592
Number of centers developed during period.......   53     58     54     36     18          17
Number of centers acquired during period........   68     78     66     32     45           3
Number of centers consolidated during period....  (19)   (23)   (11)    --     (8)         (1)
                                                  ---    ---    ---    ---    ---         ---
Number of centers at end of period..............  247    360    469    537    592         611
                                                  ===    ===    ===    ===    ===         ===

     Of OCA's 611 affiliated orthodontic centers at June 30, 2001, 323 were developed by OCA, 364 were existing orthodontic practices the assets of which were acquired by OCA and 76 were consolidated into another affiliated orthodontic center. OCA expects that future growth in the number of its affiliated orthodontic centers will come from both developing orthodontic centers with existing and newly recruited orthodontists affiliated with OCA and its subsidiaries and acquiring the assets of, and entering into service and consulting agreements with, existing orthodontic practices.

OCA ACQUISITION CORPORATION

     OCA Acquisition Corporation is a Delaware corporation and a wholly-owned subsidiary of OCA. It was formed on May 15, 2001 solely for the purpose of entering into the merger agreement and being merged into OrthAlliance according to the terms of the merger agreement.

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

                                  ORTHALLIANCE

OVERVIEW

     OrthAlliance was incorporated on October 21, 1996 and provides practice management and consulting services to orthodontic and pediatric dental practices throughout the United States. OrthAlliance manages or provides consulting services with respect to certain business aspects of orthodontic and pediatric dental practices affiliated with OrthAlliance, which are sometimes referred to as "allied practices," and provides capital for the development and growth of allied practices.

     OrthAlliance's wholly-owned subsidiaries are each incorporated in Delaware and include PedoAlliance, Inc., OrthAlliance Finance, Inc., OrthAlliance Properties, Inc., OrthAlliance Services, Inc., OrthAlliance Holdings, Inc., and OrthAlliance New Image, Inc. The subsidiaries were formed to provide practice management, patient financing, consulting and other services to allied orthodontic and pediatric dental practices or their patients. OrthAlliance New Image was formed specifically in connection with OrthAlliance's acquisition of substantially all of the assets of New Image Orthodontic Group, Inc., which was effective March 1, 2000.

     On August 26, 1997, OrthAlliance affiliated with 55 allied practices, including 81 orthodontists and one pediatric dentist operating 147 offices in 16 states, pursuant to long-term management service and consulting agreements, and commenced its initial operations. From August 26, 1997 to June 30, 2001, OrthAlliance increased the number of allied practices, including pediatric dental practices, to a net total of 174, with approximately 226 orthodontists and pediatric dentists, which are sometimes referred to as "allied practitioners," operating approximately 397 offices in 32 states at June 30, 2001. OrthAlliance Finance was formed in December 1997 to offer financing alternatives to the patients of the allied practices. During 2000, OrthAlliance Finance funded 289 loans to patients for a total value of $0.8 million and had $1.4 million of loans outstanding as of June 30, 2001.

     OrthAlliance provides fee-based management or consulting services to its allied practices which allows its allied orthodontists and pediatric dentists to concentrate on providing cost effective, quality patient care. OrthAlliance does not practice orthodontics or dentistry, but generally acquires certain operating assets of an orthodontic and pediatric dental practice, employs the practice staff and administrative employees (except orthodontists and dentists, and where applicable law requires, hygienists and dental assistants), and enters into service, management service or consulting agreements with the allied practices. Pursuant to these agreements, OrthAlliance provides management or consulting services to the allied practices, including billing and collections, cash management, purchasing, inventory management, payroll processing, advertising and marketing, financial reporting and analysis, productivity reporting and analysis, training, associate orthodontist recruiting and capital for satellite office development and acquisitions. Where state law allows and upon request by an allied practice, OrthAlliance leases equipment or office space to the allied practices.

ORTHALLIANCE'S OPERATING STRATEGY

     OrthAlliance's operating strategy focuses on enabling the allied practices to compete more effectively and realize greater profitability than other practices, thereby providing an inducement for additional practices to affiliate with OrthAlliance.

     Management of OrthAlliance believes that the services and support that OrthAlliance provides to its allied orthodontists impact the level of patient care positively by increasing the allied orthodontists' and pediatric dentists' time available to concentrate on patient care. The qualifications of providers of orthodontic and pediatric dental services vary from general dentists who have taken weekend courses to graduates of accredited three-year programs. Nearly all allied orthodontists and pediatric dentists affiliated with the allied practices are graduates of accredited orthodontic or pediatric dental programs. OrthAlliance established two clinical care advisory committees, one consisting of allied orthodontists and the other consisting of allied pediatric dentists, to formulate educational and training programs and to consult with each other on current treatments, techniques and issues.
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

     OrthAlliance identifies practice-level strategies that have proven successful for individual allied practices and shares this information among other allied practices. OrthAlliance provides its allied orthodontists and pediatric dentists with comparative operating and financial data to enable the allied orthodontists and pediatric dentists to detect areas of their practices that could be improved. OrthAlliance provides its own analysis of such operating and financial data and recommends changes to improve performance. OrthAlliance consults with its allied practices that have demonstrated success in a certain area and generally seeks to facilitate communication among allied practices through periodic conferences and meetings and through the Internet.

     OrthAlliance implements a variety of operating procedures and systems to improve the productivity and profitability of its allied practices and to achieve economies of scale including, without limitation, centralized payroll processing and national group purchasing contracts. Operating efficiencies and economies are instituted with the allied orthodontist's and pediatric dentist's consent on a per allied practice need basis.

     OrthAlliance assists its allied practices in developing and implementing payment plans designed to make orthodontic and pediatric dental services more affordable to prospective patients. Many of OrthAlliance's allied practices historically receive a down payment of approximately 25% of the total treatment plan fee at the early stages of the procedure. Recognizing that orthodontic services are largely discretionary and that a significant down payment is often a deterrent to prospective patients, OrthAlliance believes that flexible payment plans or financing opportunities are an effective means of increasing patient volume. Payment plans are tailored to respond to the various market demands and opportunities. OrthAlliance makes general recommendations to its allied practices with respect to instituting flexible payment plans and develops and implements market-tailored plans at the request of individual allied practices. In addition, OrthAlliance provides access to working capital necessary for its allied practices to implement flexible payment plans which may result in the reduction or elimination of down payments.

     In consultation with and upon approval of its allied practices, OrthAlliance develops and implements marketing plans to augment each allied practice's referral and other marketing systems. Certain allied practices have developed referral systems with local dentists. Upon the request of an allied practice and in appropriate markets, OrthAlliance attempts to assist such allied practice in reaching potential patients through print, local television and radio advertising.

ORTHALLIANCE'S GROWTH STRATEGY

     OrthAlliance's growth strategy includes affiliation with existing practices in both new and existing markets, the development of satellite offices for existing allied practices and internal growth through improved operating efficiencies.

     OrthAlliance offers a variety of operating procedures and systems to improve the productivity and profitability of its allied practices. OrthAlliance implements payroll processing, financial reporting and analysis, national group purchasing, discounted contracts and assists with appropriate credit and collection policies which accommodate specific needs of its allied practices. Operating efficiencies and economies are instituted on a per allied practice need basis.

     If management determines market demand supports practice expansion, OrthAlliance assists allied orthodontists and pediatric dentists in developing satellite offices to be integrated into allied practices. OrthAlliance provides a certain amount of capital for practice expansion, market research, site selection, office design and marketing support for satellite office development.

     OrthAlliance targets for affiliations a market that includes approximately half of the orthodontic and pediatric dental practices in the United States (approximately 4,500 orthodontic practices and 1,500 pediatric dental practices), which practices fit OrthAlliance's model of quality and opportunity for revenue and earnings growth. OrthAlliance believes that affiliation will be an attractive option for existing practices, because OrthAlliance:

     - Provides access to capital to open and integrate new offices into existing allied practices;

     - Makes available best practice ideas from other allied practices;

     - Designs and offers business and clinical procedures for allied practices;

     - With the approval of the allied orthodontist or pediatric dentist, employs the necessary business and non-professional personnel for allied practices;

     - Helps allied practices by recommending marketing and advertising strategies; and

     - Assists allied orthodontists and pediatric dentists with administrative and business related tasks.

     OrthAlliance has reduced the number of affiliations with existing practices in order to conserve capital resources. This is partially due to OrthAlliance's low stock price, which has made it difficult for OrthAlliance to raise capital and affiliate with practices.

     In addition to traditional affiliations, OrthAlliance believes that a complementary element to OrthAlliance's growth strategy includes the development of de novo practices, or new practices. De novo practice development represents an opportunity for OrthAlliance to build practices from the ground up in key strategic markets. By drawing on the experiences of its existing members, OrthAlliance can help to identify and implement the "best practices" for de novo operations. OrthAlliance has, to date, established two de novo practices.

PAYMENT PLAN AND CASE FEES

     In the allied practitioners' offices at the initial orthodontic treatment, generally the patient signs a contract outlining the terms of the treatment, including the anticipated length of treatment, total fees and payment terms. OrthAlliance's allied orthodontists determine the appropriate fee to charge for services to patients based upon market conditions in the respective areas served by the allied orthodontists. Generally, the amount charged by OrthAlliance's allied orthodontists is independent of the patient's source of payment. The number of required monthly payments is estimated at the beginning of the case and generally corresponds to the anticipated number of months of treatment. Generally, OrthAlliance's allied practices require approximately 25% of the treatment contract to be paid upon installation of the braces, and the remaining 75% evenly over the remainder of the treatment term.

     If the treatment period exceeds the period originally estimated by the allied orthodontist, the patient and the allied orthodontist will determine whether payment for additional treatment will be required. If the treatment is completed prior to the scheduled completion date, the patient is required to pay the remaining balance of the contract. If a patient terminates the treatment prior to the completion of the treatment period, the patient is required to pay the balance due for services rendered to date.

     Other payment plans with lower monthly payments are available for patients who have insurance coverage for the treatment. Payments from patients with insurance may be lower, depending upon the amount of the fee paid on behalf of the patient by insurance policies. For patients with insurance coverage, the portion of the fee not covered by insurance is paid by the patient.

AGREEMENTS WITH ORTHALLIANCE ALLIED PRACTICES AND ALLIED PRACTITIONERS

     Each of OrthAlliance's allied practices has entered into the following three material agreements:

     - An acquisition agreement, which may be in the form of a purchase and sale agreement whereby OrthAlliance acquires certain of the assets, or stock of an entity holding certain assets, of the allied practice, or an agreement and plan of reorganization, whereby the allied practice transfers certain assets to OrthAlliance;

     - Either a service agreement or a consulting agreement, depending upon the applicable state regulatory requirements or a management service agreement for OrthAlliance New Image practices, whereby OrthAlliance provides management or consulting services to the allied practice; and

     - An employment agreement between the allied practice and each related allied practitioner who is an equity holder in the allied practice or who provides orthodontic or pediatric dental services through such practice for more than ten days each month.

     Each acquisition agreement generally results in the sale by the allied practice of its equipment, licenses, inventory, accounts receivable, furniture and other personal property, or some combination thereof based on applicable state laws or regulations, in exchange for consideration based on the allied practice's adjusted patient revenue. The aggregate purchase price paid by OrthAlliance is generally payable in cash, shares of OrthAlliance Class A common stock, or a promissory note as determined by each allied practice and OrthAlliance. The aggregate consideration, including acquisition costs, paid by OrthAlliance in connection with the affiliation of the 174 allied practices net of consolidation from August 26, 1997 to June 30, 2001 was approximately $218.1 million, comprised of approximately $91.4 million in cash, 8.3 million shares of OrthAlliance Class A common stock and promissory notes of $30.6 million.

     Each service agreement generally requires or permits OrthAlliance to perform certain services for its allied practices, including providing and maintaining specified furnishings and equipment; providing necessary employees, except practitioners and, where applicable law requires, hygienists and dental assistants; establishing appropriate business systems; purchasing and maintaining inventory; performing payroll and accounting functions; providing billing and collection services with respect to patients, insurance companies and third-party payors; arranging certain legal services not related to malpractice litigation; designing and executing a marketing plan; advising with respect to new office locations; and managing and organizing the allied practice's files and records, including patient records where permitted by applicable law. If the allied practice lacks sufficient funds to pay its current expenses, OrthAlliance is required to advance funds to the allied practice for the purpose of paying such expenses, subject to terms to be agreed upon. In exchange for performing the services described above, OrthAlliance receives a management fee based on one of three fee structures. These fees are structured as follows:

     - A designated percentage ranging from 13.5% to 20.0% of adjusted patient revenue;

     - A designated percentage of patient revenue, ranging from 14.0% to 17.0%, subject to annual adjustments based upon improvements in the allied practice's operating margin in the most recent calendar year as compared with the immediately preceding calendar year; or

     - A fixed dollar fee with annual fixed dollar increases for each year of the term of the management agreement.

     OrthAlliance has entered into agreements with certain allied practices to make the payment of such management fees after the first two years contingent on various factors, including practice profitability compared to acquisition consideration, timely reporting of information, participation in practice improvement programs and orthodontist hours worked. Prior patient revenue is not necessarily indicative of the level of revenue that these practices may be expected to generate in the future.

     The term of each service, management service or consulting agreement is for 20, 25 or 40 years, subject to prior termination by either party in the event the other party becomes subject to voluntary or involuntary bankruptcy proceedings or materially breaches the agreement, subject to a cure period. In addition, the allied practices may terminate the service agreements upon the occurrence of a change of control of OrthAlliance, which does not include a transaction approved by OrthAlliance's Board of Directors. Upon the expiration or termination of the service agreement, the allied practice may, and in certain circumstances must, repurchase for cash, at book value, certain assets, including all equipment, and assume certain liabilities of OrthAlliance related to the allied practice.

     Each service agreement is generally not assignable by either party thereto without the written consent of the other party; however, OrthAlliance may assign the service agreement without the allied practice's consent to any entity under common control with OrthAlliance. OrthAlliance and the allied practice indemnify each other for costs and expenses incurred by the other party that are caused directly or indirectly by, as the case may be, OrthAlliance's or the allied practice's intentional or negligent acts or omissions. In the case of the allied practice's obligation to indemnify OrthAlliance, such obligation also applies to intentional or negligent acts and omissions occurring prior to the date of the service agreement. As of June 30, 2001, OrthAlliance was a party to service agreements with 76 allied practices.

     Certain provisions of the consulting agreement are substantially similar to the service agreement, including provisions relating to OrthAlliance's obligation to loan funds to the allied practice in the event the allied practice is unable to pay its current expenses, termination of the consulting agreement, repurchase of assets and assumption of liabilities by the allied practice upon expiration or termination, assignment and indemnification.

     The services available to the allied practice under each consulting agreement generally include consulting with respect to equipment and office needs; preparing staffing models appropriate for an allied practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the allied practice in organizing and developing filing and recording systems. In exchange for such services, OrthAlliance receives a consulting fee based on one of the three fee structures. As of June 30, 2001, OrthAlliance was a party to consulting agreements with 69 allied practices.

     Pursuant to both the service agreements and consulting agreements, OrthAlliance's allied practitioners maintain professional control over and ownership of their practices, determine which personnel will be allied with the allied practices and set their own standards of practice. OrthAlliance does not engage in the practice of orthodontics or dentistry. Each of OrthAlliance's allied practitioners is responsible for compliance of his or her allied practice with state and local regulations applicable to the practice of orthodontics and dentistry and with licensing or certification requirements. Each of OrthAlliance's allied practices, in its sole discretion, determines the fees to be charged for services provided to patients based upon market conditions in the service area and other factors deemed appropriate by the allied practice. Each allied practice executes payor contracts and acquires and pays for its own malpractice insurance coverage.

     In March 2000, OrthAlliance and OrthAlliance New Image assumed the obligations of New Image under the various management service agreements between New Image and the orthodontic practices with whom it had entered into management service agreements. The form of management service agreements provides for a variation of the service fee calculation compared to the traditional OrthAlliance form defined in the service or consulting agreement. Under the management service agreements, the service fee amount varies monthly depending on the allied practice's financial performance and represents the residual amount after the payment of practice expenses and contractually determined practice distributions. The service fee is affected by two variables, (i) total allied practice gross revenue, less refunds, and (ii) operating expenses. Service fees are calculated based on two separate standardized grids set forth in the management service agreement that determine:

     - The percent of practice revenue that is distributed to the allied practice based on that allied practice's gross revenue, less refunds; and

     - Any additional or offsetting percentage of gross revenue, less refunds, that is distributed to the allied practice based upon that allied practice's overhead.

     Pursuant to the gross revenue grid, in general, OrthAlliance's retained service fees increase if the allied practice's gross revenue increases and decrease if the allied practice's gross revenue decreases. Pursuant to the overhead grid, in general, OrthAlliance's retained service fees decrease if the allied practice's overhead expenses increase and the retained service fees increase if the allied practice's overhead decreases. The maximum retained service fee percentage is 20.0%. The average service fee percentage for the OrthAlliance New Image allied practices is approximately 16.1%. In addition, a few OrthAlliance New Image management service agreements provide for a fixed percentage service fee.

     Each allied practitioner who is or becomes an equity holder in an allied practice or who provides orthodontic or dental services through an allied practice for more than 10 days a month is required to execute an employment agreement with the allied practice. Each employment agreement generally provides that the allied practitioner will perform professional services for the allied practice for a period of five years, subject to prior termination (i) for cause by the allied practice, which generally means death, incapacity, willful misconduct, conviction for a felony, or chronic alcoholism or drug addiction, and (ii) by the allied practitioner in the event of a material breach by the allied practice. The allied practitioner agrees that following termination or expiration of the employment agreement, he or she will not compete for a period of two years in the market in which the allied practice operates an office and will limit the methods of advertising in the area in which an allied practice is located.

ORTHALLIANCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     GENERAL. OrthAlliance derives net revenues by providing services pursuant to long-term service, management service and consulting agreements with allied practices. OrthAlliance provides management or consulting services to each allied practice and assumes substantially all operating expenses except for compensation to the allied practitioners and other employees that OrthAlliance cannot employ according to applicable state laws. In exchange for assuming these expenses and providing services, OrthAlliance records revenues in amounts equal to the assumed expenses plus a service fee, management service fee or consulting fee, as described below. In general, the service, management service and consulting agreements provide for the recognition of fees to OrthAlliance based on a negotiated percentage of the adjusted patient revenue of allied practices. The timing of the payment of such service fees is based upon cash collected. Adjusted patient revenue is net patient revenue, as determined under accounting principles generally accepted in the United States, including certain accrual adjustments, including those related to patient prepayments, and adjustments for contractual allowances and other discounts, plus an adjustment for uncollectible accounts.

     Patient revenue is recognized as services are performed. For orthodontic services, approximately 20% of the orthodontic contract revenues are recognized at the time of initial treatment and generally approximates 25% of the total treatment plan revenues collected by the allied practice. The balance of the contract revenue is realized evenly over the remaining treatment period. The 20% estimated revenue at the initial treatment date is based on the estimated costs incurred by OrthAlliance at that time as compared to the total costs of providing the contracted services and is consistent with industry standards. The percentage includes the estimated costs of diagnosis and treatment plan development, initial treatment by OrthAlliance employees at the allied practices, orthodontic supplies and associated administrative services.

     The service fee is earned and paid monthly to OrthAlliance by each of its allied practices using one of three different fee structures set forth in its service and consulting agreements:

     - A designated percentage ranging from 13.5% to 20.0% of the adjusted patient revenue. The average designated percentage is 17.0% for OrthAlliance's allied practices subject to this fee structure. In some cases, the allied practice must guarantee a minimum level of service fees to be paid by the allied practice for a portion of the agreement ranging from one to 25 years;

     - A designated percentage of adjusted patient revenue, ranging from 14.0% to 17.0%, subject to an annual adjustment based upon improvements in the allied practice's operating margin in the most recent calendar year as compared with the immediately preceding calendar year. No annual adjustment will be made which would result in reducing the designated percentage below the percentage applicable during the first year of the service, management service or consulting agreement. Operating margin is defined as the percentage determined by dividing operating profit by adjusted patient revenue. Operating profit is equal to adjusted patient revenue less operating expenses, excluding the service fee and such expenses associated with the allied practices which
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

       OrthAlliance is prohibited from incurring, primarily consisting of orthodontist compensation. The average designated percentage is 16.2% for the allied practices subject to this fee structure; or

     - A fixed dollar fee with annual fixed dollar increases for each year of the term of the service, management service or consulting agreement.

     OrthAlliance has entered into agreements with certain allied practices to make the payment of service fees after the first two years contingent on various factors, including practice profitability compared to acquisition consideration, timely reporting of information, participation in practice improvement programs and orthodontist hours worked.

     In March 2000, OrthAlliance assumed the obligations of New Image under the various management service agreements between New Image and the orthodontic practices with whom it had entered into management service agreements. The form of management service agreement provides for a variation of the service fee calculation compared to the traditional OrthAlliance form defined in the service or consulting agreement. Under the management service agreements, the service fee amount varies monthly depending on the allied practice's financial performance and represents the residual amount after the payment of practice expenses and contractually determined practice distributions. The service fee is affected by two variables: (1) total allied practice gross revenue, less refunds, and (2) overhead. Service fees are calculated based on two separate standardized grids set forth in the management service agreement that determine:

     - The percent of practice revenue that is distributed to the allied practice based on that allied practice's gross revenue, less refunds, which is referred to as the "gross revenue grid;" and

     - Any additional or offsetting percentage of gross revenue, less refunds, that is distributed to the allied practice based upon that allied practice's overhead, which is referred to as the "overhead grid."

Pursuant to the gross revenue grid, in general, OrthAlliance's retained service fees increase if the allied practice's gross revenue increases and decrease if the allied practice's gross revenue decreases. Pursuant to the overhead grid, in general OrthAlliance's retained service fees decrease if the allied practice's overhead expenses increase and the retained service fees increase if the allied practice's overhead decreases. The maximum retained service fee percentage is 20.0%. The average service fee percentage for the New Image allied practices is approximately 16.8% at June 30, 2001. In addition, a few New Image management service agreements provide for a fixed percentage service fee.

     Expenses reported by OrthAlliance include certain of the expenses to operate the orthodontic or pediatric dental offices and all of the expenses of any corporate offices, facilities or functions. Therefore, salaries and benefits include the wages, benefits, taxes or other employment costs for all employees of OrthAlliance, including practice office staff, business office staff and management personnel. Rent includes facility expenses for both practice offices and corporate offices. General and administrative expenses include professional services, such as legal and accounting, utilities, advertising, marketing, insurance, telephone, license fees, office supplies and shipping expenses. Advertising and marketing costs, which are included in general and administration costs, includes practice activities to attract new patients and corporate activities to attract new orthodontists or pediatric dentists to join OrthAlliance. Practice supplies include only those expenses required by OrthAlliance's allied practitioners to provide treatment to patients.

     From time to time OrthAlliance may receive notices of alleged defaults of certain service, management service or consulting agreements. To date, OrthAlliance believes that such claims of alleged default are without merit and vigorously defends OrthAlliance's position. However, there is no assurance that such present or future disputes will be resolved favorably for OrthAlliance.

     RESULTS OF OPERATIONS. The consolidated statements of income of OrthAlliance for the years ended December 31, 1998, 1999 and 2000 include net income of $7.5 million on net revenues of $74.4 million, net income of $9.6 million on net revenues of $95.7 million, and net income of $9.5 million on net revenues of $142.0 million, respectively. The unaudited consolidated statements of income of OrthAlliance for the six months ended June 30, 2000 and 2001 include net income of $5.3 million on net revenues of $66.2 million and net income of $3.2 million on net revenues of $76.8 million, respectively. For the years 1998, 1999 and 2000 and the six month periods ended June 30, 2000 and 2001, OrthAlliance had income before income taxes of $13.7 million, $16.9 million, $17.0 million, $9.4 million and $5.6 million, respectively. Direct expenses for the fourth quarter of 2000 included approximately $800,000 in expenses incurred in the separation of OrthAlliance's former chief executive officer and certain other charges.

     The following table sets forth certain selected condensed consolidated income statement data for the periods indicated in thousands of dollars and as a percentage of total net revenues:

STATEMENT OF OPERATIONS DATA (IN THOUSANDS):

                                             YEAR ENDED DECEMBER 31,                       THREE MONTHS ENDED JUNE 30,
                             -------------------------------------------------------   -----------------------------------
                                   1998               1999               2000                2000               2001
                             ----------------   ----------------   -----------------   ----------------   ----------------
                                                                                         (UNAUDITED)        (UNAUDITED)
Net revenues...............  $74,387   100.0%   $95,703   100.0%   $142,014   100.0%   $36,056   100.0%   $38,199   100.0%
Costs and expenses
 Salaries and benefits.....   22,880    30.8%    28,423    29.7%     42,461    29.9%     9,858    27.3%    12,065    31.6%
 Orthodontic supplies......    7,436    10.0%     9,438     9.9%     13,903     9.8%     3,500     9.7%     3,794     9.9%
 Rent......................    6,327     8.5%     8,252     8.6%     11,761     8.3%     3,048     8.5%     3,019     7.9%
                             -------   ------   -------   ------   --------   ------   -------   ------   -------   ------
       Total direct
        expenses...........   36,643    49.3%    46,113    48.2%     68,125    48.0%    16,406    45.5%    18,878    49.4%
General and
 administrative............   21,456    28.8%    26,686    27.9%     43,410    30.6%    11,289    31.3%    13,252    34.7%
Depreciation and
 amortization..............    2,426     3.3%     3,983     4.1%      6,737     4.7%     1,732     4.8%     1,916     5.0%
                             -------   ------   -------   ------   --------   ------   -------   ------   -------   ------
       Total operating
        expenses...........   60,525    81.4%    76,782    80.2%    118,272    83.3%    29,427    81.6%    34,046    89.1%
Operating income...........   13,862    18.6%    18,921    19.8%     23,742    16.7%     6,629    18.4%     4,153    10.9%
Interest expense...........      555     0.8%     2,450     2.6%      7,371     5.2%     1,994     5.5%     1,911     5.0%
Interest income............      351     0.5%       416     0.4%        675     0.5%       177     0.4%       163     0.4%
                             -------   ------   -------   ------   --------   ------   -------   ------   -------   ------
Income before income
 taxes.....................   13,658    18.3%    16,887    17.6%     17,046    12.0%     4,812    13.3%     2,405     6.3%
Provision for income
 taxes.....................    6,123     8.2%     7,304     7.6%      7,511     5.3%     2,109     5.8%     1,019     2.7%
                             -------   ------   -------   ------   --------   ------   -------   ------   -------   ------
       Net income..........  $ 7,535    10.1%   $ 9,583    10.0%   $  9,535     6.7%   $ 2,703     7.5%   $ 1,386     3.6%
                             =======   ======   =======   ======   ========   ======   =======   ======   =======   ======

                                  SIX MONTHS ENDED JUNE 30,
                             -----------------------------------
                                   2000               2001
                             ----------------   ----------------
                               (UNAUDITED)        (UNAUDITED)
Net revenues...............  $66,201   100.0%   $76,789   100.0%
Costs and expenses
 Salaries and benefits.....   18,468    27.9%    24,277    31.6%
 Orthodontic supplies......    6,180     9.3%     7,597     9.9%
 Rent......................    5,559     8.4%     6,146     8.0%
                             -------   ------   -------   ------
       Total direct
        expenses...........   30,207    45.6%    38,020    49.5%
General and
 administrative............   20,571    31.1%    25,791    33.6%
Depreciation and
 amortization..............    3,142     4.7%     3,809     5.0%
                             -------   ------   -------   ------
       Total operating
        expenses...........   53,920    81.4%    67,620    88.1%
Operating income...........   12,281    18.6%     9,169    11.9%
Interest expense...........    3,246     4.9%     3,908     5.1%
Interest income............      348     0.5%       375     0.5%
                             -------   ------   -------   ------
Income before income
 taxes.....................    9,383    14.2%     5,636     7.3%
Provision for income
 taxes.....................    4,120     6.2%     2,446     3.2%
                             -------   ------   -------   ------
       Net income..........  $ 5,263     8.0%   $ 3,190     4.2%
                             =======   ======   =======   ======

  THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2000.

     - Operating Income and Net Income. OrthAlliance's operating income for the three months ended June 30, 2001 decreased 37.3% to $4.2 million from $6.6 million in the comparable period in 2000. Operating income for the six months ended June 30, 2001 decreased 25.3% to $9.2 million from $12.3 million in the comparable period in 2000. The decrease in operating income for the quarter and the six month period ended June 30, 2001 is attributed to the unfavorable effects of approximately $1.6 million of costs in the three months ended June 30, 2001 associated with OrthAlliance's strategic alternatives project, and $2.1 million for the six months ended June 30, 2001, consisting primarily of advisors fees and expenses, legal and professional fees and other related transaction costs. These costs have offset the favorable impacts of OrthAlliance's increased net revenue from acquisitions, store-to-store growth and the acquisition of New Image, which was effective March 1, 2000.

      Net income for the three months ended June 30, 2001 decreased 48.7% to $1.4 million from $2.7 million in the comparable period in 2000. Net income for the six months ended June 30, 2001 decreased 39.4% to $3.2 million from $5.3 million in the comparable period in 2000. Despite increased revenues, net income was reduced during the period due to expenses of approximately $2.1 million related to the OrthAlliance's strategic alternatives project for the six months ended June 30, 2001, costs associated with the severance in November 2000 and the replacement of

      OrthAlliance's former President and Chief Executive Officer, higher interest expenses related to increased borrowings under OrthAlliance's revolving credit facility and other increased expenses.

     - Net Revenues. Net revenues for the three months ended June 30, 2001 increased 5.9% to $38.2 million from $36.1 million in the comparable period in 2000. Similarly, net revenues for the six months ended June 30, 2001 increased 16.0% to $76.8 million from $66.2 million in the comparable period in 2000. The increase in net revenues for the three and six months ended June 30, 2001 is primarily due to an increase in affiliations of allied practices, the effect of the New Image acquisition, which was effective March 1, 2000, and an increase in the internal growth of comparative same-store collections of approximately 6.3% for the current periods. Net revenues as reported by OrthAlliance include OrthAlliance's contractual service, consulting and management service fees based in part on patient revenues, as well as reimbursed expenses of the allied practices.

     - Operating Expenses. Total operating expenses increased 15.7% to $34.0 million, or 89.1% of net revenues, for the three months ended June 30, 2001 from $29.4 million, or 81.6% of net revenues, for the comparable period in 2000. Total operating expenses increased 25.4% to $67.6 million, or 88.1% of net revenues, for the six months ended June 30, 2001 from $53.9 million, or 81.4% of net revenues, for the comparable period in 2000.

      Direct expenses including salaries and benefits, orthodontic and dental supplies, and rent increased 15.1% to $18.9 million, or 49.4% of net revenues, for the three months ended June 30, 2001 from $16.4 million, or 45.5% of net revenues, for the comparable period in 2000. Direct expenses increased 25.9% to $38.0 million, or 49.5% of net revenues, in the six months ended June 30, 2001 from $30.2 million, or 45.6% of net revenues, for the comparable period in 2000. Direct expenses have increased in absolute dollars as a result of the acquisition of New Image and other allied practices, the expansion and growth of existing allied practices as well as expenses relating to the resignation and replacement of OrthAlliance's former President and Chief Executive Officer. In addition, direct expenses during the six months ended June 30, 2001 include $2.1 million of expenses in connection with OrthAlliance's strategic alternatives project. The decrease in direct expenses as a percentage of 2000 net revenues is primarily attributable to economies of scale related to salaries and benefits and other direct expenses.

      Salaries and benefits increased 22.4% to $12.1 million, or 31.6% of revenues, for the three months ended June 30, 2001 from $9.9 million, or 27.3% of net revenues, for the comparable period in 2000. Salaries and benefits increased 31.5% to $24.3 million, or 31.6% of revenues, for the six months ended June 30, 2001 from $18.5 million, or 27.9% of net revenues, for the comparable period in 2000. The increase in salaries and benefits results primarily from the increased affiliations of allied practices, the inclusion of New Image for the entire period in 2001 and an increase in the number of allied practices for which OrthAlliance provides payroll services. OrthAlliance expects that in future periods salaries and benefits will increase in absolute dollars, but may vary as a percentage of net revenues.

      General and administrative expenses increased 17.4% to $13.3 million, or 34.7% of net revenues, for the three months ended June 30, 2001 from $11.3 million, or 31.3% of net revenues, for the comparable period in 2000. General and administrative expenses increased 25.4% to $25.8 million, or 33.6% of net revenues, for the six months ended June 30, 2001 from $20.6 million, or 31.1% of net revenues, for the comparable period in 2000. General and administrative expenses have shown an increase in absolute dollars primarily related to the acquisition of New Image and other allied practices, expansion and growth of previously existing allied practices, expenses incurred in connection with the strategic alternatives project and other costs.

      Depreciation and amortization expenses increased approximately 10.6% to $1.9 million, or 5.0% of net revenues, for the three months ended June 30, 2001 from $1.7 million, or 4.8% of net revenues, for the comparable period in 2000. Depreciation and amortization expenses increased approximately 21.2% to $3.8 million, or 5.0% of net revenues, for the six months ended June 30, 2001 from

      $3.1 million, or 4.7% of net revenues, for the comparable period in 2000. This increase is attributable to the increase in intangible assets associated with the affiliations of allied practices and the acquisition of New Image. Intangible assets approximated $121.7 million and $124.0 million at June 30, 2001 and December 31, 2000, respectively. Depreciation and amortization expenses primarily relate to the depreciation of capital assets and the amortization of excess cost over the fair value of net assets acquired and certain other intangibles. OrthAlliance's policy is to amortize goodwill over the expected period to be benefited, not to exceed the term of the service, management service and consulting agreements.

     - Interest Expense. Interest expense, net of interest income, decreased to $1.7 million for the three months ended June 30, 2001 from $1.8 million in the comparable period in 2000. Interest expense, net of interest income, increased to $3.5 million for the six months ended June 30, 2001 from $2.9 million in the comparable period in 2000. The increase for the six month period ended June 30, 2001 was primarily due to additional interest costs associated with increased borrowings under OrthAlliance's revolving credit facility in support of allied practices and certain debt obligations issued and assumed in connection with the New Image acquisition offset by reductions in the effective interest rates. OrthAlliance's borrowings under the revolving credit facility were $59.5 million and $57.0 million at June 30, 2001 and June 30, 2000, respectively, and $62.0 million at December 31, 2000. Total debt was approximately $75.9 million, $81.6 million and $84.0 million at June 30, 2001 and 2000 and at December 31, 2000, respectively.

     - Provision for Income Taxes. The provision for income taxes decreased 51.7% to $1.0 million for the three month period ended June 30, 2001 from $2.1 million for the comparable period in 2000. The provision for income taxes decreased 40.6% to $2.4 million for the six month period ended June 30, 2001 from $4.1 million for the comparable period in 2000. OrthAlliance's effective income tax rates for the periods ended June 30, 2001 and 2000 were higher than the statutory tax rate primarily due to the amortization of certain intangible assets not being deductible for income tax purposes. The effective tax rate was 42.4% and 43.8% for the three month periods ended June 30, 2001 and 2000, respectively. The effective tax rate was 43.4% and 43.9% for the six month periods ended June 30, 2001 and 2000, respectively.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999.

     - Net Income and Operating Income. Net income for the year ended December 31, 2000 of $9.5 million remained at approximately the same level as net income in 1999. Operating income for the year ended December 31, 2000 increased 25.4% to $23.7 million from $18.9 million in 1999. The increase in operating income for the year ended December 31, 2000 is attributable to an overall increase in net revenues related primarily to the acquisition of New Image and other allied practices and internal same store growth. Despite achieving higher operating income, net income remained flat due to the severance of OrthAlliance's former president and chief executive officer, higher than expected interest rates, higher taxes and other increased expenses.

     - Net Revenues. Net revenues for the year ended December 31, 2000 increased 48.4% to $142.0 million from $95.7 million in 1999. The increase in net revenues is due primarily to an increase in affiliations of allied practices, the acquisition of New Image, as well as internal store to store growth for the year approximating 8.0% compared to 9.0% in 1999. New Image contributed approximately $20.7 million of the total year 2000 revenues. Net revenues as reported by OrthAlliance include OrthAlliance's contractual service, management service or consulting fees based in part on adjusted patient revenues, as well as reimbursed expenses of the allied practices.

     - Operating Expenses. Total operating expenses increased 54.0% to $118.3 million, or 83.3% of net revenues, for the year ended December 31, 2000 from $76.8 million, or 80.2% of net revenues, from the prior year.

      Direct expenses including salaries and benefits, orthodontic and dental supplies and rent increased 47.7% to $68.1 million, or 48.0% of net revenues, for the year ended December 31, 2000 from $46.1 million, or 48.2% of net revenues, from the prior year. Direct expenses have increased in absolute dollars as a result of the acquisition of New Image and other allied practices, the expansion and growth of existing allied practices, as well as expenses relating to the resignation of OrthAlliance's former president and chief executive officer. The amount of severance paid to OrthAlliance's former president and chief executive officer totaled approximately $600,000. The decrease in direct expenses as a percentage of 1999 net revenues is primarily attributable to economies of scale related to salaries and benefits and other direct expenses.

      Salaries and benefits increased 49.4% to $42.5 million, or 29.9% of net revenues, for the year ended December 31, 2000 from $28.4 million, or 29.7% of net revenues from the prior year. Salaries and benefits have increased in absolute dollars as a result of the acquisition of New Image and allied practices, the expansion and growth of existing allied practices, as well as expenses relating to the resignation of OrthAlliance's former president and chief executive officer.

      General and administrative expenses, consisting primarily of administrative operating costs, non-rent facility costs, professional fees and overhead costs, increased 62.7% to $43.4 million, or 30.6% of net revenues, for the year ended December 31, 2000 from $26.6 million, or 27.9% of net revenues, from the prior year. General and administrative expenses have shown an increase in absolute dollars and as a percentage of revenue relating primarily to the acquisition of New Image and other allied practices, expansion and growth of previously existing allied practices, and higher laboratory costs.

    - Depreciation and Amortization. Depreciation and amortization expense increased approximately 69.1% to $6.7 million, or 4.7% of net revenues, for the year ended December 31, 2000 from $4.0 million, or 4.1% of net revenues from the prior year. This increase was attributable to the increase in intangible assets associated with the acquisition of New Image and other allied practices in 2000. Intangible assets increased from $83.6 million in 1999 to $124.2 million in 2000. Depreciation and amortization expense primarily relates to the depreciation of capital assets and the amortization of excess cost over the fair value of net assets acquired, often referred to as "goodwill," and certain other intangibles. OrthAlliance's policy has been to amortize goodwill over the expected period to be benefited, not to exceed the term of the service, management service or consulting agreements.

    - Interest Expense. For the years ended December 31, 2000 and 1999, interest expense was approximately $7.4 million and $2.5 million, respectively and represents interest charges on OrthAlliance's borrowings on its revolving credit facility and notes payable. The increase was primarily due to increased borrowings under the revolving credit facility in support of the acquisition of New Image and other allied practices affiliated during the period. OrthAlliance borrowings under the revolving credit facility increased from $47.5 million at December 31, 1999 to $62.0 million as of December 31, 2000. See "-- Liquidity and Capital Resources."

    - Provision for Income Taxes. Provision for income taxes for 2000 and 1999 was approximately $7.5 million and $7.3 million, respectively. A reconciliation of the provision for income taxes for the years ending December 31, 2000, 1999 and 1998 to the amount computed at the federal statutory rate is included in Note 15 of Notes to Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus. OrthAlliance's effective income tax rates for the years ended December 31, 2000 and 1999 were higher than the statutory tax rate primarily due to the amortization of certain intangible assets which were not deductible for income tax purposes. The effective tax rate was 44.0% for the year ended December 31, 2000 compared to 43.0% for the comparable period in 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998.

    - Net Income and Operating Income. Net income for the year ended December 31, 1999 increased 27.2% to $9.6 million from $7.5 million from 1998. Operating income for the year ended

December 31, 1999 increased 36.5% to $18.9 million from $13.9 million from 1998. The increase in net income and operating income for the year ended December 31, 1999 is attributable to an overall increase in net revenues related to allied practice acquisitions, internal same store growth and a reduction of expenses as a percentage of net revenues.

     - Net Revenues. Net revenues increased 28.7% from 1998 to 1999, from $74.4 million to $95.7 million. The increase in net revenues is primarily due to an increase in affiliations of allied practices together with an increase of approximately 9.0% attributed to internal growth of comparable existing practices. Net revenues as reported by OrthAlliance include OrthAlliance's contractual service, management service or consulting fees based in part on adjusted patient revenues, as well as reimbursed expenses of the allied practices.

     - Operating Expenses. Total operating expenses increased 26.9% to $76.8 million, or 80.2% of net revenues, for the year ended December 31, 1999 from $60.5 million, or 81.4% of net revenues, from the prior year.

      Direct expenses including salaries and benefits, orthodontic and dental supplies and rent increased 25.8% to $46.1 million, or 48.2% of net revenues, for the year ended December 31, 1999 from $36.6 million, or 49.3% of net revenues from the prior year. Direct expenses have increased in absolute dollars as a result of the affiliation of additional allied practices during the period as well as the expansion and growth of previously existing allied practices. The decrease in direct expenses as a percentage of 1999 net revenues is primarily attributable to economies of scale related to salaries and benefits and other direct expenses.

      Salaries and benefits increased 24.2% to $28.4 million, or 29.7% of net revenues, for the year ended December 31, 1999 from $22.9 million, or 30.8% of net revenues from the prior year. The decrease in salaries and benefits as a percentage of revenues is a result of a significant number of current year practice affiliations whereby their employees remained employees of the allied practice's professional corporations. Accordingly, for these practices, salary and benefit expenses are not reported by OrthAlliance. OrthAlliance expects that in future periods salaries and benefits will increase in absolute dollars, but may vary as a percentage of net revenues.

      General and administrative expenses, consisting primarily of administrative operating costs, non-rent facility costs, professional fees and overhead costs, increased 24.4% to $26.7 million, or 27.9% of net revenues, for the year ended December 31, 1999 from $21.5 million, or 28.8% of net revenues, from the prior year. General and administrative expenses have shown an increase in absolute dollars primarily related to the acquisition of additional allied practices during the period as well as the expansion and growth of previously existing allied practices offset by reductions in marketing, advertising and other costs.

     - Depreciation and Amortization. Depreciation and amortization expense increased approximately $1.6 million in 1999 from 3.3% to 4.1% of net revenues from the prior year. This increase was attributable to the increase in intangible assets associated with the affiliation of allied practices in 1999. Intangible assets increased from $50.9 million to $83.6 million from 1998 to 1999. Depreciation and amortization expense primarily relates to the depreciation of capital assets and the amortization of goodwill and certain other intangibles. OrthAlliance's policy is to amortize goodwill over the expected period to be benefited, not to exceed the term of the service, management service or consulting agreements. For the years ended December 31, 1999 and 1998, depreciation and amortization expense approximates $4.0 million and $2.4 million, respectively.

     - Interest Expense. For the years ended December 31, 1999 and 1998, interest expense was approximately $2.5 million and $0.6 million, respectively, and represents interest charges on OrthAlliance's borrowings on its revolving credit facility. The increase was primarily due to increased borrowings under the revolving credit facility in support of allied practices affiliated during the period. OrthAlliance borrowings under the revolving credit facility increased from $15.5 million at December 31, 1998 to $47.5 million as of December 31, 1999. See
      "-- Liquidity and Capital Resources."

    - Provision for Income Taxes. Provision for income taxes for 1999 and 1998 approximates $7.3 million and $6.1 million, respectively. A reconciliation of the provision for income taxes for the years ending December 31, 1999, 1998 and 1997 to the amount computed at the federal statutory rate is included in Note 15 of Notes to Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus. OrthAlliance's effective income tax rates for the years ended December 31, 1999 and 1998 were higher than the statutory tax rate primarily due to the amortization of certain intangible assets which were not deductible for income tax purposes. The effective tax rate was 43.0% for the year ended December 31, 1999 compared to 45.0% for the comparable period in 1998.

     QUARTERLY OPERATING RESULTS. OrthAlliance's unaudited quarterly operating information (amounts in thousands, except per share amounts) for the years ended December 31, 2000 and 1999, and for the three months ended March 31, 2001 and June 30, 2001 is shown in the following table.

                                                                QUARTER ENDED
                                                              -----------------
                                                               MARCH     JUNE
                                                               2001      2001
                                                              -------   -------
Net revenues................................................  $38,590   $38,199
Operating income............................................    5,015     4,153
Provision for income taxes..................................    1,427     1,019
Net income..................................................    1,803     1,386
Basic and diluted net income per share......................     0.15      0.11

                                                             QUARTER ENDED
                                                ----------------------------------------
                                                 MARCH     JUNE     SEPTEMBER   DECEMBER
                                                 2000      2000       2000        2000
                                                -------   -------   ---------   --------
Net revenues..................................  $30,145   $36,056    $37,049    $38,764
Operating income..............................    5,652     6,629      6,905      4,556
Provision for income taxes....................    2,011     2,109      2,155      1,236
Net income....................................    2,560     2,703      2,840      1,432
Basic and diluted net income per share........     0.20      0.21       0.22       0.11

                                                             QUARTER ENDED
                                                ----------------------------------------
                                                 MARCH     JUNE     SEPTEMBER   DECEMBER
                                                 1999      1999       1999        1999
                                                -------   -------   ---------   --------
Net revenues..................................  $21,302   $23,860    $24,286    $26,255
Operating income..............................    4,128     4,737      5,049      5,007
Provision for income taxes....................    1,687     1,997      1,877      1,743
Net income....................................    2,134     2,356      2,581      2,512
Basic and diluted net income per share........     0.16      0.18       0.19       0.19

     SEASONALITY. Most patients who seek orthodontic treatment are children and young adults, although the number of adults seeking treatment has been increasing in recent years, particularly with the introduction of new products such as Invisalign. Based upon information provided by OrthAlliance's allied practices, and based upon the results of operations in 1998, 1999 and 2000, OrthAlliance generally experiences an increase in new patient volume during the summer months when children are not in school. OrthAlliance also expects the lowest volume of patient starts during the Thanksgiving and Christmas holiday season when children are on vacation and when many of the allied practices are closed. As a consequence, OrthAlliance expects higher patient revenue in the third quarter and lower patient revenue in the fourth quarter. Accordingly, OrthAlliance generally expects a stronger third quarter in terms of revenue.

     LIQUIDITY AND CAPITAL RESOURCES. OrthAlliance has funded its operations to date primarily through cash from operations, OrthAlliance's revolving credit facility and other available capital sources. This
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

capital is used for affiliations with new allied practices, development of allied practice enhancements, development of allied practice satellite offices, capital asset additions and general working capital needs. As of June 30, 2001 and December 31, 2000, OrthAlliance had a working capital balance of $15.5 million and $11.5 million, respectively. As of June 30, 2001, OrthAlliance's principal sources of liquidity included cash and short term investments of approximately $6.6 million and the revolving credit facility, which as of that date had $15.5 million of available credit. OrthAlliance's working capital increased 34.3% to $15.5 million at June 30, 2001, and decreased 46.0% to $11.5 million at December 31, 2000 from $21.5 million at December 31, 1999. Stockholders' equity increased 7.9% to $77.4 million at June 30, 2001 from $71.7 million at June 30, 2000.

     OrthAlliance's operating activities generated cash of $11.5 million during the six month period ended June 30, 2001. Net cash used in financing activities approximated $9.2 million for the six month period ended June 30, 2001 and consisted of borrowings and repayments on the revolving credit facility and other debt and treasury shares purchased. Cash used in investing activities of $0.7 million for the six month period ended June 30, 2001 consisted of payments in connection with affiliating allied practices and capital expenditures, primarily for office and computer equipment used in OrthAlliance operations. OrthAlliance's operating activities generated cash of $12.7 million during the year ended December 31, 2000, primarily attributed to net income during the period, increased patient prepayments and other factors which were offset by increases in patient and other receivables, compared to $15.2 million during the year ended December 31, 1999. Net cash used in financing activities totaled approximately $1.2 million in the year ended December 31, 2000. Cash used in financing activities consisted of debt repayment and the repurchase of shares of OrthAlliance's Class A common stock. For the year ended December 31, 2000, OrthAlliance borrowed approximately $83.0 million and repaid $81.5 million. OrthAlliance's repurchase of shares of its Class A common stock totaled approximately $3.8 million. For the year ended December 31, 1999, $28.1 million was provided by financing activities and resulted primarily from borrowings under the revolving credit facility. Cash used in investing activities of $17.8 million in the year ended December 31, 2000 consisted of payments in connection with the acquisition of New Image and the affiliation of allied practices and capital expenditures, primarily for office and computer equipment used in OrthAlliance operations. Cash used in investing activities was $35.3 million in the year ended December 31, 1999 and consisted of payments in connection with the affiliation of allied practices and capital expenditures, primarily for office and computer equipment used in OrthAlliance operations. OrthAlliance does not currently have any material commitments with respect to any capital expenditures.

     On December 30, 1997, OrthAlliance entered into a credit agreement with First Union National Bank to provide a $25 million revolving line of credit. The interest on borrowings accrues at either the bank's prime rate or the London InterBank Offering Rate, plus a margin. Amounts borrowed are secured by security interests in substantially all of OrthAlliance's assets, which include accounts receivable, service, management service and consulting agreements and the capital stock of OrthAlliance's wholly-owned subsidiaries. OrthAlliance expanded the revolving credit facility on March 26, 1999 from $25.0 million to $55.0 million and from $55.0 million to $75.0 million on April 14, 2000. Outstanding amounts under the April 14, 2000 agreement are repayable in full on April 13, 2003. As of June 30, 2001 and December 31, 2000 and 1999, the outstanding balance under this credit facility was $59.5 million, $62.0 million and $47.5 million, respectively. There can be no assurance that OrthAlliance will be able to renew or replace its revolving credit facility or obtain alternate financing on reasonable terms, if at all. As of June 30, 2001, OrthAlliance was in compliance with the terms and covenants of the revolving credit facility.

     In 1997, after the completion of OrthAlliance's initial public offering and the affiliation of its founding 55 allied practices, OrthAlliance acquired certain operating assets of, or the stock in entities that held certain operating assets of, 11 additional orthodontic practices. The total consideration paid for these allied practices was $12.4 million, of which $2.1 million was paid in cash and the balance through the issuance of 863,775 shares of OrthAlliance Class A common stock.

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

     For the year ended December 31, 1998, OrthAlliance acquired certain operating assets of, or the stock in entities that held certain operating assets of, 36 additional allied practices. The total consideration paid for these allied practices was $46.8 million, of which $24.5 million was paid in cash, $2.5 million issued in short-term notes payable and the balance through the issuance of 1,640,492 shares of OrthAlliance Class A common stock.

     For the year ended December 31, 1999, OrthAlliance acquired certain operating assets of, or the stock in entities that held certain operating assets of, 36 additional allied practices. The total consideration paid for these allied practices was $39.5 million, of which $33.0 million was paid in cash, $5.7 million in long term notes payable and the balance through the issuance of 93,584 shares of OrthAlliance Class A common stock.

     For the year ended December 31, 2000, OrthAlliance acquired certain operating assets of, or the stock in entities that held certain operating assets of, 43 additional allied practices. Of the 43 allied practices, 31 practices were acquired on March 1, 2000 by acquiring substantially all of the assets of New Image Orthodontic Group, Inc., a privately held Georgia corporation based in Atlanta, Georgia, for a total consideration, including acquisition costs, of approximately $32.1 million. The acquisition price included a cash payment of $5.6 million; an estimated $0.3 million in acquisition costs; promissory notes issued of approximately $12.9 million, with interest rates ranging from 6% to 10% and repayable over a one to five year period; the assumption of approximately $13.4 million of existing debt due to New Image's former orthodontic practices, repayable over the next five years at interest rates approximating 9%; and the issuance of approximately 273,000 stock options.

     OrthAlliance's capital resources needed to continue acquisition and development efforts are expected to be funded through a combination of cash flows provided by ongoing operations, OrthAlliance's revolving credit facility, the issuance of equity and debt securities, as described in OrthAlliance's registration statement on Form S-4 which became effective on August 6, 1999, and other sources. OrthAlliance management believes that these sources of capital will be sufficient to meet OrthAlliance's operating capital requirements for the next twelve months.

     OrthAlliance's revolving credit facility and its covenants restrict OrthAlliance's ability to incur additional indebtedness. In addition, OrthAlliance's low stock price could further restrict its ability to obtain adequate capital from other sources at favorable costs, if at all. The restrictions and limitations of available capital other than from cash flow from operations could curtail OrthAlliance's business strategy of expanding its network of allied practices through its traditional acquisition strategy and result in a reduction of new affiliations with orthodontic practices and pediatric practices in the future.

     OrthAlliance may choose to issue debt or equity to meet its future long-term capital needs, as management deems appropriate. There can be no assurance that OrthAlliance will be able to raise such additional working capital on acceptable terms, if at all. In the event OrthAlliance is unable to raise additional working capital, further measures would be necessary including, without limitation, the delay of new allied practice affiliations, the scale back of its operations or marketing programs and other actions. Certain of such measures may require third party consents or approvals, including the banks under the revolving credit facility, and there can be no such assurance that such consents or approvals can be obtained. OrthAlliance has reduced the number of new affiliations in order to conserve capital resources.

     The service, management service and consulting agreements provide for short-term advances by OrthAlliance to its allied practices for working capital requirements and other purposes on terms to be mutually agreed upon. These items are advanced and repaid in a revolving manner. Generally, advances are repaid when allied practices deposit patient revenue into their depository accounts. Advances occur when the allied practice operating expenses paid exceed patient revenue earned. From time to time, OrthAlliance may enter into short-term loan agreements with allied practices for office expansion or satellite office programs. Loans are provided generally at an interest rate at the prime interest rate plus 1.5% with monthly payments through maturity.

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

     ACQUISITION OF NEW IMAGE ORTHODONTIC GROUP, INC. On March 1, 2000, OrthAlliance, through OrthAlliance New Image, a wholly owned subsidiary, closed a purchase and sale agreement with New Image. OrthAlliance acquired substantially all the assets of New Image.

     New Image was founded in February 1997 and provides business operations, financial and marketing and administrative services to orthodontic practices across the United States in accordance with long-term service agreements. The transaction was accounted for as a purchase and includes practice management agreements with 36 orthodontic practitioners operating in 50 locations with over $33 million in annualized revenues.

     The collective value of the acquisition of New Image was approximately $32.1 million. Of this amount, $5.6 million was paid in cash, an estimated $0.3 million was paid for acquisition costs, approximately $13.4 million of debt was assumed, $12.9 million in promissory notes, with interest rates ranging from 6% to 10%, were issued to the sellers, and approximately 273,000 stock options were issued with an aggregate fair value of approximately $0.6 million.

     During 2000, OrthAlliance integrated New Image into its business operations. OrthAlliance management continues to believe that OrthAlliance will benefit from the economies of scale and synergies resulting from the acquisition.

     INTERNAL REVENUE SERVICE EXAMINATION. The Internal Revenue Service has completed its examination of OrthAlliance's federal income tax return for the year ended December 31, 1998. OrthAlliance has agreed with the Internal Revenue Service's proposed adjustment of approximately $0.6 million of additional tax payments for the years ended 1998 and 1999 which was paid in March 2001. The adjustment related to timing differences between book and tax with regard to certain capitalized practice acquisition costs. OrthAlliance adequately provided reserves in prior years and the additional tax payments did not result in additional income tax expense in fiscal year 2000.

     STOCK REPURCHASE PLAN. On December 1, 2000, OrthAlliance announced the extension of its common stock repurchase program to repurchase up to $6.8 million of its Class A common stock. OrthAlliance had initially announced the program on October 22, 1998. OrthAlliance is authorized to purchase shares on the Nasdaq Stock Market National Market System at prevailing prices through December 31, 2001. During 2000, OrthAlliance had repurchased about 900,000 shares amounting to $3.8 million under this program. Share repurchases are financed by a combination of operating cash flow and borrowings under the revolving credit facility. The timing and the amount of shares to be purchased will be determined based on the evaluation of working capital needs and stock market conditions. During the six months ended June 30, 2001, OrthAlliance has acquired 4,300 shares of its Class A common stock at a cost of approximately $13,000. As of June 30, 2001, OrthAlliance's total purchases of Class A common stock totaled approximately $6.7 million.

     OTHER EVENTS. OrthAlliance's Class A common stock is currently quoted on the Nasdaq Stock Market National Market System under the symbol "ORAL." For continued inclusion on the Nasdaq Stock Market National Market System, OrthAlliance must meet certain tests. OrthAlliance disclosed in previous filings that the continued listing of its Class A common stock was permitted under temporary amendments to the listing requirements adopted by the Nasdaq Stock Market. On June 29, 2001, the SEC approved those amendments which include, among other things, a minimum bid price of $3.00 per share and minimum stockholders' equity of $10 million. OrthAlliance is currently in compliance with the amended listing standards.

     RECENT ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (which is commonly referred to as "SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities on the balance sheet and measure those

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

instruments at fair value. OrthAlliance management anticipates that the adoption of SFAS No. 133 will not have a material effect on OrthAlliance's results of operations or financial position.

     The SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, on December 3, 1999. This pronouncement clarifies existing revenue recognition principles and states that revenue is generally realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services rendered, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured. OrthAlliance management believes OrthAlliance is in compliance with Staff Accounting Bulletin No. 101.

     In April 2000, the Financial Accounting Standards Board (which is commonly referred to as "FASB") issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation: an Interpretation of APB Opinion No.
25. This pronouncement seeks to interpret the application of APB No. 25, primarily in relation to modifications to the terms of existing awards and to the scope of APB No. 25. The adoption of FASB Interpretation No. 44 did not have a material impact on OrthAlliance's results of operations or its financial position.

     In July 2001, FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

     SFAS No. 141 requires that all business combinations be accounted for under the purchase method and requires recognition of identifiable intangible assets separately from goodwill. This pronouncement is effective for all business combinations initiated after June 30, 2001. OrthAlliance has evaluated the requirements of SFAS No. 141 and believes that its intangible assets are fairly stated and that the adoption of SFAS No. 141 will not have a material impact on OrthAlliance's results of operations or financial position.

     SFAS No. 142 requires that all identifiable intangible assets acquired shall be recognized and measured initially at fair value. All identifiable intangible assets should be amortized over the period which it is expected that they will benefit OrthAlliance and tested for impairment in accordance with SFAS No. 121. Goodwill and identifiable intangible assets whose useful lives are indefinite are not to be amortized and are to be tested for impairment annually or more frequently if circumstances indicate potential impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. OrthAlliance believes that its intangible assets, which are based on underlying contractual rights, are fairly stated; therefore, it will continue to amortize intangible assets on a basis consistent with current practice. OrthAlliance believes the adoption of SFAS No. 142 will not have a material effect on OrthAlliance's results of operations or its financial position.

     INFLATION. OrthAlliance does not believe that inflation has had a material effect on its results of operations. There can be no assurance that OrthAlliance's business will not be affected by inflation in the future.

     QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK. OrthAlliance does not have any derivative financial instruments as of June 30, 2001. Further, OrthAlliance is not exposed to interest rate risk as OrthAlliance's revolving credit facility has a variable interest rate. Therefore, the fair value of these instruments is not affected by changes in market interest rates. OrthAlliance believes that the market risk arising from not hedging its financial instruments is not material.

     LEGAL PROCEEDINGS. From time to time, OrthAlliance is involved in various legal proceedings, claims and litigation matters arising in the ordinary course of business, including labor and personnel related issues. In the opinion of management, the outcome of such routine matters will not have a material adverse effect on OrthAlliance's business, financial condition or results of operations.

     From time to time, OrthAlliance has been, and can expect to be, involved in disputes and/or litigation with certain of its allied practices. Certain allied practitioners have also sent notices of default to, or commenced litigation against, OrthAlliance alleging that OrthAlliance has failed to provide certain services under the service, management service and consulting agreements with the allied practices. Other litigation

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

alleges that certain provisions of OrthAlliance's service, management service or consulting agreements may be unenforceable, among other claims. OrthAlliance vigorously defends against such claims and believes that such claims are without merit. The number of such claims and notices of default have increased since the date of OrthAlliance's merger agreement with OCA. OrthAlliance believes that such claims and disputes will not have a material adverse effect on OrthAlliance. See "THE MERGER -- OrthAlliance's Reasons For the Merger; Recommendation of OrthAlliance's Board of Directors."

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

                 MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

BOARD OF DIRECTORS

     After the merger is completed, one member of OrthAlliance's Board of Directors will be appointed by OCA's Board of Directors to serve as a director of OCA. This individual will be selected by the Boards of Directors of OCA and OrthAlliance.

     At the effective time of the merger, the directors of OCA Acquisition Corporation immediately prior to the effective time will be the directors of OrthAlliance.

MANAGEMENT

     The officers of OCA prior to the merger would continue to serve as the officers of OCA upon the merger.

     Following the merger, the then Board of Directors of OrthAlliance will select the individuals who would serve as the officers of OrthAlliance.

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                      COMPARISON OF RIGHTS OF STOCKHOLDERS

     OrthAlliance stockholders, whose rights are currently governed by OrthAlliance's amended and restated certificate of incorporation, bylaws and by the Delaware General Corporation Law, will become stockholders of OCA upon completion of the merger. As such, the rights of the former OrthAlliance stockholders will thereafter be governed by OCA's restated certificate of incorporation, its bylaws and the Delaware General Corporation Law.

     While it is impractical to summarize all of the pertinent differences, set forth below are the material differences between the rights of OrthAlliance stockholders under OrthAlliance's governing documents and the rights of OCA stockholders under OCA's governing documents. Because OCA and OrthAlliance are both organized under the laws of Delaware, the differences in stockholders rights arise solely from the differences in the governing documents, rather than governing law.

VOTING RIGHTS; ACTION BY WRITTEN CONSENT

     OCA. OCA's restated certificate of incorporation provides that each issued and outstanding share of OCA common stock entitles the holder to one vote on each matter with respect to which stockholders are entitled to vote. A majority of votes cast by OCA stockholders entitled to vote at a OCA stockholder meeting is sufficient to approve any matter which properly comes before the meeting. OCA's bylaws provide that stockholders may take action by the unanimous written consent of all stockholders entitled to vote on any matter accompanied by a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to a vote at it.

     ORTHALLIANCE. OrthAlliance's amended and restated certificate of incorporation provides that each issued and outstanding share of OrthAlliance Class A and Class B common stock entitles the holder to one vote on each matter with respect to which stockholders are entitled to vote. A majority of votes by stockholders of OrthAlliance Class A common stock and Class B common stock that are voting together as a single class is necessary to decide all matters. OrthAlliance's bylaws provide that stockholders may take action by the written consent of no less than the minimum number of votes that would be necessary at a meeting of the stockholders entitled to vote on any matter.

CLASSES OF COMMON STOCK; STOCKHOLDER CONVERSION RIGHTS

     OCA. OCA's governing documents do not provide for classes of OCA common stock or stock conversion rights for holders of OCA common stock.

     ORTHALLIANCE. OrthAlliance's amended and restated certificate of incorporation provides that holders of OrthAlliance Class B common stock are prohibited from transferring their shares of Class B common stock, except to the stockholder's close relatives. Holders of OrthAlliance Class B common stock may convert these shares into an equal number of shares of OrthAlliance Class A common stock at any time. In addition, holders of OrthAlliance Class B common stock are required to convert their shares of Class B common stock to Class A common stock when the market price of OrthAlliance Class A common stock reaches and maintains for 20 consecutive trading days certain levels. The first conversion price equals 150% of Class A common stock's share price at its initial public offering (which was $12.00 per share), or $18.00 per share. The second conversion price equals 120% of the first conversion price, or $21.60. The third conversion price equals 120% of the second, or $25.92. The fourth conversion price equals 120% of the third, or $31.10. The fifth conversion price equals 120% of the fourth, or $37.32. Adjustments are made for any stock splits or stock dividends. When the Class A common stock reaches a conversion price level, 20% of the total number of shares of Class B common stock outstanding, allocated on a pro rata basis, will be converted into Class A common stock, with each such share of Class B common stock being converted into eight shares of Class A common stock. Six years after August 1997, each remaining share of Class B common stock will automatically convert into one share of Class A common stock. OrthAlliance's bylaws provide that OrthAlliance will reserve at all times shares of Class A common stock sufficient to effect a conversion of all outstanding shares of Class B common stock.

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

STOCKHOLDER NOMINATIONS AND PROPOSALS

     OCA. OCA's governing documents do not contain any provisions which require OCA stockholders to provide advance notice to OCA prior to proposing business or nominating persons at an annual meeting or a special meeting of stockholders.

     ORTHALLIANCE. OrthAlliance's bylaws provide that OrthAlliance stockholders propose to bring business to be considered, or to nominate individuals for election of directors, at an annual meeting of stockholders must notify OrthAlliance not later than 120 calendar days and not earlier than 150 calendar days prior to the first anniversary of the date of the preceding year's annual meeting. In the case of a special meeting, OrthAlliance stockholders must notify OrthAlliance not less than 30 days prior to the date of the meeting. OrthAlliance's bylaws also require that any stockholder notice of nomination for election of a director provide certain information concerning the stockholder and his or her nominee, including, among other things, the information regarding the nominee as would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, and the consent of the nominee to serve as a director of OrthAlliance if elected. The presiding officer of the meeting may refuse to acknowledge any stockholder proposals or nominations that are not made in compliance with these procedures.

BOARD OF DIRECTORS


     OCA. OCA's Board of Directors is to consist of two to 15 members, as determined from time to time by OCA's Board of Directors, and as of October 5, 2001 consisted of eight members. Any vacancy arising from a director's early retirement from the Board of Directors or an increase in the number of members of the Board of Directors is to be filled by a majority vote of the remaining directors. The members of OCA's Board of Directors are divided into three classes, with the classes elected for staggered three-year terms. At each annual meeting of stockholders, OCA stockholders elect for a term of three years successors to the class of directors whose term expires at the annual meeting. A director may resign at any time by providing written notice to OCA, OCA's Board of Directors, the Chairman of the Board or the President.



     ORTHALLIANCE. OrthAlliance's Board of Directors is to consist of up to nine directors, as determined from time to time by OrthAlliance's Board of Directors, and as of October 5, 2001 OrthAlliance's Board of Directors consisted of eight directors. The members of OrthAlliance's Board of Directors are divided into three classes, with the classes elected for staggered three-year terms. At each annual meeting of stockholders, OrthAlliance stockholders elect for three-year terms successors to the class of directors whose term expires at the annual meeting. However, any vacancy or an increase in the number of members of OrthAlliance's Board of Directors is to be filled by majority vote of the OrthAlliance directors then in office, even if less than a quorum or by a plurality of the votes cast at a meeting of the directors. Any OrthAlliance director so elected will serve only until the next annual meeting when his or her successor is elected.


CHANGE OF CONTROL

     OCA. OCA's governing documents contain several provisions which make a change of control of OCA more difficult to accomplish without the approval of OCA's Board of Directors, including the following:

     - OCA's Board of Directors is divided into three classes so that approximately one-third of the directors will be subject to re-election at each annual meeting of the stockholders of OCA;

     - A director may be removed only for cause by a vote of the holders of at least two-thirds of the shares entitled to vote; and

     - OCA's Board of Directors may determine the rights and preferences of preferred stock which OCA may issue without stockholder approval.

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

     ORTHALLIANCE. OrthAlliance's governing documents contain several provisions which make a change of control of OrthAlliance more difficult to accomplish without the approval of OrthAlliance's Board of Directors, including the following:

     - OrthAlliance's Board of Directors is divided into three classes with the classes elected for staggered three-year terms so that approximately one-third of the directors will be subject to re-election at each annual meeting of the stockholders of OrthAlliance;

     - Stockholders of OrthAlliance Class A common stock and Class B common stock will receive the same consideration per share in the event of a merger, consolidation, purchase or acquisition of property or stock;

     - OrthAlliance's Board of Directors may determine the rights and preferences of preferred stock which OrthAlliance may issue without stockholder approval; and

     - OrthAlliance's bylaws provide that nominations by stockholders for election of directors at any annual meeting of stockholders must notify OrthAlliance not later than 120 calendar days and not earlier than 150 calendar days prior to the first anniversary date of the preceding year's annual meeting. In the case of a special meeting, OrthAlliance stockholders must notify OrthAlliance not less than 30 days prior to the date of the meeting.

REMOVAL OF DIRECTORS

     OCA. OCA's governing documents provide that a director of OCA may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote.

     ORTHALLIANCE. OrthAlliance's governing documents provide that a director of OrthAlliance may be removed only for cause by the affirmative vote of the holders of a majority of the shares entitled to vote.

AUTHORIZED CAPITAL STOCK

  OCA:

                                                                                 PAR VALUE
CLASS OF STOCK                                               AUTHORIZED SHARES   PER SHARE
--------------                                               -----------------   ---------
Common.....................................................     100,000,000        $0.01
Preferred..................................................      10,000,000        $0.01

  ORTHALLIANCE:

                                                                                 PAR VALUE
CLASS OF STOCK                                               AUTHORIZED SHARES   PER SHARE
--------------                                               -----------------   ---------
Class A Common.............................................     70,000,000        $0.001
Class B Common.............................................        250,000        $0.001
Preferred..................................................     20,000,000        $0.001

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     OCA. The affirmative vote of the holders of at least two-thirds of the shares entitled to vote is required to amend, repeal or adopt provisions of OCA's restated certificate of incorporation that are inconsistent with those pertaining to OCA's Board of Directors, limitation of directors' personal liability, indemnification, removal of directors and amendments of OCA's restated certificate of incorporation. OCA's bylaws require an affirmative vote of two-thirds of the stockholders of OCA common stock to amend or repeal OCA's bylaws.

     ORTHALLIANCE. OrthAlliance maintains the right to amend, repeal or adopt any provision contained in the amended and restated certificate of incorporation as prescribed under Delaware General Corporation Law. An affirmative vote of two-thirds of OrthAlliance stockholders entitled to vote may amend, repeal or adopt OrthAlliance's bylaws. OrthAlliance's Board of Directors also have the power to amend, repeal or adopt OrthAlliance's bylaws. Any bylaws adopted by OrthAlliance's Board of Directors may be amended or repealed by a vote of the holders of at least two-thirds of the shares entitled to vote.

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                      WHERE YOU CAN FIND MORE INFORMATION

     OCA has filed with the SEC under the Securities Act of 1933 a registration statement on Form S-4 that registers the distribution to OrthAlliance stockholders of the shares of OCA common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contain additional relevant information about OCA, OrthAlliance and OCA common stock. The rules and regulations of the SEC allow OCA and OrthAlliance to omit certain information included in the registration statement from this Proxy Statement/Prospectus.

     In addition, each of OCA and OrthAlliance files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room              New York Regional Office          Chicago Regional Office
450 Fifth Street, N.W., Room 1024  7 World Trade Center,             Citicorp Center
Washington, D.C. 20549             Suite 1300                        500 West Madison Street, Suite 1400
                                   New York, New York 10048          Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like OCA and OrthAlliance, which file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about OCA at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows OCA and OrthAlliance to "incorporate by reference" information into this Proxy Statement/Prospectus from documents that they have previously filed with the SEC. This means that OCA and OrthAlliance can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about OCA and OrthAlliance and their respective financial condition, operations and business. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for any information that is superseded by other information contained directly in this Proxy Statement/Prospectus or in documents filed by OrthAlliance or OCA with the SEC after the date of this Proxy Statement/ Prospectus. Information incorporated from another document is considered to have been disclosed to you whether or not you chose to read the document.

     This Proxy Statement/Prospectus incorporates by reference the following documents with respect to OCA:

     - OCA's Annual Report on Form 10-K for the year ended December 31, 2000, Amendment No. 1 to that Annual Report filed on Form 10-K/A on April 27, 2001 and Amendment No. 2 to that Annual Report filed on Form 10-K/A-2 on October 5, 2001;

     - OCA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - OCA's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     - OCA's Current Report on Form 8-K filed March 16, 2001;

     - OCA's Current Report on Form 8-K filed May 18, 2001;

     - OCA's Annual Report for the Orthodontic Centers of America, Inc. 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 2000; and

     - The description of OCA common stock contained in OCA's Registration Statement on Form 8-A dated October 7, 1997.

     OCA incorporates by reference additional documents that OCA may file with the SEC between the date of this Proxy Statement/Prospectus and the completion of the merger. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     This Proxy Statement/Prospectus incorporates by reference the following documents with respect to OrthAlliance:

     - OrthAlliance's Annual Report on Form 10-K for the year ended December 31, 2000;

     - OrthAlliance's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - OrthAlliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     - OrthAlliance's Current Report on Form 8-K filed May 22, 2001; and

     - The description of OrthAlliance common stock contained in OrthAlliance's Registration Statement on Form 8-A dated August 12, 1997.

     OCA has supplied all information contained or incorporated by reference in this Proxy Statement/ Prospectus relating to OCA and its subsidiaries, including OCA Acquisition Corporation, as well as all pro forma financial information.

     OrthAlliance has supplied all information contained in this Proxy Statement/Prospectus relating to OrthAlliance and its subsidiaries.

     You can obtain copies of the documents incorporated by reference in this Proxy Statement/ Prospectus with respect to OCA and OrthAlliance without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement/Prospectus, by requesting them in writing or by telephone from OCA or OrthAlliance at the following:

Orthodontic Centers of America, Inc.       OrthAlliance, Inc.
5000 Sawgrass Village Circle, Suite 30     21535 Hawthorne Boulevard, Suite 200
Ponte Vedra Beach, Florida 32082           Torrance, California 90503
Attention: Investor Relations              Attention: Paul H. Hayase, Secretary
Telephone: (904) 280-6285                  Telephone: (310) 792-1300

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM OCA OR ORTHALLIANCE, PLEASE DO SO BY OCTOBER 31, 2001 TO RECEIVE THEM BEFORE THE ORTHALLIANCE SPECIAL MEETING. You can also obtain copies of these documents from the SEC through the SEC's Internet world wide web site or at the SEC's address described in this section above.


     You should rely only on the information contained in or incorporated by reference in this Proxy Statement/Prospectus in considering how to vote your shares. Neither OCA nor OrthAlliance has authorized anyone to provide you with information that is different from the information in this document. This Proxy Statement/Prospectus is dated October 5, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Proxy Statement/Prospectus nor the issuance of OCA common stock in the merger shall create any implication to the contrary.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Proxy Statement/Prospectus contains certain forward-looking statements about the financial condition, results of operations and business of OCA and OrthAlliance and about the combined companies following the merger. These statements concern the cost savings, revenue enhancements and other advantages the companies expect to obtain from the merger, the anticipated impact of the merger on OCA's financial performance, tax consequences and accounting treatment of the merger, market prices of OCA common stock and OrthAlliance Class A common stock and earnings estimates for the combined company. These statements appear in several sections of this Proxy Statement/Prospectus, including "SUMMARY," "THE MERGER -- OCA's Reasons for the Merger," "THE MERGER -- OrthAlliance's Reasons for the Merger; Recommendation of OrthAlliance's Board of Directors," "THE MERGER -- Fairness Opinion of OCA's Financial Advisors" and "THE
MERGER -- Fairness Opinion at OrthAlliance's Financial Advisors." Also, the forward-looking statements generally include any of the words "believes," "expects," "anticipates," "intends," "estimates," "should," "would," "could," "will," "plans" or similar expressions.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of OCA and OrthAlliance, and of the combined companies, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of OCA or OrthAlliance. In addition, neither OCA nor OrthAlliance intends to, nor are they obligated to, update these forward-looking statements after this Proxy Statement/Prospectus is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, OCA and OrthAlliance claim the protection of the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

     Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

     - Cost savings the companies expect from the merger might not be fully realized or realized within the time frame the companies anticipate;

     - Revenues following the merger may be lower than expected;

     - Changes in laws or government rules, or the way in which courts interpret these laws or rules, may adversely affect the companies' businesses;

     - Changes in accounting standards, or the interpretation of those standards, may adversely affect the companies' financial results;

     - Business conditions, inflation or securities markets may undergo significant change;

     - General economic and business conditions;

     - Our expectations and estimates concerning future financial performance, financing plans, government regulation and the impact of competition;

     - Anticipated trends in our businesses; and

     - Existing and future dental statutes and regulations and other laws affecting our business, or changes in those laws or the interpretation of those laws.

                                 LEGAL MATTERS

     Waller Lansden Dortch & Davis, PLLC, Nashville, Tennessee, counsel to OCA, will pass upon the validity of the shares of OCA common stock to be issued in the merger and other certain legal matters concerning the merger on behalf of OCA. Munger, Tolles & Olson LLP, Los Angeles, California, counsel to OrthAlliance, will pass upon certain legal matters concerning the merger on behalf of OrthAlliance.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements appearing in Orthodontic Centers of America, Inc.'s Annual Report (Form 10-K), as amended by Form 10-K/A and Form 10-K/A-2, for the year ended December 31, 2000, as set forth in their report, which is incorporated herein by reference. The financial statements of Orthodontic Centers of America, Inc. are incorporated by reference in reliance on Ernst & Young LLP's report, given their authority as experts in accounting and auditing.


     The consolidated financial statements of OrthAlliance as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in this registration statement, and appearing in OrthAlliance's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein, and incorporated by reference herein, in reliance upon authority of said firm as experts in giving said report.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                  AND REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1999 and
     2000, and as of June 30, 2001 (unaudited)..............   F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 1998, 1999 and 2000 and the Six Months
     Ended June 30, 2000 and 2001 (unaudited)...............   F-4
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1998, 1999 and 2000, and the Six Months
     Ended June 30, 2000 and 2001 (unaudited)...............   F-5
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1997, 1998, 1999 and 2000 and
     the Six Months Ended June 30, 2001 (unaudited).........   F-6
  Notes to Consolidated Financial Statements................   F-7
Report of Independent Public Accountants....................  F-31
Schedule II -- Valuation and Qualifying Accounts for the
  Years Ended December 31, 1998, 1999 and 2000..............  F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of OrthAlliance, Inc.:

     We have audited the accompanying consolidated balance sheets of OrthAlliance, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OrthAlliance, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                            /s/ ARTHUR ANDERSEN LLP
                                            Arthur Andersen LLP

Los Angeles, California
March 7, 2001

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                              --------------------    JUNE 30,
                                                                1999        2000        2001
                                                              --------    --------   -----------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 11,189    $  5,075    $  6,581
  Patient receivables, net of allowances of $563, $401 and
    $672....................................................    10,520      18,935      17,947
  Unbilled patient receivables, net of allowances of $382,
    $100 and $120...........................................     3,436       3,897       3,869
  Amounts due from Allied Practices.........................    10,630      14,203      13,934
  Income tax receivable.....................................       509         512          --
  Current deferred income tax assets........................       104         168         135
  Other current assets......................................     2,010         555         472
                                                              --------    --------    --------
         Total current assets...............................    38,398      43,345      42,938
Property and equipment, net.................................     6,333       8,426       7,761
Notes receivable, net of allowances of $38, $53 and $52.....     4,920       6,849       5,789
Non-current deferred tax assets.............................     1,486       1,042         697
Intangible assets, net......................................    83,620     124,198     121,656
Other intangibles, net......................................       502       1,046         831
                                                              --------    --------    --------
         Total assets.......................................  $135,259    $184,906    $179,672
                                                              ========    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Accounts payable..........................................  $  2,549    $  4,609    $  3,051
  Accrued liabilities.......................................     2,299       5,237       4,171
  Patient prepayments.......................................     6,240      13,137      13,328
  Practice affiliation payable..............................     3,610         988          --
  Income tax payable........................................        --          --          54
  Deferred income tax liabilities...........................       182          23          22
  Amounts due to Allied Practices...........................     1,988       2,474       4,427
  Current portion of long term debt.........................        --       5,352       2,411
                                                              --------    --------    --------
         Total current liabilities..........................    16,868      31,820      27,464
Line of credit borrowings...................................    47,500      62,000      59,500
Notes payable...............................................     2,144      15,658      13,981
Non-current deferred tax liabilities........................       935       1,368       1,338
                                                              --------    --------    --------
         Total non-current liabilities......................    50,579      79,026      74,819
                                                              --------    --------    --------
         Total liabilities..................................    67,447     110,846     102,283
                                                              --------    --------    --------
Commitments and contingencies...............................        --          --          --
Stockholders' equity:
  Class A Common Stock, $0.001 par value, 70,000 shares
    authorized, 13,198, 13,262 and 13,275 shares issued and
    outstanding, respectively...............................        13          13          13
  Class B Common Stock, $0.001 par value, 250 shares
    authorized, 249, 185 and 173 shares issued and
    outstanding, respectively...............................        --          --          --
Additional paid in capital..................................    65,145      65,700      65,851
Retained earnings (deficit).................................     5,457      14,992      18,182
Treasury stock, at cost, 318, 1,194 and 1,198 shares,
  respectively..............................................    (2,803)     (6,645)     (6,657)
                                                              --------    --------    --------
         Total stockholders' equity.........................    67,812      74,060      77,389
                                                              --------    --------    --------
         Total liabilities and stockholders' equity.........  $135,259    $184,906    $179,672
                                                              ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     FOR THE YEAR ENDED        FOR THE SIX MONTHS
                                                        DECEMBER 31,             ENDED JUNE 30,
                                                ----------------------------   -------------------
                                                 1998      1999       2000       2000       2001
                                                -------   -------   --------   --------   --------
                                                                                   (UNAUDITED)
Net revenues..................................  $74,387   $95,703   $142,014   $66,201    $76,789
Cost and expenses:
  Salaries and benefits.......................   22,880    28,423     42,461    18,468     24,277
  Orthodontic supplies........................    7,436     9,438     13,903     6,180      7,597
  Rent........................................    6,327     8,252     11,761     5,559      6,146
                                                -------   -------   --------   -------    -------
          Total direct expenses...............   36,643    46,113     68,125    30,207     38,020
General and administrative....................   21,456    26,686     43,410    20,571     25,791
Depreciation and amortization.................    2,426     3,983      6,737     3,142      3,809
                                                -------   -------   --------   -------    -------
          Total operating expenses............   60,525    76,782    118,272    53,920     67,620
Operating income..............................   13,862    18,921     23,742    12,281      9,169
Interest expense..............................     (555)   (2,450)    (7,371)   (3,246)    (3,908)
Interest income...............................      351       416        675       348        375
                                                -------   -------   --------   -------    -------
Income before income taxes....................   13,658    16,887     17,046     9,383      5,636
Provision for income taxes....................    6,123     7,304      7,511     4,120      2,446
                                                -------   -------   --------   -------    -------
Net income....................................  $ 7,535   $ 9,583   $  9,535   $ 5,263    $ 3,190
                                                =======   =======   ========   =======    =======
Basic and diluted net income per share........  $  0.58   $  0.72   $   0.74   $  0.41    $  0.26
                                                =======   =======   ========   =======    =======
Weighted average number of common shares
  outstanding (in thousands):
  Basic.......................................   13,006    13,271     12,858    12,949     12,249
                                                =======   =======   ========   =======    =======
  Diluted.....................................   13,044    13,283     12,906    12,964     12,250
                                                =======   =======   ========   =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                            FOR THE SIX MONTHS
                                                         FOR THE YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                                        ---------------------------------   -------------------
                                                          1998        1999        2000        2000       2001
                                                        ---------   ---------   ---------   --------   --------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income..........................................  $  7,535    $  9,583    $  9,535    $  5,263   $  3,190
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.....................     2,426       3,983       6,737       3,142      3,809
    Deferred income tax expense (benefit).............      (226)      1,544       1,149         623        543
    Compensation related to issuance of stock
      options.........................................        --          --          --          --         88
    Loss on disposal of Allied Practice...............        --          --          --          --        214
Changes in assets and liabilities, excluding effects
  of acquisitions:
  (Increase) decrease in patient receivables..........      (549)     (1,149)     (7,796)     (1,197)       936
  (Increase) decrease in due from Allied Practices....    (7,543)       (461)     (3,573)     (1,725)       269
  (Increase) decrease in income tax receivable........    (2,409)      1,020        (491)       (461)       368
  (Increase) decrease in other assets.................      (247)       (211)      1,660       1,606        267
  Increase (decrease) in accounts payable and accrued
    liabilities.......................................       427         174        (579)     (2,291)      (441)
  Increase (decrease) in due to Allied Practices......       425        (470)        463       1,604      1,953
  Increase (decrease) in patient prepayments..........     1,366       1,170       5,645       2,080        289
                                                        --------    --------    --------    --------   --------
         Net cash provided by operating activities....     1,205      15,183      12,750       8,644     11,485
Cash flows from investing activities:
  Payment for practice affiliations...................   (24,477)    (33,019)    (14,784)     (3,516)    (1,209)
  Increase in notes receivables.......................    (2,184)     (2,400)     (3,402)     (1,147)      (768)
  Principal payments on notes receivable..............       534       1,087       1,650         743      1,824
  Capital expenditures................................      (683)       (952)     (1,165)       (340)      (593)
  Payments for acquisition of New Image...............        --          --          --      (5,500)        --
                                                        --------    --------    --------    --------   --------
         Net cash used in investing activities........   (26,810)    (35,284)    (17,701)     (9,760)      (746)
Cash flows from financing activities:
  Increase (decrease) in bank overdraft...............     1,363          20       2,076        (807)    (2,637)
  Borrowings on line of credit........................    16,500      50,300      83,000      67,500      7,000
  Repayment of line of credit borrowings and other
    long-term debt....................................    (1,919)    (20,094)    (81,473)    (64,108)   (13,583)
  Proceeds from exercise of stock options.............       240          --          --          --         --
  Treasury shares purchased...........................        --      (1,743)     (3,846)     (1,890)       (13)
  Payment of deferred financing costs.................        --        (419)       (920)       (810)        --
                                                        --------    --------    --------    --------   --------
         Net cash used provided by financing
           activities.................................    16,184      28,064      (1,163)       (115)    (9,233)
                                                        --------    --------    --------    --------   --------
Net (decrease) increase in cash and cash
  equivalents.........................................    (9,421)      7,963      (6,114)     (1,231)     1,506
Cash and cash equivalents at beginning of period......    12,647       3,226      11,189      11,189      5,075
                                                        --------    --------    --------    --------   --------
Cash and cash equivalents at end of period............  $  3,226    $ 11,189    $  5,075    $  9,958   $  6,581
                                                        ========    ========    ========    ========   ========
Supplemental cash flow information
  Cash paid during the year for:
    Interest..........................................  $    280    $  2,575    $  5,643    $  3,885   $  4,526
    Income taxes......................................  $  8,774    $  6,711    $  6,316    $  3,611   $  1,522
    Issuance of stock options.........................        --          --          --          --         --
  Non-cash investing and financing activities
    Acquisition of management agreements
      Fair value of assets acquired...................  $ 46,819    $ 39,532    $ 42,555    $ 38,308   $  1,212
      less: issuance of common stock..................   (19,801)       (759)       (555)       (555)        (3)
      less: cash paid for practice affiliations.......   (24,477)    (33,019)    (14,784)     (9,016)    (1,209)
                                                        --------    --------    --------    --------   --------
      Notes payable, affiliation payables and
         liabilities assumed..........................  $  2,541    $  5,754    $ 27,216    $ 28,737   $     --
                                                        ========    ========    ========    ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

                                                 COMMON STOCK
                                       ---------------------------------
                                           CLASS A           CLASS B                 RETAINED     TREASURY STOCK        TOTAL
                                       ---------------   ---------------   PAID-IN   EARNINGS    ----------------   STOCKHOLDERS'
                                       SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL   (DEFICIT)   SHARES   AMOUNT       EQUITY
                                       ------   ------   ------   ------   -------   ---------   ------   -------   -------------
BALANCES, DECEMBER 31, 1996..........      --    $--       --       $--    $    --   $     --        --   $    --     $     --
Initial public offering of common
  stock..............................   2,990      3       --       --      30,398         --        --        --       30,401
Transfers of certain assets and
  liabilities by founders............   7,633      7      250       --       1,435      3,363        --        --        4,805
Dividend to shareholders of founding
  Allied Practices...................      --     --       --       --          --    (13,759)       --        --      (13,759)
Issuance of common stock for
  intangible assets..................     864      1       --       --      10,278         --        --        --       10,279
Issuance of warrants.................      --     --       --       --       3,038         --        --        --        3,038
Net loss.............................      --     --       --       --          --       (736)       --        --         (736)
                                       ------    ---      ---       --     -------   --------    ------   -------     --------
BALANCES, DECEMBER 31, 1997..........  11,487     11      250       --      45,149    (11,132)       --        --       34,028
                                       ------    ---      ---       --     -------   --------    ------   -------     --------
Issuance of common stock for
  intangible assets..................   1,640      2       --       --      19,799         --        --        --       19,801
Stock options exercised..............      70     --       --       --         240         --        --        --          240
Conversions to Class A common
  stock..............................       1     --       (1)      --          --         --        --        --           --
Repurchase of common stock...........      --     --       --       --          --         --      (170)   (2,348)      (2,348)
Net income...........................      --     --       --       --          --      7,535        --        --        7,535
                                       ------    ---      ---       --     -------   --------    ------   -------     --------
BALANCES, DECEMBER 31, 1998..........  13,198     13      249               65,188     (3,597)     (170)   (2,348)      59,256
                                       ------    ---      ---       --     -------   --------    ------   -------     --------
Issuance of common stock from
  treasury, for intangible assets....      --     --       --       --          --       (529)       93     1,288          759
Repurchase of common stock...........      --     --       --       --          --         --      (241)   (1,743)      (1,743)
Registration costs...................      --     --       --       --         (43)        --        --        --          (43)
Net income...........................      --     --       --       --          --      9,583        --        --        9,583
                                       ------    ---      ---       --     -------   --------    ------   -------     --------
BALANCES, DECEMBER 31, 1999..........  13,198     13      249       --      65,145      5,457      (318)   (2,803)      67,812
                                       ------    ---      ---       --     -------   --------    ------   -------     --------
Stock option New Image...............      --     --       --       --         555         --        --        --          555
Repurchase of common stock...........      --     --       --       --          --         --      (876)   (3,842)      (3,842)
Conversions to Class A common
  stock..............................      64     --      (64)      --          --         --        --        --           --
Net income...........................      --     --       --       --          --      9,535        --        --        9,535
                                       ------    ---      ---       --     -------   --------    ------   -------     --------
BALANCES, DECEMBER 31, 2000..........  13,262     13      185       --      65,700     14,992    (1,194)   (6,645)      74,060
                                       ------    ---      ---       --     -------   --------    ------   -------     --------
Stock option.........................      --     --       --       --         151         --        --        --          151
Repurchase of common stock...........      --     --       --       --          --         --        (4)      (12)         (12)
Conversions to Class A common
  stock..............................      13     --      (13)      --          --         --        --        --           --
Net income...........................      --     --       --       --          --      3,190        --        --        3,190
                                       ------    ---      ---       --     -------   --------    ------   -------     --------
BALANCES, JUNE 30, 2001
  (UNAUDITED)........................  13,275    $13      172       $--    $65,851   $ 18,182    (1,198)  $(6,657)    $ 77,389
                                       ======    ===      ===       ==     =======   ========    ======   =======     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BUSINESS AND ORGANIZATION

a. ORGANIZATION

     OrthAlliance, Inc. ("OrthAlliance"), a Delaware corporation, was incorporated on October 21, 1996 and provides practice management and consulting services to orthodontic and pediatric dental practices throughout the United States. Effective prior to the closing of the initial public offering of shares of OrthAlliance's Class A Common Stock (the "Offering" or "IPO"), Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") merged with and into OrthAlliance. In the merger, the outstanding common stock of USOC and Premier converted into shares of Class A Common Stock ("Common Stock") and shares of Class B Common Stock ("Class B Common Stock"). On August 26, 1997, OrthAlliance acquired (the "Acquisitions") simultaneously with the closing of the IPO certain operating assets of or the stock of entities holding certain tangible and intangible assets and assumed certain liabilities of 55 orthodontic practices in exchange for shares of Common Stock and cash. The Acquisitions were accounted for in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48.

     OrthAlliance's wholly owned subsidiaries, incorporated in Delaware, include PedoAlliance, Inc. ("PedoAlliance") and OrthAlliance Finance, Inc. ("OA Finance") were formed in December 1997. PedoAlliance Properties Inc., a wholly owned subsidiary of PedoAlliance, OrthAlliance Properties, Inc. and OrthAlliance Services, Inc. were incorporated in California in April 1999. OrthAlliance Holdings, Inc., incorporated in Texas, and OrthAlliance New Image, Inc. ("OA New Image") were formed in January 2000. These subsidiaries were formed to provide practice management, patient financing, consulting and other services (collectively "Management Services") to allied orthodontic and pediatric dental practices (the "Allied Practices") or their patients. OrthAlliance, Inc. and its subsidiaries are collectively referred to as "OrthAlliance" or the "Company".

b. AGREEMENTS WITH ALLIED PRACTICES

     The Company is party to management service agreements with the Allied Practices. These are either "Service Agreements," "Consulting Agreements," or "Management Service Agreements," collectively "Management Agreements." The term of each Management Agreement is 20, 25 or 40 years, subject to prior termination by either party in the event the other party becomes subject to voluntary or involuntary bankruptcy proceedings or materially breaches the agreement, subject to a cure period. The type of Management Agreements are determined by the Company and each Allied Practice based primarily on applicable state laws and regulations and are as follows:

     Service Agreements

     The parties to each Service Agreement include the Company and the Allied Practice, which typically is a professional corporation or association owned by the related Orthodontist or Pediatric Dentist. Each Service Agreement generally requires the Company to perform the following services for the Allied Practices: provide and maintain specified furnishings and equipment; provide necessary employees (except Orthodontists and Pediatric Dentists, and where applicable law requires, hygienists and dental assistants); establish appropriate business systems; purchase and maintain inventory; perform payroll and accounting functions; provide billing and collection services with respect to patients, insurance companies, and third-party payors; arrange certain legal services not related to malpractice litigation; design and execute a marketing plan; advise with respect to new office locations; and manage and organize the Allied Practices' files and records, including patient records where permitted by applicable law. If the Allied Practice lacks

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

sufficient funds to pay its current operating expenses, the Company is also required to advance funds to the Allied Practice for the purpose of paying such expenses. In exchange for performing the services described above, the Company receives a management fee based on one of the three fee structures described in section c. below.

     The Allied Practices may terminate the Service Agreements upon the occurrence of a change of control of OrthAlliance (as defined therein, which does not include a transaction approved by the Company's Board of Directors). Upon the expiration or termination of the Service Agreement, the Allied Practice may, and in certain circumstances must, repurchase for cash (at book value) certain assets, including all equipment, and assume certain liabilities of the Company related to the Allied Practice.

     Service Agreements are generally not assignable by either party thereto without the written consent of the other party; however, the Company may assign the Service Agreement without the Allied Practice's consent to any entity under common control of the Company. The Company and the Allied Practice agree to indemnify each other for costs and expenses incurred by such other party that are caused directly or indirectly by, as the case may be, the Company's or the Allied Practice's intentional or negligent acts or omissions. In the case of the Allied Practice's obligation to indemnify the Company, such obligation also applies to intentional or negligent acts and omissions occurring prior to the date of the Service Agreement.

     Consulting Agreements

     The parties to each Consulting Agreement include the Company and the Allied Practice. Certain provisions of the Consulting Agreement are substantially similar to the Service Agreement, including provisions relating to the Company's obligation to loan funds to the Allied Practice in the event the Allied Practice is unable to pay its current operating expenses; termination of the Consulting Agreement; repurchase of assets and assumption of liabilities by the Allied Practice upon expiration or termination; assignment; and indemnification.

     The services provided by the Company to the Allied Practice under each Consulting Agreement generally include consulting with respect to equipment and office needs; preparing staffing models appropriate for an Allied Practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the Allied Practice in organizing and developing filing and recording systems. In exchange for such services, the Company receives a consulting fee based on one of the three fee structures described below.

     Management Service Agreements

     In March 2000, the Company and OA New Image assumed the obligations of New Image under the various Management Service Agreements ("MSA") between New Image and the orthodontic practices with whom it had entered into MSAs. The form of MSA provides for a variation of the service fee calculation compared to the traditional Company form defined in the service or consulting agreement. Under the MSAs, the service fee amount varies monthly depending on the Allied Practices financial performance and represents the residual amount after the payment of practice expenses and contractually determined practice distributions. The service fee is affected by two variables, (1) total Allied Practice gross revenue, less refunds, and (2) overhead. Service fees are calculated based on two separate standardized grids set forth in the MSA that determine (i) the percent of practice revenue that is

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

distributed to the Allied Practice based on that Allied Practice's gross revenue, less refunds ("Gross Revenue Grid"), and (ii) any additional or offsetting percentage of gross revenue, less refunds, that is distributed to the Allied Practice based upon that Allied's Practice's overhead ("Overhead Grid"). Pursuant to the Gross Revenue Grid, in general, the Company's retained service fees increase if the Allied Practice's gross revenue increases and decrease if the Allied Practice's gross revenue decreases. Pursuant to the Overhead Grid, in general, the Company's retained service fees decrease if the Allied Practice's overhead expenses increase and the retained service fees increase if the Allied Practice's overhead decreases. The maximum retained service fee percentage is 20.0%. The average service fee percentage for the OA New Image Allied Practices is approximately 16.1%. In addition, a few OA New Image MSAs provide for a fixed percentage service fee.

c. CALCULATION OF MANAGEMENT FEES

     Management fees are calculated pursuant to the Management Agreements based upon the Allied Practice's Adjusted Patient Revenue calculated on the accrual basis. There are three economic models by which the management fee may be calculated under the Management Agreements discussed above which are as follows:

          (i) a designated percentage ranging from 13.5% to 20.0% of Adjusted Patient Revenue. The average designated percentage is 17.0% for the Allied Practices subject to this fee structure. In some cases, the Allied Practice must guarantee a minimum level of management fees to be paid by the Allied Practice for a portion of the agreement ranging from one to 25 years.

          (ii) a designated percentage of Adjusted Patient Revenue, ranging from 14.0% to 17.0%, subject to an annual adjustment based upon improvements in the Allied Practice's operating margin in the most recent calendar year as compared with the immediately preceding calendar year. No annual adjustment will be made which would result in reducing the designated percentage below the percentage applicable during the first year of the Management Agreement. Operating margin is defined as the percentage determined by dividing operating profit by Adjusted Patient Revenue. Operating profit is equal to Adjusted Patient Revenue less operating expenses, excluding the management fee and such expenses associated with the Allied Practices which the Company is prohibited from incurring, primarily consisting of orthodontist compensation. The average designated percentage is 16.2% for the Allied Practices subject to this fee structure.

          (iii) a fixed dollar fee with annual established fixed increases for each year of the Management Agreement.

     The Company has entered into agreements with certain Allied Practices to make the payment of service fees after the first two years contingent on various factors, including practice profitability compared to acquisition consideration, timely reporting of information, participation in practice improvement programs and orthodontist hours worked.

     The Company earns revenue by providing services pursuant to Management Agreements with Allied Practices. The Company provides management or consulting services to each Allied Practice and assumes substantially all operating expenses except for compensation to the allied orthodontists and pediatric dentists ("Allied Practitioners") and other employees that the Company may not employ according to applicable state laws. In exchange for assuming these expenses and providing services, the Company records revenues in amounts equal to the assumed expenses plus a service fee or consulting fee, as described below.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Patient revenue is recognized as services are performed. For orthodontic services, approximately 20% of the orthodontic patient contract revenues are recognized at the time of initial treatment. The balance of the contract revenue is recognized evenly over the remaining treatment period. The 25% estimated revenue at the initial treatment date is based on the estimated costs incurred by the Company at that time as compared to the total costs of providing the contracted services. The percentage includes the estimated costs of diagnosis and treatment plan development, initial treatment by Company personnel, orthodontic supplies, and associated administrative services.

     Expenses reported by the Company include certain of the expenses to operate the orthodontic or pediatric dental offices and all of the expenses of any corporate offices, facilities or functions.

d. PATIENT RECEIVABLES AND PATIENT PREPAYMENTS

     The difference in the timing of the recognition of adjusted patient revenue and the collection of cash related thereto results in unbilled receivables or patient prepayments. Unbilled patient receivables represent the earned revenue in excess of billings to patients as of the end of each period. Patient prepayments represent collections from patients or their insurance companies which are received in advance of the performance of the related services.

     Patient receivables are recorded at net realizable value on the date of affiliation and subsequent collections are used to pay Allied Practice operating expenses, the Company's management fee, and payments to the Allied Practices. Generally, any subsequent uncollectible accounts are recorded as a reduction of net revenues, which reduces the Company's management fees at the applicable service fee percentage.

     Generally, the Allied Practices require approximately 25% of the treatment contract to be paid upon installation of the braces, and the remaining 75% evenly over the remainder of the treatment term.

e. AMOUNTS DUE FROM ALLIED PRACTICES

     Amounts due from Allied Practices include short-term advances for operating capital and short-term receivables related to a timing difference between when the service fees are paid from the Allied Practice's accounts and when the service fees are deposited by the Company. These items are advanced and repaid in a revolving manner. Generally, advances are repaid when Allied Practices deposit patient revenue into their depository accounts. Advances occur when the Allied Practice operating expenses paid exceed patient revenue earned. Service fees outstanding are generally paid within 30 days.

f. OPERATING EXPENSES OF ALLIED PRACTICES

     The Company is responsible for the payment of all operating expenses incurred by the Allied Practice, except for compensation to Allied Practitioners and other expenses of the Allied Practices that the Company is prohibited from paying. Expenses that are the responsibility of the Company include the following: (i) salaries, benefits, payroll taxes, workers compensation, health insurance and other benefit plans, and other direct expenses of all employees of OrthAlliance at each practice office, excluding those costs associated with orthodontists and any other classification of employee which OrthAlliance is prohibited from employing by applicable state laws or regulations; (ii) direct costs of all employees or consultants that provide services to each practice office except for Affiliated Orthodontists and other employees of the Allied Practices that the Company is prohibited from employing, (iii) dental and office supplies as permitted by applicable state laws or regulations, (iv) lease or rent payments as permitted by

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

state laws or regulations, utilities, telephone and maintenance expenses for practice facilities, (v) property taxes on OrthAlliance assets located at Allied Practice offices, (vi) property, casualty, and liability insurance premiums,
(vii) orthodontists recruiting expenses, and (viii) advertising and other marketing expenses attributable to the promotion of practice offices.

     All of the above expenses are paid directly to the third party provider of the goods or services indicated. All of the above expenses are incurred by OrthAlliance. Such expenses are classified together with similar expenses of the Company in the consolidated statements of income. In exchange for incurring these expenses and providing management services, the Company records revenue in amounts equal to those incurred expenses.

     The Allied Practices retain the responsibility for the payment of any and all direct employment expenses, including benefits, for any Orthodontist or other employee that OrthAlliance is prohibited from employing by applicable state laws or regulations. In addition, the Allied Practices retain the responsibility for the payment of continuing education expenses, seminars, professional licenses, professional membership dues and all other expenses of any Orthodontist.

g. NEW AFFILIATIONS

     During the six months ended June 30, 2001, the Company entered into three practice affiliation agreements with practitioners to provide management services and acquire certain operating assets for a total cash consideration (including acquisition costs) of $1.1 million (unaudited). Each acquired practice operates one location, and the three acquired practices generated combined historical patient revenue of approximately $1.4 million over the previous 12 months (unaudited). Prior patient revenue is not necessarily indicative of the level of revenue that these practices may be expected to generate in the future.

     For the year ended December 31, 2000, the Company entered into or assumed agreements with 43 Allied Practices. Included were 31 practices acquired from New Image on March 1, 2000, as well as 2 pediatric dental practices, to provide management and consulting services and acquire certain operating assets for a total consideration (including acquisition costs) of $42.6 million. This consideration consisted of options to acquire Class A Common Stock with a fair value of $0.6 million, $14.8 million in cash, $27.2 million in practice affiliation payables and notes payable. These Allied Practices operate 76 locations.

     For the year ended December 31, 1999, the Company entered into agreements with 36 Allied Practices, 11 of which were pediatric dental practices, to provide management services and acquire certain operating assets for a total consideration (including acquisition costs) of $39.5 million. This consideration consisted of 93,584 shares of Common Stock, from the Treasury, with an aggregate value at various acquisition dates of $0.8 million, payment of $33.0 million in cash, $5.7 million in practice affiliation payables and notes payable. These Allied Practices operate 73 locations.

     For the year ended December 31, 1998, the Company entered into agreements with 36 Allied Practices, seven of which were related to pediatric dental practices, to provide management services and acquire certain operating assets for a total consideration (including acquisition costs) of $46.8 million. This consideration consisted of 1,640,492 shares of Common Stock with an aggregate value at various acquisition dates of $19.8 million, payment of $24.5 million in cash and the issuance of notes payable in the amount of $2.5 million. These Allied Practices operate 70 locations.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include OrthAlliance, Inc. and its wholly owned subsidiaries. The Company does not consolidate the operations of the Allied Practices which it manages as the Company's arrangements with its Allied Practices do not meet the requirements for consolidation as set forth in Emerging Issues Task Force consensus opinion 97-2 ("EITF 97-2"). All significant intercompany accounts and transactions have been eliminated in consolidation.

b. INTERIM ACCOUNTING POLICY

     The accompanying unaudited financial statements have not been audited by independent public accountants, but in the opinion of the Company's management, such unaudited statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position of the Company as of June 30, 2001 and the results of operations and cash flows for the six months ended June 30, 2000 and 2001. Although the Company's management believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the six months ended June 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

c. USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d. CASH AND CASH EQUIVALENTS

     The Company considers all highly-liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. All cash equivalents are recorded at cost, which approximate fair value.

e. PROPERTY AND EQUIPMENT, NET

     Property and equipment are stated at cost or fair value at acquisition date if acquired upon affiliation with an Allied Practice. Routine maintenance and repairs are expensed when incurred, while costs of improvements and renewals are capitalized. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets or remaining lease terms as follows:

Furniture, fixtures and equipment...............  5 years
Leasehold improvements..........................  Shorter of 3-10 years or the related lease term

     Depreciation expense for the years ended December 31, 1998, 1999 and 2000 was approximately $0.9 million, $1.2 million, and $1.8 million, respectively. Depreciation expense was $0.9 million and $1.2 million for the six month periods ended June 30, 2000 and 2001, respectively (unaudited).

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

f. INTANGIBLE ASSETS, NET

     The Management Agreements with Allied Practices include the acquisition of certain tangible and intangible assets and the assumption of certain liabilities of the Allied Practices. The Company allocates the purchase price to the tangible assets acquired and liabilities assumed based on their estimated fair values. Intangible assets related to the Management Agreements are being amortized using the straight-line method over their respective terms. The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining useful life of the intangible assets may warrant revision or that the remaining balance of the intangible assets may not be recoverable. As of December 31, 1999 and 2000, there were no events or circumstances to indicate that any portion of the recorded net intangible assets may not be recoverable.

     Amortization expense related to these intangible assets for the years ended December 31, 1998, 1999 and 2000 was $1.5 million, $2.8 million, and $4.9 million, respectively. Amortization expense was $2.3 million and $2.6 million for the six month periods ended June 30, 2000 and 2001, respectively (unaudited).

g. OTHER, NET

     Other, net consists primarily of deferred costs related to the Company's revolving credit facility. These costs are amortized using the straight-line method over the expected period to be benefited. The amortization of deferred costs related to the revolving credit facility borrowings is included in interest expense.

h. NET REVENUES

     Net revenues primarily consist of management fee income and reimbursed practice operating expenses (See Note 1). Such reimbursed practice operating expenses amounted to $54.4 million, $68.9 million, and $106.1 million for the years ended December 31, 1998, 1999, and 2000, respectively. Reimbursed practice operating expenses were $48.4 million and $58.4 million for the six month periods ended June 30, 2000 and 2001, respectively (unaudited).

i. INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The statement requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred income taxes are provided for temporary differences in the recognition of certain income and expense items for financial reporting and tax purposes given the provisions of the enacted tax laws.

j. FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of December 31, 1999 and 2000 and as of June 30, 2001 carrying amounts of the Company's financial instruments, which include cash and cash equivalents, notes receivable, accounts payable and accrued liabilities, notes payable and line of credit borrowings, approximate fair value.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

k. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued FASB Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137 and SFAS
138. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Management anticipates that the adoption of SFAS 133 will not have a material effect on the Company's results of operations or financial position.

     The SEC issued Staff Accounting Bulletin Number 101, Revenue Recognition in Financial Statements, on December 3, 1999 ("SAB 101"). This pronouncement clarifies existing revenue recognition principles and states that revenue is generally realized or realizable and earned when all of the following criteria are met: i) persuasive evidence of an arrangement exists, ii) delivery has occurred or services rendered, iii) the seller's price to the buyer is fixed or determinable and iv) collectibility is reasonably assured. Management believes the Company is in compliance with SAB 101.

     In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock
Compensation: an Interpretation of APB Opinion No. 25. This pronouncement seeks to interpret the application of APB No. 25, primarily in relation to modifications to the terms of existing awards and to the scope of APB No. 25. The adoption of FASB Interpretation No. 44 did not have a material impact on the Company's results of operations or its financial position.

     In July 2001, FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

     SFAS No. 141 requires that all business combinations be accounted for under the purchase method and requires recognition of identifiable intangible assets separately from goodwill. This pronouncement is effective for all business combinations initiated after June 30, 2001. OrthAlliance has evaluated the requirements of SFAS No. 141 and believes that its intangible assets are fairly stated and that the adoption of SFAS No. 141 will not have a material impact on OrthAlliance's results of operations or financial position.

     SFAS No. 142 requires that all identifiable intangible assets acquired shall be recognized and measured initially at fair value. All identifiable intangible assets should be amortized over the period which it is expected that they will benefit OrthAlliance and tested for impairment in accordance with SFAS No. 121. Goodwill and identifiable intangible assets whose useful lives are indefinite are not to be amortized and are to be tested for impairment annually or more frequently if circumstances indicate potential impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. OrthAlliance believes that its intangible assets, which are based on underlying contractual rights, are fairly stated; therefore, it will continue to amortize intangible assets on a basis consistent with current practice. OrthAlliance believes the adoption of SFAS No. 142 will not have a material effect on OrthAlliance's results of operations or its financial position.

L. RECLASSIFICATIONS

     Certain prior period reclassifications have been made to conform to classifications used in the current period.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. ACQUISITION OF NEW IMAGE

     Effective March 1, 2000, the Company acquired substantially all of the assets of New Image Orthodontic Group, Inc. ("New Image"), a privately held Georgia corporation based in Atlanta, Georgia, for a total consideration (including acquisition costs) of approximately $33.8 million. New Image was founded in February 1997 and provided business operations, financial, marketing and administrative services to orthodontic practices in 9 states in accordance with long term service and employment agreements and had practice management agreements with 36 orthodontists operating in 50 locations.

     Total consideration (including acquisition costs) consisted of $5.6 million paid in cash, an estimated $0.3 million in acquisition costs, promissory notes issued of approximately $12.9 million, the assumption of approximately $13.4 million of existing debt due to New Image's former orthodontic practices, and the issuance of approximately 273,000 stock options with an aggregate fair value of $0.6 million. The promissory notes issued and assumed have interest rates ranging from 6% to 10% and are repayable over a one to five year period. The Company will utilize substantially all the acquired assets in the continued operation of the business. The acquisition has been accounted for using the purchase method of accounting. Intangible assets of approximately $32.9 million resulted from the acquisition. The results of operations of New Image are included with the results of operations of the Company from March 1, 2000. The Company obtained the appropriate consents from its lenders with regard to this transaction.

     The following pro forma results of operations are presented to illustrate the effect of the acquisition on the historical operating results of OrthAlliance and New Image for the twelve month periods ended December 31, 1999 and December 31, 2000. These pro forma results of operation gives effect to the acquisition as if it occurred as of January 1, 2000 and January 1, 1999, respectively. The pro forma results of operations are based on management's current estimates and may not be indicative of the results of operations that actually would have occurred if the transaction had been at the dates indicated.

                                                  DECEMBER 31, 2000 (UNAUDITED)
                                     --------------------------------------------------------
                                                                     PRO FORMA
                                                     NEW IMAGE      ADJUSTMENTS
                                     ORTHALLIANCE       (a)             (b)         PRO FORMA
                                     ------------   ------------   --------------   ---------
Net revenues.......................    $142,014        $3,803           $ --        $145,817
Operating income (loss)............      23,742           (84)           323          23,981
Net income (loss)..................       9,535          (448)           440           9,527
Basic and diluted net income per
  share............................    $   0.74                                     $   0.74
Weighted average number of common
  shares outstanding (in
  thousands):
  Basic............................      12,858                                       12,858
  Diluted..........................      12,906                                       12,906

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  DECEMBER 31, 1999 (UNAUDITED)
                                     --------------------------------------------------------
                                                                     PRO FORMA
                                     ORTHALLIANCE   NEW IMAGE(A)   ADJUSTMENTS(B)   PRO FORMA
                                     ------------   ------------   --------------   ---------
Net revenues.......................    $95,703        $22,796          $   --       $118,499
Operating income (loss)............     18,921         (2,085)          4,436         21,272
Net income (loss)..................      9,583         (4,834           4,750          9,499
Basic and diluted net income per
  share............................    $  0.72                                      $   0.72
Weighted average number of common
  shares outstanding (in
  thousands):
  Basic............................     13,271                                        13,271
  Diluted..........................     13,283                                        13,283

---------------

(a) Because the transaction with New Image was effective March 1, 2000, the results of operations for New Image and the pro forma adjustments are for the two months period ended February 29, 2000.

(b) Pro forma adjustments are presented to illustrate the effect of the acquisition on the historical operating results of OrthAlliance and New Image, as if the acquisition occurred as of that date. The pro forma adjustments include the effect of increased amortization of goodwill and interest expense, due to the additional goodwill acquired and increased debt levels relating to the financing of the acquisition. Other pro forma adjustments reflect cost savings relating to the elimination of duplicate general and administrative expenses included in the New Image and OrthAlliance corporate overhead structures.

4. OTHER CURRENT ASSETS

     Other current assets consist of the following:

                                                           DECEMBER 31,
                                                           -------------    JUNE 30,
                                                            1999    2000      2001
                                                           ------   ----   -----------
                                                                           (UNAUDITED)
Short term receivables...................................  $1,566   $ 51      $117
Prepaid expenses and other current assets................     444    504       355
                                                           ------   ----      ----
                                                           $2,010   $555      $472
                                                           ======   ====      ====

5. PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consist of the following:

                                                          DECEMBER 31,
                                                        -----------------    JUNE 30,
                                                         1999      2000        2001
                                                        -------   -------   -----------
                                                                            (UNAUDITED)
Furniture and fixtures................................  $ 4,007   $ 4,262     $ 4,284
Equipment.............................................    5,504     7,882       8,283
Leasehold improvements................................    2,420     3,577       3,572
Construction in progress..............................      392       538         504
                                                        -------   -------     -------
                                                         12,323    16,259      16,643
less: accumulated depreciation........................   (5,990)   (7,833)     (8,882)
                                                        -------   -------     -------
                                                        $ 6,333   $ 8,426     $ 7,761
                                                        =======   =======     =======

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. NOTES RECEIVABLE, NET

     Notes receivable, net, consist of the following:

                                                           DECEMBER 31,
                                                          ---------------    JUNE 30,
                                                           1999     2000       2001
                                                          ------   ------   -----------
                                                                            (UNAUDITED)
Notes receivable from Allied Practices..................  $3,934   $5,488     $4,412
Patient loans...........................................   1,024    1,414      1,429
                                                          ------   ------     ------
                                                           4,958    6,902      5,841
Allowance for uncollectible accounts....................     (38)     (53)       (52)
                                                          ------   ------     ------
                                                          $4,920   $6,849     $5,789
                                                          ======   ======     ======

     Certain Allied Practices have signed promissory notes due to the Company. Generally, principal and interest payments are due monthly, with interest accruing at prime plus 1%. Generally, these notes have maturity dates ranging from three to five years, are unsecured and are personally guaranteed by the respective practitioners. As of December 31, 1999 and 2000, the prime interest rate was 8.5% and 9.0%, respectively. As of June 30, 2001, the prime rate was 6.75% (unaudited).

     During 1999 and 2000, OA Finance financed approximately $1.0 million and $0.8 million, respectively, of patient loans from certain Allied Practices. During the six months ended June 30, 2001, OA financed approximately $0.2 million. OA Finance was formed to provide patient financing options to all Allied Practices. The loans outstanding are generally without recourse and principal and interest are due monthly, with interest rates varying between 9.9% and 16.9%, depending on the credit risk of the borrower. The terms of these loans range from one to five years.

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                           DECEMBER 31,
                                                          ---------------    JUNE 30,
                                                           1999     2000       2001
                                                          ------   ------   -----------
                                                                            (UNAUDITED)
Bank overdrafts.........................................  $2,242   $4,318     $2,637
Accounts payable........................................     307      291        414
                                                          ------   ------     ------
                                                          $2,549   $4,609     $3,051
                                                          ======   ======     ======

                                                           DECEMBER 31,
                                                          ---------------    JUNE 30,
                                                           1999     2000       2001
                                                          ------   ------   -----------
                                                                            (UNAUDITED)
Accrued wages...........................................  $1,055   $1,706     $1,737
Accrued interest........................................      43    1,771        527
Other accrued liabilities...............................   1,201    1,760      1,907
                                                          ------   ------     ------
                                                          $2,299   $5,237     $4,171
                                                          ======   ======     ======

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. LINE OF CREDIT BORROWINGS

     On December 30, 1997, the Company entered into a credit agreement with First Union National Bank to provide a $25 million revolving line of credit. The interest on borrowings accrues at either the bank's prime rate or LIBOR, plus a margin. Amounts borrowed are secured by security interests in the Company's assets, which include accounts receivable, Management Agreements and the capital stock of the Company's wholly owned subsidiaries. The Company expanded the credit facility ("the Revolving Credit Facility") on March 26, 1999 from $25 million to $55 million and from $55 million to $75 million on April 14, 2000. Outstanding amounts under the April 14, 2000 agreement are repayable in full on April 13, 2003. As of March 31, 2001 and December 31, 2000, the outstanding balances under this credit facility were $64 million and $62 million, respectively. As of June 30, 2001, the Company believes it was in compliance with the terms and covenants of the Revolving Credit Facility (unaudited).

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. NOTES PAYABLE

     Notes payable as of December 31, 1999 and 2000 and as of June 30, 2001 are summarized in the following table:

                                                           DECEMBER 31,
                                                         ----------------    JUNE 30,
                                                          1999     2000        2001
                                                         ------   -------   -----------
                                                                            (UNAUDITED)
Fixed-rate secured notes payable to New Image
  orthodontists:
  9% notes payable, payable in annual installments
     ranging from $93 to $110, due in 2005, secured by
     practice assets...................................  $   --   $   904     $    --
  6% note payable, payable in annual installments of
     $71, due in 2006, secured by practice assets......      --       393         321
Fixed-rate unsecured notes payable to New Image
  orthodontists:
  9% note payable, payable in monthly installments of
     $10, due in 2001..................................      --       127          64
  9% note payable, principal maturing in varying
     monthly amounts, due in 2002......................      --        53          28
  9% note payable, principal maturing in varying
     monthly amounts, due in 2003......................      --       180         151
  9% note payable, payable in annual installments
     ranging from $2 to $295, including interest, due
     in 2004...........................................      --     4,070       4,255
  10% notes payable, principal maturing in varying
     quarterly amounts, due in 2004....................      --       412         362
  9% notes payable, payable in annual installments
     ranging from $75 to $212, due in 2005.............      --     3,900       2,867
  9% notes payable, principal maturing in varying
     monthly amounts, due in 2006......................      --       174         158
  9% notes payable, payable in annual installments of
     $59, due in 2006..................................      --       353         294
  9% notes payable, payable in monthly installments of
     $57, including interest, due in 2007..............      --       402         344
Fixed-rate unsecured bonds payable to OrthAlliance
  orthodontists:
  8% note payable, due in 2002.........................     218       218         218
  7% notes payable, due in 2003........................   1,926     2,691       2,691
9% Goldman Sachs Series A Notes, payable in quarterly
  installments ranging from $1 to $34, due in 2004.....      --     2,007       1,653
9% Goldman Sachs Series B Notes, payable in quarterly
  installments ranging from $4 to $132, due in 2004....      --     3,626       2,986
10% Goldman Sachs Series C Notes, due on February 28,
  2001.................................................      --     1,500          --
                                                         ------   -------     -------
                                                          2,144    21,010      16,392
Less current portion of long-term debt.................      --    (5,352)     (2,411)
                                                         ------   -------     -------
                                                         $2,144   $15,658     $13,981
                                                         ======   =======     =======

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Future maturities of notes payable are as follows as of December 31, 2000:

YEAR ENDING
DECEMBER 31,                                                 AMOUNT
------------                                                 -------
2001......................................................   $ 5,352
2002......................................................     4,023
2003......................................................     6,125
2004......................................................     3,952
2005......................................................     1,558
Thereafter................................................        --
                                                             -------
                                                             $21,010
                                                             =======

10. CLASS B COMMON STOCK

     Each share of Class B Common Stock will automatically convert into eight shares of Class A Common Stock upon the attainment of certain conversion prices. Twenty percent of the Class B Common Stock shares will convert at each of the following conversion prices: $18.00, $21.60, $25.92, $31.10, and $37.32. The conversion will be effected when the average Class A Common Stock closing price for 20 consecutive trading days exceeds the threshold. Class B Common Stock is also convertible to an equal number of Class A Common Stock shares at any time at the option of the holder. Any Class B Common Stock shares not converted to Class A Common Stock, because the necessary conversion prices were not attained, will automatically convert to one share of Common Stock upon the sixth anniversary of the IPO. Class B Common Stock shares are not transferable, except to a holder's direct relatives or as determined by will or the laws of descent. The holders of Class B Common Stock enjoy the same share-for-share voting rights with holders of the Class A Common Stock, with whom they vote as a single class.

11. PREFERRED STOCK

     The Company is authorized to issue up to 20.0 million shares of preferred stock. The Board of Directors, from time to time and without stockholder action or approval, may fix the relative rights and preferences of the preferred shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. No preferred stock was outstanding as of December 31, 2000 and 1999, respectively.

12. TREASURY STOCK

     During the six month period ended June 30, 2001 the Company acquired 4,300 shares of its common stock at a cost of approximately $13 (unaudited).

     On December 1, 2000, the Company announced that its common stock repurchase program ("Stock Repurchase Program"), instituted in October 1998, would be extended through December 2001. In connection with the program, the Company is authorized to purchase up to $6.8 million in shares at prices prevailing on the market. The Company uses the cost method to account for treasury stock. During 2000 and 1999, the Company repurchased 876,100 and 241,286 shares of its Common Stock, respectively under the Stock Repurchase Program. As of December 31, 2000, the Company's aggregate purchase price of Common Stock shares held in treasury was $6.6 million.

     During 1998, the Company acquired 170,024 shares of its common stock in transactions with certain Allied Practices, with a market valuation at the date of the transactions of $2.3 million. These transactions

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

included a mutual rescission and forgiveness of a note receivable, with a value equal to the shares acquired.

13. STOCK OPTIONS AND WARRANTS

     The Company has five stock option plans, the Amended and Restated 1997 Employee Stock Option Plan ("1997 Employee Plan"), the 1997 Director Stock Option Plan ("Director Plan"), the 1997 Orthodontist Stock Option Plan ("1997 Orthodontist Plan"), the 1999 Orthodontist Stock Option Plan ("1999 Orthodontist Plan"), and 2000 Employee Stock Option Plan ("2000 Employee Plan"). In addition, the Company issued warrants to certain executives in 1997. Options may be granted as incentive or nonqualified stock options. The Company accounts for the 1997 Employee Plan and the Director Plan under APB Opinion No. 25, under which no expense has been recognized.

     The Company may grant options to purchase up to 2.0 million shares of Common Stock under the 1997 Employee Plan, 500,000 shares of Common Stock under the Director Plan, 300,000 shares of Common Stock under the 1997 Orthodontist Plan, 280,000 shares of Common Stock under the 1999 Orthodontist Plan and 500,000 shares of Common Stock under the 2000 Employee Plan. The options are issued with exercise prices equal to the Company's stock price at the date of grant. Options granted under the 1997 Employee Plan and 2000 Employee Plan vest over one to five years, are exercisable in whole or in installments, and expire ten years from date of grant. Options granted under the Director Plan vest over one year, are exercisable in whole or in installments, and also expire ten years from date of grant. Options granted under the 1997 Orthodontist Plan and 1999 Orthodontist Plan vest at grant, are exercisable in whole or in installments, and expire five years and three years, respectively, from the grant date.

     In connection with the IPO, the Company issued warrants to purchase 593,622 shares of Common Stock with exercise prices ranging from $0.01 to $14.38. The weighted average fair value of the warrants granted was $4.74. The vesting period for those warrants ranged from immediate to one year. These warrants expire five years from the date of grant and their weighted average exercise price is $11.01 per warrant. Certain of these warrants have incidental registration rights pursuant to which the Company is obligated to use reasonable efforts to register the shares of Common Stock issued upon their exercise if the Company initiates a public offering and files a registration statement in connection therewith, excluding the registration of shares issued pursuant to an employee stock purchase or option plan or an acquisition or proposed acquisition by the Company.

     The following summarizes stock option and warrant activity of the plans:

                                                             YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------------------     SIX MONTHS ENDED
                                                1998                   1999                   2000              JUNE 30, 2001
                                        --------------------   --------------------   --------------------   --------------------
                                        WEIGHTED    NUMBER     WEIGHTED    NUMBER     WEIGHTED    NUMBER     WEIGHTED    NUMBER
                                        AVERAGE     SHARES     AVERAGE     SHARES     AVERAGE     SHARES     AVERAGE     SHARES
                                        EXERCISE     UNDER     EXERCISE     UNDER     EXERCISE     UNDER     EXERCISE     UNDER
                                         PRICE      OPTION      PRICE      OPTION      PRICE      OPTION      PRICE      OPTION
                                        --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                                                                 (UNAUDITED)
Options and warrants outstanding,
 beginning of year....................   $11.72    1,243,332    $12.55    1,742,154    $11.12    2,190,664    $ 9.31    3,004,277
Granted...............................    13.10      664,882      7.54      616,642      5.50    1,009,088      2.84        5,436
Exercised.............................     3.44       70,000                      0                      0                      0
Forfeited.............................    12.24       96,000     12.79      168,132      9.95      195,475      9.96      760,000
                                         ------    ---------    ------    ---------    ------    ---------    ------    ---------
Options warrants outstanding, end of
 year.................................   $12.55    1,742,214    $11.12    2,190,664    $ 9.31    3,004,277    $ 9.08    2,249,713
                                         ======    =========    ======    =========    ======    =========    ======    =========
Options warrants exercisable, end of
 year.................................   $12.50    1,043,514    $10.84    1,515,470    $10.71    2,093,862    $11.11    2,198,994
                                         ======    =========    ======    =========    ======    =========    ======    =========

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The shares under option and warrants at December 31, 2000, were in the following exercise price ranges:

                                     OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                         -------------------------------------------   -----------------------------
                            NUMBER                       WEIGHTED         NUMBER         WEIGHTED
                            SHARES      CONTRACTUAL      AVERAGE          SHARES         AVERAGE
EXERCISE PRICE           UNDER OPTION   LIFE(YEARS)   EXERCISE PRICE   UNDER OPTION   EXERCISE PRICE
--------------           ------------   -----------   --------------   ------------   --------------
$ 1.00-3.49............     182,039          8            $ 3.25          153,241         $ 2.19
$ 3.50-5.99............      58,380          8            $ 5.46           21,476         $ 5.14
$ 6.00-8.49............   1,245,294          7            $ 6.53          599,270         $ 6.79
$ 8.50-10.99...........     114,328          6            $ 8.96           81,814         $ 9.12
$11.00-13.49...........   1,008,488          6            $12.01          980,019         $11.69
$13.50-15.99...........     395,748          7            $14.63          258,042         $14.07
                          ---------                                     ---------
                          3,004,277                       $ 9.31        2,093,862         $ 9.72
                          =========                                     =========

     In accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), the fair value of option grants is estimated using the Black-Scholes option pricing model for pro forma footnote purposes. The following weighted average assumptions were used for grants:

                                                                DECEMBER 31,
                                                   ---------------------------------------
                                                      1998          1999          2000
                                                   -----------   -----------   -----------
Risk-Free interest rate..........................  4.35 - 5.73%  4.62 - 6.92%  5.46 - 6.95%
Dividend yield...................................            0%            0%            0%
Expected volatility..............................           60%           43%           51%
Expected option life (years).....................            9             8             9

     As permitted by SFAS 123, the Company has chosen to continue accounting for employee and director stock options at their intrinsic value. Accordingly, no compensation expense has been recognized for its stock option compensation plans. Had the fair value method of accounting been applied to the Company's stock option plans, the tax-effected impact follows (unaudited):

                                                    YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------------------------------
                                   1998                      1999                      2000
                          -----------------------   -----------------------   -----------------------
                          AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                          -----------   ---------   -----------   ---------   -----------   ---------
Net income..............    $7,535       $6,548       $9,583       $7,560       $9,535       $7,173
Basic EPS...............    $ 0.58       $ 0.50       $ 0.72       $ 0.57       $ 0.74       $ 0.56
Diluted EPS.............    $ 0.58       $ 0.50       $ 0.72       $ 0.57       $ 0.74       $ 0.56

14. COMMITMENTS AND CONTINGENCIES

     The Company leases office space for the use of the Allied Practices and corporate offices under operating leases, which have current expiration terms at various dates through 2015. Certain of these leases have renewal options for specified periods subsequent to their current terms. The annual lease payments under the lease agreements have provisions for annual increases based on the Consumer Price Index or other amounts specified within the lease agreements.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Future minimum annual lease payments on operating leases as of December 31, 2000 are as follows:

2001......................................................   $ 3,267
2002......................................................     2,432
2003......................................................     2,240
2004......................................................     1,583
2005......................................................     1,181
Thereafter................................................     2,361
                                                             -------
                                                             $13,064
                                                             =======

     Rent expense for the years ended December 31, 2000, 1999 and 1998 approximated $11.8 million, $8.3 million, and $6.3 million, respectively. Rent expense was $6.1 million and $5.6 million for the six month periods ended June 30, 2001 and 2000, respectively (unaudited).

     The Company may be subject to certain government regulation at the federal and state levels. To comply with certain regulatory requirements, the Company does not control the practice of the Orthodontists, or control or employ the Orthodontists. There can be no assurance that the legality of any long-term management services agreements that have been entered into will not be successfully challenged. There also can be no assurance that the laws and regulations of states in which the Company maintains operations will not change or be interpreted in the future to restrict or further restrict the Company's relationship with the Orthodontists.

     From time to time, the Company is involved in various legal proceedings, claims and litigation matters arising in the ordinary course of business, including labor and personnel related issues. In the opinion of management, the outcome of such routine matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

     From time to time, the Company has been, and can expect to be, involved in litigation with certain of its Allied Practices. Such litigation has involved claims that the Company failed to provide required services under the Management Agreements with the Allied Practices and that certain provisions of the Management Agreements may be unenforceable, among other claims. The Company vigorously defends against such claims and believes that such claims are without merit. As of December 31, 2000, the Company did not have any pending legal proceedings that separately, or in the aggregate, if adversely determined, would have a material adverse effect on the Company.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                                      SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,          JUNE 30,
                                        --------------------------    ----------------
                                         1998      1999      2000      2000      2001
                                        ------    ------    ------    ------    ------
                                                                        (UNAUDITED)
Current
  Federal.............................  $5,276    $5,063    $5,586    $3,074    $1,657
  State...............................   1,073       697       776       423       190
                                        ------    ------    ------    ------    ------
                                         6,349     5,760     6,362     3,497     1,847
                                        ------    ------    ------    ------    ------
Deferred
  Federal.............................    (114)    1,357     1,010       547       526
  State...............................    (112)      187       139        76        73
                                        ------    ------    ------    ------    ------
                                          (226)    1,544     1,149       623       599
                                        ------    ------    ------    ------    ------
                                        $6,123    $7,304    $7,511    $4,120    $2,446
                                        ======    ======    ======    ======    ======

     A reconciliation of the statutory federal income tax rate to the effective tax rate as a percentage of income before income taxes follows:

                                                                               SIX MONTHS
                                                                                  ENDED
                                                 YEAR ENDED DECEMBER 31,        JUNE 30,
                                                -------------------------     -------------
                                                1998      1999      2000      2000     2001
                                                -----     -----     -----     ----     ----
                                                                               (UNAUDITED)
Federal income tax at statutory rate..........   34%       35%       35%       35%      35%
Effect of amortization of goodwill............    4         5         6         5        8
State taxes, net of federal benefits..........    5         3         3         4        3
Other.........................................    2        --        --        --       (3)
                                                 --        --        --        --       --
                                                 45%       43%       44%       44%      43%
                                                 ==        ==        ==        ==       ==

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                    YEAR ENDED       SIX MONTHS ENDED
                                                   DECEMBER 31,          JUNE 30,
                                                 -----------------   -----------------
                                                  1999      2000      2000      2001
                                                 -------   -------   -------   -------
                                                                        (UNAUDITED)
Current deferred tax assets:
  Litigation reserve...........................  $    87   $    72   $    87   $    (9)
  Patient receivables..........................       --        --        --        --
  Patient repayments...........................       12        76        12        81
  Other........................................        5        20         5        63
                                                 -------   -------   -------   -------
                                                     104       168       104       135
                                                 -------   -------   -------   -------
Non-current deferred tax assets:
  Benefit of IRC Section 351 gain on
     transferred assets........................    1,334       970     1,152       868
  Start-up costs amortization..................       99        72      (367)     (171)
  Other........................................       53        --        52        --
                                                 -------   -------   -------   -------
                                                   1,486     1,042       837       697
                                                 -------   -------   -------   -------
          Total deferred tax assets, net.......  $ 1,590   $ 1,210   $   941   $   832
                                                 =======   =======   =======   =======
Current deferred tax liabilities:
  Patient receivables..........................  $  (182)  $    --   $  (182)  $    --
  Consulting...................................       --       (12)       --       (12)
  Legal........................................       --        (6)       --        --
  Other........................................       --        (5)       --       (10)
                                                 -------   -------   -------   -------
                                                    (182)      (23)     (182)      (22)
Non-current deferred tax liabilities:
  Depreciation.................................     (561)     (538)     (560)     (541)
  Amortization.................................     (268)     (669)       --      (673)
  State taxes..................................     (106)     (161)     (107)     (124)
  Other........................................       --        --      (265)       --
                                                 -------   -------   -------   -------
                                                    (935)   (1,368)     (932)   (1,338)
                                                 -------   -------   -------   -------
          Total deferred tax liabilities.......  $(1,117)  $(1,391)  $(1,114)  $(1,360)
                                                 =======   =======   =======   =======

     As a result of the acquisitions of the Allied Practices, temporary differences were created for the differences between the financial statement carrying amounts and the tax basis of assets acquired. Such temporary differences predominantly relate to property and equipment and related depreciation.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. EARNINGS PER SHARE

     The Company adopted SFAS No. 128, "Earnings per Share," effective December 15, 1997. Basic earnings per share of Common Stock is computed by dividing the net income for the year by the weighted average number of shares of Common Stock outstanding during the year. The following table sets forth the computation of basic and diluted earnings per share:

                                                                     SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,         JUNE 30,
                                       ---------------------------   -----------------
                                        1998      1999      2000      2000      2001
                                       -------   -------   -------   -------   -------
                                                                        (UNAUDITED)
Net income...........................  $ 7,535   $ 9,583   $ 9,535   $ 5,263   $ 3,190
Determination of shares:
  Weighted average number of common
     stock shares outstanding........   13,006    13,271    12,858    12,949    12,249
  Assumed conversion of stock
     options.........................       38        12        48        15         1
                                       -------   -------   -------   -------   -------
  Diluted common stock shares
     outstanding.....................   13,044    13,283    12,906    12,964    12,250
                                       =======   =======   =======   =======   =======
  Basic and diluted net income per
     share...........................  $  0.58   $  0.72   $  0.74   $  0.41   $  0.26
                                       =======   =======   =======   =======   =======

     Securities, including those issuable pursuant to the conversion of Class B Common Stock to Class A Common Stock, which could potentially dilute EPS in the future, were not included in the computation of diluted EPS because of its anti-dilutive effect or its conversion contingencies were not met. Potential dilutive shares (in thousands) include the following:

                                                                             SIX MONTHS
                                                                                ENDED
                                                 YEAR ENDED DECEMBER 31,      JUNE 30,
                                                 ------------------------   -------------
                                                  1998     1999     2000    2000    2001
                                                 ------   ------   ------   -----   -----
                                                                             (UNAUDITED)
Common Stock shares issuable in the future
  pursuant to options and warrants
  outstanding..................................    506    1,672    2,812    2,205   2,249
Common Stock shares issuable in the future for
  conversion of Class B Common Stock shares....  1,745    1,745    1,294    1,745   1,294
                                                 -----    -----    -----    -----   -----
                                                 2,251    3,417    4,106    3,950   3,543
                                                 =====    =====    =====    =====   =====

17. 401(K) PLAN

     The Company administrates a voluntary retirement plan ("the Plan") under section 401(k) of the Internal Revenue Code. The Plan covers all eligible, non-highly compensated employees with at least twelve months of employment with the Company. Currently, the Plan does not provide for Company matching contributions.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18. RELATED PARTY TRANSACTIONS

     For the year ended December 31, 2000, the Company entered into the following related party transactions:

          (i) On December 27, 2000, the Company and its former President and Chief Executive Officer Sam Westover ("Westover"), entered into a Severance Agreement and General Release dated December 27, 2000 (the "Westover Severance Agreement") pursuant to which Westover agreed to resign as President and Chief Executive Officer of the Company. As part of the severance, the Company and Westover agreed to a lump sum payout of approximately $0.6 million payable upon separation. This expense is reflected in salaries and benefits expenses in the accompanying consolidated statements of income. Furthermore, to ensure an orderly transition, the Company and Westover agreed to a one-year consulting agreement effective January 1, 2001, which requires payment of approximately $12 per month.

          (ii) The Company incurred $51 of legal expenses with a law firm that has a partner who also serves on the Company's Board of Directors.

          (iii) Dr. Randall Bennett, a director and shareholder, served as Chairman of the OrthAlliance Clinical Advisory Committee as an independent contractor at the rate of $2 per month. In addition, Dr. Bennett assists in the development and improvement of OrthAlliance's orthodontic programs, procedures and training materials as a part-time employee of OrthAlliance Properties, Inc. for a salary of $2 per month. On April 7, 1998, the Company loaned $50 to Randall K. Bennett, D.D.S., M.S., P.C. of which Dr. Bennett, a director of the Company, is the 100% owner, to purchase office equipment. Interest in the loan accrues at the prime rate plus 1.0% and the term of the loan is thirty-six months. This loan was fully repaid in April 2001.

     For the year ended December 31, 1999, the Company entered into the following related party transactions:

          (i) Referral Commissions for recruiting new Allied Practices of options to purchase 72,015 shares of Common Stock were granted to an Allied Orthodontist who was also a director.

          (ii) The Company incurred $68 of legal expenses with a law firm that has a partner who also serves on the Company's Board of Directors.

     For the year ended December 31, 1998, the Company entered into the following related party transaction:

          (i) Referral Commissions for recruiting new Allied Practices of $0.2 million and options to purchase 82,042 shares of Common Stock were paid and granted to an Allied Orthodontist who was also a director.

19. OPERATING SEGMENTS AND RELATED INFORMATION

     The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" in 1998. This statement establishes standards for the reporting of information about operating segments and also requires disclosures about products and services, geographic areas and major customers.

     The Company has two reportable segments organized as business units that provide management or consulting services to the two distinct types of allied practices: OrthAlliance Allied Orthodontists and

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

PedoAlliance Allied Dentists. Each business unit provides similar management and consulting services to the respective Allied Practices and the Company does not manage the business units separately. The remaining segments identified as "All Other" derive revenues from interest income and primarily consist of patient contract financing operations.

     Management utilizes multiple views of data to measure segment performance and to allocate resources to the segments. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies, as discussed in Note 2.

     The following is a summary of certain financial data for each of the segments:

                                             ORTHODONTIC   PEDIATRIC
                                              PRACTICE     PRACTICE    ALL OTHERS    TOTALS
                                             -----------   ---------   ----------   --------
Year ended December 31, 1998
  Net revenue..............................   $ 72,704      $ 1,683     $    --     $ 74,387
  Operating income (loss)..................     13,578          446        (162)      13,862
  Depreciation and amortization............      2,345           81          --        2,426
Year ended December 31, 1999
  Net revenue..............................   $ 86,421      $ 9,282     $    --     $ 95,703
  Operating income (loss)..................     16,707        2,562        (348)      18,921
  Depreciation and amortization............      3,843          140          --        3,983
Year ended December 31, 2000
  Net revenue..............................   $127,681      $14,333     $    --     $142,014
  Operating income (loss)..................     21,578        3,933      (1,769)      23,742
  Depreciation and amortization............      6,555          159          23        6,737
Six months ended June 30, 2001 (Unaudited)
  Net revenue..............................   $ 69,063      $ 7,726     $    --     $ 76,789
  Operating income.........................      7,179        2,031         (41)       9,169
  Depreciation and amortization............      3,702           95          12        3,809

     Included in the operating income of the orthodontic practice segment are certain corporate expenses that are not allocated to the pediatric practice segment or to the "all others" category. Examples of these expenses are corporate office salaries, rent, overhead expenses, and amortization expense.

     A reconciliation between segment operating income and consolidated net income is set forth below:

                                                                     SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,         JUNE 30,
                                       ---------------------------   -----------------
                                        1998      1999      2000      2000      2001
                                       -------   -------   -------   -------   -------
                                                                        (UNAUDITED)
Segment operating income.............  $13,862   $18,921   $23,742   $12,281   $ 9,169
Interest income......................      351       416       675       348       375
Interest expense.....................     (555)   (2,450)   (7,371)   (3,246)   (3,908)
Provision for income taxes...........   (6,123)   (7,304)   (7,511)   (4,120)   (2,446)
                                       -------   -------   -------   -------   -------
          Net income.................  $ 7,535   $ 9,583   $ 9,535   $ 5,263   $ 3,190
                                       =======   =======   =======   =======   =======

20. INTERNAL REVENUE SERVICE EXAMINATION

     The Internal Revenue Service (the "Service") has completed its examination of the Company's federal income tax return for the year ended December 31, 1998. The Company has agreed with the

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Service's proposed adjustment of approximately $0.6 million of additional tax payments for the years ended 1998 and 1999, which was paid in March 2001. The resolution did not result in an additional tax provision.

21. EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

a. MERGER WITH ORTHODONTIC CENTERS OF AMERICA, INC.

     On May 16, 2001, the Company and Orthodontic Centers of America, Inc. ("OCA") entered into a merger agreement, that is subject to approval by the stockholders of OrthAlliance and certain other conditions, whereby a wholly-owned subsidiary of OCA would merge into OrthAlliance in a stock-for-stock transaction, with the Company becoming a wholly-owned subsidiary of OCA. Under the terms of the merger agreement, the Company's stockholders would receive shares of OCA's common stock based on a fixed exchange ratio, ranging from 0.09214 to 0.16585 of a share of OCA common stock depending on the percentage of the Company's affiliated orthodontists, pediatric dentists and professional corporations that amend their employment and service, consulting or management service agreements in accordance with terms described in the merger agreement.

b. NASDAQ NOTIFICATION AND HEARING

     The Company's common stock is traded on the NASDAQ National Market and is subject to certain continued listing requirements. As of December 31, 2000 and March 31, 2001 the Company was not in compliance with Rule 4450(b)(4) which requires among other things a minimum bid price of $1.00 and tangible net assets of $4 million. On February 28, 2001 the Company was notified by the National Market that the Company's stock did not meet the compliance requirements of Rule 4450(b)(4) and that the stock may be subject to removal from the NASDAQ National Market.

     Pursuant to the April 6, 2001 oral hearing before a NASDAQ Listing Qualifications Panel (the "Panel") the Company requested continued inclusion on the NASDAQ National Market. On May 14, 2001 the Company was notified by NASDAQ that the Panel determined to continue the Company's listing on the National Market pursuant to its pilot program approved by the SEC on May 1, 2001. On March 7, 2001 NASDAQ proposed certain changes to its listing standards that, if approved by the SEC, would result in the Company achieving compliance with all requirements for continued listing. An issuer may satisfy the continued listing requirements under the pilot program or demonstrate compliance with current listing requirements. Under the pilot program, the issuer is required to maintain a minimum bid price of $3.00 per share and minimum stockholders' equity of $10 million. As the Company has demonstrated compliance, the Company was placed under the pilot program which was scheduled to extend to July 1, 2001. On June 29, 2001, the SEC approved certain amendments to the NASDAQ listing standards which include, among other things, a minimum bid price of $3.00 per share and minimum stockholders' equity of $10 million. The Company is currently in compliance with these amended listing standards.

     There can be no assurance that the Company will satisfy the NASDAQ National Market conditions or be able to maintain the continued listing requirements in the future. If the Company's Common Stock were delisted from the NASDAQ National Market, trading of the Company's Common Stock, if any, would be conducted on the NASDAQ Small Cap Market, in the over-the-counter market on the so called "pink sheets" or, if available, the NASD's Electronic Bulletin Board. In any of those cases, investors could find it more difficult to dispose of, or to obtain accurate quotations as to the value of, its Common Stock. The trading price per share of the Company's Common Stock could be reduced as a result.

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

       AMOUNT AND DISCLOSURES AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 2000 AND 2001 ARE UNAUDITED.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

c. LEGAL PROCEEDINGS

     Legal proceedings with Allied Practitioners have increased since the announcement of the Company's merger agreement with OCA. Certain Allied Practitioners have sent notices of default to, or commenced litigation against, the Company alleging that the Company has failed to provide certain services under the Management Agreements. Other litigation alleges that certain provisions of the Management Agreements may be unenforceable, among other claims. The Company vigorously defends against such claims and believes that such claims area without merit.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of OrthAlliance, Inc.:

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of OrthAlliance, Inc. and subsidiaries included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and have issued our report thereon dated March 7, 2001. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule identified as "Schedule
II -- Valuation and Qualifying Accounts" is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data to be set forth therein in relation to the basic financial statements taken as a whole.

                                            /s/ ARTHUR ANDERSEN LLP
                                            Arthur Andersen LLP

Los Angeles, California
March 7, 2001

                      ORTHALLIANCE, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                             (DOLLARS IN THOUSANDS)

                                                              ADDITIONS
                                                BALANCE AT     CHARGED
                                                BEGINNING        TO                         BALANCE AT
                                                    OF        COST AND    WRITE-              END OF
                                                  PERIOD       EXPENSE     OFFS    OTHER      PERIOD
                                               ------------   ---------   ------   -----    ----------
Year ended December 31, 1998
  Allowance for uncollectible accounts.......      $535         $123       $ --    $ 162       $820
Year ended December 31, 1999
  Allowance for uncollectible accounts.......      $820         $135       $(16)   $  44       $983
Year ended December 31, 2000
  Allowance for uncollectible accounts.......      $983         $ 32       $(27)   $(434)(A)   $554

---------------

(A) Represents a reduction of management's estimate of required allowance for doubtful accounts based upon updated write-off studies.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 16, 2001

                                  BY AND AMONG

                     ORTHODONTIC CENTERS OF AMERICA, INC.,

                          OCA ACQUISITION CORPORATION

                                      AND

                               ORTHALLIANCE, INC.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I.     DEFINED TERMS AND INTERPRETATION............................   A-1
     1.1.      Defined Terms...............................................   A-1
     1.2.      Interpretation..............................................   A-1
ARTICLE II.    THE MERGER..................................................   A-2
     2.1.      The Merger..................................................   A-2
     2.2.      Effective Time..............................................   A-2
     2.3.      Effects of the Merger.......................................   A-2
     2.4.      Conversion of OrthAlliance Common Stock; Exchange Ratio.....   A-2
     2.5.      Anti-Dilution Adjustments...................................   A-5
     2.6.      No Fractional Shares........................................   A-5
     2.7.      Cancellation of Treasury Stock..............................   A-5
     2.8.      Dissenting Shares...........................................   A-6
     2.9.      Stock Options...............................................   A-6
     2.10.     Effect on OCA Common Stock..................................   A-6
     2.11.     Conversion of Merger Sub Shares.............................   A-6
     2.12.     Certificate of Incorporation of the Surviving Corporation...   A-6
     2.13.     Bylaws of the Surviving Corporation.........................   A-7
     2.14.     Directors and Officers of the Surviving Corporation.........   A-7
     2.15.     Tax Consequences; Accounting Treatment......................   A-7
     2.16.     Closing.....................................................   A-7
ARTICLE III.   EXCHANGE OF SHARES..........................................   A-7
     3.1.      Deposit of Exchange Fund with Transfer Agent................   A-7
     3.2.      Exchange of Shares..........................................   A-7
               No Dividends Paid To Holders of Unsurrendered
     3.3.        Certificates..............................................   A-8
               Issuance of Certificate in Name Differing From Surrendered
     3.4.        Certificate...............................................   A-8
     3.5.      Closing of Stock Transfer Books.............................   A-8
     3.6.      Termination of Exchange Fund................................   A-8
     3.7.      Lost, Stolen or Destroyed Certificates......................   A-8
ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF ORTHALLIANCE..............   A-9
     4.1.      Corporate Organization......................................   A-9
     4.2.      Authorization; Binding Agreement............................   A-9
     4.3.      Consents and Approvals......................................   A-9
     4.4.      No Conflicts................................................  A-10
     4.5.      Capitalization..............................................  A-10
     4.6.      SEC Reports and Financial Statements........................  A-11
     4.7.      Subsidiaries................................................  A-12
     4.8.      Absence of Undisclosed Liabilities..........................  A-12
     4.9.      Investigations; Litigation..................................  A-13
     4.10.     Compliance with Law.........................................  A-13
     4.11.     Governmental Licenses.......................................  A-13
     4.12.     Absence of Certain Changes or Events........................  A-14
     4.13.     Title to Assets.............................................  A-14
     4.14.     Assets......................................................  A-15
     4.15.     Intellectual Property Rights................................  A-15
     4.16.     Contracts...................................................  A-15
     4.17.     Leases......................................................  A-16
     4.18.     Affiliated Practices........................................  A-16
     4.19.     Tax Matters.................................................  A-18
     4.20.     Employee Benefit Matters....................................  A-19

                                                                             PAGE
                                                                             ----
     4.21.     Environmental Matters.......................................  A-21
     4.22.     Labor Controversies.........................................  A-21
     4.23.     Insurance...................................................  A-22
     4.24.     Billing Practices; Fraud and Abuse..........................  A-22
     4.25.     Required Stockholder Vote...................................  A-22
     4.26.     Takeover Laws...............................................  A-22
     4.27.     Reorganization..............................................  A-22
     4.28.     Brokers and Finders.........................................  A-23
     4.29.     Opinion of Financial Advisor................................  A-23
ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF OCA.......................  A-23
     5.1.      Corporate Organization......................................  A-23
     5.2.      Authorization; Binding Agreement............................  A-23
     5.3.      Consents and Approvals......................................  A-24
     5.4.      No Conflicts................................................  A-24
     5.5.      Capitalization..............................................  A-24
     5.6.      SEC Reports and Financial Statements........................  A-25
     5.7.      Subsidiaries................................................  A-25
     5.8.      Absence of Undisclosed Liabilities..........................  A-26
     5.9.      Litigation; Decrees.........................................  A-26
     5.10.     Compliance with Law.........................................  A-26
     5.11.     Absence of Certain Changes or Events........................  A-26
     5.12.     Reorganization..............................................  A-26
     5.13.     Brokers and Finders.........................................  A-26
     5.14.     Opinion of Financial Advisor................................  A-26
     5.15      Trading on NYSE.............................................  A-26
ARTICLE VI.    CERTAIN COVENANTS AND AGREEMENTS............................  A-27
     6.1.      Conduct of OrthAlliance's Business Pending the Merger.......  A-27
     6.2.      Conduct of OCA's Business Pending the Merger................  A-29
     6.3.      Access to Information.......................................  A-29
     6.4.      No Solicitation.............................................  A-30
     6.5.      Registration Statement and Proxy Statement..................  A-31
     6.6.      Stockholders Meeting........................................  A-32
     6.7.      Affiliates..................................................  A-32
     6.8.      NYSE Listing................................................  A-32
     6.9.      Indemnification of OrthAlliance Directors and Officers......  A-32
     6.10.     Public Statements...........................................  A-32
     6.11.     Expenses and Fees...........................................  A-33
     6.12.     Notification................................................  A-33
     6.13.     Additional Agreements.......................................  A-33
     6.14.     Reasonable Best Efforts, Cooperation........................  A-33
     6.15.     OrthAlliance Credit Agreement...............................  A-34
     6.16.     OCA Board of Directors......................................  A-34
ARTICLE VII.   CONDITIONS TO CLOSING.......................................  A-34
               Conditions to Each Party's Obligation to Effect the
     7.1.        Merger....................................................  A-34
     7.2.      Conditions to Obligations of OCA............................  A-35
     7.3.      Conditions to Obligations of OrthAlliance...................  A-36
ARTICLE VIII.  AMENDMENT; TERMINATION......................................  A-36
     8.1.      Amendment...................................................  A-36
     8.2.      Termination.................................................  A-36
     8.3.      Effect of Termination.......................................  A-37

                                                                             PAGE
                                                                             ----
     8.4.      Break-Up Fee and Expense Reimbursement to OCA...............  A-37
               Break-Up Fee to OrthAlliance and OCA's Non-Solicitation of
     8.5.        OrthAlliance
               Affiliated Professionals....................................  A-38
     8.6.      Waiver......................................................  A-38
ARTICLE IX.    GENERAL.....................................................  A-39
     9.1.      Non-Survival of Representations and Warranties..............  A-39
     9.2.      Notices.....................................................  A-39
     9.3.      Entire Agreement............................................  A-39
     9.4.      Governing Law...............................................  A-39
     9.5.      Counterparts; Effectiveness.................................  A-40
     9.6.      Assignment; Successors and Assigns; Parties In Interest.....  A-40
     9.7.      Severability................................................  A-40
     9.8.      Enforcement of Agreement....................................  A-40
     9.9.      Remedies Cumulative.........................................  A-40
ARTICLE X.     DEFINITIONS.................................................  A-40

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of May 16, 2001, is by and among ORTHODONTIC CENTERS OF AMERICA, INC., a Delaware corporation ("OCA"), OCA ACQUISITION CORPORATION, a Delaware corporation ("OCA Merger Sub"), and ORTHALLIANCE, INC., a Delaware corporation ("OrthAlliance").

                                   RECITALS:

     WHEREAS, OCA Merger Sub is a wholly-owned subsidiary of OCA;

     WHEREAS, the respective boards of directors of OCA, OCA Merger Sub and OrthAlliance have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transactions provided for herein, in which OCA Merger Sub will merge with and into OrthAlliance (the "Merger") and OrthAlliance shall thereby become a wholly-owned subsidiary of OCA, subject to the terms and conditions set forth herein;

     WHEREAS, OCA, as the sole stockholder of OCA Merger Sub, has approved this Agreement and the Merger with respect to OCA Merger Sub;

     WHEREAS, the parties intend that the Merger be treated as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                   AGREEMENT:

                                   ARTICLE I.

                        DEFINED TERMS AND INTERPRETATION

     1.1. Defined Terms. Certain terms used in this Agreement have the meanings ascribed thereto in Article X hereof. Accounting terms used in this Agreement which are not otherwise defined herein shall have the meaning assigned such terms under GAAP.

     1.2. Interpretation.

     (a) When used in this Agreement, the word "including" and words of similar import shall mean "including, without limitation," and any list of items that may follow such word shall not be deemed to represent a complete list of, or be limited to, the contents of the referent of the subject.

     (b) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

     (c) The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

     (d) In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) references to any Article or Section are to an article or a section of this Agreement, as applicable, and references to any schedule or exhibit are to a schedule or exhibit to this Agreement, as applicable.

     (e) The parties hereto have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     (f) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time. References to any party to this Agreement shall include references to its respective successors and permitted assigns. References to law are references to that law as amended, consolidated, supplemented or replaced from time to time, and shall include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgment and shall include the requirements of any applicable stock exchange. References to a judgment shall include references to any order, injunction, decree, determination or award of any court or tribunal.

     (g) All references to "$" or "dollars" shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified.

                                  ARTICLE II.

                                   THE MERGER

     2.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, OCA Merger Sub shall merge with and into OrthAlliance. OrthAlliance shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "OrthAlliance, Inc." Upon consummation of the Merger, the separate corporate existence of OCA Merger Sub shall terminate.

     2.2. Effective Time. The Merger shall become effective (the "Effective Time") upon filing of a certificate of merger (the "Certificate of Merger") with respect to the Merger with the Secretary of State of the State of Delaware (the "Delaware Secretary") in accordance with the DGCL, or at such later time as mutually agreed among the parties hereto and set forth in the Certificate of Merger. The parties hereto shall cause the Certificate of Merger to be filed with the Delaware Secretary in accordance with the DGCL simultaneously with or as soon as practicable after the Closing.

     2.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

     2.4. Conversion of OrthAlliance Common Stock; Exchange Ratio.

     (a) At the Effective Time, each share of Class A common stock, par value $.001 per share, of OrthAlliance (the "OrthAlliance Class A Common Stock"), and each share of Class B common stock, par value $.001 per share, of OrthAlliance (the "OrthAlliance Class B Common Stock," and, together with the OrthAlliance Class A Common Stock, the "OrthAlliance Common Stock"), issued and outstanding immediately prior to the Effective Time (other than OrthAlliance Dissenting Shares and other than shares of OrthAlliance Common Stock held directly or indirectly by OCA or OrthAlliance or any of their respective Subsidiaries), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for an amount of shares of the common stock, par value $.01 per share, of OCA ("OCA Common Stock") equal to the Applicable Exchange Ratio, subject to Section 2.6.

     (b) For purposes of this Agreement:

          (i) "Applicable Exchange Ratio" shall mean:

             (A) 0.09214, if, as of the Effective Time, less than the 31% to 40% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs, shall each have duly executed and delivered to OrthAlliance (with a complete and accurate copy provided to OCA) an (1) Amendment to OrthAlliance Affiliated Professional Employment Agreement, with respect to their applicable OrthAlliance Affiliated Professional Employment Agreement, and (2) Amendment to OrthAlliance Service and Consulting Agreement, with respect to their applicable OrthAlliance Service and Consulting Agreement;

             (B) 0.10135, if, as of the Effective Time, at least the 31% to 40% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs, but less than the 41% to 50% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs, shall each have duly executed and delivered to OrthAlliance (with a complete and accurate copy provided to OCA) an (1) Amendment to OrthAlliance Affiliated Professional Employment Agreement, with respect to their applicable OrthAlliance Affiliated Professional Employment Agreement, and (2) Amendment to OrthAlliance Service and Consulting Agreement, with respect to their applicable OrthAlliance Service and Consulting Agreement;

             (C) 0.11056, if, as of the Effective Time, at least the 41% to 50% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs, but less than the 51% to 60% Level of OrthAlliance Affiliated Professionals and OrthAlliance Affiliated PCs, shall each have duly executed and delivered to OrthAlliance (with a complete and accurate copy provided to OCA) an (1) Amendment to OrthAlliance Affiliated Professional Employment Agreement, with respect to their applicable OrthAlliance Affiliated Professional Employment Agreement, and (2) Amendment to OrthAlliance Service and Consulting Agreement, with respect to their applicable OrthAlliance Service and Consulting Agreement;

             (D) 0.12899, if, as of the Effective Time, at least the 51% to 60% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs, but less than the 61% and Greater Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs, shall each have duly executed and delivered to OrthAlliance (with a complete and accurate copy provided to OCA) an (A) Amendment to OrthAlliance Affiliated Professional Employment Agreement, with respect to their applicable OrthAlliance Affiliated Professional Employment Agreement, and (B) Amendment to OrthAlliance Service and Consulting Agreement, with respect to their applicable OrthAlliance Service and Consulting Agreement; and

             (E) 0.16585, if, as of the Effective Time, the 61% or Greater Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs shall each have duly executed and delivered to OrthAlliance (with a complete and accurate copy provided to OCA) an (A) Amendment to OrthAlliance Affiliated Professional Employment Agreement, with respect to their applicable OrthAlliance Affiliated Professional Employment Agreement, and (B) Amendment to OrthAlliance Service and Consulting Agreement, with respect to their applicable OrthAlliance Service and Consulting Agreement.

          (ii) "31% to 40% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall mean (A) 57 to 75 of the OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals), and (B) such number of OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals) with respect to which is attributable 31.00% to 40.99% (rounded to the nearest one-hundredth of a percent) of the OrthAlliance Annual Service Fees, and (C) each of the OrthAlliance Affiliated PCs employing such OrthAlliance Affiliated Practice Owners referenced in clauses (A) and (B).

          (iii) "41% to 50% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall mean (A) 76 to 93 of the OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals), and (B) such number of OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals) with respect to which is attributable 41.00% to 50.99% (rounded to the nearest one-hundredth of a percent) of the OrthAlliance Annual Service Fees, and (C) each of the OrthAlliance Affiliated PCs employing such OrthAlliance Affiliated Practice Owners referenced in clauses (A) and (B).

          (iv) "51% to 60% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall mean (A) 94 to 112 of the OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals), and (B) such number of OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals) with respect to which is attributable 51.00% to 60.99% (rounded to the nearest one-hundredth of a percent) of the OrthAlliance Annual Service Fees, and (C) each of the OrthAlliance Affiliated PCs employing such OrthAlliance Affiliated Practice Owners referenced in clauses (A) and (B).

          (v) "61% and Greater Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall mean (A) 113 or more of the OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals), and (B) such number of OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals) with respect to which is attributable 61.00% or more (rounded to the nearest one-hundredth of a percent) of the OrthAlliance Annual Service Fees, and (C) each of the OrthAlliance Affiliated PCs employing such OrthAlliance Affiliated Practice Owners referenced in clauses (A) and (B).

          (vi) "OrthAlliance Affiliated Practice Owners" shall mean OrthAlliance Affiliated Professionals who own, beneficially and of record, shares of capital stock of, or partnership, membership or other equity interests in, an OrthAlliance Affiliated PC as of the date hereof and the Effective Time.

          (vii) "OrthAlliance Annual Service Fees" shall mean the amount of service, consulting and management service fees paid to OrthAlliance during the 12 month period from and including April 1, 2000 through and including March 31, 2001 under the OrthAlliance Service and Consulting Agreements (excluding any OrthAlliance Service and Consulting Agreement that is subject to a Practice Improvement Performance Guarantee Agreement and excluding the Pashley Agreement, and including the adjustments with respect to the Walters Agreement and the Tringas Agreement, and annualized amounts with respect to certain OrthAlliance Service and Consulting Agreements originated since April 1, 2000, as provided in Schedule 4.18(h) of the OrthAlliance Disclosure Schedule), but excluding all amounts paid, earned or accrued with respect to reimbursement of center expenses, operating and non-operating expenses incurred in the operation of the OrthAlliance Affiliated Practices or other expenses.

          (viii) "Amendment to OrthAlliance Affiliated Professional Employment Agreement" shall mean a written amendment to an OrthAlliance Affiliated Practice Owner's respective OrthAlliance Affiliated Professional Employment Agreement, in form and substance satisfactory to OCA and its counsel, which amendment shall be in full force and effect upon and following the Effective Time, include OrthAlliance as a third party beneficiary and provide for an agreement by such OrthAlliance Affiliated Practice Owner and the applicable OrthAlliance Affiliated PC to continue the employment of such OrthAlliance Affiliated Practice Owner by such OrthAlliance Affiliated PC as an orthodontist or pedodontist, as applicable, for a period of at least three years following the Closing Date.

          (ix) "Amendment to OrthAlliance Service and Consulting Agreement" shall mean a written amendment to the respective OrthAlliance Service and Consulting Agreement relating to the OrthAlliance Affiliated Practice of an OrthAlliance Affiliated Practice Owner and the applicable OrthAlliance Affiliated PC employing such OrthAlliance Affiliated Practice Owner, in form and substance satisfactory to OCA and its counsel, which amendments shall be in full force and effect upon and following the Effective Time, and provide for (A) an agreement by such OrthAlliance Affiliated Practice Owner and OrthAlliance Affiliated PC to continue the employment of such OrthAlliance Affiliated Practice Owner by such OrthAlliance Affiliated PC as an orthodontist or pedodontist, as applicable, for a period of at least three years following the Closing Date, (B) an agreement by such OrthAlliance Affiliated Practice Owner to guarantee, during the term of his or her employment by such OrthAlliance Affiliated PC, the payment of service, consulting and other fees and amounts, reimbursement of center expenses and other performance by such OrthAlliance Affiliated PC under such OrthAlliance Service and Consulting Agreement, and (C) an agreement by such OrthAlliance Affiliated Practice Owner and OrthAlliance Affiliated PC to utilize only OCA's and its Subsidiaries' proprietary computer software and operating systems in connection with patient accounting and scheduling, payroll, supplies ordering and other business functions of such OrthAlliance Affiliated Practice, and to maintain the current status of such OrthAlliance Affiliated Practice's advertising or non-advertising, as the case may be, to the general public, unless otherwise mutually agreed in writing between OCA or its Subsidiary and such OrthAlliance Affiliated PC.

     (c) At the Effective Time, each certificate (each, a "Certificate") previously representing any such shares of OrthAlliance Common Stock shall thereafter only represent the right to receive the number of whole shares of OCA Common Stock, and the cash in lieu of fractional shares, into which the shares of OrthAlliance Common Stock represented by such Certificate have been converted pursuant to this Article II. Certificates previously representing shares of OrthAlliance Common Stock shall be exchanged for certificates representing whole shares of OCA Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 3.2 hereof, without any interest thereon.

     2.5. Anti-Dilution Adjustments. If, between the date of this Agreement and the Effective Time, the shares of OCA Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (any such event, an "Anti-Dilution Event"), the Applicable Exchange Ratio shall be appropriately and proportionately adjusted to reflect such Anti-Dilution Event, and all references to the Applicable Exchange Ratio shall thereupon and thereafter be to the Applicable Exchange Ratio as so adjusted. There shall be no adjustment in the Exchange Ratio in the event of any change in the price of OCA Common Stock, OrthAlliance Class A Common Stock or OrthAlliance Class B Common Stock or any other matter, other than for Anti-Dilution Events. All shares of OCA Common Stock that are issuable in the Merger shall be deemed for all purposes to have been issued by OCA at the Effective Time.

     2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of OCA Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to OCA Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OCA. In lieu of the issuance of any such fractional share, OCA shall pay to each holder who otherwise would be entitled to receive a fractional share of OCA Common Stock pursuant to the Merger an amount in cash equal to the product of
(x) the Closing Price (as defined below), times (y) the fraction of a share of OCA Common Stock which such holder would otherwise be entitled to receive pursuant to Article II hereof. The "Closing Price" means the average of the last reported sale prices of OCA Common Stock, as reported by the New York Stock Exchange ("NYSE") Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreeable to the parties), for the three NYSE trading days immediately preceding the Closing Date.

     2.7. Cancellation of Treasury Stock. At the Effective Time, all shares of OrthAlliance Common Stock that are owned directly or indirectly by OCA or OrthAlliance or any of their respective Subsidiaries, shall be canceled and shall cease to exist and no stock of OCA or other consideration shall be delivered in exchange therefor.

     2.8. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of OrthAlliance Class B Common Stock which are outstanding immediately prior to the Effective Time and with respect to which appraisal rights shall have been properly demanded in accordance with Section 262 of the DGCL ("OrthAlliance Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, OCA Common Stock or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such OrthAlliance Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of OrthAlliance Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of OrthAlliance Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, OCA Common Stock and/or cash in lieu of fractional shares, without any interest thereon, as provided in this Article II. OrthAlliance shall give OCA prompt notice of any demands for appraisal received by OrthAlliance, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by OrthAlliance, and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. OrthAlliance shall not, except with the prior written consent of OCA, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     2.9. Stock Options. At the Effective Time, each unexpired option or warrant granted by OrthAlliance to purchase shares of OrthAlliance Common Stock (each a "OrthAlliance Option") which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of OrthAlliance Common Stock and shall automatically and without any action on the part of the holder thereof be assumed by OCA and converted into an option or warrant, as applicable, to purchase a number of shares of OCA Common Stock at an exercise price determined as follows:

          (a) The number of shares of OCA Common Stock to be subject to such option or warrant as so converted shall be equal to the product of the number of shares of OrthAlliance Common Stock theretofore subject to the option or warrant times the Applicable Exchange Ratio, provided that any fractional shares of OCA Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

          (b) The exercise price per share of OCA Common Stock under such option or warrant as so converted shall be equal to the exercise price per share of OrthAlliance Common Stock theretofore under the option or warrant divided by the Applicable Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

At the Effective Time, the other terms of each such OrthAlliance Option shall continue to apply in accordance with the terms thereof, the applicable stock option plan and applicable law, except that references to OrthAlliance and its Subsidiaries shall mean OCA and its Subsidiaries.

     2.10. Effect on OCA Common Stock. Except for any shares of OCA Common Stock owned by OrthAlliance or any of its Subsidiaries, which shall be converted into treasury stock, the shares of OCA Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

     2.11. Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of OCA as the sole stockholder of OCA Merger Sub, each issued and outstanding share of common stock, par value $.01 per share, of OCA Merger Sub ("OCA Merger Sub Common Stock") will convert into one share of common stock, par value $.01 per share, of the Surviving Corporation.

     2.12. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of OCA Merger Sub, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

     2.13. Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of OCA Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the certificate of incorporation of the Surviving Corporation.

     2.14. Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of OCA Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Surviving Corporation shall be the individuals designated therefor by the board of directors of the Surviving Corporation in accordance with the bylaws of the Surviving Corporation. At or prior to the Closing, OrthAlliance shall deliver to OCA written resignations of each of the directors of OrthAlliance, in form and substance satisfactory to OCA, with such resignations to be effective as of the Effective Time.

     2.15. Tax Consequences; Accounting Treatment. It is intended that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code, and (ii) be accounted for as a purchase under GAAP.

     2.16. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee at 10:00 a.m. Nashville time on a date designated by OCA within five Business Days following the satisfaction, or waiver by the applicable party, of all of the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof, or at such other location, and on such other date and/or time, as the parties hereto may mutually agree (the "Closing Date"). At the Closing, subject to the satisfaction of the terms and conditions set forth herein, each of OrthAlliance, OCA and OCA Merger Sub will execute and deliver the instruments, certificates and other documents to be executed and delivered hereunder or as may be reasonably requested by any party to consummate the transactions contemplated hereby, all in form and substance reasonably satisfactory to the parties hereto and their respective counsel.

                                  ARTICLE III.

                               EXCHANGE OF SHARES

     3.1. Deposit of Exchange Fund with Transfer Agent. Promptly following the Effective Time, OCA shall deposit, or shall cause to be deposited, with EquiServe or such other bank or trust company (the "Exchange Agent") selected by OCA and reasonably satisfactory to OrthAlliance, in trust for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of OCA Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of OCA Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued or paid pursuant to
Article II in exchange for outstanding shares of OrthAlliance Common Stock.

     3.2. Exchange of Shares. Promptly after the Effective Time, OCA shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of OCA Common Stock and the cash in lieu of fractional shares into which the shares of OrthAlliance Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor and the Exchange Agent shall promptly mail to such holder following such surrender
(i) a certificate representing that number of whole shares of OCA Common Stock to which such holder of OrthAlliance Common

Stock shall have become entitled pursuant to Article II and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

     3.3. No Dividends Paid To Holders of Unsurrendered Certificates. No dividends or other distributions declared after the Effective Time with respect to OCA Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OCA Common Stock represented by such Certificate.

     3.4. Issuance of Certificate in Name Differing From Surrendered Certificate. If any certificate representing shares of OCA Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of OCA Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     3.5. Closing of Stock Transfer Books. Upon and after the Effective Time, there shall be no transfers on the stock transfer books of OrthAlliance of the shares of OrthAlliance Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of OCA Common Stock as provided in this Article III.

     3.6. Termination of Exchange Fund. Promptly following the first anniversary of the Effective Time, the Exchange Agent will deliver to OCA all cash, certificates (including any representing shares of OCA Common Stock) and other documents in its possession relating to the transactions this Agreement describes, and the Exchange Agent's duties will terminate. Any portion of the Exchange Fund that remains unclaimed by the stockholders of OrthAlliance for 12 months after the Effective Time shall be paid to OCA. Any stockholders of OrthAlliance who have not theretofore complied with this Article III shall thereafter look only to OCA for payment of their shares of OCA Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on OCA Common Stock deliverable in respect of each share of OrthAlliance Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of OCA, OrthAlliance, the Exchange Agent or any other person shall be liable to any former holder of shares of OrthAlliance Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws (collectively, "Escheat Law"). If any Certificate is not surrendered prior to the end of the applicable period after the Effective Time under any applicable Escheat Law (or immediately prior to such earlier date on which any shares of OCA Common Stock, any cash in lieu of fractional shares of OCA Common Stock or any dividends or distributions with respect to such Certificates would otherwise escheat to or become the property of any Governmental Authority) and such shares, cash and dividends or distributions with respect to such Certificates will, to the extent permitted by applicable law, become the property of OCA, free and clear of all claims or interest of any person previously entitled thereto.

     3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by OCA or the Exchange Agent, the posting by such person of a bond in such amount as OCA or the Exchange Agent may direct as indemnity against any claim that may be made against OCA or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of OCA Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF ORTHALLIANCE

     OrthAlliance hereby represents and warrants to OCA and OCA Merger Sub that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of OrthAlliance, with each such exception included therein specifically identifying the relevant Section hereto to which it specifically relates (the "OrthAlliance Disclosure Schedule"):

     4.1. Corporate Organization. OrthAlliance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. OrthAlliance is duly qualified and in good standing to transact business as a foreign corporation in each jurisdiction in which the ownership or use of its assets and properties and the conduct of its business requires such qualification, except such jurisdictions, individually or in the aggregate, in which the failure to be so qualified does not have, and would not be reasonably expected to have, an OrthAlliance Material Adverse Effect. True, accurate and complete copies of OrthAlliance's certificate of incorporation, bylaws or other governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to OCA.

     4.2. Authorization; Binding Agreement. OrthAlliance has the corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by OrthAlliance pursuant hereto (collectively, the "OrthAlliance Documents"), and, subject to receipt of approval of this Agreement by the stockholders of OrthAlliance, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the OrthAlliance Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of OrthAlliance at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of OrthAlliance, and the Board of Directors of OrthAlliance has determined that the Merger is in the best interests of OrthAlliance and its stockholders, approved this Agreement and the Merger, recommended to the stockholders of OrthAlliance that they approve and adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of OrthAlliance for approval by such stockholders at a duly called meeting of such stockholders. No other corporate proceedings on the part of OrthAlliance are necessary to authorize the execution and delivery of this Agreement or, except for the adoption of this Agreement by the requisite vote of OrthAlliance's stockholders in accordance with the DGCL and the certificate of incorporation and bylaws of OrthAlliance, the consummation by OrthAlliance of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by OrthAlliance, and, assuming due execution and delivery by OCA and OCA Merger Sub, this Agreement constitutes the valid and binding agreement and obligation of OrthAlliance, enforceable against OrthAlliance in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity).

     4.3. Consents and Approvals. Except for (a) the filing with, and declaration of effectiveness by, the United States Securities and Exchange Commission ("SEC") of a registration statement on Form S-4 (such registration statement and any post-effective amendment thereto relating to this transaction, or any other registration statement on Form S-4 used in connection with the Merger, the "Registration Statement") in which will be included as a prospectus a definitive proxy statement relating to the meeting of stockholders (the "OrthAlliance Stockholders' Meeting") of OrthAlliance to be held in connection with this Agreement and the transactions contemplated herein (the "Proxy Statement"),
(b) the approval of this Agreement by the requisite vote of the stockholders of OrthAlliance, (c) the filing of the Certificate of Merger with the Delaware Secretary, (d) the filing by OCA and OrthAlliance of a pre-merger notification with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of any waiting period thereunder, (e) any filings required under state securities or "Blue Sky" laws, (f) any filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated in this Agreement, (g) requisite consent to consummation of the Merger by the lenders under the OrthAlliance Credit Agreement, and (h) such other authorizations, consents, approvals or filings, the failure of which to obtain or make, individually or in the aggregate, does not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect or materially impair or delay the consummation by OrthAlliance of the transactions contemplated hereby, no authorization, consents or approvals of or filings or registrations with any federal, state, local or foreign government, court, administrative, regulatory or other governmental agency or commission or other governmental authority or instrumentality (each a "Governmental Authority") or with any third party are necessary in connection with (i) the execution and delivery by OrthAlliance of this Agreement and the OrthAlliance Documents and (ii) the consummation by OrthAlliance of the Merger.

     4.4. No Conflicts. Neither the execution or delivery by OrthAlliance of this Agreement and the other OrthAlliance Documents, nor the consummation by OrthAlliance of the transactions contemplated hereby or thereby, nor the compliance by OrthAlliance with the provisions hereof, will: (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other governing documents of OrthAlliance or its Subsidiaries; (b) violate or conflict with any order, injunction, decree, law, statute, rule, ordinance or regulation applicable to OrthAlliance or its Subsidiaries or by which any of their respective properties or assets may be bound; (c) result in a violation or breach of, constitute a default or give rise to any right of termination, cancellation or acceleration under, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation or instrument applicable to OrthAlliance or any Subsidiary thereof, or result in the creation of an Encumbrance upon any property or asset of OrthAlliance or its Subsidiaries or by which any such properties or assets may be bound, or trigger any right of first refusal or other purchase right applicable to OrthAlliance or any Subsidiary thereof; or (d) result in the loss of any license, franchise or permit applicable to OrthAlliance or any Subsidiary thereof; except in each case, where such violation, conflict, breach, default, loss or other event, individually or in the aggregate, does not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect.

     4.5. Capitalization.

     (a) The authorized capital stock of OrthAlliance consists of 70,000,000 shares of OrthAlliance Class A Common Stock, 250,000 shares of OrthAlliance Class B Common Stock and 20,000,000 shares of preferred stock, par value $.001 per share ("OrthAlliance Preferred Stock"). As of the date hereof, (i) 12,076,601 shares of OrthAlliance Class A Common Stock are issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) 172,526 shares of OrthAlliance Class B Common Stock are issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (iii) no shares of OrthAlliance Preferred Stock are issued and outstanding, and (iv) 1,198,126 shares of OrthAlliance Class A Common Stock, no shares of OrthAlliance Class B Common Stock and no shares of OrthAlliance Preferred Stock are held in the treasury of OrthAlliance or any of its Subsidiaries.

     (b) There are no shares of OrthAlliance Common Stock reserved for issuance pursuant to the exercise of outstanding options and warrants other than (i) 2,000,000 shares of OrthAlliance Class A Common Stock reserved for issuance pursuant to OrthAlliance's Amended and Restated 1997 Employee Stock Option Plan (the "OrthAlliance 1997 Employee Plan"), (ii) 500,000 shares of OrthAlliance Class A Common Stock reserved for issuance pursuant to OrthAlliance's 1997 Director Stock Option Plan

(the "OrthAlliance 1997 Director Plan"), (iii) 300,000 shares of OrthAlliance Class A Common Stock reserved for issuance pursuant to OrthAlliance's 1997 Orthodontist Stock Option Plan (the "OrthAlliance 1997 Orthodontist Plan"), (iv) 280,000 shares of OrthAlliance Class A Common Stock reserved for issuance pursuant to OrthAlliance's 1999 Orthodontist Stock Option Plan (the "OrthAlliance 1999 Orthodontist Plan"), (v) 500,000 shares of OrthAlliance Class A Common Stock reserved for issuance pursuant to OrthAlliance's 2000 Employee Stock Option Plan (the "OrthAlliance 2000 Employee Plan," and collectively with the OrthAlliance 1997 Employee Plan, the OrthAlliance 1997 Director Plan, the OrthAlliance 1997 Orthodontist Plan and the OrthAlliance 1999 Orthodontist Plan, the "OrthAlliance Option Plans"), (vi) 593,622 shares of OrthAlliance Class A Common Stock reserved for issuance pursuant to the exercise of certain warrants to purchase shares of OrthAlliance Class A Common Stock (the "OrthAlliance Warrants"), and (vii) 1,922,526 shares of OrthAlliance Class A Common Stock reserved for issuance upon conversion of outstanding shares of OrthAlliance Class B Common Stock.

     (c) Except for (i) options outstanding to purchase a total of (A) 1,150,859 shares of OrthAlliance Class A Common Stock under the OrthAlliance 1997 Employee Plan, (B) 295,000 shares of OrthAlliance Class A Common Stock under the OrthAlliance 1997 Director Plan, (C) 184,169 shares of OrthAlliance Class A Common Stock under the OrthAlliance 1997 Orthodontist Plan, (D) 274,394 shares of OrthAlliance Class A Common Stock under the OrthAlliance 1999 Orthodontist Plan, and (E) 140,000 shares of OrthAlliance Class A Common Stock under the OrthAlliance 2000 Employee Plan, (ii) warrants outstanding to purchase a total of 543,622 shares of OrthAlliance Class A Common Stock (the "OrthAlliance Warrants"), and (iii) 172,526 shares of OrthAlliance Class B Common Stock issued and outstanding as of the date hereof, OrthAlliance does not have and is not bound by any outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of OrthAlliance Common Stock or OrthAlliance Preferred Stock or any other equity security or capital stock of OrthAlliance or any securities representing the right to purchase or otherwise receive any shares of OrthAlliance Common Stock or any other equity security or capital stock of OrthAlliance. OrthAlliance has no outstanding stock appreciation rights, phantom stock rights or similar rights. OrthAlliance has no outstanding obligations, contingent or otherwise, to reacquire any shares of OrthAlliance Common Stock. Set forth in Section 4.5 of the OrthAlliance Disclosure Schedule is a complete and correct list, for each of the OrthAlliance Plan Options and the OrthAlliance Warrants, of the names of the optionees or holders thereof, the date of grant or issuance, the OrthAlliance Option Plan to which any such OrthAlliance Plan Option relates, the number of shares of OrthAlliance Common Stock subject to each such OrthAlliance Plan Option and OrthAlliance Warrant, the expiration date of each such OrthAlliance Plan Option and OrthAlliance Warrant, and the price at which each such OrthAlliance Plan Option and OrthAlliance Warrant may be exercised.

     (d) The holders of bonds, debentures, notes or other indebtedness of OrthAlliance do not have the right, as such, to vote on this Agreement and the transactions contemplated herein or other matters with respect to which stockholders of OrthAlliance may vote. There are no voting trusts, proxies or other agreements or understandings (collectively, "Voting Arrangements") to which OrthAlliance or any of its Subsidiaries, directors or executive officers is a party or is bound with respect to the voting of any shares of capital stock of OrthAlliance.

     4.6. SEC Reports and Financial Statements.

     (a) OrthAlliance has timely filed with the SEC all reports, schedules, forms, registration statements, proxy statements, information statements and other documents (including all exhibits, post-effective amendments and supplements) required to be filed by OrthAlliance with the SEC since January 1, 1998 (collectively, the "OrthAlliance SEC Reports"), all of which OrthAlliance SEC Reports, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. OrthAlliance has previously delivered or made available to OCA copies (including all exhibits, post-effective amendments and supplements) of the OrthAlliance SEC Reports. None of OrthAlliance's Subsidiaries is or has been required to file any reports, schedules, forms, registration statements, proxy statements, information statements or other documents with the SEC. As of their respective dates, the OrthAlliance SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim consolidated financial statements of OrthAlliance included in the OrthAlliance SEC Reports (collectively, the "OrthAlliance Financial Statements") were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of OrthAlliance and its Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     4.7. Subsidiaries.

     (a) Set forth in Section 4.7 of the OrthAlliance Disclosure Schedule is the name and state of incorporation of each of OrthAlliance's Subsidiaries and, except as so disclosed, OrthAlliance does not control, directly or indirectly, and does not have any direct or indirect equity participation in any other Person. Each Subsidiary of OrthAlliance is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of OrthAlliance is qualified to do business and is in good standing in each jurisdiction in which the properties it owns, leases or operates or the nature of the business it conducts makes such qualification necessary, except where the failure to be so qualified and in good standing, when taken together with all such other failures with respect to all of OrthAlliance's Subsidiaries, does not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect. True, accurate and complete copies of the respective certificates or articles of incorporation, bylaws or other governing documents, and all amendments thereto, in each case as in effect on the date hereof, of OrthAlliance's Subsidiaries have heretofore been delivered or made available to OCA.

     (b) OrthAlliance owns, directly or indirectly, all of the issued and outstanding shares of the capital stock and equity securities of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. OrthAlliance's Subsidiaries are not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of any of OrthAlliance's Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any of OrthAlliance's Subsidiaries. There are no outstanding subscriptions, options, warrants, calls, commitments, agreements or Voting Arrangements of any character by which OrthAlliance or any of its Subsidiaries will be bound calling for the voting, purchase or issuance of any shares of the capital stock or equity securities of any of OrthAlliance's Subsidiaries.

     4.8. Absence of Undisclosed Liabilities. None of OrthAlliance or its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies that are accrued or reserved against in the OrthAlliance 2000 Financial Statements or reflected in the notes thereto, or were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies that, individually or in the aggregate, do not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect, and (c) liabilities and obligations that are of a nature not required to be reflected in the OrthAlliance 2000 Financial Statements, and that were incurred in the ordinary course of business consistent with past practice.

     4.9. Investigations; Litigation.

     (a) There is no investigation or review being undertaken or that is pending by any Governmental Authority with respect to OrthAlliance or any of its Subsidiaries that, individually or in the aggregate, has, or would reasonably be expected to have, an OrthAlliance Material Adverse Effect, nor has any Governmental Authority notified OrthAlliance or any of its Subsidiaries of an intention to conduct any such investigation or review.

     (b) There are no claims, suits, actions, arbitration actions or other proceedings pending or, to the knowledge of OrthAlliance, threatened against, relating to or affecting any of OrthAlliance or its Subsidiaries, or their respective directors and officers, in their capacities as such, or their respective assets, businesses or properties, which seeks to restrain or enjoin the consummation of the transactions contemplated herein or which have, or would reasonably be expected to have, either alone or in the aggregate with all such claims, actions or other proceedings, an OrthAlliance Material Adverse Effect. There are no decrees, injunctions, writs or orders of any court or governmental department or agency applicable to any of OrthAlliance or its Subsidiaries, or their assets or businesses, or which prohibits or restricts the consummation of the transactions contemplated herein or which have, or would reasonably be expected to have, an OrthAlliance Material Adverse Effect. To the knowledge of OrthAlliance, there are no professional malpractice claims, suit or actions, nor any disciplinary or similar proceedings before or by any applicable dental board or similar Governmental Authority, pending or threatened against any of the OrthAlliance Affiliated Professionals.

     4.10. Compliance with Law. OrthAlliance and each of its Subsidiaries is in compliance with all applicable statutes, regulations, judgments, injunctions, decrees, orders, ordinances and other laws (collectively, "Laws") of the United States of America and any applicable foreign jurisdictions, all state and local governments and other Governmental Authorities, and agencies and courts of any of the foregoing, to which any of OrthAlliance or its Subsidiaries is subject, and none of OrthAlliance or its Subsidiaries has received any notice to the effect that, or otherwise been advised that, any of OrthAlliance or its Subsidiaries has violated or is not in compliance with any of such Laws, and, to the knowledge of OrthAlliance, there are no investigations with respect thereto; except in each case with respect to non-compliance or violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect.

     4.11. Governmental Licenses.

     (a) Section 4.11 of the OrthAlliance Disclosure Schedule contains a complete and accurate list of each license, permit and other governmental authorization ("Governmental Licenses") that is held by OrthAlliance or any of its Subsidiaries or that is required in connection with the business of OrthAlliance and its Subsidiaries. Each such Governmental License is valid and in full force and effect and OrthAlliance and its Subsidiaries are and have been in compliance in all material respects with all of the terms and requirements thereof. OrthAlliance and its Subsidiaries have all Governmental Licenses necessary to conduct their businesses as currently conducted, except for permits, the absence of which, in the aggregate, do not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect.

     (b) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental License except as does not have and would not reasonable be expected to have an OrthAlliance Material Adverse Effect.

     (c) Neither OrthAlliance nor any of its Subsidiaries has received any notice or other communication from any Governmental Authority or any other person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental License or any failure to obtain any required Governmental License, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental License.

     (d) All applications required to have been filed for the renewal of the Governmental Licenses have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Licenses have been duly made on a timely basis with the appropriate Governmental Authorities except as does not and would not reasonably be expected to have an OrthAlliance Material Adverse Effect.

     4.12. Absence of Certain Changes or Events.  Except as set forth in Section
4.12 of the OrthAlliance Disclosure Schedule, since December 31, 2000, none of OrthAlliance or its Subsidiaries has: (a) operated other than in the ordinary course of business consistent with past practice; (b) incurred, experienced or suffered any OrthAlliance Material Adverse Effect; (c) acquired or agreed to acquire any material assets, or entered into any OrthAlliance Service and Consulting Agreements or acquisition agreements (or similar agreements) with any orthodontists, dentists or professional entities, either directly or indirectly, by purchase, merger, stock purchase or otherwise, except in the ordinary course of business, consistent with past practice; (d) transferred, leased, licensed, sold, mortgaged, pledged, disposed of or encumbered any assets, other than in the ordinary course of business and consistent with past practice; (e) except in the ordinary course of business, consistent with past practice, adopted any new, or amended or otherwise increased, or accelerated the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement, entered into any employment, consulting, change in control, severance or similar agreement with or, except in accordance with the existing written agreements, granted any severance, change in control or termination pay to any officer, director, key employee, consultant, agent or group of employees, or increased the compensation or benefits of any officer, director, key employee, consultant, agent or group of employees; (f) modified, amended, canceled or terminated, or suffered or received notice of the termination or cancellation of, any OrthAlliance Service and Consulting Agreement, leases, contracts or receivables, or waived, released or assigned any material rights or claims with respect thereto, except in the ordinary course of business and consistent with past practice; (g) incurred or modified any material indebtedness or other liability, except in the ordinary course of business, consistent with past practice; (h) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for material obligations of any other person, except in the ordinary course of business and consistent with past practice; (i) made any material loans, advances or capital contributions to, or investments in, any other person (other than to its wholly-owned Subsidiaries or in the ordinary course of business consistent with past practice); (j) instituted, settled or agreed to settle, any material litigation, action or proceeding before any court, arbitrator or governmental body; (k) made any tax election or settled or compromised any tax liability, or made any change in any method of accounting for taxes or accounting policy with respect to taxes; (l) changed any of the accounting methods or policies used by it; (m) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the OrthAlliance 2000 Financial Statements; (n) entered into any material transaction, contract, agreement or commitment, other than this Agreement or in the ordinary course of business and consistent with past practice; or (o) agreed, whether in writing or otherwise, to take any action described in this
Section 4.12.

     4.13. Title to Assets. OrthAlliance and its Subsidiaries have good and marketable title to all of their respective assets, free and clear of all Encumbrances, and no financing statement covering all or any portion of OrthAlliance's and its Subsidiaries' assets and naming OrthAlliance or a Subsidiary thereof as debtor has been filed in any public office, and neither OrthAlliance nor any Subsidiary thereof has signed any financing statement or security agreement as debtor or borrower which financing statement or security agreement covers all or any portion of the assets of OrthAlliance or its Subsidiaries.

     4.14. Assets. OrthAlliance's and its Subsidiaries' material equipment, furniture, computers and other tangible personal property are in good operating condition and repair (ordinary wear and tear excepted), free of any material defects and suitable in all material respects for the operations of OrthAlliance's and its Subsidiaries' business, as currently conducted, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. OrthAlliance's and its Subsidiaries' inventories of material dental and orthodontic, janitorial and office supplies and consumables are of a good and merchantable quality usable or saleable in the ordinary course of business consistent with past practice, is in a quantity reasonable for the operations of OrthAlliance's and its Subsidiaries' business, as currently conducted, in the ordinary course of business in accordance with past practice, and is valued at reasonable amounts not subject to any material write-down. Set forth in Section 4.14 of the OrthAlliance Disclosure Schedule is a complete and accurate description of the accounts receivable, notes receivable, evidences of indebtedness and other rights to receive payment for service fees, consulting fees, center expense reimbursement, advances, loans and other amounts payable to OrthAlliance and its Subsidiaries by OrthAlliance Affiliated PCs and OrthAlliance Affiliated Professionals ("Receivables") as of March 31, 2001. Such Receivables are valid and enforceable claims and obligations, have arisen only from bona fide transactions in the ordinary course of business and are collectible in the aggregate amount thereof, less any applicable reserves recorded on OrthAlliance balance sheet as of March 31, 2001, a copy of which has heretofore been provided to OrthAlliance, which reserves are adequate and calculated consistent with past practice. Except as set forth in Section 4.14 of the OrthAlliance Disclosure Schedule, to the knowledge of OrthAlliance, there are no asserted contests, refusals to pay or rights of set-off with respect to any of such Receivables.

     4.15. Intellectual Property Rights. OrthAlliance and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all intellectual property individually or in the aggregate material to the conduct of the businesses of OrthAlliance and its Subsidiaries as currently conducted and taken as a whole. Neither OrthAlliance nor any Subsidiary thereof is in default (or with the giving of notice or lapse of time, or both, would be in default) under any license to use such intellectual property. To the knowledge of OrthAlliance, such intellectual property is not being infringed by any third party and neither OrthAlliance nor any Subsidiary thereof is infringing any intellectual property of any third party, except for such defaults and infringements that, individually or in the aggregate, do not have and would not be reasonably expected to have an OrthAlliance Material Adverse Effect.

     4.16. Contracts.

     (a) Set forth in Section 4.16(a) of the OrthAlliance Disclosure Schedule is a list, including parties and dates, of each of the OrthAlliance Service and Consulting Agreements. OrthAlliance has heretofore delivered to OCA or its counsel true, correct and complete copies of all of the OrthAlliance Service and Consulting Agreements, and all amendments, supplements and other documents related thereto. Each of the OrthAlliance Service and Consulting Agreements is a valid and binding obligation of the parties thereto, are unmodified, are in full force and effect, and are enforceable against each of the parties thereto in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity). To the knowledge of OrthAlliance, except as disclosed in Section 4.16(a) of the OrthAlliance Disclosure Schedule, no event has occurred which, after notice or the passage of time or both, would constitute a material default or breach by any party to any of the OrthAlliance Service and Consulting Agreements, (ii) no party to any of the OrthAlliance Service and Consulting Agreements has or, to the knowledge of OrthAlliance, intends, to terminate or adversely modify its agreement(s) or obligations with respect thereto, or cease performing thereunder, and (iii) there are no outstanding material disputes under any of the OrthAlliance Service and Consulting Agreements, and there is no pending or, to the knowledge of OrthAlliance, threatened, litigation or other legal proceeding with respect to any of the OrthAlliance Service and Consulting Agreements. The OrthAlliance Service and Consulting Agreements constitute all of the contracts, agreements and understandings applicable to the provision of administrative, management or business services to the OrthAlliance Affiliated PCs.

     (b) Set forth in Section 4.16(b) of the OrthAlliance Disclosure Schedule is a list, including parties and dates, of any contract or agreement (whether written or oral), other than the OrthAlliance Service and Consulting Agreements, to which OrthAlliance or any of its Subsidiaries is a party to or bound by any contract or agreement (whether written or oral) (i) with respect to the employment of any employees, officers, directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from OCA, OrthAlliance, the Surviving Corporation or any of their respective Subsidiaries to any employee, officer, director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement ("OrthAlliance Material Contracts"), (iv) which is not terminable on 90 days or less notice involving the payment of more than $100,000 per annum, or (v) which materially restricts the conduct of any line of business by OrthAlliance or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.16(b) is referred to herein as a "OrthAlliance Contract." OrthAlliance has heretofore provided to OCA or its counsel true, correct and complete copies of each OrthAlliance Contract. Each OrthAlliance Material Contract is valid and binding and in full force and effect with respect to the obligations of OrthAlliance or its Subsidiaries and, to the knowledge of OrthAlliance, is valid and binding, enforceable and in full force and effect with respect to the obligations of the counterparties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity), and OrthAlliance and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each such OrthAlliance Material Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of OrthAlliance or any of its Subsidiaries under any OrthAlliance Material Contract, or to the knowledge of OrthAlliance, any other party thereto.

     4.17. Leases. OrthAlliance has heretofore delivered to OCA true, correct and complete copies of each of the lease agreements, and all amendments, supplements and other documents related thereto, under which OrthAlliance or its Subsidiaries lease real or personal property that is material to the operations of OrthAlliance's and its Subsidiaries' business as currently conducted (collectively, the "Leases"). Each Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity). Neither OrthAlliance nor any of its Subsidiaries is in breach or default under any Lease and no event has occurred which, with notice or lapse of time, would constitute a breach or default of such Lease by OrthAlliance or any of its Subsidiaries or permit termination, modification or acceleration thereof by the respective lessor, and no party to any such Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance programs in effect as to any Lease. All facilities leased under the Leases are supplied with utilities and other services necessary for the operation of said facilities.

     4.18. Affiliated Practices.

     (a) Section 4.18(a) of the OrthAlliance Disclosure Schedule contains complete and accurate lists separately identifying each of (i) the OrthAlliance Affiliated PCs, (ii) the OrthAlliance Affiliated Practice Owners, (iii) the OrthAlliance Affiliated Orthodontists, and (iv) the OrthAlliance Affiliated Pedodontists, indicating the practice location(s) for each such OrthAlliance Affiliated PC, OrthAlliance Affiliated Practice Owner, OrthAlliance Affiliated Orthodontist and OrthAlliance Affiliated Pedodontist.

     (b) To the knowledge of OrthAlliance, each OrthAlliance Affiliated Orthodontist engages in orthodontic practice only for an OrthAlliance Affiliated Practice, has graduated from an accredited school of dentistry and orthodontic residency program, is fully accredited as, and has all necessary Governmental Licenses to practice as an orthodontist in each applicable state, and carries all professional malpractice insurance required under his or her respective OrthAlliance Affiliated Professional Employment Agreement and applicable OrthAlliance Service and Consulting Agreement.

     (c) To the knowledge of OrthAlliance, each OrthAlliance Affiliated Pedodontist engages in a pedodontic practice only for an OrthAlliance Affiliated Practice, has graduated from an accredited school of dentistry and pedodontic residency program, is fully accredited as, and has all necessary Governmental Licenses to practice as a pedodontist in each applicable state, and carries all professional malpractice insurance required under his or her respective OrthAlliance Affiliated Professional Employment Agreement and applicable OrthAlliance Service and Consulting Agreement.

     (d) To the knowledge of OrthAlliance, each OrthAlliance Affiliated Professional is able to fulfill his or her employment commitment to his or her applicable OrthAlliance Affiliated PC.

     (e) To the knowledge of OrthAlliance: (i) each Governmental License required to be maintained by an OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional is valid and in full force and effect and each OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional is in compliance in all material respects with all of the terms and requirements thereof, (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental License maintained by any OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental License maintained by any OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional, except as does not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect, (iii) no OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional has received any notice or other communication from any Governmental Authority or any other person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental License maintained by any OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional or any failure to obtain any required Governmental License, or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental License maintained by any OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional; (iv) all applications required to have been filed by each OrthAlliance Affiliated PC and OrthAlliance Affiliated Professional for the renewal of the Governmental Licenses have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made by each OrthAlliance Affiliated PC and OrthAlliance Affiliated Professionals with respect to such Governmental Licenses have been duly made on a timely basis with the appropriate Governmental Authorities, except as do not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect.

     (f) Section 4.18(f) of the OrthAlliance Disclosure Schedule identifies each "Market Profitability Index" or other similar provision applicable to any OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional, identifying the relevant OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional. OrthAlliance has never been required to pay any amounts under any Market Profitability Index provision, has never been requested to pay any amount under any such provision and has never formulated any requirements for payments under any such provision.

     (g) Section 4.18(g) of the OrthAlliance Disclosure Schedule identifies each Practice Improvement Performance Guarantee or other similar provision applicable to any OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional, identifying the relevant OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional. Other than as set forth in Section 4.18(g) of the OrthAlliance Disclosure Schedule, OrthAlliance and its Subsidiaries have never been required to reduce or defer any payments due to it under an OrthAlliance Service and Consulting Agreement pursuant to a Practice Improvement Performance Guarantee.

     (h) Section 4.18(h) of the OrthAlliance Disclosure Schedule sets forth a complete and accurate schedule of the amount of OrthAlliance Annual Service Fees attributable to each OrthAlliance Affiliated Practice Owner.

     4.19. Tax Matters.

     (a) All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to OrthAlliance and any of its Subsidiaries, either separately or as a member of an affiliated group of corporations, have been filed on a timely basis and in accordance with applicable laws, regulations and administrative requirements. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

     (b) OrthAlliance has provided or made available to OCA all reports of and communications for all open years from IRS agents and the corresponding agents of other state, local and foreign Governmental Authorities who have examined the respective books and records applicable to OrthAlliance and any of its Subsidiaries. Section 4.19(b) of the OrthAlliance Disclosure Schedule describes all adjustments in respect of OrthAlliance and any of its Subsidiaries to Tax Returns filed by, or on behalf of, OrthAlliance, its Subsidiaries or any affiliated group of corporations of which OrthAlliance or a Subsidiary thereof is or was a member, for all open taxable years, that have been proposed by any representative of any governmental agency, and Section 4.19(b) of the OrthAlliance Disclosure Schedule describes the resulting Taxes, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against or settled or, as described in Section 4.19(b) of the OrthAlliance Disclosure Schedule, are being contested in good faith by appropriate proceedings. Neither OrthAlliance nor any of its Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which OrthAlliance or any of its Subsidiaries may be liable.

     (c) OrthAlliance and its Subsidiaries have paid, or made provision for the payment of, all Taxes, including personal property taxes, that have or may become due for all periods ending on or before the Closing Date, including, without limitation, all Taxes reflected on the Tax Returns referred to in this
Section 4.19, or in any assessment, proposed assessment or notice, received by OrthAlliance or any Subsidiary of OrthAlliance, except such Taxes, if any, as are set forth in Section 4.19(c) of the OrthAlliance Disclosure Schedule that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to Taxes reflected in the OrthAlliance 2000 Financial Statements were determined in accordance with GAAP consistently applied. In all material respects, all Taxes that OrthAlliance and its Subsidiaries are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of OrthAlliance or any of its Subsidiaries (except for Taxes not yet due).

     (d) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between OrthAlliance or any of its Subsidiaries and any Governmental Authority.

     (e) No consent to the application of Section 341(f)(2) of the Code has ever been filed with respect to any property or assets held or acquired or to be acquired by OrthAlliance or any of its Subsidiaries.

     (f) There is no existing tax allocation or sharing agreement that may or will require that any payment be made by or to OrthAlliance or any of its Subsidiaries on or after the Closing Date.

     (g) No property or asset owned by OrthAlliance or any of its Subsidiaries is property that OCA is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the

Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.

     (h) Neither OrthAlliance nor any of its Subsidiaries has agreed to, or is required to make, any adjustment pursuant to Section 481(a) of the Code, nor has the IRS proposed any such adjustment or change in accounting method with respect to OrthAlliance or any of its Subsidiaries. OrthAlliance and its Subsidiaries do not have any application pending with any Governmental Authority requesting permission for any change in accounting method.

     (i) Except as disclosed in Section 4.19(i) of the OrthAlliance Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by OCA, the Surviving Corporation, or OrthAlliance or any of its Subsidiaries by reason of Section 280G of the Code.

     (j) Neither OrthAlliance nor any of its Subsidiaries owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

     (k) Neither OrthAlliance nor any of its Subsidiaries is a party to any deferred intercompany transaction that will be restored (pursuant to the Treasury Regulations under Section 1502 of the Code) and will result in income or loss to OrthAlliance or any of its Subsidiaries due to this Agreement and the transactions contemplated hereby.

     (l) Neither OrthAlliance nor any of its Subsidiaries is, nor has ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (m) None of the assets of OrthAlliance or any of its Subsidiaries directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code.

     4.20. Employee Benefit Matters.

     (a) Set forth in Section 4.20 of the OrthAlliance Disclosure Schedule is a complete and accurate list of each employee benefit plan including, but not limited to, pension, profit sharing, 401(k), severance, welfare, disability and deferred compensation, and all other material employee benefit plans, agreements, programs, policies or arrangements including, but not limited to, stock purchase, stock option, employment, change-in-control, fringe benefit, bonus and incentive, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, oral or written, legally binding or not, under which any employee, former employee, director, consultant or independent contractor of OrthAlliance or any Subsidiary thereof has any present or future right to benefits or under which OrthAlliance or any Subsidiary thereof has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "OrthAlliance Benefit Plans" but shall be separately identified in such Section 4.20 of the OrthAlliance Disclosure Schedule.

     (b) With respect to each OrthAlliance Benefit Plan, OrthAlliance has delivered or made available to OCA (i) current, accurate and complete copies of each such OrthAlliance Benefit Plan, including all trust agreements, each summary plan description or other description, insurance or annuity contracts, agreements, participant records and any other material documents or instruments relating thereto; (ii) copies of each Form 5500 Annual Report and accompanying schedules, each actuarial report (to the extent applicable) and; (iii) with respect to each such OrthAlliance Benefit Plan which is an employee pension benefit plan (as such term is defined in section 3(2) of ERISA), intended to qualify under section 401(a) of the Code, copies of the most recent IRS determination letter (including copies of any outstanding request for determination letters).

     (c) Each OrthAlliance Benefit Plan has been established and administered in accordance with its terms, and each such OrthAlliance Benefit Plan and OrthAlliance and its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal and state applicable laws, rules and regulations with respect thereto.

     (d) Each OrthAlliance Benefit Plan that is an "employee pension benefit plan" (within the meaning of section 3(2) of ERISA) is qualified under section 401(a) of the Code and its related trust is exempt from federal income tax under section 501(a) of the Code. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such OrthAlliance Benefit Plan or trust.

     (e) No event has occurred and no condition exists that likely could subject OrthAlliance or any Subsidiary thereof to any tax, fine, lien, penalty or other liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable laws, rules and regulations.

     (f) Neither OrthAlliance nor any Subsidiary thereof sponsors or maintains, or has ever sponsored or maintained, or has any actual or contingent liability under or relating to, any plan that is or was a defined benefit plan, as defined in section 3(35) of ERISA, or that is a Multiemployer Plan within the meaning of section 4001(a)(3) of ERISA, or that is otherwise subject to title IV of ERISA.

     (g) No OrthAlliance Benefit Plan is a "multiple employer welfare arrangement" within the meaning of section 3(40) of ERISA, except for OrthAlliance Benefit Plans that are fully insured and with respect to which each Form M-1 has been timely filed.

     (h) All material reports, returns, notices and similar documents pertaining to each OrthAlliance Benefit Plan that are required to be filed with any Governmental Authority or distributed to any OrthAlliance Benefit Plan participant have been duly and timely filed or distributed.

     (i) For each OrthAlliance Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

     (j) No "prohibited transaction" (as such term is defined in section 406 of ERISA and section 4975 of the Code) or "accumulated funding deficiency" (as such term is defined in section 302 of ERISA and section 412 of the Code (whether or not waived)) has occurred with respect to any OrthAlliance Benefit Plan.

     (k) No OrthAlliance Benefit Plan or any related trust or fiduciary thereof is the direct or indirect subject of a material audit, investigation or examination by any Governmental Authority or quasi-governmental authority.

     (l) The execution of this Agreement and the performance of the transactions contemplated hereby will not constitute an event under any OrthAlliance Benefit Plan that may reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of OrthAlliance or any Subsidiary thereof.

     (m) All contributions and payments made or accrued with respect to all OrthAlliance Benefit Plans and other benefit obligations are deductible under section 162 of the Code or section 404 of the Code. No amount or any asset of any OrthAlliance Benefit Plan is subject to tax as unrelated business taxable income.

     (n) To the knowledge of OrthAlliance, no event has occurred or circumstance exists that could result in a material increase in premium costs of OrthAlliance Benefit Plans and other benefit obligations that are insured or a material increase in benefit costs of such plans and obligations that are self-insured.

     (o) Except to the extent required under section 601 et seq. of ERISA and section 4980B of the Code, OrthAlliance and its Subsidiaries do not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

     (p) OrthAlliance and its Subsidiaries have the right to modify and terminate each OrthAlliance Benefit Plan with respect to both retired and active employees.

     (q) OrthAlliance and its Subsidiaries have complied in all material respects with the provisions of section 601 et seq. of ERISA and section 4980B of the Code.

     (r) With respect to any OrthAlliance Benefit Plan, (i) no actions, suits or claims (other than claims for benefits made in the ordinary course of the OrthAlliance Benefit Plan's operation) are pending or, to the knowledge of OrthAlliance, threatened; and (ii) no facts or circumstances exist that reasonably could give rise to any such actions, suits or claims.

     (s) Full payment has been made of all amounts which are due to any of the OrthAlliance Benefit Plans. Furthermore, OrthAlliance and its Subsidiaries have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of each of the OrthAlliance Benefit Plans.

     (t) All OrthAlliance Affiliated Professionals have, at all times during their relationship with OrthAlliance and its Subsidiaries, been properly classified as independent contractors and not employees of OrthAlliance or its Subsidiaries for purposes of all applicable law, including, without limitation, for federal, state and local employment tax purposes.

     4.21. Environmental Matters.

     (a) OrthAlliance and each of its Subsidiaries are in compliance with all applicable international, federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by OrthAlliance and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for noncompliance which, individually or in the aggregate, does not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect.

     (b) Neither OrthAlliance nor any of its Subsidiaries have received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation to conduct investigations or cleanup activities under Environmental Law or alleging liability under or noncompliance with any Environmental Law (collectively, "Environmental Claims") that, individually or in the aggregate, has, or would reasonably be expected to have, an OrthAlliance Material Adverse Effect.

     (c) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, or any pollutant, contaminant, or hazardous or toxic material or waste (including biohazardous and medical waste) with respect to or affecting OrthAlliance or any of its Subsidiaries except for such events, conditions, circumstances, activities, practices, incidents, actions or plans as, singly or in the aggregate, do not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect.

     4.22. Labor Controversies. There are no controversies pending or, to the knowledge of OrthAlliance, threatened between any of OrthAlliance or its Subsidiaries and any representatives of any of their employees and, to the knowledge of OrthAlliance, there are no organizational efforts being made involving any unorganized employees of any of OrthAlliance or its Subsidiaries, except for such controversies and organizational efforts, as, singly or in the aggregate, do not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect.

     4.23. Insurance. OrthAlliance and its Subsidiaries maintain insurance coverage reasonably adequate for their assets and the operation of their businesses. None of OrthAlliance or its Subsidiaries is in material default with respect to any policies or binders of indemnity, liability, directors' and officers,' worker's compensation, health and other forms of insurance policies or binders in force as of the date hereof and insuring against risks of any of OrthAlliance and its Subsidiaries. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by OrthAlliance or any of its Subsidiaries. Each of OrthAlliance and its Subsidiaries is named as an additional insured party on the professional liability insurance policies of their respective OrthAlliance Affiliated Professionals and/or OrthAlliance Affiliated PCs.

     4.24. Billing Practices; Fraud and Abuse. All billing practices by OrthAlliance and its Subsidiaries to all third party payors, including without limitation, to the extent applicable, the TRICARE (formerly CHAMPUS) program, the federal Medicare program, state Medicaid programs, all other state and federal benefit programs, and all private insurance programs, have been true, fair and correct and in compliance with all applicable Laws and the policies of all such third party payors, and neither OrthAlliance nor any of its Subsidiaries has billed for or received any payment or reimbursement in excess of amounts allowed by applicable Law; except, in each case, as, singly or in the aggregate, does not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect. None of OrthAlliance and its Subsidiaries, and their respective officers, directors, employees and affiliates and persons and entities providing professional services for OrthAlliance or any of its Subsidiaries has engaged in any activities which are prohibited under 42 U.S.C. sec.sec. 1320a-7b and 1395nn, the regulations in 42 CFR sec.sec. 1001 et seq., or any related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including knowingly and willfully (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment, (iii) soliciting or receiving any remuneration, directly or indirectly, in cash or kind, in return for (A) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program or (iv) offering or paying any remuneration, directly or indirectly, in cash or kind, to any person to induce such person (A) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal or state health care program or (B) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federal or state health care program; except, in each case, as, singly or in the aggregate, does not have, and would not reasonably be expected to have, an OrthAlliance Material Adverse Effect.

     4.25. Required Stockholder Vote. The affirmative vote at the OrthAlliance Stockholders' Meeting of a majority of the outstanding shares of OrthAlliance Common Stock, voting as a single class, is the only vote of the holders of any shares of capital stock of OrthAlliance necessary under OrthAlliance's certificate of incorporation, bylaws and other governing documents, applicable law and the listing standards and other rules and requirements of any stock exchange or market on which capital stock of OrthAlliance is listed or quoted, to approve and adopt this Agreement and the transactions contemplated hereby.

     4.26. Takeover Laws. The Board of Directors of OrthAlliance has taken all necessary and appropriate action so that Section 203 of the DGCL will be inapplicable to this Agreement and the transactions contemplated hereby. OrthAlliance, its Subsidiaries and this Agreement and the transactions contemplated hereby, are not subject to or are exempt from, the requirements of any "moratorium," "control share," "fair price" or other state anti-takeover laws and regulations (collectively, "Takeover Laws").

     4.27. Reorganization. OrthAlliance has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     4.28. Brokers and Finders. OrthAlliance and its Subsidiaries have not entered into any contract, arrangement or understanding with any Person or firm (other than with U.S. Bancorp Piper Jaffray Inc., as reflected in an engagement letter between such firm and OrthAlliance, a true, complete and correct copy of which has heretofore been provided to OCA) which may result in the obligation of OrthAlliance or any of its Subsidiaries to pay any finder's fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.29. Opinion of Financial Advisor. OrthAlliance has received the opinion of its financial advisor, U.S. Bancorp Piper Jaffray Inc., to the effect that the Applicable Exchange Ratio is fair from a financial point of view to the holders of OrthAlliance Common Stock.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF OCA

     OCA hereby represents and warrants to OrthAlliance that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of OCA, with each such exception included therein specifically identifying the relevant Section hereto to which it specifically relates (the "OCA Disclosure Schedule"):

     5.1. Corporate Organization.

     (a) OCA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. OCA is duly qualified and in good standing to transact business as a foreign corporation in each jurisdiction in which the ownership or use of its assets and properties and the conduct of its business requires such qualification, except such jurisdictions, individually or in the aggregate, in which the failure to be so qualified does not have, and would not be reasonably expected to have, an OCA Material Adverse Effect. True, accurate and complete copies of OCA's certificate of incorporation, bylaws or other governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to OrthAlliance.

     (b) OCA Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. OCA Merger Sub was formed solely for the purpose of engaging in the transactions contemplated in this Agreement and has not engaged in any activities other than in connection with those transactions. OCA Merger Sub has not incurred any material obligations or liabilities or entered into any material agreements or arrangements with any Person except for this Agreement and as contemplated hereby. True, accurate and complete copies of OCA Merger Sub's certificate of incorporation, bylaws or other governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to OrthAlliance.

     5.2. Authorization; Binding Agreement. Each of OCA and OCA Merger Sub has the corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by OCA and OCA Merger Sub pursuant hereto (collectively, the "OCA Documents"), and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the OCA Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of OCA at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of OCA, and the Board of Directors of OCA has determined that the Merger is in the best interests of OCA and its stockholders and approved this Agreement and the Merger. The execution and delivery of this Agreement and the OCA Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of OCA Merger Sub, and by OCA as the sole stockholder of OCA Merger Sub, and the Board of Directors of OCA Merger Sub has determined that the Merger is in the best interests of OCA Merger Sub and its stockholders and approved this Agreement and the Merger. No other corporate proceedings on the part of OCA or OCA Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by OCA and OCA Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by OCA and OCA Merger Sub, and, assuming due execution and delivery by OrthAlliance, this Agreement constitutes the valid and binding agreement and obligation of OCA and OCA Merger Sub, enforceable against OCA and OCA Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding in law or in equity).

     5.3. Consents and Approvals. Except for (a) the filing with, and declaration of effectiveness by, the SEC of the Registration Statement in which will be included as a prospectus the Proxy Statement, (b) the filing of the Certificate of Merger with the Delaware Secretary, (c) the filing by OCA and OrthAlliance of a pre-merger notification with the FTC and the Antitrust Division under the HSR Act, and the expiration or termination of any waiting period thereunder, (d) approval for listing of OCA Common Stock to be issued in the Merger on the NYSE, (e) any filings required under state securities or "Blue Sky" laws, (f) any filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated in this Agreement, (g) requisite consent to consummation of the Merger by the lenders under the OCA Credit Agreement, and (h) such other authorizations, consents, approvals or filings, the failure of which to obtain or make, individually or in the aggregate, does not have, and would not reasonably be expected to have, an OCA Material Adverse Effect or materially impair or delay the consummation by OCA or OCA Merger Sub of the transactions contemplated hereby, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary in connection with (i) the execution and delivery by OCA and OCA Merger Sub of this Agreement and the OCA Documents and (ii) the consummation by OCA and OCA Merger Sub of the Merger. Neither OCA nor OCA Merger Sub were, immediately prior to their execution of this Agreement, an "interested shareholder" of OrthAlliance within the meaning of Section 203 of the DGCL.

     5.4. No Conflicts. Neither the execution or delivery by OCA and OCA Merger Sub of this Agreement and the other OCA Documents, nor the consummation by OCA and OCA Merger Sub of the transactions contemplated hereby or thereby, nor the compliance by OCA with the provisions hereof, will: (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other governing documents of OCA, OCA Merger Sub or their Subsidiaries; (b) violate or conflict with any order, injunction, decree, law, statute, rule, ordinance or regulation applicable to OCA, OCA Merger Sub or their Subsidiaries or by which any of their respective properties or assets may be bound; (c) result in a violation or breach of, constitute a default or give rise to any right of termination, cancellation or acceleration under, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation or instrument applicable to OCA, OCA Merger Sub or their Subsidiaries, or result in the creation of an Encumbrance upon any property or asset of OCA, OCA Merger Sub or their Subsidiaries or by which any such properties or assets may be bound, or trigger any right of first refusal or other purchase right applicable to OCA, OCA Merger Sub or any Subsidiary thereof; or (d) result in the loss of any license, franchise or permit applicable to OCA, OCA Merger Sub or any Subsidiary thereof; except in each case, where such violation, conflict, breach, default, loss or other event, individually or in the aggregate, does not have, and would not reasonably be expected to have, an OCA Material Adverse Effect.

     5.5. Capitalization.

     (a) The authorized capital stock of OCA consists of 100,000,000 shares of OCA Common Stock, and 10,000,000 shares of preferred stock, par value $.01 per share ("OCA Preferred Stock"). As of the date hereof, (i) 49,158,539 shares of OCA Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of OCA Preferred Stock were issued and outstanding, and (iii) no shares of OCA Common Stock and no shares of OCA Preferred Stock were held in the treasury of OCA or any of its Subsidiaries.

     (b) Except for options, commitments and agreements under OCA's stock option and stock purchase programs to purchase a total of 4,256,502 shares of OCA Common Stock, OCA does not have and is not bound by any outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of OCA Common Stock or OCA Preferred Stock or any other equity security or capital stock of OCA or any securities representing the right to purchase or otherwise receive any shares of OCA Common Stock or any other equity security or capital stock of OCA.

     (c) The shares of OCA Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, and, at the Effective Time, will be fully paid, nonassessable and free of preemptive rights.

     (d) The authorized capital stock of OCA Merger Sub consists of 1,000 shares of OCA Merger Sub Common Stock. OCA owns beneficially and of record all the issued and outstanding shares of OCA Merger Sub Common Stock.

     5.6. SEC Reports and Financial Statements.

     (a) OCA has timely filed with the SEC all reports, schedules, forms, registration statements, proxy statements, information statements and other documents (including all exhibits, post-effective amendments and supplements) required to be filed by OCA with the SEC since January 1, 1998 (collectively, the "OCA SEC Reports"), all of which OCA SEC Reports, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. OCA has previously delivered or made available to OrthAlliance copies (including all exhibits, post-effective amendments and supplements) of the OCA SEC Reports. None of OCA's Subsidiaries is or has been required to file any reports, schedules, forms, registration statements, proxy statements, information statements or other documents with the SEC. As of their respective dates, the OCA SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Except as disclosed in the OCA SEC Reports, the audited consolidated financial statements and unaudited interim consolidated financial statements of OCA included in the OCA SEC Reports (collectively, the "OCA Financial Statements") were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of OCA and its Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     5.7. Subsidiaries. Except as disclosed in the OCA SEC Reports, OCA does not have any Subsidiaries that are required to be disclosed in such OCA SEC Reports. Each Subsidiary of OCA is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted in all material respects. Each Subsidiary of OCA is qualified to do business and is in good standing in each jurisdiction in which the properties it owns, leases or operates or the nature of the business it conducts makes such qualification necessary, except where the failure to be so qualified and in good standing, when taken together with all such other failures with respect to all of OCA's Subsidiaries, does not have, and would not reasonably be expected to have, an OCA Material Adverse Effect.

     5.8. Absence of Undisclosed Liabilities. None of OCA or its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies that are accrued or reserved against in the OCA 2000 Financial Statements or reflected in the notes thereto, or were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies that, individually or in the aggregate, do not have, and would not reasonably be expected to have, an OCA Material Adverse Effect, and (c) liabilities and obligations that are of a nature not required to be reflected in the OCA 2000 Financial Statements, and that were incurred in the ordinary course of business, consistent with past practice.

     5.9. Litigation; Decrees. Except as disclosed in the OCA SEC Reports, there are no claims, suits, actions, arbitration actions, government investigations or inquiries or other proceedings pending or, to the knowledge of OCA, threatened against, relating to or affecting any of OCA or its Subsidiaries, or their assets or businesses, which seeks to restrain or enjoin the consummation of the transactions contemplated herein or which have, or would reasonably be expected to have, either alone or in the aggregate with all such claims, actions or other proceedings, an OCA Material Adverse Effect. Except as disclosed in the OCA SEC Reports, there are no decrees, injunctions, writs or orders of any court or governmental department or agency applicable to any of OCA or its Subsidiaries, or their assets or businesses, or which prohibits or restricts the consummation of the transactions contemplated herein or which have, or would reasonably be expected to have, an OCA Material Adverse Effect.

     5.10. Compliance with Law. OCA and each of its Subsidiaries is in compliance with all applicable Laws of the United States of America and any applicable foreign jurisdictions, all state and local governments and other Governmental Authorities, and agencies and courts of any of the foregoing, to which any of OCA or its Subsidiaries is subject, and none of OCA or its Subsidiaries has received any notice to the effect that, or otherwise been advised that, any of OCA or its Subsidiaries has violated or is not in compliance with any of such Laws, and, to the knowledge of OCA, there are no investigations with respect thereto; except in each case with respect to non-compliance or violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, an OCA Material Adverse Effect. OCA and its Subsidiaries have all permits necessary to conduct their businesses as currently conducted, except for permits, the absence of which, in the aggregate, do not have, and would not reasonably be expected to have, an OCA Material Adverse Effect, and none of OCA and its Subsidiaries is in violation of the terms of any such permit, except for delays in filing reports or violations that do not have, and would not reasonably be expected to have, an OCA Material Adverse Effect.

     5.11. Absence of Certain Changes or Events. Except as disclosed in the OCA SEC Reports, since December 31, 2000, none of OrthAlliance or its Subsidiaries has operated other than in the ordinary course of business consistent with past practice, or incurred, experienced or suffered any OCA Material Adverse Effect.

     5.12. Reorganization. OCA has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     5.13. Brokers and Finders. OCA and its Subsidiaries have not entered into any contract, arrangement or understanding with any Person or firm (other than Banc of America Securities LLC) which may result in the obligation of OrthAlliance or any of its subsidiaries to pay any finder's fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.14. Opinion of Financial Advisor. The financial advisor of OCA, Banc of America Securities LLC, has rendered an opinion to the Board of Directors of OCA to the effect that the Applicable Exchange Ratio is fair from a financial point of view to OCA.


     5.15. Trading on NYSE. Shares of OCA Common Stock are listed for trading on the NYSE, and trading in OCA Common Stock on the NYSE is not suspended.

                                  ARTICLE VI.

                        CERTAIN COVENANTS AND AGREEMENTS

     6.1. Conduct of OrthAlliance's Business Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of OCA, OrthAlliance and each of its Subsidiaries shall maintain its existence and carry on its respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the OrthAlliance Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by OCA, OrthAlliance shall, and shall cause each of its Subsidiaries to:

     (a) not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by a Subsidiary of OrthAlliance to OrthAlliance or another Subsidiary of OrthAlliance;

     (b) not (i) repurchase, redeem or otherwise acquire any shares of the capital stock of OrthAlliance or any Subsidiary of OrthAlliance, or any securities convertible into or exercisable for any shares of the capital stock of OrthAlliance or any Subsidiary of OrthAlliance, (ii) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of OrthAlliance Class A Common Stock upon the exercise, conversion or fulfillment of the Warrants, OrthAlliance Class B Common Stock or options issued or existing pursuant to the OrthAlliance Option Plans all to the extent outstanding and in existence on the date of this Agreement and in accordance with their current terms;

     (c) not amend its certificate of incorporation, articles of incorporation, bylaws or other similar governing documents;

     (d) not make any capital expenditures other than those which are made in the ordinary course of business consistent with past practice or are necessary to maintain existing assets in good repair;

     (e) not enter into any new line of business;

     (f) not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or Person or division thereof, nor otherwise acquire any assets other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice;

     (g) not change its methods of accounting, except as required by changes in GAAP or regulatory accounting principles as concurred to by OrthAlliance's independent auditors;

     (h) except as required by applicable law, or to the extent required under any OrthAlliance Benefit Plan to which OrthAlliance or a Subsidiary thereof is a party prior to the date hereof, or as required to maintain qualification pursuant to the Code, not adopt, amend, terminate or accelerate the payment, right to payment or vesting of any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for any employee, director, officer or retiree (including, without limitation, any OrthAlliance Benefit
Plan);

     (i) not enter into, amend or terminate any employment, severance, consulting, change in control or similar agreement, arrangement or contract between OrthAlliance or any Subsidiary of OrthAlliance and one or more of its current or former directors, officers or employees, nor, except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer, consultant or employee or pay any benefit not required by any OrthAlliance Benefit Plan or agreement as in effect as of the date hereof, nor grant, modify or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares; provided, however, that OrthAlliance may employ a chief executive officer who is reasonably satisfactory to OCA, pursuant to compensation, benefits, severance and other terms of employment that are commercially reasonable and otherwise comparable to that of a chief executive officer of a comparable company, including with respect to severance, change in control, "golden parachute" or other payments triggered by or resulting from this Agreement, the transactions contemplated hereby or the consummation thereof, and approved in advance in writing by OCA;

     (j) not take or permit to be taken any action which would disqualify the Merger as a reorganization under Section 368(a) of the Code;

     (k) other than activities in the ordinary course of business consistent with past practice, not sell, lease, encumber, assign or otherwise dispose of, nor agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

     (l) not incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, and in any event, in an aggregate amount of not greater than $100,000 (except that OrthAlliance and its Subsidiaries may, after using their respective reasonable best efforts to fund the following payments through OrthAlliance's and its Subsidiaries available cash flow, incur additional indebtedness of up to $5,000,000 with respect to the payment of professional fees, interest and taxes due and payable in the ordinary course of business, consistent with past practice, and, with the prior written consent of OCA, which shall not be unreasonably held, the acquisition of capital stock or assets of, or entering into a West Service and Consulting Agreement with, orthodontists, pedodontists or their professional entities, capital expenditures and the opening of additional or satellite offices or practice locations), nor assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice;

     (m) not agree to the settlement of any material claim or litigation, other than claims and litigation that are disclosed in OrthAlliance's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC, or in the OrthAlliance Disclosure Schedule;

     (n) not enter into any agreement, understanding or commitment that restrains, limits or impedes, in any material respects, OrthAlliance's or its Subsidiaries' ability to compete with or conduct any business or line of business, including geographic limitations;

     (o) not plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of OrthAlliance or its Subsidiaries, other than routine employee terminations in the ordinary course of business;

     (p) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

     (q) not enter into, create, renew, amend, cancel or terminate or give notice of a proposed renewal, amendment, cancellation or termination of, any material contract, agreement or lease to which OrthAlliance or any of its Subsidiaries is a party or by which OrthAlliance or any of its Subsidiaries or their respective properties is bound, including any Service or Consulting Agreement, nor waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice or as contemplated by this Agreement;

     (r) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the OrthAlliance 2000 Financial Statements or incurred in the ordinary course of business consistent with past practice;

     (s) not violate or fail to perform in any material respect any material obligation or duty imposed upon it by applicable Law;

     (t) not authorize, recommend, propose or announce an intention to do any of the foregoing, nor enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (u) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are commercially reasonable and consistent with past practice;

     (v) use its reasonable best efforts to collect outstanding Receivables, shall not generate, create or allow any Receivables other than in the ordinary course of business consistent with past practice and, in any event, shall not generate, create or allow any Receivables in an aggregate amount that exceeds the amount set forth in Section 4.14 of the OrthAlliance Disclosure Schedule; and

     (w) use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with orthodontists, pedodontists, dentists, professional entities, customers, suppliers, licensors, lessors, third party payors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.

     6.2. Conduct of OCA's Business Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of OrthAlliance, OCA shall maintain its existence and carry on its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.2 of the OCA Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by OrthAlliance, OCA shall, and shall cause each of its Subsidiaries to:

     (a) not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by a Subsidiary of OCA to OCA or another Subsidiary of OCA;

     (b) not split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     (c) not amend its certificate of incorporation;

     (d) not take or permit to be taken any action which would disqualify the Merger as a reorganization under Section 368 of the Code; and

     (e) not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     6.3. Access to Information.

     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of OCA and OrthAlliance shall, and shall cause each of its respective Subsidiaries to, afford to the officers, employees, accountants, attorneys, financial advisors and other representatives (each, a "Representative") of the other party, access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request in connection herewith.

     (b) All information furnished pursuant to Section 6.3(a) shall be subject to, and the parties shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated as of January 3, 2001 (the "Confidentiality Agreement"), between OCA and OrthAlliance.

     (c) Notwithstanding anything in the Confidentiality Agreement or any other agreement to the contrary, no provision of the Confidentiality Agreement or investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein and the parties shall remain responsible to the extent provided herein.

     6.4. No Solicitation.

     (a) OrthAlliance agrees that it and its Subsidiaries, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and agents shall not, directly or indirectly, (i) encourage, solicit, initiate, facilitate, entertain or accept any Acquisition Proposal,
(ii) enter into any agreement with respect to any Acquisition Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, (iii) propose or make any Acquisition Proposal to any Person other than OCA and OCA Merger Sub, (iv) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than OCA and OCA Merger Sub) in connection with or with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (v) authorize or permit its Subsidiaries, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and agents to do any of the foregoing; provided, however, that OrthAlliance, in response to an unsolicited, bona fide, written Acquisition Proposal, may, after giving notice to OCA and without limiting OrthAlliance's obligations under Section 8.4, take one or more of the following actions if the Board of Directors of OrthAlliance determines in good faith that the failure to take such action or actions would violate the fiduciary obligations of such Board of Directors under applicable law: (1) participate or engage in such discussions or negotiations with the Person making such Acquisition Proposal regarding such unsolicited, bona fide, written Acquisition Proposal, (2) provide or cause to be provided information to the Person making such Acquisition Proposal (pursuant to a confidentiality agreement with terms not more favorable to such third party than the terms of the Confidentiality Agreement between OrthAlliance and OCA), and (3) authorize and permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants, financial advisors and agents to take such actions. OrthAlliance and its Subsidiaries, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and agents shall immediately cease any discussions, activities or negotiations with Persons other than OCA and OCA Merger Sub that may be ongoing or previously or currently conducted with respect to any Acquisition Proposal.

     (b) In addition, the Board of Directors of OrthAlliance, and each committee thereof, shall not (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to OCA or OCA Merger Sub, the approval and recommendation of this Agreement or the Merger, or (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger; provided, however, the Board of Directors of OrthAlliance may, if the Board of Directors of OrthAlliance determines in good faith that the failure to do so would violate the fiduciary obligations of such Board of Directors under applicable law, after giving notice to OCA and without limiting OrthAlliance's obligations under
Section 8.4, (i) recommend a Superior Proposal and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger, and (ii) terminate this Agreement solely in order to concurrently enter into a merger agreement, acquisition agreement, option agreement or letter of intent with respect to such Superior Proposal, but only after the fifth business day following OCA's receipt of written notice from OrthAlliance advising OCA that the Board of Directors of OrthAlliance is prepared to accept such Superior Proposal and describing the terms and conditions of such Superior Proposal and the Person making such Superior Proposal.

     (c) Within 24 hours of receipt thereof, OrthAlliance shall promptly notify OCA of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, and OrthAlliance shall promptly provide OCA with the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation, copies of any written materials received by OrthAlliance in connection with any of the foregoing and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. OrthAlliance shall keep OCA fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep OCA fully informed as to the details of any information requested of or provided by OrthAlliance and as to the details of all discussions or negotiations with respect to any such request, takeover proposal or inquiry. OrthAlliance shall promptly provide to OCA any non-public information concerning OrthAlliance provided to any other Person in connection with any Acquisition Proposal which was not previously provided to OCA.

     (d) Nothing contained in this Section 6.4 shall prohibit OrthAlliance from taking or disclosing to its stockholders a position contemplated by Rule 14d-9(f) or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to OrthAlliance's stockholders if the Board of Directors of OrthAlliance determines in good faith that the failure to do so would violate the fiduciary obligations of such Board of Directors under applicable law; provided, however, that, except as otherwise permitted in Section 6.4(b), neither OrthAlliance nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     (e) For purposes of this Agreement:

          (i) "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving OrthAlliance or any Subsidiary of OrthAlliance or any proposal, inquiry or offer to acquire in any manner, in a single transaction or a series of related transactions, all or 15% or greater equity interest in, or all or a substantial portion of the assets of, OrthAlliance or any Subsidiary of OrthAlliance, other than the transactions contemplated or permitted by this Agreement; and

          (ii) "Superior Proposal" shall mean a bona fide, written Acquisition Proposal to acquire all or substantially all of the capital stock or assets of OrthAlliance made by a Person which is not an Affiliate of OrthAlliance or its Subsidiaries, and with respect to which the Board of Directors of OrthAlliance determines in good faith that such Acquisition Proposal would be more favorable to OrthAlliance and its stockholders than the transactions contemplated hereby, that financing for such transaction, to the extent required, is fully committed or is reasonably capable of being obtained by such Person and that such transaction is reasonably capable of being consummated without undue delay.

     6.5. Registration Statement and Proxy Statement. As soon as practicable following the date hereof, OCA and OrthAlliance shall jointly prepare, and OCA shall file with the SEC, the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of OCA and OrthAlliance shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing, to thereafter cause the Proxy Statement to be mailed to OrthAlliance's stockholders as promptly as practicable, and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. OCA shall also use its reasonable best efforts (other than qualifying to do business in any jurisdiction in which it is not currently qualified) to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The parties will, promptly upon receipt of written comments from the SEC with respect to the Registration Statement, the Proxy Statement and the documents incorporated by reference therein, provide copies thereof to the other party, consult with each other and prepare written responses to such comments. The parties will promptly furnish to the other all information concerning such party and other matters relevant to such party, its stockholders and the transactions contemplated herein, and take such other actions, as the other party or parties hereto may reasonably request in connection with the preparation and filing of the Registration Statement and the Proxy Statement. Each of OCA and OrthAlliance agrees that none of the information such party provides for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the OrthAlliance

Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

     6.6. Stockholders Meeting. OrthAlliance shall take all steps in accordance with applicable law necessary to duly call, give notice of, convene and hold the OrthAlliance Stockholders' Meeting to be held as soon as is reasonably practicable after the date on which the Registration Statement becomes effective for the purpose of voting upon the approval and adoption of this Agreement. Subject to Section 6.4(b), OrthAlliance will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and the Merger and other transactions contemplated hereby.

     6.7. Affiliates. Within 30 days following the date hereof, OrthAlliance shall deliver to OCA a list of names and addresses of each director, executive officer and other Person who, in OrthAlliance's reasonable judgment, is an "affiliate" of OrthAlliance within the meaning of Rule 145 under the Securities Act, and OrthAlliance shall use its reasonable best efforts to cause each such person to execute and deliver to OCA, as soon as practicable after the date of this Agreement and prior to the Effective Time, a written affiliate letter agreement, in the form and substance of Exhibit A hereto.

     6.8. NYSE Listing. OCA shall make all filings required of it to cause the shares of OCA Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

     6.9. Indemnification of OrthAlliance Directors and Officers.

     (a) OCA agrees that all rights to indemnification and exculpation from liabilities for acts or omissions (including advancement of expenses, if so provided) occurring prior to the Effective Time now existing in favor of the current or former directors or officers of OrthAlliance and its Subsidiaries (collectively, the "Indemnified Parties") as provided by OrthAlliance or its Subsidiaries in their respective certificates or articles of incorporation and bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from and after the Effective Time and the obligations of OrthAlliance and its Subsidiaries in connection therewith shall be assumed by OCA.

     (b) OCA shall cause each person serving as a director or officer of OrthAlliance immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by OrthAlliance (provided that OCA may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall OCA be required to expend on an annual basis more than 200% of the current amount expended by OrthAlliance (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if OCA is unable to maintain or obtain the insurance called for by this Section 6.9, OCA shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

     (c) In the event OCA or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of OCA assume the obligations set forth in this section.

     (d) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.10. Public Statements. OCA and OrthAlliance will consult with each other and will mutually agree on any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and will not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable securities or other Laws or by obligations pursuant to any applicable listing agreement or standard with or of the NYSE or the Nasdaq Stock Market, as applicable, in which case the party proposing to issue such press release or make such public announcement will use its commercially reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

     6.11. Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and financial advisory fees and expenses, will be paid by the party incurring such costs and expenses, except that expenses and fees incurred in connection with the printing and filing of the Registration Statement and the Proxy Statement and with filings under the HSR Act (other than legal, accounting, investment banking and financial advisory fees and expenses, which shall be paid by the party incurring such fees and expenses) will be shared equally by OCA and OrthAlliance. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder.

     6.12. Notification. Each of OrthAlliance and OCA agree to (a) give prompt notice to the other party, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) upon such party obtaining knowledge thereof, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event whose occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (b) give prompt notice to the other party of any fact which, if known by it on the date hereof, would have been required to be set forth or disclosed by it pursuant to this Agreement.

     6.13. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by OCA.

     6.14. Reasonable Best Efforts, Cooperation.

     (a) Subject to the terms and conditions of this Agreement, each of OCA and OrthAlliance agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     (b) Without limitation of the foregoing, each party hereto undertakes and agrees to:

          (i) File as soon as practicable after the date hereof a Notification and Report Form and related material under the HSR Act with the FTC and the Antitrust Division. Each party hereto shall use their reasonable best efforts to obtain an early termination of the applicable waiting period, shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable, and shall (A) use its commercially reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (B) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto;

          (ii) Take all action necessary to ensure that no Takeover Law or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and if any Takeover Law or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement;

          (iii) Use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to forebear from taking any action that would cause the Merger not to qualify as a reorganization under the provisions of Section 368(a) of the Code;

          (iv) Promptly following the execution and delivery of this Agreement, prepare and use reasonable efforts to obtain Amendments to OrthAlliance Affiliated Professional Employment Agreements and Amendments to OrthAlliance Service and Consulting Agreements from the OrthAlliance Affiliated Professionals and OrthAlliance Affiliated PCs, and cooperate with each other in connection therewith; and

          (v) Cooperate with each other in obtaining opinions of OCA's Counsel and OrthAlliance's Counsel, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and, in connection therewith, deliver to such counsel customary representation letters in form and substance reasonably satisfactory to such counsel.

     6.15. OrthAlliance Credit Agreement. At the Effective Time, OCA, on behalf of OrthAlliance, shall repay in full all borrowings, accrued interest and other amounts then owing under the OrthAlliance Credit Agreement, and agree to the termination of the commitments of the lenders under the OrthAlliance Credit Agreement, unless such lenders otherwise agree in writing and, at or before the Effective Time, provide the requisite consent under the OrthAlliance Credit Agreement to consummation by OrthAlliance of the transactions contemplated hereby.

     6.16. OCA Board of Directors. Promptly upon the Effective Time, OCA's Board of Directors shall increase the size of OCA's Board of Directors to create a vacancy on such Board, and one individual who is serving as a director of OrthAlliance as of the date hereof and the Closing Date, and who is selected by the mutual agreement of the respective Boards of Directors of OCA and OrthAlliance prior to the Effective Time, shall be appointed to fill such vacancy as a director of OCA, to hold office in accordance with the certificate of incorporation and bylaws of OCA.

                                  ARTICLE VII.

                             CONDITIONS TO CLOSING

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to effect the Merger shall be subject to the satisfaction, or the waiver by such party, at or prior to the Effective Time, of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of the stockholders of OrthAlliance under applicable law.

     (b) Listing of Shares. The shares of OCA Common Stock which shall be issued to the stockholders of OrthAlliance upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (d) HSR Approval. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (e) Approvals. All consents, approvals, orders or authorizations of or registrations, declarations or filings with any Governmental Authority, which the failure to obtain, make or occur has or would reasonably be expected to have the effect of making the Merger or any of the transactions contemplated hereby illegal or to have an OrthAlliance Material Adverse Effect or an OCA Material Adverse Effect, as the case may be, shall have been obtained, shall have been made or shall have occurred, and shall be in full force and effect.

     (f) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Merger.

     7.2. Conditions to Obligations of OCA. The obligation of OCA to effect the Merger is also subject to the satisfaction, or waiver by OCA, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties of OrthAlliance. Each of the representations and warranties of OrthAlliance contained in this Agreement (i) that are qualified by materiality, including the terms "material," "in any material respects," "in all material respects" and "OrthAlliance Material Adverse Effect" or words of similar effect, shall be true and correct in all respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing, and (ii) that are not so qualified by materiality, shall be true and correct in all material respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing. OCA shall have received a certificate signed on behalf of OrthAlliance by the Chief Executive Officer and the Chief Financial Officer of OrthAlliance to the foregoing effect.

     (b) Performance of Obligations of OrthAlliance. OrthAlliance shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and OCA shall have received a certificate signed on behalf of OrthAlliance by the Chief Executive Officer and the Chief Financial Officer of OrthAlliance to such effect.

     (c) Federal Tax Opinion. OCA shall have received an opinion from Waller Lansden Dortch & Davis, PLLC, counsel to OCA ("OCA's Counsel"), dated the Effective Time, in form and substance reasonably satisfactory to OCA, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that OCA and OrthAlliance will each be a party to that reorganization. In rendering such opinion, OCA's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of OCA, OrthAlliance and others, reasonably satisfactory in form and substance to such counsel.

     (d) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any OrthAlliance Material Adverse Effect. OCA shall have received a certificate signed on behalf of OrthAlliance by the Chief Executive Officer and the Chief Financial Officer of OrthAlliance to that effect.

     (e) Amendments. Each of at least the 30% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs shall have duly executed and delivered to OrthAlliance (with a complete and accurate copy provided to OCA) an
(i) Amendment to OrthAlliance Affiliated Professional Employment Agreement, with respect to their applicable OrthAlliance Affiliated Professional Employment Agreement, and (ii) Amendment to OrthAlliance Service and Consulting Agreement, with respect to their applicable OrthAlliance Service and Consulting Agreement.

     For purposes of this Agreement, "30% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall mean (A) 56 of the OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals), and (B) such number of OrthAlliance Affiliated Practice Owners (but not including any Practice Improvement Performance Guarantee Professionals) with respect to which is attributable 30.00% to 30.99% (rounded to the nearest one-hundredth of a percent) of the OrthAlliance Annual Service Fees, and (C) each of the OrthAlliance Affiliated PCs employing such OrthAlliance Affiliated Practice Owners referenced in clauses (A) and (B).

     7.3. Conditions to Obligations of OrthAlliance. The obligation of OrthAlliance to effect the Merger is also subject to the satisfaction, or waiver by OrthAlliance, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of OCA contained in this Agreement (i) that are qualified by materiality, including the terms "material," "in any material respects," "in all material respects" and "OCA Material Adverse Effect" or words of similar effect, shall be true and correct in all respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing, and (ii) that are not so qualified by materiality, shall be true and correct in all material respects when made and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing. OrthAlliance shall have received a certificate signed on behalf of OCA by the Chief Executive Officer and the Chief Financial Officer of OCA to the foregoing effect.

     (b) Performance of Obligations of OCA. OCA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and OrthAlliance shall have received a certificate signed on behalf of OCA by the Chief Executive Officer and the Chief Financial Officer of OCA to such effect.

     (c) Federal Tax Opinion. OrthAlliance shall have received an opinion from Munger, Tolles & Olson LLP ("OrthAlliance's Counsel"), or other counsel reasonably satisfactory to OrthAlliance, in form and substance reasonably satisfactory to OrthAlliance, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that OCA and OrthAlliance will each be a party to that reorganization. In rendering such opinion, OrthAlliance's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of OCA, OrthAlliance and others, reasonably satisfactory in form and substance to such counsel. OCA and OrthAlliance will cooperate with each other and OrthAlliance's Counsel in executing and delivering to OrthAlliance's Counsel customary representations letters in connection with such opinion.

     (d) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any OCA Material Adverse Effect. OrthAlliance shall have received a certificate signed on behalf of OCA by the Chief Executive Officer and the Chief Financial Officer of OCA to that effect.

                                 ARTICLE VIII.

                             AMENDMENT; TERMINATION

     8.1. Amendment. This Agreement may be amended only by a written instrument signed on behalf of each of OrthAlliance, OCA and OCA Merger Sub at any time prior to the Effective Time and before or after approval hereof by the stockholders of OrthAlliance.

     8.2. Termination.  This Agreement may be terminated as follows:

     (a) By mutual written agreement of OrthAlliance and OCA prior to the Effective Time;

     (b) by either OCA or OrthAlliance, upon written notice (signed on behalf of such party by its duly authorized officer) thereof to the other party:

          (i) if the Merger shall not have been consummated by November 30, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b)(i) shall not be available to any party whose actions or failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

          (ii) if approval by the stockholders of OrthAlliance required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b)(ii) shall not be available to OrthAlliance if it is in material breach of its obligations under Section 6.6;

     (c) By OCA, upon written notice (signed on behalf of OCA by its duly authorized officer) thereof to OrthAlliance, in the event that OrthAlliance shall have breached, or failed to perform, in any material respects (without giving effect to any qualification contained therein as to materiality, including the terms "material," "in any material respects," "in all material respects" and "OrthAlliance Material Adverse Effect"), any of OrthAlliance's representations, warranties, covenants or other agreements set forth in this Agreement, and such breach or failure to perform is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to OrthAlliance;

     (d) By OrthAlliance, upon written notice (signed on behalf of OrthAlliance by its duly authorized officer) thereof to OCA, in the event that OCA shall have breached, or failed to perform, in any material respects (without giving effect to any qualification contained therein as to materiality, including the terms "material," "in any material respects," "in all material respects" and "OCA Material Adverse Effect"), any of OCA's representations, warranties, covenants or other agreements set forth in this Agreement, and such breach or failure to perform is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to OCA;

     (e) By OCA, upon written notice (signed on behalf of OCA by its duly authorized officer) thereof to OrthAlliance, if OrthAlliance's Board of Directors shall (i) have failed to recommend in the Proxy Statement that OrthAlliance's stockholders approve and adopt this Agreement, or (ii) withdraw, modify in a manner adverse to OCA, or discloses its intention to so withdraw or modify, its approval or recommendation of this Agreement and the transactions contemplated in this Agreement, or (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

     (f) By OCA, upon written notice (signed on behalf of OCA by its duly authorized officer) thereof to OrthAlliance, if OrthAlliance's Board of Directors exercises the rights provided in clause (i) or clause (ii) of the proviso set forth in Section 6.4(b), or if OrthAlliance accepts another Acquisition Proposal, or enters into an agreement or letter of intent with respect to another Acquisition Proposal;

     (g) By OrthAlliance, upon written notice (signed on behalf of OrthAlliance by its duly authorized officer) thereof to OCA, if OrthAlliance's Board of Directors exercises the right provided in clause (ii) of the proviso set forth in Section 6.4(b);

     (h) By OCA, upon written notice (signed on behalf of OCA by its duly authorized officer) thereof to OrthAlliance, if any of the conditions set forth in Sections 7.1 and 7.2 shall have become incapable of fulfillment or cure (unless due to the action or inaction of OCA) and shall not have been waived by OCA; and

     (i) By OrthAlliance, upon written notice (signed on behalf of OrthAlliance by its duly authorized officer) thereof to OCA, if any of the conditions set forth in Sections 7.1 and 7.3 shall have become incapable of fulfillment or cure (unless due to the action or inaction of OrthAlliance) and shall not have been waived by OrthAlliance.

     8.3. Effect of Termination. This Agreement will thereafter become void and have no further force and effect and all further obligations of OrthAlliance, OCA and OCA Merger Sub to each other under this Agreement will terminate without further obligation or liability on the part of OrthAlliance, OCA or OCA Merger Sub to the other, except for Sections 6.3(b) and 6.12, this Section 8.3, Sections 8.4 and 8.5 and Article IX, which shall survive termination; provided, however, that such termination shall not prejudice any rights and remedies of a party hereto against another party hereto with respect to breach of such other party's representations, warranties, covenants, agreements and obligations under this Agreement or otherwise.

     8.4. Break-Up Fee and Expense Reimbursement to OCA. In the event that this Agreement is terminated (a) pursuant to Sections 8.2(e), 8.2(f) or 8.2(g), or
(b) pursuant to Section 8.2(b) and (i) at any time after the date of this Agreement and before such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the stockholders of OrthAlliance and shall not have been publicly withdrawn or rescinded, and (ii) OrthAlliance or its Subsidiary enters into a definitive merger, acquisition, purchase, option or other agreement with respect to an Acquisition Proposal within the 12 months immediately following such termination, then, with respect to (a), on the Business Day immediately following the date of such termination, and, with respect to (b), on the Business Day immediately following the date that OrthAlliance or its Subsidiary enters into such definitive merger, acquisition, purchase, option or other agreement with respect to an Acquisition Proposal, OrthAlliance shall: (A) reimburse OCA in immediately available funds for all of OCA's reasonable out-of-pocket costs and expenses (including, without limitation, filing fees and legal, accounting and financial advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein, including due diligence, negotiation, preparation, execution and delivery of this Agreement, the Registration Statement and all other documents or actions contemplated hereby or related to this Agreement, the transactions contemplated hereby and any related financing, in an aggregate amount not to exceed $500,000, and (B) in addition, pay to OCA $4,000,000 in cash by wire transfer of immediately available funds to an account designated by OCA.

     8.5. Break-Up Fee to OrthAlliance and OCA's Non-Solicitation of OrthAlliance Affiliated Professionals. In the event that this Agreement is terminated by OCA solely as a result of the condition set forth in Section 7.2(e) failing to be satisfied at or before the Effective Time, then:

     (a) On the Business Day immediately following the date of such termination, OCA shall remit to OrthAlliance $1,000,000 in cash by wire transfer of immediately available funds to an account designated by OrthAlliance, and

     (b) For a period of two years following the date of such termination, OCA shall not (directly or through its Subsidiaries, directors, officers and Representatives), and OCA shall cause its Subsidiaries, directors and officers not to, solicit or induce any individual or professional entity that is an OrthAlliance Affiliated Practice Owner or OrthAlliance Affiliated PC as of the date hereof to terminate his, her or its applicable OrthAlliance Service or Consulting Agreement or OrthAlliance Affiliated Professional Employment Agreement (provided, however, that the parties acknowledge that OCA and its Subsidiaries do not control the orthodontists, professional entities and other dental professionals for whose practices OCA and its Subsidiaries provide business and consulting services, and, accordingly, such restriction shall not apply to the employment or independent contracting of any such OrthAlliance Affiliated Practice Owner by a professional entity or individual, other than any such OrthAlliance Affiliated Practice Owner or OrthAlliance Affiliated PC, that is a party to a business services agreement, management services agreement, consulting agreement or other agreement comparable to the OrthAlliance Service and Consulting Agreements with OCA or a Subsidiary thereof, if OCA and its Subsidiaries did not solicit or induce such employment or independent contracting of such OrthAlliance Affiliated Practice Owner).

     8.6. Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of that party. The failure of a party to assert any of its rights hereunder or otherwise shall not constitute a waiver of such right or rights.

                                  ARTICLE IX.

                                    GENERAL

     9.1. Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time.

     9.2. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (i) confirmation of receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand, or (iii) the expiration of three Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), in each case addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)  If to OCA or OCA                  Orthodontic Centers of America, Inc.
     Merger Sub, to:                   3850 N. Causeway Boulevard, Suite 1040
                                       Metairie, Louisiana 70002
                                       Telecopy No.: (504) 833-8832
                                       Attention: Bartholomew F. Palmisano, Sr.
     with a copy (which                Waller Lansden Dortch & Davis, PLLC
     shall not constitute              511 Union Street, Suite 2100
     notice) to:                       Nashville, Tennessee 37219
                                       Telecopy No.: (615) 244-6804
                                       Attention: Donald R. Moody, Esq.
(b)  If to OrthAlliance, to:           OrthAlliance, Inc.
                                       21535 Hawthorne Boulevard, Suite 200
                                       Torrance, California 90503
                                       Telecopy No.: (310) 792-1350
                                       Attention: W. Dennis Summers
     with a copy (which                Munger, Tolles & Olson LLP
     shall not constitute              3550 South Grand Avenue, Suite 3500
     notice) to:                       Los Angeles, California 90071-1560
                                       Telecopy No.: (213) 683-5137
                                       Attention: Robert B. Knauss, Esq.
                                       And
                                       King & Spalding
                                       191 Peachtree Street
                                       Atlanta, Georgia 30303
                                       Telecopy No.: (404) 572-5146
                                       Attention: Paul A. Quiros, Esq.

     9.3. Entire Agreement. This Agreement (including the schedules and exhibits thereto, and the other documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. No representation, promise, inducement or statement of intention has been made by OrthAlliance, OCA or OCA Merger Sub that is not embodied in this Agreement or the other agreements referred to herein and entered into in connection herewith, the schedules or exhibits hereto, or the written statements, certificates or other documents delivered pursuant hereto.

     9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws thereof or of any other jurisdiction. If legal action is commenced to enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

     9.5. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

     9.6. Assignment; Successors and Assigns; Parties In Interest. No party hereto shall assign this Agreement, or its right or duties hereunder, by operation of law or otherwise, without first obtaining the written consent of the other parties hereto, except that OCA Merger Sub may assign this Agreement and its rights and obligations hereunder to another wholly-owned Subsidiary of OCA. Subject to the foregoing provisions, all of the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies hereunder.

     9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.8. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.9. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                                   ARTICLE X.

                                  DEFINITIONS

     As used herein, the following terms shall have the following meanings ascribed thereto (with terms defined in the plural having comparable meaning when used in the singular, and likewise with respect to terms defined in the singular):

     "Acquisition Proposal" shall have the meaning set forth in Section 6.4.

     "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     "Agreement" means this Agreement and Plan of Merger.

     "Amendment to OrthAlliance Affiliated Professional Employment Agreement" shall have the meaning set forth in Section 2.4.

     "Amendment to OrthAlliance Service and Consulting Agreement" shall have the meaning set forth in Section 2.4.

     "Anti-Dilution Event" shall have the meaning set forth in Section 2.5.

     "Antitrust Division" shall have the meaning set forth in Section 4.3.

     "Applicable Exchange Ratio" shall have the meaning set forth in Section
2.4.

     "Balance Sheet" shall have the meaning set forth in Section 4.12.

     "Business Day" means a day of the year on which banks are not authorized to be closed in the City of New Orleans, Louisiana.

     "Certificate" shall have the meaning set forth in Section 2.4.

     "Certificate of Merger" shall have the meaning set forth in Section 2.2.

     "Closing" shall have the meaning set forth in Section 2.16.

     "Closing Date" shall have the meaning set forth in Section 2.16.

     "Closing Price" shall have the meaning set forth in Section 2.6.

     "Code" shall have the meaning set forth in the third recital to this Agreement.

     "Confidentiality Agreement" shall have the meaning set forth in Section
6.3.

     "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

     "Delaware Secretary" shall have the meaning set forth in Section 2.2.

     "DGCL" shall have the meaning set forth in Section 2.1.

     "Effective Time" shall have the meaning set forth in Section 2.2.

     "Encumbrances" shall mean any liens, claims, charges, encumbrances, mortgages, pledges, security interests and other interests.

     "Environmental Claims" shall have the meaning set forth in Section 4.21.

     "Environmental Laws" shall have the meaning set forth in Section 4.21.

     "ERISA" has the meaning set forth in Section 4.20.

     "Escheat Law" shall have the meaning set forth in Section 3.6.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 3.1.

     "Exchange Fund" shall have the meaning set forth in Section 3.1.

     "FTC" shall have the meaning set forth in Section 4.3.

     "GAAP" means generally accepted accounting principles in effect in the United States consistently applied.

     "Governmental Authority" shall have the meaning set forth in Section 4.3.

     "Governmental Licenses" shall have the meaning set forth in Section 4.11.

     "HSR Act" shall have the meaning set forth in Section 4.3.

     "Indemnified Parties" shall have the meaning set forth in Section 6.9.

     "Insurance Amount" shall have the meaning set forth in Section 6.9.

     "IRS" means the United States Internal Revenue Service.

     "knowledge" means, with respect to an individual, such individual is actually aware of the particular fact, matter, circumstance or other item, or a prudent individual could be expected to discover or otherwise become aware of such fact, matter, circumstance or other item in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and, with respect to any other Person (other than an individual), any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has knowledge of such fact, matter, circumstance or other item.

     "Laws" shall have the meaning set forth in Section 4.10.

     "Leases" shall have the meaning set forth in Section 4.17.

     "Merger" shall have the meaning set forth in the second recital to this Agreement.

     "NYSE" shall have the meaning set forth in Section 2.6.

     "ordinary course of business" means, with respect to any particular Person:
(a) an action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "OCA" shall have the meaning set forth in the preamble to this Agreement.

     "OCA Common Stock" shall have the meaning set forth in Section 2.4.

     "OCA Credit Agreement" shall mean that certain Credit Agreement, dated as of October 8, 1998, among OCA, First Union National Bank, as agent for the lenders, Bank of America FSB, as documentation agent, Citibank, N.A., as syndication agent, and certain lenders named therein.

     "OCA Disclosure Schedule" shall have the meaning set forth in preamble of
Article V.

     "OCA Documents" shall have the meaning set forth in Section 5.2.

     "OCA Financial Statements" shall have the meaning set forth in Section 5.6.

     "OCA Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance having, or would reasonably be expected to have, individually or in the aggregate with other events, changes, occurrences, effects, facts or circumstances, a material adverse effect on (i) the ability of OCA to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) the business, properties, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of OCA and its Subsidiaries (taken as a whole), other than events, changes, occurrences, effects, facts or circumstances affecting the orthodontic practice management industry in general, and not specifically relating to OCA or its Subsidiaries, and other than events, changes, occurrences, effects, facts or circumstances resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; provided, however, that any increase or decrease in the trading price of OCA Common Stock shall not be considered an OCA Material Adverse Effect nor create any presumption that an OCA Material Adverse Effect has occurred or will occur.

     "OCA Merger Sub" shall have the meaning set forth in the preamble to this Agreement.

     "OCA Merger Sub Common Stock" shall have the meaning set forth in Section 2.11.

     "OCA Preferred Stock" shall have the meaning set forth in Section 5.5.

     "OCA SEC Reports" shall have the meaning set forth in Section 5.6.

     "OCA's Counsel" shall have the meaning set forth in Section 6.3.

     "OCA 2000 Financial Statements" means OCA's audited consolidated financial statements for the year ended, and as of, December 31, 2000, included in OCA's Annual Report on Form 10-K for the year ended December 31, 2000, as amended, as filed with the SEC.

     "OrthAlliance" shall have the meaning set forth in the preamble to this Agreement.

     "OrthAlliance Affiliated Orthodontists" means orthodontists who are parties to OrthAlliance Service and Consulting Agreements or otherwise provide, as employees and/or equity owners of OrthAlliance Affiliated PCs, orthodontic services through orthodontic practices managed by OrthAlliance or its Subsidiaries or with respect to which OrthAlliance or its Subsidiaries provide consulting services pursuant to the OrthAlliance Service and Consulting Agreements.

     "OrthAlliance Affiliated Pediatric Dentists" means pedodontists who are parties to OrthAlliance Service and Consulting Agreements or otherwise provide, as employees and/or equity owners of OrthAlliance Affiliated PCs, pedodontic services through pedodontic practices managed by OrthAlliance or its Subsidiaries or with respect to which OrthAlliance or its Subsidiaries provide consulting services pursuant to the OrthAlliance Service and Consulting Agreements.

     "OrthAlliance Affiliated Professional Employment Agreement" shall mean an employment agreement pursuant to which an OrthAlliance Affiliated PC employs an OrthAlliance Affiliated Professional to provide orthodontic or pedodontic services, as applicable, for the OrthAlliance Affiliated Practice to which the relevant OrthAlliance Service and Consulting Agreement pertains.

     "OrthAlliance Affiliated PC" shall mean a professional corporation or other professional entity which is a party to an OrthAlliance Service and Consulting Agreement.

     "OrthAlliance Affiliated Practice" shall mean an orthodontic or pedodontic practice that is owned by an OrthAlliance Affiliated PC or OrthAlliance Affiliated Professional or otherwise the subject of an OrthAlliance Service and Consulting Agreement.

     "OrthAlliance Affiliated Practice Owner" shall have the meaning set forth in Section 2.4.

     "OrthAlliance Affiliated Professionals" means OrthAlliance Affiliated Orthodontists and OrthAlliance Affiliated Pediatric Dentists.

     "OrthAlliance Annual Service Fees" shall have the meaning set forth in
Section 2.4.

     "OrthAlliance Benefit Plans" shall have the meaning set forth in Section 4.20.

     "OrthAlliance Class A Common Stock" shall have the meaning set forth in
Section 2.4.

     "OrthAlliance Class B Common Stock" shall have the meaning set forth in
Section 2.4.

     "OrthAlliance Common Stock" shall have the meaning set forth in Section
2.4.

     "OrthAlliance Contracts" shall have the meaning set forth in Section 4.14.

     "OrthAlliance's Counsel" shall have the meaning set forth in Section 7.3.

     "OrthAlliance Credit Agreement" shall mean that certain Credit Agreement, dated as of March 26, 1999, among OrthAlliance, First Union National Bank, as agent for the lenders, and certain lenders named therein.

     "OrthAlliance Disclosure Schedule" shall have the meaning set forth in preamble of Article IV.

     "OrthAlliance Dissenting Shares" shall have the meaning set forth in
Section 2.8.

     "OrthAlliance Documents" shall have the meaning set forth in Section 4.2.

     "OrthAlliance Financial Statements" shall have the meaning set forth in
Section 4.6.

     "OrthAlliance Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance having, or would reasonably be expected to have, individually or in the aggregate with other events, changes, occurrences, effects, facts or circumstances, a material adverse effect on (i) the ability of OrthAlliance to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or
(ii) the business, properties, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of OrthAlliance and its Subsidiaries (taken as a whole), other than events, changes, occurrences, effects, facts or circumstances affecting the orthodontic practice management industry in general, and not specifically relating to OrthAlliance or its Subsidiaries, and other than events, changes, occurrences, effects, facts or circumstances resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; provided, however, that any increase or decrease in the trading price of OrthAlliance Common Stock shall that any increase or decrease in the trading price of OrthAlliance Common Stock shall not be considered an OrthAlliance Material Adverse Effect nor create any presumption that an OrthAlliance Material Adverse Effect has occurred or will occur.

     "OrthAlliance Material Contracts" shall have the meaning set forth in
Section 4.16.

     "OrthAlliance Option Plans" shall have the meaning set forth in Section
4.5.

     "OrthAlliance Options" shall have the meaning set forth in Section 2.9.

     "OrthAlliance Plan Options" shall have the meaning set forth in Section
4.5.

     "OrthAlliance Preferred Stock" shall have the meaning set forth in Section 4.5.

     "OrthAlliance Service and Consulting Agreements" shall mean service agreements, consulting agreements, management service agreements and similar agreements pursuant to which OrthAlliance or its Subsidiaries manage or provide consulting services for the orthodontic and pediatric dental practices of the OrthAlliance Affiliated PCs and OrthAlliance Affiliated Professionals.

     "OrthAlliance SEC Reports" shall have the meaning set forth in Section 4.6.

     "OrthAlliance Stockholders' Meeting" shall have the meaning set forth in
Section 4.3.

     "OrthAlliance Warrants" shall have the meaning set forth in Section 4.5.

     "OrthAlliance 1997 Employee Plan" shall have the meaning set forth in
Section 4.5.

     "OrthAlliance 1997 Director Plan" shall have the meaning set forth in
Section 4.5.

     "OrthAlliance 1997 Orthodontist Plan" shall have the meaning set forth in
Section 4.5.

     "OrthAlliance 1999 Orthodontist Plan" shall have the meaning set forth in
Section 4.5.

     "OrthAlliance 2000 Employee Plan" shall have the meaning set forth in
Section 4.5.

     "OrthAlliance 2000 Financial Statements" means OrthAlliance's audited consolidated financial statements for the year ended, and as of, December 31, 2000, included in OrthAlliance's Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the SEC.

     "Pashley Agreement" shall mean the Management Service Agreement, dated July 1, 1998, between Pashley Dental Corporation and New Image Orthodontic Group, Inc.

     "Person(s)" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

     "Practice Improvement Performance Guarantee Agreement" shall mean any practice improvement performance guarantee agreement or comparable agreement between an OrthAlliance Affiliated Professional or OrthAlliance Affiliated PC and OrthAlliance or a Subsidiary thereof, pursuant to which service or consulting fees payable under an OrthAlliance Service or Consulting Agreement may be abated based upon profitability of the applicable OrthAlliance Affiliated Practice and the value of consideration paid to such OrthAlliance Affiliated Professional and/or OrthAlliance Affiliated PC upon OrthAlliance's or its Subsidiary's acquisition of stock or assets from, or entering into an OrthAlliance Service and Consulting Agreement with, such Person.

     "Practice Improvement Performance Guarantee Professionals" shall mean any OrthAlliance Affiliated Professional who is a party, or employed by an OrthAlliance Affiliated PC that is a party, to a Practice Improvement Performance Guarantee Agreement with OrthAlliance or a Subsidiary thereof.

     "Proxy Statement" shall have the meaning set forth in Section 4.3.

     "Receivables" shall have the meaning set forth in Section 4.14.

     "Registration Statement" shall have the meaning set forth in Section 4.3.

     "Representative" shall have the meaning set forth in Section 6.3.

     "SEC" shall have the meaning set forth in Section 4.3.

     "Securities Act" means the Securities Act of 1933.

     "Subsidiary" of any Person means any other Person of which such Person (either alone or through or together with any other Subsidiary): (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person, (ii) is a general partner, trustee or other entity performing similar functions or (iii) has control.

     "Superior Proposal" shall have the meaning set forth in Section 6.4.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "Takeover Laws" shall have the meaning set forth in Section 4.26.

     "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

     "Tax Returns" means any return, report, rendition or other document or information required to be supplied to a taxing authority in connection with the Taxes.

     "Tringas Agreement" shall mean the Management Service Agreement, dated August 1, 1999, between Andrew J. Tringas, D.M.D., M.S., P.A. and New Image Orthodontic Group, Inc.

     "Voting Arrangements" shall have the meaning set forth in Section 4.5.

     "Walters Agreement" shall mean the Consulting and Business Services Agreement, dated January 5, 2001, between Candace G. Walters, D.D.S., M.S.D., P.C. and OrthAlliance.

     "30% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall have the meaning set forth in Section 7.2(e).

     "31% to 40% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall have the meaning set forth in Section 2.4.

     "41% to 50% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall have the meaning set forth in Section 2.4.

     "51% to 60% Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall have the meaning set forth in Section 2.4.

     "61% and Greater Level of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs" shall have the meaning set forth in Section 2.4.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                      ORTHODONTIC CENTERS OF AMERICA, INC.

                                      By: /s/ BARTHOLOMEW F. PALMISANO, SR.
                                         ---------------------------------------
                                          Bartholomew F. Palmisano, Sr.
                                          President and Chief Executive Officer

                                      OCA ACQUISITION CORPORATION

                                      By: /s/ BARTHOLOMEW F. PALMISANO, SR.
                                         ---------------------------------------
                                          Bartholomew F. Palmisano, Sr.
                                          President

                                      ORTHALLIANCE, INC.

                                      By: /s/ W. DENNIS SUMMERS
                                         ---------------------------------------
                                          W. Dennis Summers
                                          President, Chief Executive Officer and
                                          Chairman of the Board

                                                                         ANNEX B

                                 DELAWARE CODE

                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SECTION 262. Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

(LETTERHEAD OF U.S. BANCORP PIPER JAFFRAY)

800 Nicollet Mall
Minneapolis, MN 55402-7020

612-303-6000

May 16, 2001

Special Committee of the Board of Directors
OrthAlliance, Inc.
21535 Hawthorne Boulevard
Suite 200
Torrance, CA 90503

Members of the Special Committee of the Board of Directors:

     In connection with the proposed transaction ("Transaction") in which Orthodontic Centers of America, Inc. ("OCA") will acquire all of the outstanding shares of the common stock of OrthAlliance, Inc. ("OrthAlliance"), you have requested our opinion as to the fairness, from a financial point of view, to the stockholders of OrthAlliance of the proposed consideration to be received by the stockholders of OrthAlliance in the Transaction. It is currently anticipated that the Transaction will be accomplished through a merger whereby OrthAlliance, as the surviving corporation of the merger, becomes a wholly-owned subsidiary of OCA. Under terms of the Agreement and Plan of Merger (the "Agreement"), at the effective time of the Transaction, each issued and outstanding share of the common stock of OrthAlliance, other than shares owned directly or indirectly by OrthAlliance or by OCA, will be converted into a right to receive a minimum of
0.09214 and a maximum of 0.16584 shares of OCA common stock. The precise exchange ratio will be based on the number of OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs (as defined in the Agreement) that have qualifying contractual agreements with OrthAlliance. The terms and conditions of the Transaction are more fully set forth in the Agreement.

     U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as exclusive financial advisor to the Special Committee of the Board of Directors of OrthAlliance in connection with the Transaction (the "Current Engagement") and will receive fees for our services, some of which are contingent upon consummation of the Transaction. In addition, we will receive a separate fee for providing this opinion, which is not contingent upon the consummation of the Transaction. OrthAlliance has also agreed to indemnify us against certain liabilities in connection with our services. We write research on and make a market in the Common Stock of OrthAlliance. Prior to our engagement by the Special Committee, we were engaged by the Company to explore strategic alternatives pursuant to a letter dated March 9, 2000 (the "Prior Engagement") which engagement was terminated at the time of our engagement by the Special Committee. In the ordinary course of our business, we and our affiliates may actively trade securities of OrthAlliance for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft dated May 16, 2001 of the Agreement,
(ii) certain publicly available financial, business and operating information relative to OrthAlliance, including the Company's press release dated January 24, 2001, (iii) certain internal financial information, including forecasts and projections, of OrthAlliance prepared for financial planning purposes and furnished by OrthAlliance management, (iv) to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Transaction, (v) certain publicly available financial and securities data of OrthAlliance and selected public companies deemed comparable to OrthAlliance, (vi) certain publicly available financial and securities data of OCA; and (vii) certain other financial studies and analyses, and our assessment of general economic, market and monetary conditions. We had discussions with members of the management of OrthAlliance concerning the financial condition, current operating results, relations with OrthAlliance Affiliated Practice Owners and OrthAlliance Affiliated PCs and business outlook for OrthAlliance on a stand-alone basis and as a wholly-owned subsidiary of OCA, all of which we considered in arriving at our opinion. We also had discussions with members of OCA concerning the financial condition and business outlook for OrthAlliance and OCA on a combined basis. We considered the results of the Prior Engagement as well as the Current Engagement.

     We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by OrthAlliance or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. OrthAlliance has advised us that it does not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurance of the management of OrthAlliance that the information provided to us has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, is based on reasonable assumptions and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of OrthAlliance since the respective dates of their last financial statements made available to us.

     We have assumed with your consent that the final form of the Agreement will be substantially similar to the May 16th draft reviewed by us, without modification of material terms or conditions by OrthAlliance or OCA.

     In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of OrthAlliance or OCA, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity.

     This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of the common stock of OrthAlliance have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     This opinion is solely for the benefit of the Special Committee of the Board of Directors and for the full Board of Directors of OrthAlliance in connection with its consideration of the Transaction and does not constitute a recommendation to any stockholder of OrthAlliance as to how such stockholder should vote with respect to the Transaction. Our opinion does not address, nor should it be construed to address, the relative merits of the Transaction, on the one hand, or any alternative business strategies or alternative transactions that may be available to OrthAlliance, on the other hand. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. If applicable federal or state securities laws require this opinion to be published or referred to, our prior written approval will not be unreasonably withheld.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the merger consideration proposed to be received by the stockholders of OrthAlliance in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the stockholders of OrthAlliance as of the date hereof.

                                            Sincerely,

                                            /s/ U.S. BANCORP PIPER JAFFRAY
                                            U.S. BANCORP PIPER JAFFRAY

                                                                         ANNEX D

                           (BANC OF AMERICA SECURITIES LETTERHEAD)
                                                         Banc of America
                                                         Securities LLC
                                                         100 North Tryon Street
                                                         Charlotte, NC 28255

May 16, 2001

Board of Directors
Orthodontic Centers of America, Inc.
3850 N. Causeway Boulevard, Suite 1040
Metairie, Louisiana 70002

Members of the Board of Directors:

     You have requested our opinion as to the fairness from a financial point of view to Orthodontic Centers of America, Inc. (the "Purchaser") of the Applicable Exchange Ratio (as defined below) provided for in connection with the proposed merger (the "Merger") of OrthAlliance, Inc. (the "Company") with a wholly owned subsidiary of the Purchaser. We understand that, pursuant to the terms of the draft Agreement and Plan of Merger, dated as of May 16, 2001 (the "Agreement"), to be entered into by and among the Company, the Purchaser and OCA Acquisition Corporation (the "Merger Sub"), the Merger Sub shall merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of the Purchaser. We also understand that, pursuant to the Agreement, stockholders of the Company will receive for each share of Class A common stock, par value $.001 per share, of the Company (the "Company Class A Common Stock"), and each share of Class B common stock, par value $.001 per share, of the Company (the "Company Class B Common Stock," and, together with the Company Class A Common Stock, the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than (i) shares of the Company which are outstanding immediately prior to the Effective Time and with respect to which appraisal rights shall have been properly demanded in accordance with Section 262 of the General Corporation Law of the State of Delaware or (ii) shares of the Company held directly or indirectly by the Purchaser or the Company or any of their respective Subsidiaries (as defined in the Agreement), an amount of shares of the common stock, par value $.01 per share, of the Purchaser ("Purchaser Common Stock") equal to the Applicable Exchange Ratio (as defined and set forth in Section 2.4, and subject to Section 2.6, of the Agreement). The terms and conditions of the Merger are more fully set out in the Agreement.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser, respectively, prepared by the managements of the Company and the Purchaser, respectively;

          (iii) analyzed certain financial forecasts prepared by the managements of the Company and the Purchaser, respectively;

          (iv) reviewed and discussed with the managements of the Purchaser and the Company information relating to certain potential strategic, financial and operational benefits anticipated to result from the Merger, prepared by the managements of the Purchaser and the Company, respectively;

          (v) discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser and discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

          (vi) reviewed certain pro forma information, prepared by the management of the Purchaser, reflecting the potential impact of the Merger on the Purchaser's earnings per share, cash flow, consolidated capitalization and financial ratios;

          (vii) reviewed the reported prices and trading activity for the Company Common Stock and the Purchaser Common Stock;

          (viii) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Company Common Stock and the Purchaser Common Stock with that of certain other publicly traded companies we deemed generally relevant;

          (ix) compared certain financial terms of the Merger to corresponding financial terms, to the extent publicly available, of certain other business combination transactions we deemed generally relevant;

          (x) reviewed a draft dated May 16, 2001 of the Agreement and certain related documents; and

          (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. With respect to the financial forecasts referred to above, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have been advised, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and the Purchaser as to the future financial performance of the Company and the Purchaser. With your consent, we have not made any independent valuation or appraisal of the assets or liabilities of the Purchaser, nor have we been furnished with any such appraisals. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Merger will be accounted for as a purchase for financial accounting purposes. In addition, representatives of the Purchaser have advised us, and we therefore also have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.

     Our opinion does not address the Purchaser's underlying business decision to effect the Merger. We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or any related documents or the obligations thereunder, or the form of the Merger. In rendering this opinion, we have assumed, with your consent, that each of the Purchaser and the Company will comply with all material covenants and obligations set forth in, and other material terms of, the Agreement and related documents and that the Merger will be validly consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. We did not participate in negotiations with respect to the terms of the transactions contemplated by the Agreement. Consequently, we have assumed that such terms are the most beneficial terms from the Purchaser's perspective that could under the circumstances be negotiated among the parties to the Agreement, and we express no opinion as to whether any alternative transaction might be more favorable to the Purchaser.

     We have acted as sole financial advisor to the Board of Directors of the Purchaser in connection with this transaction and will receive a fee for our services, including a fee which is due upon delivery of this opinion and a fee which is contingent upon the consummation of the Merger. In the past, Banc of America Securities LLC or its affiliates have provided financing services for the Purchaser and have received fees for the rendering of these services. Bank of America, N.A. serves as documentation agent under the Purchaser's senior revolving credit facility and received fees for rendering such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and the Purchaser for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Purchaser in connection with and for purposes of its evaluation of the Merger and is not for the benefit of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in any filing made by the Purchaser in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in form and substance acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following announcement or consummation of the Merger.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Applicable Exchange Ratio in the proposed Merger is fair from a financial point of view to the Purchaser.

                                            Very truly yours,

                                            BANC OF AMERICA SECURITIES LLC